Exhibit 2.1

LICENSE AND ASSET PURCHASE AGREEMENT

DATED AS OF MARCH 30, 2009

BETWEEN

GENZYME CORPORATION,

AND

BAYER SCHERING PHARMA AG

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

1.	DEFINITIONS		1

2.	LICENSE OF ASSETS		26

	2.1.	Licenses and Related Provisions	26

	2.2.	Know-How Transfer	34

	2.3.	Transfer of Licensed IP	35

	2.4.	Covenant Not to Sue and [**]	35

	2.5.	Consents Under In-License Agreements	35

	2.6.	No Rights in SOT Assets	36

3.	PURCHASE AND SALE OF ASSETS; ASSIGNMENT AND ASSUMPTION OF LIABILITIES		36

	3.1.	Purchase and Sale; Assignment and Assumption	36

	3.2.	Consents	37

	3.3.	Consent Costs	37

4.	CONSIDERATION		38

	4.1.	Oncology Products	38

	4.2.	Alemtuzumab MS	43

	4.3.	Payment Provisions	45

	4.4.	Records; Audit	47

5.	CLOSING		48

	5.1.	The Closing	48

	5.2.	Closing Deliveries	48

	5.3.	Conveyance of Acquired Assets	50

6.	REPRESENTATIONS AND WARRANTIES OF BAYER		50

	6.1.	Organization	50

	6.2.	Power and Authorization	51

	6.3.	Authorization of Governmental Authorities	51

	6.4.	Noncontravention	51

	6.5.	Financial Information	52

	6.6.	Inventory	52

	6.7.	Absence of Certain Developments	52

	6.8.	Assets	53

	6.9.	Real Property	53

	6.10.	Intellectual Property	53

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

TABLE OF CONTENTS, Continued

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

ii

TABLE OF CONTENTS, Continued

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

iii

TABLE OF CONTENTS, Continued

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

iv

TABLE OF CONTENTS, Continued

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

v

LICENSE AND ASSET PURCHASE AGREEMENT

This License and Asset Purchase Agreement, dated as of March 30, 2009 (the “Execution Date”), (as amended or otherwise modified, the “Agreement”), is between Genzyme Corporation (“Genzyme”) and Bayer Schering Pharma AG (“Bayer”).

RECITALS

WHEREAS, Bayer wishes to license certain assets of the Bayer Business (as defined herein) and to sell certain other assets of the Bayer Business to Genzyme, and Genzyme wishes to license certain assets and purchase other assets from Bayer, as specified herein, which relate to the Bayer Business, all on the terms and conditions set forth in this Agreement; and

WHEREAS, the parties also intend to execute and deliver other agreements contemporaneously with the Closing which will further the intent of the parties that Bayer shall license certain assets and sell certain assets and Genzyme shall license certain assets and purchase certain assets, principally, the Distribution and Development Agreement, the Purchase and Sale Agreement, the Fludara Supply Agreement, the Leukine Tolling Agreement, the Transition Services Agreement, the Pharmacovigilance Agreement, the Marketing Authorization Agency Agreement and the Distribution Agreement(s).

AGREEMENT

NOW THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, Genzyme and Bayer hereby agree as follows:

1.          DEFINITIONS.

As used herein, the following terms will have the following meanings:

“2008 Financial Statements” is defined in Section 8.13.2.

“AAA Rules” is defined in Section 15.11.1.

“Acquired Assets” means all of the right, title and interest of Bayer and its Affiliates in and to all the business, properties and assets of whatever kind and nature, real or personal, tangible or intangible, owned, leased, licensed, used or held for use or license by or on behalf of Bayer and/or its Affiliates that are exclusively used in or exclusively used for the conduct of the Bayer Business, including:

(a)   all rights under Contractual Obligations, including those listed on Schedule 6.15(a) (collectively, but excluding any Contractual Obligation which is a Retained Asset, the “Transferred Contracts”);

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

(b)   all Inventory;

(c)   the Business Domain Names;

(d)   all Permits that are capable of being transferred from Bayer or its Affiliate to Genzyme or its Affiliate under applicable Legal Requirements, and all rights of Bayer or any of its Affiliates under such Permits and any and all pending applications relating to any such Permits (the “Transferred Permits”);

(e)   all claims, causes of action, choses in action and rights of recovery arising from the operation of the Bayer Business or in respect of the Licensed Products;

(f)   all customer, distributor, supplier and mailing lists, drawings, notebooks, specifications and creative materials, whether written or electronically stored or however otherwise recorded, maintained or stored, including research and development reports and records, pre-clinical studies, manufacturing documents (including drug master files, batch records, Master Batch Records, deviations, OOS investigations, CAPA, material specifications, and product-specific standard operating procedures), clinical protocols, clinical studies, pre-clinical and clinical data, results and analyses used in or resulting from any pre-clinical study or clinical trial of any Licensed Product, all regulatory files (together with all correspondence associated with such regulatory files), copies of the approved label components to the extent available, all labeling decision documents, and each Licensed Product’s safety database, marketing materials, customer master files, sales records for each product by account, written and electronic training manuals and modules, speaker slide kits, sales/demand forecasts, and all files and written correspondence exclusively related to the Business-Specific Licensed IP and the Business Domain Names, in each case, exclusively related to any Licensed Products; and

(g)   to the extent they are assignable under applicable Legal Requirements, all Actions and rights to sue at law or in equity against any Person relating to any Business Domain Name or Business-Specific Licensed IP, including the right to recover for past infringement and the right to seek equitable and legal relief and receive all proceeds and damages therefrom arising prior to, on, or after the Closing Date.

Notwithstanding the above, the Acquired Assets do not include any assets listed in clause (b) of the definition of Retained Assets that are exclusively used in or exclusively used for the conduct of the Bayer Business.

In addition to the foregoing, the “Acquired Assets” include all of the right, title and interest of Bayer and its Affiliates in and to the cellular phone numbers of Hired Employees.

“Action” means any claim, action, cause of action, chose in action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, arbitration, examination, audit, investigation, hearing, charge,

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

complaint, demand, notice or proceeding to, from, by or before any Governmental Authority or arbitrator(s).

“Adjusted Expiration Date” is defined in Section 8.16.5(a).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries controls, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or general partnership or managing member interests, by contract or otherwise.  Without limiting the generality of the foregoing, a Person shall be deemed to control any other Person in which it owns, directly or indirectly, a majority of the ownership interests.  NewCo shall be deemed to be an Affiliate of Bayer.

“Agreement” is defined in the Preamble.

“Alemtuzumab MS” means Campath intended for use in multiple sclerosis.

“Alemtuzumab MS Business” means any research, development, manufacturing, marketing, distribution and selling of Alemtuzumab MS and its Improvements.

“Alemtuzumab MS Milestone Payments” is defined in Section 4.2.2.

“Alemtuzumab MS Royalty Payments” is defined in Section 4.2.1.

“Ancillary Agreements” means (a) the Distribution and Development Agreement, (b) the Purchase and Sale Agreement, (c) the Fludara Supply Agreement, (d) the Leukine Tolling Agreement, (e) the Transition Services Agreement, (f) the Pharmacovigilance Agreement, (g) the Marketing Authorization Agency Agreement, (h) the Quality Assurance Agreement, (i) the NewCo Agreement(s) and (j) IT Services Agreement and any other Contractual Obligation by and between Bayer or its Affiliates on the one hand and Genzyme or its Affiliates on the other hand related to or in furtherance of the transactions contemplated by this Agreement.

“Apportioned Taxes” is defined in Section 14.5.1.

“Approved Alemtuzumab MS” means Alemtuzumab MS after approval by a Governmental Authority for use in multiple sclerosis.

“Arbitration Notice” is defined in Section 4.1.3(e).

“Assumed Liabilities” means the following Liabilities of Bayer or any of its Affiliates (to the extent such Liabilities would have been the Liabilities of Bayer or any of its Affiliates if the Contemplated Transactions were not consummated):

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

(a)           all Liabilities arising after the Closing under the Transferred Contracts, other than Liabilities arising out of or directly or indirectly relating to any breach, default or action or omission of Bayer or any of its Affiliates occurring prior to the Closing;

(b)           all Liabilities under any purchase order that constitutes a Transferred Contract for the purchase of any products or services ordered thereby which have not been delivered or performed on or prior to the Closing Date;

(c)           all Liabilities arising after the Closing for the payment of royalties under any In-License Agreement pursuant to Section 4.1.4;

(d)           all Liabilities with respect to Business Employees and their beneficiaries which are or become Genzyme’s responsibility pursuant to Section 8.11 hereof.

(e)           all obligations to provide replacement Licensed Products under any warranties applicable to Licensed Products sold by the Bayer Business prior to the Closing; and

(f)            all Liabilities arising after Closing with respect to Acquired Assets (except with regard to the sale, distribution, or use of Licensed Product or Inventory by any Person) (other than (i) as set forth in clause (a) above or (ii) arising out of or directly or indirectly relating to any breach, default or action or omission of Bayer or any of its Affiliates occurring prior to the Closing); and

(g)           all Liabilities exclusively related to the Business arising after the Closing out of Joint Contracts as specified in Section 8.21, other than Liabilities arising out of or directly or indirectly relating to any breach, default or action or omission of Bayer or any of its Affiliates.

“Audit Opinion” is defined in Section 8.13.3.

“Audited Financial Statements” is defined in Section 8.13.3.

“Auditor Consents” is defined in Section 8.13.3.

“Average Age” is defined in Section 8.16.5(a).

“Bayer” is defined in the Preamble.

“Bayer Business” means the Business to the extent conducted by Bayer and its Affiliates prior to or as of the Closing Date, either directly or indirectly through an extension of rights that Bayer Controls to contractors (including distributors) or licensees.

“Bayer Parent” is defined in the Preamble.

“Bayer Employee Plan” is defined in Section 6.13.1.

“Bayer Improvements” means any of the following:

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

(a) with respect to Fludara, any [**] prior to the Closing Date;

(b) with respect to Leukine, any [**] with the corresponding [**], that (i) was [**] or (ii) [**] and the Closing Date; and

(c) with respect to Campath, any [**] prior to the Closing Date [**], that (i) has [**], (ii) has [**],  (iii) has [**], and (iv) that [**].

“Bayer Indemnified Person” is defined in Section 13.2.1.

“Bayer Rebate Liability” is defined in Section 8.16.1.

“Bayer Welfare Plan” is defined in Section 8.11.3.

“Bayer’s Knowledge” means the actual knowledge of any of the individuals holding the positions set forth on Schedule 1A.

“Business” means the Campath Business, the Fludara Business, the Leukine Business and the Alemtuzumab MS Business.

“Business Day” means any weekday other than a weekday on which banks in New York, New York or Frankfurt, Germany are authorized or required to be closed.

“Business Domain Names” means the internet domain names exclusively relating to the Bayer Business, including those listed on Schedule 1B.

“Business Employee” means each regular employee of Bayer or any of its Affiliates who devotes [**] or more of his or her work time to the sale and/or marketing of Fludara, Leukine and/or Campath or devoted [**] or more of his or her work time to the sale and/or marketing of Fludara, Leukine and/or Campath on [**] and remains employed by Bayer or any of its Affiliates.  The term “Business Employee” does not include any Leukine Employee.

“Business-Specific Licensed Copyrights” means all works of authorship (including advertising, marketing and promotional materials, artwork, labeling, and other works of authorship), and all copyrights, moral rights and other rights and interests thereto throughout the Territory, whether or not registered, that are Controlled by Bayer or any of its Affiliates, that are exclusively related to the Licensed Products and that are used exclusively in, had been used exclusively in and are currently exclusive to, or were developed exclusively for and are currently exclusive to, the Bayer Business.

“Business-Specific Licensed IP” means the Business-Specific Licensed Copyrights, Business-Specific Licensed Know-How, Business-Specific Licensed Patents and Business-Specific Licensed Trademarks.

“Business-Specific Licensed Know-How” means Know-How Controlled by Bayer or any of its Affiliates that (a) is exclusively related to the inventions claimed in the Business-Specific

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

Licensed Patents, or (b) is exclusively related to the Licensed Products and is used exclusively in, had been used exclusively in and is currently exclusive to, or was developed exclusively for and are currently exclusive to, the Bayer Business, or (c) was developed exclusively for the Licensed Products in the course of performance of the development plan under the DDA.  For clarity purposes any [**] as defined in the [**] is included in the Business-Specific Licensed Know-How.

“Business-Specific Licensed Patents” means any Patent Rights Controlled by Bayer or its Affiliates that are exclusively related to the Licensed Products and (a) claim inventions that are used exclusively in, had been used exclusively in and are currently exclusive to, or were developed exclusively for and are currently exclusive to, the Bayer Business or (b) claim inventions developed in the course of performance of the development plan under the DDA.  The Business-Specific Licensed Patents include those Patent Rights set forth on Schedule 1C and any Patent Rights that directly or indirectly claim priority to such Patent Rights (including continuations-in-part, but only to the extent the claims in the continuations-in-part claim inventions to subject matter that is exclusively related to the Licensed Products and used exclusively in, had been used exclusively in and is as of the Closing Date exclusive to, or was developed exclusively for and is currently exclusive to, the Bayer Business and to the extent such inventions either (a) were disclosed and described in the Patent Rights filed prior to the Closing Date or (b) are included in Business-Specific Licensed Know-How as such Know-How existed on the Closing Date).

“Business-Specific Licensed Trademarks” means the United States or foreign trademarks and service marks, the goodwill associated therewith, and all registrations and applications relating thereto, that are Controlled by Bayer or any of its Affiliates, that are exclusively related to the Licensed Products and that are used exclusively in, had been used exclusively in and are currently exclusive to, or were developed exclusively for and are currently exclusive to, the Bayer Business.  The Business-Specific Licensed Trademarks include those trademarks set forth on Schedule 1D.

“Campath” means the humanized antibody directed against CD-52 known as Campath 1H, and any product containing such antibody as an active ingredient.

“Campath Business” means the research, development, manufacturing, marketing, distribution and selling of Campath and its Improvements for all fields of use except for the field of treatment of multiple sclerosis.

“Campath Oncology” means Campath excluding Approved Alemtuzumab MS.

“Chargeback Liability Shift Date” is defined in Section 8.16.2.

“Claim” is defined in Section 15.10.1.

“Closing” is defined in Section 5.1.

“Closing Date” means the date on which the Closing actually occurs.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

“Closing Domestic Inventory Schedule” is defined in Section 4.1.3(b).

“Closing Foreign Inventory Schedule” is defined in Section 4.1.3(c).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Combination Product” means any product that comprises a Licensed Product and at least one of the following, either packaged together or in the same formulation:  a drug delivery device or a clinically active therapeutic, prophylactic or diagnostic ingredient or component that is not a Licensed Product.

“Combination Sale” is defined in the definition of “Net Sales”.

“Compensation” means, with respect to any Person, all salaries, wages, compensation, remuneration (cash or in-kind), bonuses and benefits of any kind or character whatever (including issuances or grants of equity interests), made directly or indirectly by Bayer or an Affiliate to such Person or Affiliates of such Person.

“Confidential Disclosure Agreement” means that certain Confidential Disclosure Agreement entered into as of April 14, 2008 by and between Bayer Healthcare Pharmaceuticals Inc. including its Affiliates and Genzyme Corporation including its Subsidiaries, as amended on May 14, 2008.

“Confidential Information” is defined in Section 8.8.3.

“Confidentiality Date” is defined in Section 8.8.1.

“Contemplated Transactions” means, collectively, the transactions contemplated by this Agreement, including (a) the licenses of the Licensed IP, the sale of the Acquired Assets, and the assignment and assumption of the Assumed Liabilities and (b) the execution, delivery and performance of the Ancillary Agreements.

“Contractual Obligation” means, with respect to any Person, any contract, agreement, plan, mortgage, lease, license, commitment, promise, undertaking, arrangement or understanding, whether written or oral and whether express or implied, or other document or instrument to which or by which such Person is a party or otherwise subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

“Control” or “Controlled” means, with respect to any Intellectual Property right, possession by a party (including its Affiliates) of the right (whether by ownership, license or otherwise) to grant to another party a license or a sublicense under such Intellectual Property right without violating the terms of any agreement or other arrangement with any third party.

“Days of Channel Inventory” is defined in Section 8.16.1.

“DDA” means that certain Distribution and Development Agreement entered into as of

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

August 23, 1999 by and between Genzyme and Bayer, as amended, including those amendments dated as of December 19, 2000, January 20, 2003 and November 23, 2004.

“Direct Employment Costs” shall mean [**] inclusive of any [**] or any other [**].

“Disclosed Contract” is defined in Section 6.15.2.

“Dispute Escalation Notice” is defined in Section 15.10.2.

“Dispute Notice” is defined in Section 4.1.3(d).

“Disputed Item” is defined in Section 4.1.3(d).

“Distribution and Development Agreement” is defined in Section 5.2(g)(i).

“Domain Name Assignment Documentation” is defined in Section 5.2(c).

“Domestic Count” is defined in Section 4.1.3(b).

“Drug Laws” means the Federal Food, Drug, and Cosmetic Act, the Public Health Service Act, the United States anti-kickback statute, or the regulations and regulatory guidance promulgated thereunder or similar Legal Requirements of any foreign jurisdiction, including those relating to good laboratory practices, good clinical practices, adverse event reporting, good manufacturing practices, advertising and promotion, recordkeeping, and filing of reports.

“EMEA” means the European Medicines Agency, or any successor agency with responsibilities comparable to those of the European Medicines Agency.

“Employee Benefit Plan” is defined in Section 6.13.1.

“Employment Offer” shall mean offers of employment on Equivalent Employment Terms to at least [**] of the Business Employees listed on Schedule 6.17.1 (as updated five (5) Business Days prior to the Closing Date).  For purposes of calculating the [**] test, all Business Employees who transfer by operation of non-U.S. Legal Requirement to Genzyme or any of its Affiliates (i) shall be included in the [**] and (ii) shall be included in the [**] only if [**].

“Encumbrance” means any charge, claim, condition, equitable interest, lien, license, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first offer or first refusal, buy/sell agreement and any other restriction or covenant with respect to, or condition governing the use, construction, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

“Enforceable” means, with respect to any Contractual Obligation stated to be “Enforceable” by or against any Person, that such Contractual Obligation is a legal, valid and binding obligation of such Person enforceable by or against such Person in accordance with its terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy,

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

“Environmental Laws” means any Legal Requirement relating to (a) releases or threatened releases of Hazardous Substances, (b) pollution or protection of public health or the environment or worker safety or health or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

“Equivalent Employment Terms” means (a) with respect to Business Employees other than Non-U.S. Business Employees, employment terms [**] to those received by such Business Employees from Bayer or any of its Affiliates immediately prior to the Execution Date, and (b) with respect to Non-U.S. Business Employees whose principal place of employment is in a particular country, employment terms [**] to (i) those received by such Non-U.S. Business Employees whose principal place of employment is in such country from Bayer or any of its Affiliates immediately prior to the Execution Date or, if applicable, (ii) those required to be provided by any Legal Requirement.

“Equivalent Offer Employees” shall mean Business Employees who receive an offer of employment on Equivalent Employment Terms from Genzyme or any of its Affiliates.

“ERISA” is defined in Section 6.13.1.

“ERISA Affiliate” is defined in Section 6.13.1.

“Excluded Bayer Liabilities” means (a) all Liabilities of Bayer or any of its Affiliates for Taxes for any taxable period and all Liabilities of Bayer or any of its Affiliates for Taxes relating to the Bayer Business, the Acquired Assets, the Business-Specific Licensed IP or the Shared Licensed IP (subject to Sections 14.2 and 14.5) for any taxable period or portion thereof ending on or before the Closing Date and (b) the following Liabilities of Bayer or any of its Affiliates that are not specifically included in the definition of Assumed Liabilities:

(i)    all Liabilities of Bayer or any of its Affiliates arising prior to the Closing that give rise to Permitted Encumbrances on the Acquired Assets;

(ii)   all Liabilities of Bayer or any of its Affiliates to or with respect to Business Employees and their beneficiaries to the extent provided in Section 8.11 hereof.

(iii)  all Liabilities of Bayer or any of its Affiliates in respect of all payables of the Bayer Business as of the Closing Date, including intercompany payables among Bayer and its Affiliates;

(iv)  all indebtedness of Bayer or any of its Affiliates;

(v)   all reasonable costs and expenses (other than time spent by Genzyme’s or its Affiliates’ personnel) incurred by Genzyme or any of its Affiliates in connection with

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

the obligations assumed by Genzyme pursuant to clause (e) of the definition of Assumed Liabilities;

(vi)  all Liabilities of Bayer or any of its Affiliates that are attributable to certain sales of products of the Bayer Business made by Bayer or any of its Affiliates prior to the Closing as calculated pursuant to Section 8.16;

(vii) all claims, Actions or Losses arising from products sold by Bayer or an Affiliate prior to the Closing;

(viii)   all Liabilities arising prior to the Closing with respect to Acquired Assets (other than those included within the definition of Assumed Liabilities) or with respect to Retained Assets except as otherwise specified in Section 8.20 with respect to Joint Contracts;

(ix)  all Liabilities arising from violations or alleged violations by Bayer or its Affiliates of applicable Legal Requirements relating to reimbursement, pricing, kickbacks or submissions of any false claims relating to the conduct of the Bayer Business prior to Closing; and

(x)   all Liabilities of Bayer or any of its Affiliates that arise prior to the Closing, including from operation of the Bayer Business, that are not (i) specifically included in the definition of Assumed Liabilities, (ii) described in clauses (i) through (ix) in this definition of Excluded Bayer Liabilities or (iii) described in clauses (a) through (i) in the definition of Excluded Genzyme Liabilities);

in each case, except to the extent Bayer is entitled to indemnification therefor (as limited by the monetary and other limitations set forth in Article 13) or such Liability is otherwise expressly allocated under this Agreement or an Ancillary Agreement.  Nothing in this Agreement shall be interpreted as imposing on Bayer any Liability for personal injury arising from the sale, distribution, or use of any Licensed Product or Inventory after the Closing Date except to the extent Genzyme is entitled to indemnification under this Agreement or an Ancillary Agreement or as expressly allocated to Bayer under this Agreement or an Ancillary Agreement.

“Excluded Genzyme Liabilities” means:

(a)           all Liabilities of Genzyme or any of its Affiliates for Taxes arising out of the operation of the Business for (i) any taxable period beginning after the Closing Date and (ii) with respect to any taxable period that begins on or before the Closing Date and ends after the Closing Date, the portion of such taxable period that begins after the Closing Date, subject to Sections 14.2 and 14.5;

(b)           all Liabilities of Genzyme or any of its Affiliates that give rise on or after the Closing to Permitted Encumbrances on the Acquired Assets;

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

(c)           all Liabilities of Genzyme or any of its Affiliates to or with respect to Business Employees and their beneficiaries to the extent provided in Section 8.11 hereof;

(d)           all Liabilities of Genzyme or any of its Affiliates in respect of all payables of the Business to the extent arising after Closing, including intercompany payables among Genzyme and its Affiliates;

(e)           all indebtedness of Genzyme or any of its Affiliates;

(f)            all Liabilities that are attributable to certain sales of Licensed Products made by Genzyme or any of its Affiliates after the Closing, including those that are labeled with an NDC number of Bayer or any of its Affiliates as calculated pursuant to Section 8.16; and

(g)           all claims, Actions or Losses arising from products sold by Genzyme or any of its Affiliates after the Closing; and

(h)           Liabilities arising from violations or alleged violations by Genzyme or its Affiliates of applicable Legal Requirements relating to reimbursement, pricing, kickbacks or submissions of any false claims relating to the conduct of the Business after Closing;

in each case, except to the extent Genzyme is entitled to indemnification therefor (as limited by the monetary and other limitations set forth in Article 13) or such Liability is otherwise expressly allocated under this Agreement or an Ancillary Agreement.

“Exclusive Period” means, for a product, that period for which Bayer has a non-competition obligation under Section 8.10.1 for such product.

“Execution Date” is defined in the Preamble.

“FDA” means the United States Food and Drug Administration, or any successor agency in the United States with responsibilities comparable to those of the United States Food and Drug Administration.

“First Oncology Milestone Threshold” is defined in Section 4.1.6.

“Fludara” means products containing fludarabine phosphate as an active ingredient.

“Fludara Business” means any research, development, manufacturing, marketing, distribution and selling of Fludara and its Improvements for all fields of use.

“Fludara Supply Agreement” is defined in Section 5.2(g)(iii).

“Foreign Count” is defined in Section 4.1.3(c).

“FTC” means the United States Federal Trade Commission, or any successor agency in the United States with responsibilities comparable to those of the United States Federal Trade Commission.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

“Fully Loaded Standard Cost” means, (a) with respect to the items set forth in Schedule 1E, the amounts set forth in such Schedule and (b) with respect to each other type of Inventory, (i) all direct costs actually accrued or incurred by Bayer to purchase or manufacture (including finishing processes such as packaging, labeling and other preparation, quality assurance, quality control and other testing, storage and shipping) Inventory including the costs of labor, employee benefits, raw materials, supplies, services and other resources directly consumed or used in the conduct of the applicable activity and any fees payable to any third party to the extent attributable to the purchase or manufacture of such Inventory and (ii) all indirect costs (including costs of facilities, utilities, insurance and facility and equipment depreciation and other overhead allocations) to the extent directly or indirectly related to the applicable activity, allocated based upon the proportion of such costs and time directly attributable to the support of the applicable activity (such allocation to be consistent with the allocation percentages historically applied by Bayer prior to the Execution Date to the extent consistent with applicable accounting standards).  All such cost determinations for raw materials and purchased goods shall be made in accordance with Bayer’s standard accounting practices under International Financial Reporting Standards as consistently practiced by Bayer and used in the accounting reports and shall be supported by appropriate documentation.  All such cost determinations for all other items of inventory shall be made in accordance with Bayer’s standard costs as consistently practiced by Bayer and shall be supported by appropriate documentation.  For the avoidance of doubt, the computation of Fully Loaded Standard Cost will exclude any and all costs and expenses relating to the manufacturing facility to be transferred to Genzyme under the Purchase and Sale Agreement.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“GEIA” is defined in Section 6.10.9.

“Genzyme” is defined in the Preamble.

“Genzyme DC Plan” is defined in Section 8.11.6.

“Genzyme Employee Plan” is defined in Section 8.11.5.

“Genzyme Improvements” means any of the following made or acquired by or on behalf of Genzyme or its Affiliates:

(a) with respect to Fludara, any [**];

(b) with respect to Leukine, any [**] with the corresponding [**]; and

(c) with respect to Campath, any [**], that (i) has [**], (ii) has [**],  (iii) has [**], and (iv) that [**].

“Genzyme Indemnified Person” is defined in Section 13.1.1.

“Go Decision” means a decision by Bayer to initiate pre-clinical development of a drug

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

candidate and generate the data required for the first clinical trial of such drug candidate, which decision corresponds to the decision that is currently designated by Bayer as D3.

“Governmental Authority” means any government or any agency, bureau, board, commission, court, department, political subdivision, tribunal, or other instrumentality of any government (including any regulatory or administrative agency), whether federal, state or local, domestic or foreign, and including any multinational authority or non-governmental authority which licenses or authorizes or may license or authorize the manufacturing, distribution, marketing or sale of a Licensed Product.  The term, Governmental Authority, shall not include medical facilities or institutions of higher education including colleges or universities.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, ruling, determination or award entered by or with any Governmental Authority or arbitrator(s).

“Hazardous Substance” means any pollutant, crude oil distillate or any fraction thereof, any petroleum-based substance, contaminant or toxic or hazardous material (including toxic mold or any other hazardous biological contaminant), substance or waste.

“Hired Employees” is defined in Section 8.11.1(b).

“Hospira Agreement” means that certain Supply Agreement, dated May 12, 2001, between Berlex Laboratories (formerly Immunex Corporation) and Hospira Worldwide, Inc. (formerly Abbott Laboratories), as amended December 28, 2004 and December 8, 2005.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“IFRS” is defined in Section 8.13.2.

“Improvements” means Bayer Improvements and Genzyme Improvements.

“In-License Agreement” means any Contractual Obligation entered into prior to the Closing Date under which a third party has granted Bayer or its Affiliate any Intellectual Property rights related to the Licensed Products.

“In-Licensed IP” is defined in Section 2.1.4(b).

“Indemnified Party” means, with respect to any Indemnity Claim, the party or Person asserting such claim under Section 13.1 or 13.2, as the case may be.

“Indemnifying Party” means, with respect to any Indemnity Claim, the Genzyme Indemnified Person or the Bayer Indemnified Person under Section 13.1 or 13.2, as the case may be, against whom such claim is asserted.

“Indemnity Basket” is defined in Section 13.1.2.

“Indemnity Claim” means a claim for indemnity under Section 13.1 or 13.2, as the case may

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

be.

“Independent Auditor” is defined in Section 8.13.3.

“Infringement Claim” is defined in Section 9.3.1.

“Intellectual Property” means intellectual property rights of every kind and nature throughout the world, however denominated, including all rights and interests pertaining to or deriving from:

(a)           Patent Rights and Know-How;

(b)           trademarks, trade names, service marks, service names, brands, trade dress and logos, domain names, and the goodwill and activities associated therewith;

(c)           copyrights, works of authorship, rights of privacy and publicity, moral rights, and similar proprietary rights of any kind or nature, in all media now known or hereafter created; and

(d)           any and all registrations, applications, recordings, licenses, statutory rights, common-law rights and rights under Contractual Obligations relating to any of the foregoing.

“Invention and Confidentiality Agreements” is defined in Section 6.10.9.

“Inventory” means (a) all labeled or unlabeled vials of Campath, wherever located, (b) all finished goods inventory of Fludara and Leukine, wherever located, that has been Released by Bayer or its Affiliates and, (c) in the case of Leukine, all raw materials, work-in-process, packed/not released products, purchased goods, goods in transit (not including goods in transit to third parties), goods off premises (including materials subject to process and goods held in storage), goods on consignment and other materials and supplies used exclusively for Leukine, including packaging.

“Inventory Referee” is defined in Section 4.1.3(e).

“Inventory Schedule” and “Inventory Schedules” are defined in Section 4.1.3(d).

“Joint Contract” is defined in Section 8.20.

“Joint Permit” is defined in Section 8.14.1.

“Joint Transition Team” is defined in Section 8.17.

“Know-How” means inventions, business and technical information, know-how and materials, including technology, software, instrumentation, devices, data, compositions, formulas, biological materials, assays, reagents, constructs, compounds, discoveries, procedures, processes, practices, protocols, methods, techniques, results of experimentation or testing, knowledge, trade secrets, skill and experience, in each case whether or not patentable or copyrightable.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

“Legal Requirement” means any United States federal, state or local or foreign law, statute, standard, ordinance, code, rule, regulation, resolution or promulgation, or any Governmental Order, or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law.

“Leukine” means the product that contains the active ingredient generically known as Sargramostim (i.e., that contains modified human granulocyte macrophage-colony stimulating factor produced by recombinant DNA technology).

“Leukine Business” means any research, development, marketing, manufacturing, distribution and selling of Leukine and its Improvements for all fields of use.

“Leukine Employee” is defined in the Purchase and Sale Agreement.

“Leukine Plant” is defined in the Purchase and Sale Agreement.

“Leukine Tolling Agreement” is defined in Section 5.2(g)(iv).

“Liability” means, with respect to any Person, any liability or obligation of such Person whether known or unknown, whether asserted or unasserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential, whether due or to become due and whether or not required under GAAP to be accrued on the financial statements of such Person.

“Licensed Copyrights” means the Business-Specific Licensed Copyrights and the Shared Licensed Copyrights.

“Licensed IP” means the Business-Specific Licensed IP and the Shared Licensed IP.

“Licensed Know-How” means the Business-Specific Licensed Know-How and the Shared Licensed Know-How.

“Licensed Patents” means the Business-Specific Licensed Patents and the Shared Licensed Patents.

“Licensed Products” means Fludara and any Improvements thereto; Leukine and any Improvements thereto; and Campath and any Improvements thereto.

“Licensed Trademarks” means the Business-Specific Licensed Trademarks and the Shared Licensed Trademarks.

“Losses” means any loss, cost, Liability or expense, Tax, settlement, damage of any kind, judgment, obligation, charge, fee, fine, penalty, interest, court cost and/or administrative and reasonable attorneys’ fees, reasonable expert fees, reasonable consulting fees, and reasonable disbursements (at all levels, including appellate), but excluding all indirect corporate and administrative overhead costs.  Losses shall be decreased to take into account any Tax benefit

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

actually received by the Indemnified Parties or their Affiliates arising from the incurrence or payment of the relevant indemnified item and increased by the amount of any Tax cost actually incurred by the Indemnified Parties or their Affiliates on account of the accrual and receipt of the related indemnification payment.

“Major Market Countries” means the United States, Germany, France, Italy, Spain and United Kingdom.

“Marketing Authorization Agency Agreement” is defined in Section 5.2(g)(vii).

“Material Adverse Effect” means any change, effect or circumstance that, individually or in the aggregate with all other changes, effects and circumstances is or would reasonably be expected to be, materially adverse to the Oncology Products Business or the Alemtuzumab MS Business as operated as of the Execution Date by Bayer or its Affiliates, (including the Acquired Assets, Business-Specific Licensed IP, and Assumed Liabilities), disregarding any changes, effects or circumstances to the extent they arise out of (a) a deterioration in the economy in general in the United States or any country in which such Oncology Products Business or Alemtuzumab MS Business is conducted, so long as any such deterioration does not have a disproportionate impact on such Oncology Products Business or Alemtuzumab MS Business (including the Acquired Assets, Business-Specific Licensed IP, and Assumed Liabilities), (b) an outbreak or escalation of hostilities involving the United States or any member state of the European Union, the declaration by the United States or any member state of the European Union of a national emergency or war, or the occurrence of any acts of terrorism, so long as any of the foregoing do not have a disproportionate impact on such Oncology Products Business or Alemtuzumab MS Business (including the Acquired Assets, Business-Specific Licensed IP, and Assumed Liabilities), (c) a change in Legal Requirements or (d) the announcement of the Contemplated Transactions (including a loss of customers, suppliers, distributors, service providers or employees to the extent attributable thereto).

“Material Default” is defined in Section 12.3.1.

“Material Country” means the Major Market Countries and Japan, China, Brazil, Poland, Canada, Romania, Hungary, Turkey, Czech Republic, Australia, Netherlands and Mexico.

“Maximum Indemnity Cap” is defined in Section 13.1.2.

“Milestone Buyout Payment” is defined in Section 4.2.3.

“Milestone Payments” means, collectively, the Alemtuzumab MS Milestone Payments and the Oncology Product Milestone Payments.

“NDC” means National Drug Code.

“Net Combination Sale Amount” is defined in the definition of “Net Sales.”

“Net Sales” means the gross invoiced sales amount of Licensed Products billed by Genzyme

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

or its Affiliates or Sublicensees, in each case to independent third parties, including to distributors and end-users, for the sale or other commercial disposition of Licensed Products in the Territory, plus the amounts of any royalties paid to Genzyme pursuant to any Out-License Agreement included in the Transferred Contracts, less the following items as applicable to such Licensed Products to the extent actually taken or incurred with respect to such sale (the “Permitted Deductions”) and all in accordance with standard allocation procedures, allowance methodologies and accounting methods consistently applied, in accordance with GAAP (except as otherwise provided below):

(a)   credits or allowances for returns, rejections or recalls (due to spoilage, damage, expiration of useful life or otherwise), retroactive price reductions or billing corrections;

(b)   separately itemized invoiced freight, postage, shipping and insurance, handling and other transportation costs;

(c)   sales, use, value added and other similar taxes (excluding income taxes), tariffs, customs duties, surcharges and other governmental charges levied on the production, sale, transportation, delivery or use of the Licensed Products in the Territory that are incurred at time of sale or are directly related to the sale;

(d)   any quantity, cash or other trade discounts, rebates, returns, refunds, charge backs, fees, credits or allowances (including amounts incurred in connection with government-mandated rebate and discount programs, third party rebates and charge backs, and hospital buying group/group purchasing organization administration fees and payor organizations), distribution fees, sales commissions paid to third parties, retroactive price reductions and billing corrections; and

(e)   deductions for bad debts.

In the case of deductions for bad debts, the adjustment amount will be based on actual bad debts incurred and written off as uncollectible by Genzyme in a quarter, net of any recoveries of previously written off bad debts from current or prior quarters.

Notwithstanding the foregoing, the following will not be included in Net Sales: (i) Genzyme’s transfer of Licensed Product to an Affiliate (unless such sale is a final sale), (ii) Licensed Product provided by Genzyme or its Affiliate for administration to patients enrolled in clinical trials or distributed through a not-for-profit foundation at no or nominal charge to eligible patients, (iii) commercially reasonable quantities of Licensed Product used as samples to promote additional Net Sales and (iv) Transplant Sales as defined in the Distribution and Development Agreement.

Notwithstanding the foregoing, in the event a Licensed Product is sold as a Combination Product or together with one or more products for a single invoiced amount (in each case, a “Combination Sale”), the Net Sales amount for the Licensed Product sold in such a Combination Sale shall be that portion of the gross amount invoiced for such Combination Sale (less all

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

Permitted Deductions) determined as follows:

Except as provided below, the Net Sales amount for a Combination Sale will equal the gross amount invoiced for the Combination Sale, reduced by the Permitted Deductions (the “Net Combination Sale Amount”), multiplied by the fraction A/(A+B), where A is the wholesale acquisition cost charged by Genzyme, its Affiliates or Sublicensees, as applicable, in the country where such Combination Sale occurs, of the Licensed Product contained in the Combination Product if sold as a separate product in such country by Genzyme, its Affiliates or Sublicensees, as applicable, and B is the aggregate of the wholesale acquisition cost charged by Genzyme, its Affiliates or Sublicensees, as applicable, in such country, of such other products or active ingredients/components, as the case may be, included in the Combination Product if sold separately in such country by Genzyme, its Affiliates or Sublicensees, as applicable.

In the event that Genzyme, its Affiliates or Sublicensees sell the Licensed Product included in a Combination Sale as a separate product in a country, but do not separately sell all of the other products or active ingredients/components, as the case may be, included in such Combination Sale in such country, the calculation of Net Sales resulting from such Combination Sale shall be determined by multiplying the Net Combination Sale Amount by the fraction A/C where A is the wholesale acquisition cost charged by Genzyme, its Affiliates or its Sublicensees, as applicable, in the country where such Combination Sale occurs, of the Licensed Product contained in the Combination Product if sold as a separate product in such country by Genzyme, its Affiliates or its Sublicensees, as applicable, and C is the wholesale acquisition cost charged by Genzyme, its Affiliates or its Sublicensees, as applicable, in such country for the entire Combination Sale.

In the event that Genzyme, its Affiliates or its Sublicensees do not sell the Licensed Product included in a Combination Sale as a separate product in the country where such Combination Sale occurs, but do separately sell all of the other products or active ingredients/components, as the case may be, included in the Combination Sale in such country, the calculation of Net Sales resulting from such Combination Sale shall be determined by multiplying the Net Combination Sale Amount by the fraction (C-D)/C, where C is the wholesale acquisition cost charged by Genzyme, its Affiliates or its Sublicensees, as applicable, in the country where such Combination Sale occurs, of the entire Combination Sale, and D is the aggregate of the wholesale acquisition cost charged by Genzyme, its Affiliates or Sublicensees, as applicable, in such country, of such other products or active ingredients/components, as the case may be, included in the Combination Product if sold separately in such country by Genzyme, its Affiliates or its Sublicensees, as applicable.

If the calculation of Net Sales resulting from a Combination Sale in a country cannot be determined by any of the foregoing methods, the calculation of Net Sales for such Combination Sale shall be determined between the parties in good faith negotiations.

“NewCo” is defined in Section 8.23.

“NewCo Agreements” is defined in Section 5.2(g)(ix).

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

“Nonassigned Asset” is defined in Section 3.2.2.

“Non-Exclusive Period” means, for a product, that period after which Bayer’s non-competition obligation under Section 8.10.1 for such product has expired.

“Non-Retained Employees” is defined in Section 8.11.1(c).

“Non-U.S. Business Employees” means all Business Employees based outside of the United States.

“Notice of Dispute” is defined in Section 15.10.2.

“Offer Employees” is defined in Section 8.11.1(a).

“Oncology Product” means each of (a) Fludara and any Improvements thereto, (b) Leukine and any Improvements thereto and (c) Campath Oncology and any Improvements thereto.

“Oncology Products Business” means the Campath Business, the Fludara Business and the Leukine Business taken as a whole.

“Oncology Product Milestone Payments” is defined in Section 4.1.6.

“Oncology Product Royalty Payments” is defined in Section 4.1.5.

“Oncology Year One” is defined in Section 4.1.6.

“Oncology Year Two” is defined in Section 4.1.6.

“Oncology Year Three” is defined in Section 4.1.6.

“Ordinary Course of Business” means an action taken by any Person in the ordinary course of such Person’s business which is consistent with the past customs and practices of such Person given the circumstances and which is taken in the ordinary course of the normal day-to-day operations of such Person given the circumstances, but in all cases, without taking into consideration the Contemplated Transactions.

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of incorporation or organization and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all by-laws and similar instruments relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Other Key Countries” means Russia, Japan, China, Brazil, Poland and Canada.

“Out-License Agreement” means any Contractual Obligation entered into prior to the Closing Date under which Bayer or its Affiliate has granted to any third party rights with respect

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

to the Bayer Business, including rights with respect to the Business-Specific Licensed IP, Business Domain Names or any Licensed Product.  The Out-License Agreements in existence as of the Closing Date are identified on Schedule 6.10.1 and Schedule 6.10.2

“Outside Date” is defined in Section 12.1(b).

“Overlap Period” is defined in Section 8.16.5(b).

“Patent Rights” means (a) all patents, patent applications and similar government-issued rights (e.g., utility models) protecting inventions in any country or jurisdiction however denominated, (b) all priority applications, international applications, divisionals, continuations, substitutions, continuations-in-part of and any applications claiming priority to any of the foregoing and (c) all patents and similar government-issued rights (e.g., utility models) protecting inventions issuing on any of the foregoing applications, together with all registrations, reissues, renewals, re-examinations, confirmations, supplementary protection certificates, and extensions of any of (a), (b) or (c).

“Payment Period” is defined in Section 4.3.1.

“Permits” means, with respect to any Person, any license, franchise, permit, consent, approval, right, privilege, certificate or other similar authorization issued by, or otherwise granted or required by, any Governmental Authority to which or by which such Person is subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound, including all approvals, licenses or permits required by any Governmental Authority to market, offer, sell, distribute, import and export Licensed Products.

“Permitted Deductions” is defined in the definition of “Net Sales”.

“Permitted Encumbrance” means (a) statutory liens for current Taxes, special assessments or other governmental charges not yet due and payable, (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the Ordinary Course of Business which liens are not yet due and payable, (c) deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, old age pension programs mandated under applicable Legal Requirements or other social security and (d) restrictions on the transfer of securities arising under federal and state securities laws.

“Person” means any individual or corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, university, college, Governmental Authority or other entity of any kind.

“Pharmacovigilance Agreement” is defined in Section 5.2(g)(vi).

“Prohibited Asset” is defined in the definition of “Retained Assets”.

“Purchase and Sale Agreement” is defined in Section 5.2(g)(ii).

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

“Qualifications” is defined in Section 15.11.2.

“Qualified Assignment” is defined in Section 15.2(e).

“Quality Assurance Agreement” is defined in Section 5.2(g)(viii).

“Rebate True Up Payment” is defined in Section 8.16.1.

“Regulatory Clearance Amendment” is defined in Section 8.3.4.

“Released” with respect to any product means the completion of the manufacturing of such product with the release by quality operations of such product from “quarantined product” to finished goods for sale, in accordance with Bayer’s standard quality assurance and quality control procedures.

“Representative” means, with respect to any Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Retained Assets” means, except to the extent rights and/or licenses are specifically granted to Genzyme under this Agreement or any Ancillary Agreement, all right, title and interest of Bayer and its Affiliates of whatever kind and nature, real or personal, tangible or intangible, owned, leased, licensed, used or held for use or license in (a) all assets other than Acquired Assets and (b) all of the assets listed below even if they would otherwise be included in the definition of Acquired Assets:

(i)         all cash, cash equivalents, money market funds and mutual funds in the bank or other depository accounts of Bayer or any of its Affiliates, including all interest and dividends receivable with respect thereto;

(ii)        all accounts receivable;

(iii)       any assets which would be conveyed to Genzyme at the Closing under the Purchase and Sale Agreement were the closing under such agreement to occur on the Closing Date and any asset required by Bayer to perform its obligations under any Ancillary Agreements that, absent such Ancillary Agreements, would constitute Acquired Assets;

(iv)       the Licensed IP;

(v)        the Retained IP;

(vi)       the In-License Agreements;

(vii)      the Campath distribution rights granted to Bayer pursuant to the DDA or the Distribution and Development Agreement;

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

(viii)     the corporate names of Bayer or any of its Affiliates;

(ix)        all rights of Bayer under this Agreement or any Ancillary Agreement;

(x)         all rights in, under and with respect to the assets, any administrative service contracts or funding arrangements associated with any Employee Benefit Plan of Bayer and any of its Affiliates;

(xi)        all rights in and under insurance policies of Bayer and any of its Affiliates;

(xii)       all corporate seals, minute books, charter documents, corporate stock record books, registers of other securities, copies of original tax and financial records (the originals of which will be delivered to Genzyme as part of the Acquired Assets to the extent related to the Acquired Assets) of Bayer or any of its Affiliates, and such other books and records as pertain only to the organization, existence, share capitalization or debt financing of Bayer or any of its Affiliates;

(xiii)      all Contractual Obligations in respect of indebtedness for borrowed money or any guarantee of the Liabilities of another Person;

(xiv)     in each case, except for any item in this paragraph (xiv) that is also described in paragraph (g) of the definition of “Acquired Asset,” all prepayments, rights to refunds, rights of set off, defenses, affirmative defenses, rights of defense and rights of recoupment arising from the operation of the Bayer Business prior to the Closing or in respect of Licensed Products sold prior to the Closing; and all claims, causes of action, choses in action and rights of recovery pending or threatened in writing at or prior to the Closing Date;

(xv)      all land, equipment (movable and fixed), machinery, automobiles and other physical assets related to the manufacture or transportation of any Licensed Product, other than any Inventory;

(xvi)     the agreements identified in Schedule 1F;

(xvii)    All Inventory that is not included within the physical count of Inventory performed pursuant to Section 4.1.3 in accordance with the procedures set forth on Exhibit 4.1.3;

(xviii)   all Contractual Obligations, Inventory and other assets and/or rights which Genzyme is not permitted to acquire or license as part of the Contemplated Transactions, or further use or transfer of which in Genzyme’s hands would be prohibited following the Closing, in each case under applicable Legal Requirements without a valid Permit issued by a Governmental Authority, including the U.S. Treasury Department’s Office of Foreign Assets Control, unless Genzyme holds a Permit or other authorization permitting it to acquire

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

such assets at the time of the Closing or further use or transfer such asset after the Closing (any assets described in this clause (xviii), a “Prohibited Asset”);

(xix)      all Contractual Obligations solely between or among Bayer and any of its Affiliates or between or among Bayer’s Affiliates;

(xx)       all Contractual Obligations of Bayer or its Affiliates providing for the employment or consultancy with an individual on a full-time, part-time, consulting or other basis or otherwise providing any Compensation or other benefits to any Business Employee, other than any such Contractual Obligations assumed by or transferred to Genzyme or any of its Affiliates pursuant to Section 8.11 of this Agreement or pursuant to applicable Legal Requirements; and

(xxi)      Joint Contracts and Joint Permits.

“Retained IP” means all Intellectual Property Controlled by Bayer or its Affiliates prior to or after the Closing that is not Business Domain Names.

“Retained Marks” is defined in Section 2.1.5(e).

“Retained Names and Marks” is defined in Section 2.1.5(c).

“Retained Trade Dress” is defined in Section 2.1.5(f)

“Royalty Payments” is defined in Section 4.3.1.

“Scheduled Employees” means the Business Employees described on Schedule 1G.

“SEC” is defined in Section 8.13.2.

“SEC Financial Statements” is defined in Section 8.13.3.

“Second Oncology Milestone Threshold” is defined in Section 4.1.6.

“Severance Payments” shall mean [**] payments exclusive of any [**] or any other [**].

“Severed Employees” is defined in Section 8.11.2(b).

“Shared Licensed Copyrights” means all works of authorship (including advertising, marketing and promotional materials, artwork, labeling, and other works of authorship) and all copyrights, moral rights and other rights and interests thereto throughout the Territory, except for the Shared Licensed Trade Dress, whether or not registered, that are Controlled by Bayer or any of its Affiliates other than Business-Specific Licensed Copyrights that are related to the Licensed Products and that have been used in, or developed with the identified intent that it would be useful in, the Bayer Business.

“Shared Licensed IP” means the Shared Licensed Copyrights, Shared Licensed Know-How,

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

Shared Licensed Patents, Shared Licensed Trade Dress and Shared Licensed Trademarks.

“Shared Licensed Know-How” means Know-How Controlled by Bayer or any of its Affiliates, other than Business-Specific Licensed Know-How, that are related to the Licensed Products and that have been used in, or developed with the identified intent that it would be useful in, the Bayer Business.

“Shared Licensed Patents” means any Patent Rights Controlled by Bayer or its Affiliates, other than Business-Specific Licensed Patents that claim inventions that are related to the Licensed Products and that have been used in, or developed with the identified intent that it would be useful in, the Bayer Business.  The Shared Licensed Patents include those Patent Rights set forth on Schedule 1H and any Patent Rights that directly or indirectly claim priority to such Patent Rights (including continuations-in-part but only to the extent the claims in the continuations-in-part claim inventions to the subject matter that is related to the Licensed Products and that as of the Closing Date has been used in, or developed with the identified intent that it would be useful in, the Bayer Business and to the extent such inventions either (a) were disclosed and described in the Patent Rights filed prior to the Closing Date or (b) are included in Shared Licensed Know-How as such Know-How existed on the Closing Date).

“Shared Licensed Trade Dress” means the trade dress design that is Controlled by Bayer or its Affiliates, and that is used in the Bayer Business on the packaging as is shown in Schedule 1I.  The trade dress design is a gentle (flat) concave horizontal wave, said wave (i) begins on the edge of one side of the package and proceeds to the opposite edge of said side of the package, wherein the wave ends at the edges of the package; (ii) the end of the wave at one edge of the package is higher than at the other edge; (iii) said wave covers only the lower part of the package; (iv) the bottom of the wave is in a dark color and the upper part of the wave is in a lighter color; (v) the wave is crisscrossed horizontally with a white strip design; and wherein the trade dress can be of any color and does not include the wording or other symbols or marks on the package.  For clarity, color alone does not constitute Shared Licensed Trade Dress.

“Shared Licensed Trademarks” means all United States or foreign trademarks, and all registrations and applications relating thereto, that are Controlled by Bayer or any of its Affiliates, other than Business-Specific Licensed Trademarks, and that are used in the Bayer Business.  The Shared Licensed Trademarks include those trademarks set forth on Schedule 1J.

“Solvent” is defined in Section 15.2(g).

“SOT Order” is defined in Section 2.6.

“Sublicensee” means any third party to which Genzyme or its Affiliates grants, after the Closing Date, any or all of the rights licensed by Bayer to Genzyme under Section 2.1.1; provided, however, that distributors who purchase Licensed Products from Genzyme, its Affiliates or its Sublicensees in order to resell such Licensed Product shall not be considered Sublicensees.

“Subsidiary” means, with respect to any specified Person, any other Person of which such

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

specified Person will, at the time, directly or indirectly, (a) own at least fifty percent (50%) of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally, (b) hold at least fifty percent (50%) of the partnership, limited liability company, joint venture or similar interests or (c) be a general partner, managing member or joint venturer.

“Tax” or “Taxes” means (a) any and all federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, escheat obligation, value added, alternative or add-on minimum, estimated, or other tax of any kind or any charge of any kind in the nature of (or similar to) taxes whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and (b) any liability for the payment of any amounts of the type described in clause (a) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any tax sharing, tax allocation indemnification agreement, arrangement or understanding, or as a result of being liable for another Person’s Taxes as a transferee or successor, by contract or otherwise.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Term” means the period commencing on the Closing Date and continuing until Genzyme is no longer required to make any payments to Bayer in accordance with Section 4 hereof.

“Termination Date” is defined in Section 12.1.

“Territory” means all the countries of the world.

“Third Oncology Milestone Threshold” is defined in Section 4.1.6.

“Third Party Agreement” means any In-License Agreement or Out-License Agreement other than In-License Agreements and Out-License Agreements that are Transferred Contracts.

“Third Party Claim” is defined in Section 13.4.1.

“Transaction Expenses” is defined in Section 8.7.

“Transferred Contracts” is defined in the definition of “Acquired Assets.”

“Transferred Inventory” means Inventory included within the Acquired Assets.

“Transferred Permits” is defined in the definition of “Acquired Assets.”

“Transition Assets” is defined in Section 8.18.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

“Transition Services Agreement” is defined in Section 5.2(g)(v).

“Unassigned Confidentiality Agreement” is defined in Section 8.8.4.

“Unaudited Financial Statements” is defined in Section 8.13.3.

“Union” is defined in Section 6.17.3.

“VAT” is defined in Section 4.3.5(a).

“WARN Act” is defined in Section 8.11.7.

[**] means the [**], dated as of [**], between [**].

[**] means the [**], dated as of [**], between [**].

2.          LICENSE OF ASSETS

2.1.          Licenses and Related Provisions.

2.1.1             Licenses.  Subject to Section 2.1.2, 12.3 and 15.2, effective at the time of, and contingent upon the occurrence of, the Closing:

(a)        For the Business-Specific Licensed IP:  Bayer hereby grants to Genzyme an exclusive (even as to Bayer), perpetual, irrevocable (subject to Section 12.3 and, with respect to the Business-Specific Licensed Trademarks, Section 2.1.5), transferable (as specified in Section 15.2), license, with the right to sublicense through multiple tiers (except to the extent such sublicensing in prevented in any In-License Agreement, and as provided in Section 2.1.2(a)), under the Business-Specific Licensed IP, as it exists on the Closing Date, to research, develop, make, have made, use, sell, offer for sale, have sold, import and export Licensed Products and to otherwise practice and exploit the Business-Specific Licensed IP, as it exists on the Closing Date, in the Territory for all fields of use.  For clarity and without limitation, the foregoing license is granted only to the extent Bayer and its Affiliates have rights in the Business-Specific Licensed IP.

(b)        For the Shared Licensed IP:

(i)         Bayer hereby grants to Genzyme a perpetual, irrevocable (subject to Section 12.3), transferable (as specified in Section 15.2), license, with the right to sublicense (except to the extent such sublicensing is prevented in any In-License Agreement, and as provided in Section 2.1.2(b)), under the Shared Licensed Patents, Shared Licensed Know-How, and Shared Licensed Copyrights, as they all exist on the Closing Date, solely to research, develop, make, have made, use, sell, offer for sale, have sold, import and export Licensed Products in the Territory.  The license granted in this Section 2.1.1(b)(i) shall be exclusive for a

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

Licensed Product during the Exclusive Period for such Licensed Product, and such license shall convert, without any further action by any party, to a non-exclusive license during the Non-Exclusive Period for such Licensed Product.  For clarity and without limitation, the foregoing license is granted only to the extent Bayer and its Affiliates have rights in the Shared Licensed Patents, Shared Licensed Know-How, and Shared Licensed Copyrights.

(ii)        Subject to the terms and conditions of Section 2.1.5, Bayer hereby grants to Genzyme a limited, non-exclusive, non-transferable license, without the right to sublicense, under the Shared Licensed Trademarks and Shared Licensed Trade Dress solely to market, distribute and sell Licensed Products in the Territory for the time period specified and as further set forth in Section 2.1.5.  Notwithstanding any grant of a license to use the terms “Schering” or “Scher” alone or in combination with another term, these terms cannot, by Genzyme be used in or imported into the United States or Canada under any conditions.

(c)        Notwithstanding paragraphs (a) and (b) above, no Prohibited Asset will be licensed to Genzyme hereunder, and to the extent a Prohibited Asset is excluded from the license to Genzyme pursuant to this paragraph (c), such asset shall be excluded from the definition of Licensed IP and the various individual definitions comprising the Licensed IP.

2.1.2             Sublicensee Obligation.

(a)        For the Business-Specific Licensed IP, Genzyme may grant sublicenses (including multiple tier sublicenses) without Bayer’s consent; provided, however, that (i) Genzyme will be fully responsible for the performance of such Sublicensees hereunder, (ii) each such sublicense shall permit Bayer to audit the Sublicensee on substantially the same terms as those set forth in Section 4.4 and (iii) each Sublicensee of any commercial rights shall agree to diligence requirements no less than those specified in Section 9.5 to the extent applicable to the activities to be undertaken by such Sublicensee.  Notwithstanding the foregoing, Genzyme shall not have the right to grant sublicenses through multiple tiers to the extent such sublicenses are limited pursuant to the In-License Agreements set forth on Schedule 2.1.2(a).

(b)        For the Shared Licensed Patents, Shared Licensed Know-How, and Shared Licensed Copyrights, Genzyme may grant sublicenses (i) with Bayer’s prior written consent, (ii) without Bayer’s consent to a Genzyme Affiliate, or (iii) without Bayer’s consent only if the Shared Licensed Patents, Shared Licensed Know-How, and Shared Licensed Copyrights is sublicensed with and to no greater scope than a sublicense of the Business-Specific Licensed IP through a [**]; provided, however, that in either case (A) Genzyme shall be fully responsible for the performance of such Sublicensees hereunder, (B) each such sublicense shall permit Bayer to audit the Sublicensee on substantially the same terms as those set forth in Section 4.4, (C) each

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

Sublicensee of any commercial rights shall agree to diligence requirements no less than those specified in Section 9.5 to the extent applicable to the activities to be undertaken by such Sublicensee and (D) Genzyme provides notice to Bayer of said sublicense, including the names and contact information of each Sublicensee and the scope and purpose of the sublicense.  Notwithstanding the foregoing, Genzyme shall not have the right to grant sublicenses through multiple tiers to the extent such sublicenses are limited pursuant to the In-License Agreements set forth on Schedule 2.1.2(b).

(c)        Notwithstanding Section 12.3.4, any sublicense granted by Genzyme to an Affiliate will automatically terminate upon termination of this Agreement.

2.1.3             Retained Rights.

(a)        Bayer retains the non-exclusive, non-transferable right under the Business-Specific Licensed IP only to the extent necessary for Bayer to perform its obligations under this Agreement and the Ancillary Agreements.  This retained right may be licensed by Bayer as reasonably necessary in Bayer’s sole discretion for Bayer to perform its obligations under the Ancillary Agreements, provided, however, that (i) Bayer will, or will cause its Affiliates to, be fully responsible for the performance of such sublicensees and (ii) Bayer promptly provides notice to Genzyme of each such sublicense, including the names and contact information of each sublicensee and the scope and purpose of the sublicense.

(b)        Bayer retains the non-exclusive, non-transferable right under the Business-Specific Licensed IP related to the manufacturing and supply of Fludara to the extent necessary for Bayer to perform its supply obligations and grant the rights granted by Bayer under the agreements entered into by Bayer prior to the Execution Date as set forth in Schedule 2.1.3(b).

(c)        For the purpose of clarity, subject to the [**], and notwithstanding anything else to the contrary in this Agreement, Bayer may use the inventions claimed in the Business-Specific Licensed Patents to the same extent as a non-licensed third party would be legally permitted to use such inventions.

(d)        Subject to the [**], Bayer retains all rights to use, license and commercially exploit the Shared Licensed IP for all purposes other than those exclusively licensed to Genzyme during the Exclusive Period, and for all purposes, without limitation, during the Non-Exclusive Period.

2.1.4             Third Party Agreements.

(a)        Generally.  Bayer covenants that it will not, and will cause its Affiliates not to, in each case, without Genzyme’s prior written consent (which consent, with regard to the Shared Licensed IP, shall not be unreasonably withheld) agree, consent or acquiesce to any amendment, supplement or other modification to or any termination

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

of any existing Third Party Agreement, or take any action under a Third Party Agreement with respect to: (i) the Business-Specific Licensed IP licensed thereunder and (ii) the Shared Licensed IP licensed thereunder (to the extent such actions affect Genzyme’s exclusive rights in the Shared Licensed IP).  Bayer will, and will cause its Affiliates, to exercise its rights relating to the Business-Specific Licensed IP and to the Shared Licensed IP (with regard to the Shared Licensed IP, to the extent such actions affect Genzyme’s exclusive rights in the Shared Licensed IP) under any Third Party Agreement in consultation with Genzyme and in a manner that is consistent with the terms of this Agreement, and in consultation with Genzyme, take all commercially reasonable actions necessary to maintain and enforce such rights with respect to the Business-Specific Licensed IP and to the Shared Licensed IP (with regard to the Shared Licensed IP, to the extent such actions affect Genzyme’s exclusive rights in the Shared Licensed IP) under Third Party Agreements.

(b)        In-Licenses.  Bayer agrees to keep Genzyme fully informed of the rights that Bayer or any of its Affiliates has with respect to the any Business-Specific Licensed IP and to the Shared Licensed IP (with regard to the Shared Licensed IP, to the extent such rights affect Genzyme’s exclusive rights in the Shared Licensed IP) that has been licensed to Bayer or its Affiliates under an In-License Agreement that is not a Transferred Contract (the “In-Licensed IP”).  Bayer will, and will cause its Affiliates to, take all actions reasonably requested by Genzyme in respect of these rights, as well as provide to Genzyme all material information and copies of material correspondence and other material documents received from the other parties to such In-License Agreements.  Bayer will, and will cause its Affiliates to, immediately notify Genzyme of (i) any event of which Bayer is aware that affects in any material respect the rights granted to Bayer under an In-License Agreement that are, in turn, sublicensed to Genzyme pursuant to this Agreement or (ii) receipt by Bayer of any written notice received under any Third Party Agreement, including any of breach or termination of any Third Party Agreement.  Bayer will, and will cause its Affiliates to, promptly furnish Genzyme with copies of all reports and other communications that Bayer or any of its Affiliates furnishes to the other parties to the In-License Agreements that relate in any material respect to the Business or the rights granted to Genzyme under this Agreement, and to the extent any such reports or communication relate to the efforts of Genzyme under this Agreement, Bayer will, and will cause its Affiliates to, give Genzyme a reasonable opportunity to review and comment upon such reports or communications before they are transmitted to the other parties to the In-License Agreements.

2.1.5             Trademark and Trade Dress Control.

(a)        Quality Control.  The quality of the Licensed Products sold by Genzyme under or in connection with the Licensed Trademarks and Shared Licensed Trade Dress must be of a sufficiently high quality to be generally comparable to the quality of products sold by Bayer under the Licensed Trademarks and Shared Licensed Trade Dress prior to the Closing Date.  At the reasonable request of Bayer, not more

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

frequently than annually, Genzyme will send Bayer samples of the Licensed Products sold by Genzyme under the Licensed Trademarks and Shared Licensed Trade Dress.

(i)         In the event that Genzyme materially breaches this Section 2.1.5(a) with respect to a Business-Specific Licensed Trademark and fails to cure such breach within sixty (60) days after Bayer notifies Genzyme in writing of such breach, Bayer may terminate the license to such Business-Specific Licensed Trademark under Section 2.1.1 by delivery to Genzyme of a written notice of termination.  If Genzyme disputes in good faith the existence or materiality of an alleged breach specified in a notice provided by Bayer pursuant to this Section 2.1.5, and provides notice to Bayer of such dispute within the sixty (60) day period following the date that Bayer notified Genzyme of the breach, Bayer will not have the right to terminate the license to such Business-Specific Licensed Trademark unless and until the existence of such material breach has been finally determined in accordance with the dispute resolution provisions of Sections 15.10 and 15.13 and Genzyme fails to cure such breach within twenty (20) Business Days following such determination.  It is understood and acknowledged that during the pendency of such dispute, the license to such Business-Specific Licensed Trademark will remain in effect.  The foregoing termination right will be Bayer’s sole and exclusive remedy for a breach of this Section 2.1.5(a)(i) to the extent it relates to a Business-Specific Licensed Trademark.

(ii)        In the event that Genzyme materially breaches this Section 2.1.5 with respect to a Shared Licensed Trademark or Shared Licensed Trade Dress and fails to cure such breach within sixty (60) days after Bayer notifies Genzyme in writing of such breach, Bayer may terminate the license to such Shared Licensed Trademark and Shared Licensed Trade Dress under Section 2.1 by delivery to Genzyme of a written notice of termination.  In addition to the foregoing termination rights, Bayer shall retain any other rights and remedies it has in law and/or equity with respect to a breach related to a Shared Licensed Trademark and Shared Licensed Trade Dress.

(b)        Special Rights.  Genzyme’s license to use the Shared Licensed Trademarks and Shared Licensed Trade Dress that are the corporate names of Bayer or any of its Affiliates or any other name, logo, trade dress, abbreviation, word or combination thereof of corporate identification is subject to the terms, conditions, and limitations set forth below.  It is hereby agreed that Genzyme may utilize, at its sole option, the following items:

(i)         Without limitation of time, Genzyme may use manuals, technical specifications, descriptive literature and catalogs and similar materials related to the Bayer Business and bearing the name or marks or trade dress of Bayer or any of its Affiliates; provided, however, that the name, marks and trade dress shall be stamped or overprinted with one or more names or marks or trade dress of Genzyme not confusingly similar thereto as soon as practicable, and in any event,

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

no later than (A) [**] days after delivery by Bayer or its Affiliates of such materials to be used by Genzyme in the U.S., and (B) [**] days after delivery by Bayer or its Affiliates of such materials to be used by Genzyme outside the U.S.

(ii)        Genzyme shall, subject to applicable Legal Requirements, have a period of [**] months after the Closing Date within which to use the corporate names, trade dress and identification (including NDC numbers) of Bayer and its Affiliates pertaining to the Bayer Business.

(iii)       Notwithstanding the foregoing, Genzyme shall, subject to applicable Legal Requirements, have the right to sell any products of the Business in the [**] month period after the Closing Date that are in bags or other containers bearing any of the corporate names or trade dress or identification (including NDC numbers) of Bayer or any of its Affiliates, so long as such products are not outdated and so long as products sold by Genzyme after [**] months following the Closing Date are not packaged in bags or other containers that bear such names, marks, trade dress or codes; provided, however, that Genzyme may continue to use the corporate names or trade dress or identification (including NDC numbers) of Bayer or its Affiliates beyond such period to the extent required by applicable Legal Requirements as a result of Bayer (or its Affiliate) manufacturing a Licensed Product or holding a Permit relating to a Licensed Product.

(iv)       Notwithstanding the foregoing, Genzyme shall diligently pursue in good faith obtaining its own names, marks, trade dress and NDC numbers pertaining to the Business.

(c)        Use of Retained Names and Marks.  Notwithstanding any other provision of this Agreement to the contrary (except for the limited rights granted in Section 2.1.1(b)(ii) and the rights specified in Section 2.1.5(b)), no interest in or right to use the name “Bayer” or “Scher” or any other corporate indication of Bayer or its Affiliates (including any logo, trademark, trade dress, trade name or domain name containing the component “Bayer” or “Bay” or “Scher” or any derivation thereof, including but not limited to the wave line design and the logo “Bayer-Cross” consisting of the word Bayer written in the shape of a cross (with or without a circle)) and the representative samples of the trademarks, trademark applications and trade dress set forth on Schedule 2.1.5(c) hereto, as such Schedule shall be amended for additions as of the Closing Date consistent with the foregoing description (collectively, the “Retained Names and Marks”), is being transferred pursuant to the Contemplated Transactions and the use of any Retained Names and Marks shall cease as provided in Section 2.1.5, and Genzyme promptly thereafter will remove or obliterate and cease to use all the Retained Names and Marks from its signs and unused inventory of purchase orders, invoices, sales orders, labels, letterheads, shipping documents, and other items and materials of the Business and otherwise, and will not use or put into use after the Closing Date any such items and materials that

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

bear any Retained Names and Marks (or any name, mark, trade dress or logo confusingly similar thereto), except as provided in Section 2.1.5.  Furthermore, except as contemplated by the Transition Services Agreement, Genzyme will not use the name “Bayer” as a domain or e-mail address component without undue delay after the Closing Date; provided, however, that incoming emails shall be forwarded by Bayer or its Affiliates to new email addresses for a period of ninety (90) days after the Closing Date.  The parties agree that Bayer shall have no responsibility for claims by third parties arising out of, or relating to, the use of any Retained Names and Marks by Genzyme after the Closing Date.  This Agreement shall not preclude Genzyme from making non-trademark use of the Retained Names and Marks for purposes of historical reference, or as required by Legal Requirements, or as reasonably necessary in connection with activities before Governmental Authorities.

(d)        Use of Retained Names and Marks.  Genzyme shall not change or modify the Retained Names and Marks or use the Retained Names and Marks in any modified form.  The authorization set forth in Section 2.1.5 in no way provides Genzyme any rights in or authorization to use any other confusingly similar trademarks, service marks, trade names, trade dress or other similar property or rights of Bayer.

(e)        Genzyme shall not at any time, (i) knowingly use any logo, trademark, trade name or domain name containing the component “Bayer” or “Bay” or “Scher” or any derivation thereof, including but not limited to the logo “Bayer-Cross” consisting of the word Bayer written in the shape of a cross (with or without a circle) all as set forth on Schedule 2.1.5(e) (collectively the “Retained Marks”) in any way that would impair the validity of such Retained Marks as proprietary trademarks, service marks, trade names and/or trade dress in any jurisdiction, (ii) take any action which would impair Bayer’s ownership of any Retained Marks or their legality or enforceability, (iii) register, or cause to be registered, in Genzyme’s name or the name of another, any of the Retained Marks or any other trademarks, names, logos, symbols, trade dress or designs they know to be confusingly similar to the Retained Marks, (iv) use, display, advertise or promote any trademarks, names, logos, symbols, trade dress or designs they know to be confusingly similar to any of the Retained Marks in any jurisdiction, or (v) use any of the Retained Marks as part of a corporate or trade name of any business organization.  Genzyme shall not challenge the validity of the Retained Marks or Bayer’s ownership thereof in any form or manner.  All goodwill deriving from the use of the Retained Marks by Genzyme pursuant to the terms of Section 2.1.5 of this Agreement or arising out of the terms of Section 2.1.5 of this Agreement shall accrue solely and exclusively to Bayer and its Affiliates.

(f)         For a period of [**] years from the Closing Date, Genzyme shall not, (i) knowingly use any logo or trade dress containing the wave line design or any derivation thereof, as set forth in the definition of Shared Licensed Trade Dress and on Schedule 2.1.5(f) (collectively the “Retained Trade Dress”) in any way that would impair the validity of such Retained Trade Dress as proprietary trademarks, service

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

marks, trade names and/or trade dress in any jurisdiction, (ii) take any action which would impair Bayer’s ownership of any Retained Trade Dress or their legality or enforceability, (iii) register, or cause to be registered, in Genzyme’s name or the name of another, any of the Retained Trade Dress or any other trademarks, names, logos, symbols, trade dress or designs they know to be confusingly similar to the Retained Trade Dress, (iv) use, display, advertise or promote any trademarks, names, logos, symbols, trade dress or designs they know to be confusingly similar to any of the Retained Trade Dress in any jurisdiction, (v) use any of the Retained Trade Dress as part of a corporate or trade name of any business organization, or (vi) challenge the validity of the Retained Trade Dress or Bayer’s ownership thereof in any form or manner.  All goodwill deriving from the use of the Retained Trade Dress by Genzyme pursuant to the terms of Section 2.1.5 of this Agreement or arising out of the terms of Section 2.1.5 of this Agreement shall accrue solely and exclusively to Bayer and its Affiliates.  For avoidance of doubt, upon expiration of the [**] year period in this Section 2.1.5(f), Genzyme shall have no greater rights in the wave line design than any unrelated third party would have.

2.1.6             No Implied Rights; Future IP.  Genzyme acknowledges and agrees that:

(a)        No rights or licenses of Intellectual Property rights are conveyed to Genzyme other than those expressly provided in this Agreement and the Ancillary Agreements, and except as expressly provided in this Agreement and the Ancillary Agreements, no such conveyance or license of rights will be implied or deemed to have been made.

(b)        Except as provided in Section 2.5, no rights or licenses are conveyed to Genzyme with respect to any Intellectual Property rights owned or Controlled by any third party that is not an Affiliate of Bayer as of the Closing Date (regardless of whether such third party later becomes an Affiliate of Bayer).

(c)        For purposes of clarity:

(i)         The license granted in Section 2.1.1(a) under the Business-Specific Licensed IP is granted as the Business-Specific Licensed IP exists at the Closing Date, and does not grant any license to Genzyme with respect to a Patent Right claiming an invention made after the Closing Date, Know-How developed after the Closing Date, any copyright to a work created after the Closing Date, or any trademark adopted after the Closing Date.  For further clarity, (A) the license granted by Bayer under the Business-Specific Licensed Patents does include Patent Rights filed and issued after the Closing Date (1) if such Patent Rights directly or indirectly claim priority to a Business-Specific Licensed Patents that was filed prior to the Closing Date (including continuations-in-part but only to the extent the claims in the continuations-in-part claim inventions to subject matter that is exclusively related to the Licensed Products and used exclusively in, had been used exclusively in and are as of the Closing Date exclusive to, or was

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

developed exclusively for and is currently exclusive to, the Bayer Business and that was disclosed and described in a Business-Specific Licensed Patents that was filed prior to the Closing Date) or (2) to the extent such Patent Rights claim an invention that was contained within Business-Specific Licensed Know-How as the Business-Specific Licensed Know-How existed prior to the Closing Date; (B) the license granted under the Business-Specific Licensed Copyrights does include any registrations filed and issued after the Closing Date that relate to copyrightable works created prior to the Closing Date, and (C) the license granted under the Business-Specific Licensed Trademarks does include any applications and registrations filed and issued after the Closing Date that relate to Business—Specific Licensed Trademarks adopted prior to the Closing Date.

(ii)        The license granted in Section 2.1.1(b) under the Shared Licensed IP is granted as the Shared Licensed IP exists at the Closing Date, and does not grant any license with respect to a Patent Right claiming an invention made after the Closing Date, Know-How developed after the Closing Date, any copyright to a work created after the Closing Date, or any trademark adopted after the Closing Date.  For further clarity, (A) the license granted under the Shared Licensed Patents does include Patent Rights filed and issued after the Closing Date (1) if such Patent Rights directly or indirectly claim priority to a Shared Licensed Patents that was filed prior to the Closing Date (including continuations-in-part but only to the extent the claims in the continuations-in-part claim inventions to subject matter that is related to the Licensed Products and that as of the Closing Date has been used in, or disclosed with the identified intent that it would be useful in, the Bayer Business and that is disclosed and described in a Shared Licensed Patents that was filed prior to the Closing Date or (2) to the extent that such Patent Rights claim any inventions contained within Shared Licensed Know-How as the Shared Licensed Know-How existed prior to the Closing Date); and (B) the license granted under the Shared Licensed Copyrights does include any registrations filed and issued after the Closing Date that relate to copyrightable works created prior to the Closing Date.

2.2.          Know-How Transfer.  To enable Genzyme to exercise the rights granted under this Agreement, Bayer will promptly deliver or otherwise provide to Genzyme and its Representatives Licensed Know-How within the possession or Control of Bayer or any of its Affiliates.  Without limiting the generality of the foregoing, and without limiting the delivery and provision of Licensed Know-How pursuant to the Purchase and Sale Agreement, Leukine Tolling Agreement or Fludara Supply Agreement, as described in the Transition Services Agreement, Bayer will promptly deliver, make available or otherwise provide to Genzyme Licensed Know-How in accordance with the requirements and timelines determined by the Joint Transition Team.  Additionally, on a commercially reasonable schedule and in a commercially reasonable format to be agreed upon by the parties, Bayer will deliver to Genzyme copies of documents, files, diagrams, specifications, designs, schematics, reports, records, laboratory notebooks, data, materials, prototypes, test devices, models and simulations, or other written, graphic, biologic, or other tangible material in

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

Bayer’s or its Affiliates’ possession in any media, to the extent it discloses or embodies Licensed Know-How.  For a period of [**] months after the Closing Date, as requested by Genzyme from time to time, qualified personnel from Bayer familiar with the applicable Licensed Know-How, to the extent Bayer still employs such personnel, will meet or participate in telephone conference calls with personnel from Genzyme at such times, and in the case of in-person meetings, at such venues, to be agreed upon by the parties as reasonably necessary to exchange knowledge necessary to fully transfer all Licensed Know-How.

2.3.          Transfer of Licensed IP.  During the Term, neither Bayer nor any of its Affiliates will transfer or assign its right, title or interest in any Business-Specific Licensed IP to any third party, other than in connection with an assignment of this Agreement as a whole in accordance with Section 15.2.

2.4.          Covenant Not to Sue and [**].

(a)        Bayer hereby covenants that it shall not, and shall cause its Affiliates not to, sue or commence or prosecute any Action against Genzyme or any of its Affiliates, or their successors, assigns or Sublicensees, for [**] on or after the Closing Date (other than [**]), or voluntarily assist any other Person in doing any of the foregoing, but such covenant shall only apply to the extent such [**] for Genzyme to [**] as of the Closing Date. [**] after Closing under which [**]; provided, however, if Genzyme has provided written notice to Bayer that [**], and if [**] then after the date of such written notice [**].

(b)        After the Closing Date, if Genzyme requests [**] that is [**] as of the Closing Date, and if Bayer [**] on the date of Genzyme’s written request, and if such [**], then Bayer and Genzyme will [**].  Such [**].

(c)        After the Closing Date, Genzyme may request from Bayer [**], and if Bayer [**] on the date of Genzyme’s written request, then Bayer and Genzyme will [**].  Such [**]; provided, however, at Bayer’s sole discretion, [**].

(d)        As used in this Section 2.4 the word “necessary” shall mean that there is at that time [**].

(e)        For clarity, except as expressly provided in this Section 2.4, Bayer shall be free to sue Genzyme for [**].

2.5.          Consents Under In-License Agreements.

2.5.1             Bayer will, and will cause its Affiliates to, use, both prior to and for a period of [**] days after the Closing, commercially reasonable efforts to obtain, and Genzyme will use commercially reasonable efforts to assist and cooperate with Bayer in connection therewith, the consent of the licensors under the In-License Agreements identified on Schedule 2.5 to sublicense to Genzyme the Intellectual Property rights licensed to Bayer or its Affiliates thereunder, it being understood that to the extent the

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

foregoing requires any action by Bayer or any of its Affiliates that would affect the Business after the Closing, such action will require the prior written consent of Genzyme, which consent will not be unreasonably withheld or delayed.  Upon obtaining each requisite consent (but not before then), such Intellectual Property licensed to Bayer or its Affiliates under the applicable In-License Agreement will become Licensed IP.

2.5.2             To the extent a third party requires consideration in exchange for a consent to be obtained by Bayer for the sublicense to Genzyme of Intellectual Property licensed to Bayer pursuant to an In-License Agreement identified on Schedule 2.5, the payment of such consideration will be [**], except:

(a)   if a third party requires a resolution of a dispute with Bayer prior to providing a consent, [**]; provided, however, Bayer shall have sole discretion in resolving such dispute;

(b)   if a third party requires a resolution of any dispute with Genzyme prior to providing a consent, [**]; provided, however, Genzyme shall have sole discretion in resolving such dispute.

(c)   if such agreement is a non-exclusive license to Shared Licensed IP and licensor requires a fee for the license, [**].  If Bayer can avoid obtaining a consent required pursuant to Section 2.5.1 by assigning the underlying In-License Agreement rather than granting a sublicense under such In-License Agreement, and Bayer elects to obtain such consent to assignment, then [**] for any consideration required to be paid for such consent.

2.6.          No Rights in SOT Assets.  Notwithstanding anything to the contrary in this Agreement, Genzyme is not acquiring any right, title or interest in the Campath SOT Assets (as such term is defined in the Decision and Order of the FTC relating to the resolution of the case known as In the Matter of Gorilla Corporation and ILEX Oncology, Inc. (FTC File No. 041-0083) (the “SOT Order”)) and Bayer is not licensing or transferring to Genzyme any of Bayer’s right, title or interest, if any, in the Campath SOT Assets (as such term is defined in the SOT Order), under this Agreement or any of the Ancillary Agreements.

3.          PURCHASE AND SALE OF ASSETS; ASSIGNMENT AND ASSUMPTION OF LIABILITIES.

3.1.          Purchase and Sale; Assignment and Assumption.

3.1.1             Purchase and Sale.  Upon the terms and subject to the conditions contained herein, at the Closing, Bayer will, and will cause its Affiliates, to sell, assign, transfer, convey and deliver to Genzyme, and Genzyme will purchase from Bayer and its Affiliates, the Acquired Assets, free and clear of any Encumbrances other than Permitted Encumbrances, in exchange for the payment of the consideration described in Section 4 and the assumption by Genzyme of the Assumed Liabilities.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

3.1.2             Assumed Liabilities.  Upon the terms and subject to the conditions contained herein, at the Closing, Bayer will, and will cause its Affiliates to, assign to Genzyme, and Genzyme will assume, the Assumed Liabilities.

3.2.          Consents.

3.2.1             This Agreement does not constitute an agreement to assign or transfer any Transferred Contract, Transferred Permit or other Acquired Asset that is not assignable or transferable without the consent of or action by another Person (other than Bayer or any of its Affiliates) or action by a Governmental Authority, to the extent that such consent has not been given or such action has not been taken prior to the Closing; provided, however, that Bayer will, and will cause its Affiliates to, use, both prior to and after the Closing, commercially reasonable efforts to obtain, and Genzyme will assist and cooperate with Bayer in connection therewith, all necessary consents to the assignment and transfer thereof, it being understood that to the extent the foregoing requires any action by Bayer or any of its Affiliates that would affect the Business after the Closing, such action will require the prior written consent of Genzyme.  Upon obtaining the requisite third party consents thereto, such Transferred Contract, Transferred Permit or other Acquired Asset will be transferred and assigned to Genzyme hereunder.

3.2.2             With respect to any Transferred Contract, Transferred Permit or other Acquired Asset that is not transferred or assigned to Genzyme at the Closing by reason of Section 3.2.1 (a “Nonassigned Asset”), after the Closing and until the requisite consent is obtained and the foregoing is transferred and assigned to Genzyme, Bayer will, and will cause its Affiliates to, take commercially reasonable efforts to provide to Genzyme the benefits thereof (or substantially comparable benefits) and will enforce, at the request of and for the account of Genzyme, any rights of Bayer or any of its Affiliates arising thereunder against any Person, including the right to elect to terminate in accordance with the terms thereof upon the advice of Genzyme.  If Genzyme is provided with benefits of any Nonassigned Asset, Genzyme will perform, at the direction of Bayer or its Affiliate, as applicable, the obligations of Bayer or its Affiliate thereunder.  Notwithstanding anything to the contrary set forth herein, to the extent that any Assumed Liability relates to any Nonassigned Asset, such Assumed Liability will not be deemed to be an Assumed Liability unless and until such Nonassigned Asset is transferred and assigned to Genzyme or Genzyme obtains the benefit of such Nonassigned Asset under this Section 3.2.2, at which point such Liability will become an Assumed Liability hereunder.  The provisions of this Section 3.2 will in no way be deemed to be a waiver on the part of Genzyme of the closing condition set forth in Section 10.7.

3.3.          Consent Costs.  To the extent a third party requires consideration in exchange for (a) a consent to be obtained by Bayer, as set forth on Schedule 6.4 or (b) a consent to be obtained by Genzyme, as set forth on Schedule 7.4, the payment of such consideration will be [**], except:

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

(i)         if such consideration to a third party was explicitly set forth as a requirement for a consent in the underlying Contractual Obligation with such third party or was known by the party to the Contractual Obligation as of the Execution Date, the cost of obtaining the consent will be [**];

(ii)        if a third party requires a resolution of a dispute with respect to the underlying Contractual Obligation prior to providing a consent, the party to the Contractual Obligation is [**] resolution of such dispute; and

(iii)       if Bayer can avoid obtaining a consent required in connection with the transfer of a Contractual Obligation by sublicensing to Genzyme the rights granted to Bayer under the underlying Contractual Obligation rather than assigning such Contractual Obligation, and Bayer elects to obtain such consent, then [**].

With regard to consideration paid to a third party in exchange for a consent that is to be [**], the party to the underlying Contractual Obligation that is required to use commercially reasonable efforts to obtain such consent pursuant to Section 8.3 will control the negotiations with such third party, but may only agree to an amount of consideration to be paid to such third party with the consent of the other party hereto, which consent will not be unreasonably withheld or delayed.

4.          CONSIDERATION

4.1.          Oncology Products.

4.1.1             Pre-Existing Payment Obligation.  Notwithstanding anything to the contrary in this Agreement or any Ancillary Agreement, the parties shall make payments due as of the Closing Date under the [**], except as set forth in Section 4.1.2.

4.1.2             Inventory Payment.  Subject to the terms and conditions of this Agreement, at the Closing, Genzyme will pay to Bayer an amount equal to [**] at the Closing (such amount determined in accordance with Section 4.1.3(a) and subject to true-up in accordance with that Section).

4.1.3             Estimated Inventory and True Up.

(a)   On the day that is five (5) Business Days prior to the Closing Date, Bayer shall prepare and deliver to Genzyme a schedule that sets forth by item, location, quantity, expiration date, lot number and [**] (i) Bayer’s estimate of the Inventory located in the United States and (ii) Bayer’s estimate of the Inventory located outside of the United States, in accordance with the procedures set forth in Exhibit 4.1.3.  These must be Bayer’s good faith estimates of the indicated items.

(b)   Bayer shall conduct a physical count of the Inventory located in the United States (the “Domestic Count”) on the Closing Date, and Genzyme and/or its

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

designee, which may be an independent accounting firm, shall have the right to observe such count, in accordance with the procedures set forth in Exhibit 4.1.3 in order to determine the quantity of all items of such Inventory. Based upon such physical count and documented Inventory in transit, Bayer shall prepare and deliver to Genzyme a schedule, by item, location, quantity, expiration date, lot number and [**], of the Inventory represented by the Domestic Count (the “Closing Domestic Inventory Schedule”) within thirty (30) days after Closing.  Leukine Inventory with an expiration date [**] months after the Closing Date and Campath and Fludara Inventory with an expiration date [**] months after the Closing Date will not be counted in the Domestic Count.

(c)   Bayer shall conduct a physical count of the Inventory located outside the United States (the “Foreign Count”) on the Closing Date, and Genzyme and/or its designee, which may be an independent accounting firm, shall have the right to observe such count, in accordance with the procedures set forth in Exhibit 4.1.3 in order to determine the quantity of all items of such Inventory.  Based upon such physical count and documented Inventory in transit, Bayer shall prepare and deliver to Genzyme a schedule, by item, location, quantity, expiration date, lot number and [**], of the Inventory represented by the Foreign Count (the “Closing Foreign Inventory Schedule”) within thirty (30) days after Closing.  Leukine Inventory with an expiration date [**] months after the Closing Date and Campath and Fludara Inventory with an expiration date [**] months after the Closing Date will not be counted in the Foreign Count.

(d)   The Closing Foreign Inventory Schedule and Closing Domestic Inventory Schedule (each, an “Inventory Schedule” and, together, the “Inventory Schedules”) will be final, conclusive and binding on the parties unless Genzyme provides a written notice (a “Dispute Notice”) to Bayer no later than [**] days after delivery of both Inventory Schedules setting forth in reasonable detail (a) any item on the Inventory Schedules which Genzyme believes has not been prepared in accordance with this Agreement (each, a “Disputed Item”), (b) the correct amount of each Disputed Item and (c) the correct amount of the applicable items of the Inventory based solely on the correct amount of each Disputed Item.  Any item or amount to which no dispute is raised in the Dispute Notice will be final, conclusive and binding on the parties.  Bayer shall provide Genzyme with full access to all records and work papers that form the basis for the information included in the Inventory Schedules.  Absent manifest error, Genzyme may not dispute the quantity of Inventory located at a location where Genzyme elected to not observe the count or arrange for a designee to observe the count unless (i) the [**] of the Inventory located at such location as set forth in the estimates described in Section 4.1.3(a) is [**] and (ii) the quantity of Inventory reported by Bayer to exist at such location varies by more than [**] or [**].

(e)   Bayer and Genzyme will attempt to resolve the matters raised in a Dispute Notice in good faith.  Fifteen (15) Business Days after delivery of the Dispute

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

Notice, either Bayer or Genzyme may provide written notice (an “Arbitration Notice”) to the other that it elects to submit the disputed items to an arbitrator (the “Inventory Referee”), who must be a certified public accountant at Ernst & Young, KPMG, Deloitte, PricewaterhouseCoopers or any other internationally-recognized auditing firm to which the parties mutually agree.  If Bayer and Genzyme cannot agree on an Inventory Referee within fifteen (15) Business Days after an Arbitration Notice is provided, Bayer and Genzyme will petition the American Arbitration Association to assign an Inventory Referee which meets the criteria described above as soon as practicable (but in any event no later than the twentieth (20th) Business Day after such Arbitration Notice is provided).  On the fifth (5th) Business Day following appointment of an Inventory Referee, Bayer will submit the Inventory Schedule to the Inventory Referee (if applicable, as amended following discussions with Genzyme) with a copy to Genzyme, and Genzyme will submit the Dispute Notice (if applicable, as amended following discussions with the Bayer) to the Inventory Referee with a copy to Bayer.  The Inventory Referee will resolve the dispute pursuant to such procedures that he establishes and deems fair and equitable, provided, however, that Bayer and Genzyme must each be afforded an opportunity to provide a written submission in support of its position and to advocate for its position personally before the Inventory Referee, in the presence of the other party.  If the Inventory Referee requires in-person presentations, such presentations will be made in the New York metropolitan area.

(f)    The Inventory Referee will promptly review only those items and amounts specifically set forth and objected to in the Dispute Notice submitted to him and resolve the dispute in accordance with this Agreement.  Each of the parties to this Agreement agrees to use its commercially reasonable efforts to cooperate with the Inventory Referee and to cause the Inventory Referee to resolve any dispute no later than thirty (30) Business Days after selection of the Inventory Referee.  The decision of the Inventory Referee with respect to any such dispute will be final, conclusive and binding on the parties.

(g)   The fees and expenses of the Inventory Referee will be borne by Genzyme if the aggregate [**] of the Inventory transferred at Closing as finally determined by the Inventory Referee is closer to the aggregate [**] of the Inventory transferred at Closing presented by Bayer to the Inventory Referee (i.e. assuming all Disputed Items are resolved in Bayer’s favor) than the aggregate [**] of the Inventory transferred at Closing presented by Genzyme to the Inventory Referee (i.e. assuming all Disputed Items are resolved in Genzyme’s favor).  The fees and expenses of the Inventory Referee will be borne by Bayer if the aggregate [**] of the Inventory transferred at Closing as finally determined by the Inventory Referee is closer to the aggregate [**] of the Inventory transferred at Closing presented by Genzyme to the Inventory Referee (i.e. assuming all Disputed Items are resolved in Genzyme’s favor) than the aggregate [**] of the Inventory transferred at Closing presented by Bayer to the Inventory Referee (i.e. assuming all Disputed Items are resolved in Bayer’s favor).  Notwithstanding the above, if the Inventory Referee

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

concludes that the fee allocation set forth in this paragraph (g) would be inequitable under the circumstances, the Inventory Referee may specify a percentage of fees and expenses to be borne by each party.

(h)   Once the Inventory Schedules are final, conclusive and binding and any items raised in a Dispute Notice have been resolved, if the finally determined aggregate [**] of the Inventory transferred at Closing is less than the amount paid to Bayer at Closing pursuant to Section 4.1.2, Bayer shall pay the difference to Genzyme by wire transfer within thirty (30) days.  If the finally determined aggregate [**] of the Inventory transferred at Closing was greater than the amount paid to Bayer at Closing pursuant to Section 4.1.2, Genzyme shall pay Bayer the difference by wire transfer within thirty (30) days.

(i)    If on the last day of the month which is at least [**] days following the Closing Date Genzyme has not sold Leukine Transferred Inventory with an expiration date of [**] months [**], Bayer will refund the aggregate [**] thereof to Genzyme, provided, however, that since the Closing Date Genzyme has, on a country-by-country basis, used its commercially reasonable efforts to sell Leukine Transferred Inventory prior to Leukine purchased under the Leukine Tolling Agreement.  If on the last day of the month which is at least [**] days following the Closing Date Genzyme has not sold Fludara Transferred Inventory with an expiration date of [**] months [**], Bayer will refund the aggregate [**] thereof to Genzyme, provided, however, that since the Closing Date Genzyme has, on a country-by-country basis, used its commercially reasonable efforts to sell Fludara Transferred Inventory prior to Fludara purchased under the Fludara Supply Agreement.  If on the last day of the month which is at least [**] days following the Closing Date Genzyme has not sold Campath Transferred Inventory with an expiration date of [**] months [**], Bayer will refund the aggregate [**] thereof to Genzyme, provided, however, that since the Closing Date, Genzyme has, on a country-by-country basis, used its commercially reasonable efforts to sell Campath Transferred Inventory prior to Campath manufactured by Genzyme after the Closing Date.  Any Transferred Inventory which is the subject of a refund shall be promptly destroyed [**], and a certificate of destruction shall be provided to Bayer.  Genzyme shall promptly return any refund to Bayer to the extent Genzyme sells any Transferred Inventory which was the subject of a refund prior to its destruction.

(j)    If Genzyme designates PricewaterhouseCoopers or a foreign affiliate of such firm to serve as its designee to observe an inventory count, and the performance of such service for Genzyme would, as determined by such firm, create a conflict of interest that cannot be resolved through creation of an ethical barrier between relevant client teams or other similar measures, Genzyme will observe, or select an alternate designee to observe, such inventory count.

4.1.4             Royalties under In-License Agreements.  From and after the Closing Date,

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

Genzyme or its Affiliate hereby agrees to make the monetary payments owed to third parties pursuant to the In-License Agreements (other than payments attributed to sales made or reimbursement of development activities performed prior to the Closing), by either making such payments directly to such third parties or reimbursing Bayer for making such payments.

4.1.5             Royalty Payments.  In accordance with the terms and conditions of this Agreement, Genzyme or its Affiliate will make royalty payments to Bayer by paying a percentage of Net Sales in the Territory of the Oncology Products as set forth below (collectively, the “Oncology Product Royalty Payments”):

Oncology Product	Percentage of Net Sales
Fludara	[**]% through calendar year [**]; [**]% during and after calendar year [**]

Leukine	[**]% through calendar year [**]; [**]% during and after calendar year [**]

Campath Oncology	[**]%

Genzyme will make such Oncology Product Royalty Payments until the earlier of (a) the aggregate of all Oncology Product Royalty Payments equalling US $500 million or (b) eight (8) years from the Closing Date, at which time Genzyme’s obligation to make any such Oncology Product Royalty Payments will terminate.

4.1.6             Milestone Payments.  In accordance with the terms and conditions of this Agreement, within [**] days after the achievement of each of the following indicated events collectively by Genzyme, its Affiliate or Sublicensee, Genzyme will pay to Bayer the following milestone payments (the “Oncology Product Milestone Payments”):

Event	Amount
If Net Sales of the Oncology Products in the Territory collectively reach US $[**] (“First Oncology Milestone Threshold”) in Oncology Year One	US $	[**]

If Net Sales of the Oncology Products in the Territory collectively reach US $[**] (“Second Oncology Milestone Threshold”) in Oncology Year Two	US $	[**]

If Net Sales of the Oncology Products in the Territory collectively reach US $[**] (“Third Oncology Milestone Threshold”) in Oncology Year Three	US $	[**]

Wherein for Section 4.1.6:

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

(a)   If the First Oncology Milestone Threshold is reached in any contiguous twelve (12) month period between [**] and [**], “Oncology Year One” will be the first twelve (12) month period between [**] and [**] in which the First Oncology Milestone Threshold is reached.  If the First Oncology Milestone Threshold is not met in any contiguous twelve (12) month period between [**] and [**], then Oncology Year One will be designated as calendar year [**].

(b)   If the First Oncology Milestone Threshold is reached in Oncology Year One, then “Oncology Year Two” will be the twelve (12) month period following Oncology Year One.  If the First Oncology Milestone Threshold is not reached in Oncology Year One, Oncology Year Two will be the first contiguous twelve (12) month period between [**] and [**] in which the Second Oncology Milestone Threshold is reached; provided, however, if the Second Oncology Milestone Threshold is not reached in any contiguous twelve (12) month period between [**] and [**], then Oncology Year Two will be designated as calendar year [**].

(c)   If the First Oncology Milestone Threshold is reached in Oncology Year One, then “Oncology Year Three” will be the contiguous twelve (12) month period following Oncology Year Two.  If the First Oncology Milestone Threshold is not reached in Oncology Year One and the Second Oncology Milestone Threshold is reached in Oncology Year Two, then Oncology Year Three will be the contiguous twelve (12) month period following Oncology Year Two.  If the First Oncology Milestone Threshold is not reached in Oncology Year One and the Second Oncology Milestone Threshold is not reached in Oncology Year Two, then Oncology Year Three will be the first contiguous twelve (12) month period between [**] and [**] in which the Second Oncology Milestone Threshold is reached.

(d)   Each of the three (3) Oncology Product Milestone Payments under this Section 4.1.6 will only be payable the first time such milestone is reached.

4.2.          Alemtuzumab MS.

4.2.1             Royalty Payments.  In accordance with the terms and conditions of this Agreement, Genzyme will make royalty payments to Bayer by paying a percentage of Net Sales in the Territory of Approved Alemtuzumab MS as set forth below (collectively, the “Alemtuzumab MS Royalty Payments”):

Aggregate Payments to Bayer	Percentage of Net Sales
Aggregate royalty payments to Bayer on Net Sales of Approved Alemtuzumab MS is less than or equal to US $[**]	[**]	%

Aggregate royalty payments to Bayer on Net Sales of Approved Alemtuzumab MS is greater than US $[**] and less than or equal to US $[**]	[**]	%

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

Genzyme will not be obligated to make any Alemtuzumab MS Royalty Payments or record any Net Sales in the Territory of Approved Alemtuzumab MS until the earlier of (i) FDA approval or (ii) marketing approval by the EMEA of Alemtuzumab MS.  Genzyme will make such Alemtuzumab MS Royalty Payments until the earlier of (a) the aggregate of all Alemtuzumab MS Royalty Payments equalling US $1.25 billion or (b) ten (10) years from the date of first commercial sale of Alemtuzumab MS after FDA approval or marketing approval by the EMEA, at which time Genzyme’s obligation to make such Alemtuzumab MS Royalty Payments will terminate.

4.2.2             Milestone Payments.  In accordance with the terms and conditions of this Agreement, including Section 4.2.3 below, within [**] days after the end of the calendar year in which the following indicated events are achieved collectively by Genzyme, its Affiliates or Sublicensees, Genzyme will pay to Bayer the following milestone payments (the “Alemtuzumab MS Milestone Payments”):

Event	Amount
If Net Sales of Approved Alemtuzumab MS in the Territory reach US $[**] in any contiguous twelve (12) month period between [**] and [**]	[**]% of Net Sales of Approved Alemtuzumab MS in the Territory in the first such twelve (12) month period

If Net Sales of Approved Alemtuzumab MS in the Territory reach US $[**] in any contiguous twelve (12) month period between [**] and [**]	[**]% of Net Sales of Approved Alemtuzumab MS in the Territory in the first such twelve (12) month period

If Net Sales of Approved Alemtuzumab MS in the Territory reach US $[**] in any contiguous twelve (12) month period from [**] and [**]	[**]% of Net Sales of Approved Alemtuzumab MS in the Territory in the first such twelve (12) month period

If Net Sales of Approved Alemtuzumab MS in the Territory reach US $[**] in any contiguous twelve (12) month period from [**] and [**]	[**]% of Net Sales of Approved Alemtuzumab MS in the Territory in the first such twelve (12) month period

If any of the four (4) milestones in Section 4.2.2 is met in [**] during the [**] time period specified for such milestone, then the [**] where such milestone is reached shall be used to determine Net Sales with regard to the applicable Alemtuzumab MS Milestone Payment.  Each of the four (4) Alemtuzumab MS Milestone Payments under this Section 4.2.2 will only be payable the first time such milestone is reached.

4.2.3             Milestone Buyout Option.  In lieu of paying the Alemtuzumab MS Milestone Payments under Section 4.2.2, Genzyme has the option exercisable in its sole discretion within [**] days of the end of calendar year 2020, to make a one-time payment

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

to Bayer equal to [**] of the annual Net Sales in the Territory of Approved Alemtuzumab MS in calendar year 2020 (the “Milestone Buyout Payment”); provided, however, that the Milestone Buyout Payment will not be less than US $[**] nor greater than US $900 million, regardless of the actual annual Net Sales in the Territory of Approved Alemtuzumab MS in calendar year 2020.  Upon paying the Milestone Buyout Payment, Genzyme’s obligation to make any Alemtuzumab MS Milestone Payments under Section 4.2.2 will terminate.

4.3.          Payment Provisions.

4.3.1             Royalty Payment Reports and Payments.  For as long as Genzyme is obligated to make Oncology Product Royalty Payments pursuant to Section 4.1.5 or Alemtuzumab MS Royalty Payments pursuant to Section 4.2.1 (collectively, the “Royalty Payments”), within [**] days after the last day of each calendar quarter, Genzyme will deliver to Bayer a report of Net Sales of each respective Licensed Product by Genzyme, its Affiliates and Sublicensees during the preceding quarterly period (any such period, a “Payment Period”), with all Royalty Payments, if any, due for the Payment Period covered by such report being due no later than [**] days after the last day of such Payment Period.  Such reports shall be Genzyme’s Confidential Information and subject to Bayer’s non-disclosure and non-use obligations under Section 8.8.3.

4.3.2             Payment Method.

(a)   Royalty Payments under this Agreement will be made by Genzyme or its Affiliates in (i) U.S. Dollars for the portion of such Royalty Payment attributable to Net Sales invoiced by Genzyme or its Affiliates in a currency other than Euros and (ii) Euros for the portion of such Royalty Payment attributable to Net Sales invoiced by Genzyme or its Affiliates in Euros, by wire transfer to a bank account designated by Bayer.

(b)   Milestone Payments under this Agreement will be made by Genzyme or its Affiliates in (i) U.S. Dollars for the portion of the applicable milestone threshold attributable to Net Sales invoiced by Genzyme or its Affiliates in a currency other than Euros and (ii) Euros for the portion of the applicable milestone threshold attributable to Net Sales invoiced by Genzyme or its Affiliates in Euros, by wire transfer to a bank account designated by Bayer.

(c)   The Milestone Buyout Payment, if any, will be made by Genzyme or its Affiliates in (i) U.S. Dollars for the portion of the underlying Net Sales that are invoiced by Genzyme or its Affiliates in a currency other than Euros and (ii) Euros for the portion of the underlying Net Sales that are invoiced by Genzyme or its Affiliates in Euros, by wire transfer to a bank account designated by Bayer.

(d)   The payment for Transferred Inventory set forth in Section 4.1.2 will be made by Genzyme or its Affiliates in (i) U.S. Dollars for Leukine and Fludara

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

Inventory, wherever it is located, and for Campath Inventory located in the United States and (ii) Euros for Campath Inventory located outside of the United States, by wire transfer to a bank account designated by Bayer.

4.3.3             Exchange Rate.  Net Sales calculated under this Agreement will be computed for each calendar quarter with Net Sales invoiced in a currency other than Euro or U.S. Dollars converted into U.S. Dollars in accordance with GAAP, using the average of the relevant exchange rates for each month of such quarter based on the rates published by Bloomberg for such month.  In the event that Bloomberg does not publish an exchange rate for the conversion of any given currency into U.S. Dollars or Euros for any given month or longer period, or if Bloomberg ceases to publish such rate, then the rates published by the European Central Bank on its web site (http://www.ecb.int) shall be used for the purposes of calculating rates for the currency conversion.  For purposes of calculating (a) the U.S. Dollar-based payment limitations and thresholds for Royalty Payments, (b) the U.S. Dollar-based milestone thresholds and limitations and (c) the U.S. Dollar-based amount of the Milestone Buyout Payment, Net Sales invoiced in Euro will be converted into U.S. Dollars in the same manner as described for non-Euro currencies in the first sentence of this Section 4.3.3.  With each quarterly Royalty Payment, Genzyme will provide to Bayer a report detailing, with respect to the applicable quarter, the contribution of Net Sales invoiced (x) during such quarter and (y) during such quarter and all previous quarters to the Net Sales thresholds for determination of when Milestone Payments are payable pursuant to Sections 4.1.6, 4.2.2 or 4.2.3 and for determination of when royalties will no longer be payable pursuant to Section 4.1.5 or 4.2.1, in each case converted into U.S. Dollars in accordance with this Agreement.  The computation and determination of U.S. Dollar based payment limitations and thresholds, Milestone Payments, if any, and the Milestone Buyout Payment, if any, will be based on the exchange rates used in such reports and not at those of the day of payment.

4.3.4             Withholdings.  Any income Tax or other Tax which Genzyme is required by applicable Legal Requirements to withhold or pay to a Governmental Authority with respect to monies payable under this Agreement will be deducted from the amount of such payments and paid to the relevant Governmental Authority.  Any amounts actually deducted, withheld or paid pursuant to the foregoing sentence will be treated for all purposes of this Agreement as paid to the Person in respect of which such withholding, deduction or payment was made.  If Genzyme or any of its Affiliates is required to make any such payment, deduction or withholding, Genzyme will notify Bayer of such requirement thirty (30) days prior to the first time any particular type of payment requires such payment, deduction or withholding, and thereafter with respect to each subsequent payment of that type, indicate the details of the payment, deduction or withholding in its report to Bayer accompanying the payment with respect to which such payment, deduction or withholding has been made.  Upon written request from Bayer, Genzyme will promptly provide (or cause to be provided) to Bayer a certificate or other documentary evidence establishing the payment to the relevant Governmental Authority of any amount withheld or deducted by Genzyme or its Affiliates.  No deduction shall be made or a reduced amount shall be deducted if Genzyme or its paying Affiliate is timely

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

furnished with the necessary documents prescribed by applicable Legal Requirement in a form reasonably satisfactory to Genzyme identifying that the payment is exempt from Tax or subject to a reduced Tax rate.  Genzyme (and its Affiliates) and Bayer will reasonably cooperate in completing and filing documents required under the provisions of any applicable Tax treaty or under any other applicable Legal Requirement, in order to enable Genzyme to make such payments to Bayer without any deduction or withholding, or any reduced deduction or withholding, if possible.

4.3.5             VAT.

(a)   All agreed remunerations are considered to be net of value added tax (“VAT”).  Subject to the provisions of this Section 4.3.5, VAT applies additionally as legally owed, payable after receipt of a correct invoice, which meets all requirements according to the applicable VAT Legal Requirements.  If any documents or information are required to invoice the delivery of goods or services exempt from VAT and these documents or information can only be provided by Genzyme, Genzyme shall promptly provide these documents or information referring to provisions of the applicable law.  If any of these documents or information are not provided duly or are incomplete Bayer shall invoice plus VAT if required and owed by applicable VAT-law.  For the avoidance of doubt, Bayer and Genzyme’s current understanding of the Legal Requirements is that VAT does not apply under current Legal Requirements to transfers to Genzyme or a Luxembourg Affiliate of Genzyme (including a Swiss branch of a Luxembourg Affiliate) in connection with the Contemplated Transactions.

(b)   If permitted locally, at the request of Genzyme, Bayer and Genzyme shall take all reasonable steps to ensure that the transfer of the Acquired Assets shall be subject to specific local VAT legislation which permits not effectively taxing such transfers with VAT.  In that event, Bayer and Genzyme agree to cooperate as much as possible to ensure that non-taxation will apply locally.

(c)   In the event Section 4.3.5(b) is not applicable, Bayer and Genzyme agree to cooperate in finding and implementing acceptable solutions for both parties that mitigate or eliminate the burdens that are caused by charging VAT amounts, including cash flow losses, irrecoverable amounts of local VAT, interest and other financing costs, administrative costs and compliance costs.  Such solutions will extend to, but are not limited to, causing the Acquired Assets to be physically shipped to a different location.

4.4.          Records; Audit.  Genzyme will, and will cause its Affiliates to, keep and maintain for [**] years after the relevant calendar quarter complete and accurate books and records in sufficient detail so that Net Sales and payments made hereunder can be properly calculated.  No more frequently than once during each calendar year during the Term and once during the [**] year period thereafter, Genzyme will permit Bayer’s auditors from Ernst & Young, KPMG, Deloitte, PricewaterhouseCoopers or any other auditing firm to which Genzyme has

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

no reasonable objection, and with at least [**] days advance notice at any time during normal business hours, accompanied at all times, to inspect, audit and copy reasonable amounts of relevant accounts and records of Genzyme and its Affiliates and reports submitted to Genzyme and its Affiliates from Sublicensees, for the sole purpose of verifying the accuracy of the calculation of payments to Bayer pursuant to this Section 4.  The accounts, records and reports related to any particular period of time may only be audited one time under this Section 4.4.  Bayer will cause its auditors not to provide Bayer with any copies of such accounts, records or reports and not to disclose to Bayer any information other than information relating solely to the accuracy of the accounting and payments made by Genzyme pursuant to this Section 4.  Bayer will cause its auditors to promptly provide a copy of their report to Genzyme.  If such audit determines that payments are due to Bayer, Genzyme will pay to Bayer any such additional amounts within [**] days after the date on which such auditor’s written report is delivered to Genzyme and Bayer, unless such audit report is disputed by Genzyme, in which case the dispute will be resolved in accordance with Section 15.10.  If such audit determines that Genzyme has overpaid any amounts to Bayer, Bayer will refund any such overpaid amounts to Genzyme within [**] days after the date on which such auditor’s written report is delivered to Genzyme and Bayer.  Any such inspection of records will be at Bayer’s expense unless such audit discloses a deficiency in the payments made by Genzyme (whether for itself or on behalf of its Affiliates) of more than [**] of the aggregate amount payable for the relevant period, in which case Genzyme will bear the cost of such audit.  Each of the parties agrees that all information subject to review under this Section 4.4 is Genzyme’s Confidential Information that is subject to Bayer’s confidentiality and non-use obligations under Section 8.8.3, and Bayer agrees that it will cause its accounting firm to also retain all such information subject to the non-disclosure and non-use restrictions of Section 8.8.3 or similar (but no less stringent) obligations of confidentiality and non-use customary in the accounting industry.

5.          CLOSING

5.1.          The Closing.  The licenses granted in Section 2.1.1 will take effect, and the purchase and sale of the Acquired Assets and the assumption of the Assumed Liabilities (the “Closing”) will take place, at the offices of Fulbright & Jaworski L.L.P. in Washington, D.C., within five (5) Business Days following the satisfaction or waiver of the conditions set forth in Sections 10 and 11 that may be satisfied or waived prior to Closing, or at such other place and on such other date as Genzyme and Bayer may agree in writing, in each case, subject to the satisfaction or waiver of the conditions set forth in Sections 10 and 11.  Except as otherwise provided in Section 12, the failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place specified herein will not relieve any party to this Agreement of any obligation under this Agreement.  For all purposes, the Closing shall be effective as of 11:59 pm on the Closing Date.

5.2.          Closing Deliveries.  The parties will take the actions set forth in this Section 5.2 at the Closing, in each case subject to satisfaction or waiver of the conditions set forth in Sections 10 and 11.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

(a)   Genzyme will deliver to Bayer the consideration described in Section 4.1.2 by wire transfer of immediately available federal funds to the account designated in writing to Genzyme, which account Bayer will designate not fewer than five (5) Business Days prior to the scheduled Closing Date.

(b)   Bayer will, and will cause its Affiliates who own or Control Acquired Assets to, execute one or more bills of sale, in a form reasonably acceptable to Genzyme, with respect to all tangible personal property included in the Acquired Assets.

(c)   Bayer will, and will cause its Affiliates who own or Control Acquired Assets to, execute one or more domain name assignments in substantially the form attached hereto as Exhibit 5.2(c) (collectively, the “Domain Name Assignment Documentation”).

(d)   Bayer will, and will cause its Affiliates to, execute one or more assignments to contribute the Business Specific Licensed IP and assign the Distribution and Development Agreement into the NewCo(s).

(e)   Genzyme and Bayer will execute and deliver letters to the FDA with regard to transferring any Transferred Permit granted or administered by the FDA.

(f)   Bayer will, and will cause its Affiliates who own or Control Acquired Assets to, and Genzyme will, execute a U.S. instrument of assignment and assumption in form and substance reasonably acceptable to the parties with respect to the Assumed Liabilities, Transferred Contracts, Transferred Permits, and other Acquired Assets that are not tangible personal property to be transferred under U.S. Legal Requirements, a German instrument of assignment and assumption in form and substance reasonably acceptable to the parties with respect to the Assumed Liabilities, Transferred Contracts, Transferred Permits, and other Acquired Assets that are not tangible personal property to be transferred under German Legal Requirements, and such other instruments as will be reasonably requested by Genzyme to vest in Genzyme title in and to the other Acquired Assets, in accordance with the provisions hereof.

(g)   Genzyme and Bayer will, or will cause their respective Affiliates to, as appropriate, execute and deliver to each other the following:

(i)          the Distribution and Development Agreement in substantially the form attached hereto as Exhibit 5.2(g)(i) (the “Distribution and Development Agreement”);

(ii)         the Purchase and Sale Agreement in substantially the form attached hereto as Exhibit 5.2(g)(ii) (the “Purchase and Sale Agreement”);

(iii)        the Fludara Commercial Supply Agreement in substantially the

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

form attached hereto as Exhibit 5.2(g)(iii) (the “Fludara Supply Agreement”);

(iv)       the Leukine Manufacturing Tolling Agreement in substantially the form attached hereto as Exhibit 5.2(g)(iv) (the “Leukine Tolling Agreement”);

(v)        the Transition Services Agreement in substantially the form attached hereto as Exhibit 5.2(g)(v) (the “Transition Services Agreement”);

(vi)       the Pharmacovigilance Agreement in a form to be mutually agreed by the Parties (the “Pharmacovigilance Agreement”);

(vii)      the Marketing Authorization Agency Agreement in a form to be mutually agreed by the Parties (the “Marketing Authorization Agency Agreement”);

(viii)     the Quality Assurance Agreement in a form to be mutually agreed by the Parties (the “Quality Assurance Agreement”); and

(ix)       one or more agreements as to each NewCo to be mutually agreed by the parties and substantially in accordance with the terms attached hereto at Schedule 8.23 (“NewCo Agreements”).

(h)   The parties will deliver the various certificates, instruments and documents required of each of them under Sections 10 and 11.

5.3.         Conveyance of Acquired Assets.  Bayer and Genzyme will negotiate in good faith prior to Closing and will establish a delivery schedule for the transfer and conveyance of the Acquired Assets to Genzyme on and after the Closing Date in light of their present condition and location and the operational needs of the Bayer Business and the most efficient method of transferring. Bayer will deliver the Acquired Assets as required by such schedule.

6.          REPRESENTATIONS AND WARRANTIES OF BAYER.

In order to induce Genzyme to enter into and perform this Agreement and to consummate the Contemplated Transactions, Bayer hereby represents and warrants to Genzyme, as of the date hereof and as of the Closing Date, as follows:

6.1.         Organization.  Bayer and any of its Affiliates that will be a party to any Ancillary Agreement is (a) duly organized, validly existing and to the extent such concept is applicable in a jurisdiction, is in good standing under the laws of the jurisdiction of its organization and (b) is duly qualified to do business and to the extent such concept is applicable in a jurisdiction, in good standing in each jurisdiction where the nature of the activities conducted by it or the character of the property owned by it make such qualification necessary, except for those jurisdictions where the failure to be so qualified does not constitute a Material Adverse Effect.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

6.2.         Power and Authorization.  The execution, delivery and performance by Bayer and its Affiliates of this Agreement and each Ancillary Agreement to which Bayer or such Affiliate is (or will be) a party and the consummation of the Contemplated Transactions are within the power and authority of Bayer and any such Affiliate and have been duly authorized by all necessary corporate, limited liability company or other applicable entity action on the part of Bayer and any such Affiliate.  This Agreement and each Ancillary Agreement to which Bayer or any of its Affiliates is (or will be) a party (a) has been (or, in the case of Ancillary Agreements to be entered into at, prior to or after the Closing, will be) duly executed and delivered by Bayer or any such Affiliate and (b) assuming the due execution and delivery by Genzyme is (or, in the case of Ancillary Agreements to be entered into at or prior to the Closing, will be) a legal, valid and binding obligation of Bayer and any such Affiliate, enforceable against Bayer and such Affiliates, as applicable, in accordance with its terms, except as that enforceability may be (i) limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and (ii) subject to general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law).  Each of Bayer and any of its Affiliates that will be a party to any Ancillary Agreement has the full power and authority necessary to own and use its assets related to the Bayer Business and carry its relevant portion of the Bayer Business.

6.3.         Authorization of Governmental Authorities.  Except as disclosed on Schedule 6.3, and ignoring for this purpose the Permits and Section 3.2, no action by (including any authorization, consent or approval), or in respect of, or filing with, any Governmental Authority in any Material Country is required for, or in connection with (a) the authorization, execution, delivery and performance by Bayer or any of its Affiliates of this Agreement and each Ancillary Agreement to which Bayer or any of its Affiliates is (or will be) a party or (b) the consummation of the Contemplated Transactions by Bayer or any of its Affiliates.

6.4.         Noncontravention.  Except as disclosed on Schedule 6.4, and ignoring for this purpose Section 3.2, neither the execution, delivery and performance by Bayer or any of its Affiliates of this Agreement or any Ancillary Agreement to which it is (or will be) a party nor the consummation of the Contemplated Transactions will:

(a)        assuming the taking of any action by (including any authorization, consent or approval), or in respect of, or any filing with, any Governmental Authority, in each case, with respect to Permits or as disclosed on Schedule 6.3, violate any Legal Requirement applicable to Bayer or any of its Affiliates in any Material Country;

(b)        result in a breach or violation of, or default under, any Contractual Obligation of Bayer or any of its Affiliates;

(c)        require any action by (including any authorization, consent or approval) or in respect of (including notice to) any Person under any Contractual Obligation of Bayer or any of its Affiliates;

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

(d)        result in the creation or imposition of a material Encumbrance upon, or the forfeiture of, any Acquired Asset, any Business-Specific Licensed IP or Shared Licensed IP (with regard to the Shared Licensed IP, to the extent it would affect Genzyme’s rights to such Shared Licensed IP under this Agreement); or

(e)        result in a breach or violation of, or default under, the Organizational Documents of Bayer or any of its Affiliates.

6.5.         Financial Information.  The financial information disclosed on Schedule 6.5 (a) is complete and correct in all material respects and was derived from the books and records of the Business, (b) has been prepared in a manner designed to reflect International Financial Reporting Standards, consistently applied, using good faith allocations of overhead and other expense items applicable to both the indicated Licensed Product and products other than the indicated Licensed Product where applicable, and (c) fairly presents, in all material respects, the results of operations of the Licensed Products as a whole for the indicated periods.

6.6.         Inventory.  Schedule 6.6 sets forth the level of shipments of Licensed Products in each of the last two (2) calendar quarters of 2008 and 2007.  The Transferred Inventory is usable and saleable as of the Closing Date in the Ordinary Course of Business.

6.7.         Absence of Certain Developments.

6.7.1            Since September 30, 2008 (except as otherwise noted in subsection (g)), the Bayer Business has been conducted in the Ordinary Course of Business and, except for the matters disclosed on Schedule 6.7.1:

(a)   there has been no material loss, destruction, damage or eminent domain taking (in each case, whether or not insured) affecting the Bayer Business or any Acquired Asset (or any asset that would have been an Acquired Asset if not previously lost, destroyed, damaged or taken) or any material transfer of Acquired Assets, Business-Specific Licensed IP, Shared Licensed IP (with regard to the Shared Licensed IP, to the extent such material transfer by Bayer or any of its Affiliates of Bayer would affect Genzyme’s rights to such Shared Licensed IP under this Agreement), or assets or Intellectual Property or right that would have been an Acquired Asset or Business-Specific Licensed IP if not previously transferred, other than sales of Inventory in the Ordinary Course of Business;

(b)   neither Bayer nor any of its Affiliates has materially increased the Compensation payable or paid or altered the timing or methods of such payments, whether conditionally or otherwise, to any Business Employee other than in the Ordinary Course of Business;

(c)   neither Bayer nor any of its Affiliates has entered into, amended, terminated or otherwise modified any Transferred Contract required to be disclosed on Schedule 6.15(a) (or any Contractual Obligation that would have qualified as such had it not been previously terminated);

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

(d)   neither Bayer nor any of its Affiliates has made, changed or revoked any material Tax election with respect to the Bayer Business, elected or changed any method of accounting for Tax purposes with respect to the Bayer Business, settled any Action in respect of Taxes with respect to the Bayer Business or entered into any Contractual Obligation in respect of Taxes with respect to the Bayer Business;

(e)   neither Bayer nor any of its Affiliates has, with respect to the Bayer Business, terminated or closed any material facility;

(f)   neither Bayer nor any of its Affiliates has entered into any Contractual Obligation to do any of the things referred to elsewhere in this Section 6.7;

(g)   Neither Bayer nor any of its Affiliates has, since December 1, 2008, terminated, reduced the Compensation of or otherwise engaged in a course of conduct with respect to Business Employees, in each case to such an extent or in such a manner that has had or would reasonably be expected to have a Material Adverse Effect; and

(h)   no event or circumstance has occurred which constitutes a Material Adverse Effect.

6.7.2            Schedule 6.7.2 sets forth:

(a)   The advertising and promotion spending for the Licensed Products (i) for the twelve month period ending December 31, 2007, (ii) for the six (6) month period ending June 30, 2008, and (iii) for the twelve (12) month period ending December 31, 2008; and

(b)   The number of sales or field personnel (FTE) assigned to the Licensed Products as of December 31, 2007, June 30, 2008 and December 31, 2008 (i) in the United States, and (ii) the Major Market Countries.

6.8.         Assets.  Bayer and any of its Affiliates which holds Acquired Assets has good and marketable title to, or, in the case of property held under a lease, license or other Contractual Obligation, an Enforceable leasehold interest in, or right to use, all of the Acquired Assets.  Except as disclosed on Schedule 6.8, none of the Acquired Assets is subject to any Encumbrance which is not a Permitted Encumbrance.

6.9.         Real Property.  There is no real property or leasehold interest in real property included in the Acquired Assets.

6.10.       Intellectual Property.

6.10.1          Business Domain Names.  Schedule 6.10.1 identifies as of the Execution Date and will be updated to identify as of the Closing Date (a) all Business Domain Names (b) any pending application for a Business Domain Name and (c) any Contractual

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

Obligation relating to any Business Domain Name.  For each such Business Domain Name or application therefor, Schedule 6.10.1 sets forth the registrant, registrar and administrative contact names for the registrant and registrar, the expiration date, and whether the domain is active.  True, accurate and complete copies of all such registrations and applications, in each case, as amended, or otherwise modified and in effect, have been made available to Genzyme.

6.10.2          Licensed IP.

(a)        Part A of Schedule 6.10.2 identifies as of the Execution Date and will be updated to identify as of the Closing Date a complete and accurate list of (i) all registered Business-Specific Licensed Copyrights, registered Business-Specific Licensed Trademarks and issued Business-Specific Licensed Patents, (ii) each pending application with respect to any Business-Specific Licensed IP specified in (i) above, (iii) each Out-License Agreement pertaining to the Business-Specific Licensed IP and each item of Business-Specific Licensed Copyrights, Business-Specific Licensed Trademarks and Business-Specific Licensed Patents thereto, and (iv) each In-License Agreement pertaining to the Business-Specific Licensed IP and each item of Business-Specific Licensed Copyrights, Business-Specific Licensed Trademarks and Business-Specific Licensed Patents subject thereto.  True, accurate and complete copies of all such registrations, issuances, applications, Out-License Agreements and In-License Agreements, in each case, as amended, or otherwise modified and in effect, have been made available to Genzyme.

(b)        Part B of Schedule 6.10.2 identifies as of the Execution Date and will be updated to identify as of the Closing Date (A) a complete and accurate list of (i) all registered Shared Licensed Copyrights and issued Shared Licensed Patents, (ii) each pending application with respect to any Shared Licensed Copyrights and Shared Licensed Patents specified in (i) above, (iii) each Out-License Agreement pertaining to the Shared Licensed Copyrights and Shared Licensed Patents and each item of Shared Licensed Copyrights and Shared Licensed Patents subject thereto, and (iv) each In-License Agreement pertaining to the Shared Licensed Copyrights and Shared Licensed Patents and each item of Shared Licensed Copyrights and Shared Licensed Patents subject thereto and (B) representative samples of the (i) Shared Licensed Trademarks and (i) Shared Licensed Trade Dress.  True, accurate and complete copies of all such registrations, issuances, applications, Out-License Agreements and In-License Agreements, in each case, as amended, or otherwise modified and in effect, have been made available to Genzyme.

(c)        For each issued or filed Licensed Patent, Schedule 6.10.2 sets forth as of the Execution Date and will be updated to set forth as of the Closing Date, the country, title, patent number (if issued), application number, filing date, issue date, inventors, and any continuity relationship (such as continuation, continuation-in-part, divisional) with respect to any other Patent Right.  For each registered Shared Licensed Trademark, Schedule 6.10.2 sets forth as of the Execution Date and will be updated to set forth as of

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

the Closing Date, a representative sample of the mark, and for each registered Business-Specific Licensed Trademark, Schedule 6.10.2 sets forth the mark, country of registration, registration number (if issued), application number, filing date, issue date, and the description of goods or services covered.  For each registered Licensed Copyright, Schedule 6.10.2 sets forth as of the Execution Date and will be updated to set forth as of the Closing Date, the title of the work of authorship, the country, and the registration number and registration date if registered or the application date if filed but unregistered.  For the Shared Licensed Trade Dress, Schedule 6.10.2 sets forth a representative sample of this trade dress.

6.10.3          Third Party Agreements.  Other than the Third Party Agreements identified on Schedule 6.10.1 and Schedule 6.10.2, as of the Execution Date and as updated as of the Closing Date, there are no options, licenses, agreements, or covenants of any kind relating to the Business-Specific Licensed IP or Business Domain Names.  Except as provided in an Out-License Agreement identified on Schedule 6.10.2, as of the Execution Date and as updated as of the Closing Date, neither Bayer nor its Affiliates are obligated to indemnify any Person against a charge of infringement of Intellectual Property with respect to the Licensed Products.  Each Third Party Agreement and its amendments (i) assuming any such Third Party Agreement and any amendments thereto are Enforceable against the third party or parties that are party to such Third Party Agreement, constitutes an Enforceable Contractual Obligation of Bayer or its Affiliates party thereto, and is in full force and effect, and subject to Schedules 6.3 and 6.4, will continue to be in full force and effect on identical terms immediately following the Closing and (ii) represents the complete agreement and understanding between Bayer or its Affiliates and the other respective party or parties thereto relating to the Intellectual Property that is the subject of such Contractual Obligation.  Bayer or its Affiliate has performed in all material respects all of its obligations under each of the Third Party Agreements and Bayer or its Affiliates are not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect under any Third Party Agreement and, to Bayer’s Knowledge, no other party to any such Contractual Obligation is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder.  To Bayer’s Knowledge, each Third Party Agreement constitutes an Enforceable Contractual Obligation of the third party or parties that are party thereto.  None of the other parties to the Third Party Agreements has given any written notice to or made a written claim against Bayer or its Affiliates with respect to any breach or default under the Third Party Agreements.  Except for required consents to assign the agreements set forth on Schedules 6.3 and 6.4, the entry into and consummation of the Contemplated Transactions will not give the counterparty to any Third Party Agreement the right to terminate such Third Party Agreement and will not give rise to any other right of such counterparty with respect to the Business-Specific Licensed IP or Business Domain Names.  Complete and correct copies of the Third Party Agreements (including all amendments, supplements and waivers thereto) have been delivered to Genzyme.

6.10.4          Title.  Except as specified on Schedule 6.10.1 or Schedule 6.10.2, Bayer or its Affiliate identified on Schedule 6.10.1 or Schedule 6.10.2, as applicable, owns and

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

possesses all rights, title, and interests in and to (a) the Business Domain Names and (b) the Business-Specific Licensed IP, without Encumbrances other than Permitted Encumbrances, except to the extent the Business-Specific Licensed IP identified on Schedule 6.10.2 is subject to an In-License Agreement as indicated on Schedule 6.10.2.  Except as specified on Schedule 6.10.2, Bayer or its Affiliate identified on Schedule 6.10.2, as applicable, possesses all rights, title and interests in the Shared Licensed IP necessary for Bayer and its Affiliates to grant Genzyme the licenses granted in Section 2.1.1 under the Shared Licensed IP.  The license to Genzyme in Section 2.1.1 does not violate in any material respect the terms of any Third Party Agreement or any other agreement Bayer or any of its Affiliates has with a third party.  Bayer Controls all Know-How developed or received by Bayer or any of its Affiliates from a third party that is used in the Bayer Business and has sufficient legal and/or beneficial title and rights to grant the license set forth in Section 2.1.1 to Genzyme under such Know-How and the grant of such license does not violate in any material respect any agreements Bayer or any of its Affiliates has with any third party.

6.10.5          Validity and Enforceability.  Except as specified on Schedules 6.7.1 and 6.10.5, to Bayer’s Knowledge, the registered or issued Business-Specific Licensed IP is subsisting, valid and enforceable (or, in the case of applications for Patent Rights, are pending).

6.10.6          Orders.  Except as specified on Schedules 6.10.6 and 6.10.10, no Licensed IP owned by Bayer or its Affiliates is subject to any outstanding Governmental Order, and no Action is pending or, to Bayer’s Knowledge, threatened, that challenges the legality, validity, Enforceable nature of, use or ownership of such Licensed IP.  In addition, to Bayer’s Knowledge, no Licensed IP licensed to Bayer or its Affiliates is subject to any outstanding Governmental Order, and no Action is pending or threatened, that challenges the legality, validity, Enforceable nature of, use or ownership of such Licensed IP and there is no outstanding Governmental Order that restricts Bayer from granting to Genzyme the licenses granted in Section 2.1.1.

6.10.7          Infringement and Misappropriation.  To Bayer’s Knowledge, the conduct of the Bayer Business will not interfere with, infringe upon, misappropriate (or any other terms in jurisdictions other than the United States that have similar meaning) any Intellectual Property rights of third parties.  Except as set forth on Schedule 6.10.7A neither Bayer nor any of its Affiliates has received any charge, complaint, claim, demand, notice mentioning a third party Patent Right or notice alleging any such interference, infringement or misappropriation (or any other terms in jurisdictions other than the United States that have similar meaning) (including any claim that Bayer or its Affiliate must license or refrain from using any Intellectual Property of any third party in connection with the conduct of the Bayer Business).  Except as set forth on Schedule 6.10.7B, to Bayer’s Knowledge, no third party is infringing upon or misappropriated any Business-Specific Licensed IP or Business Domain Name.

6.10.8          Royalties.  Except as disclosed on Schedule 6.10.8, there are no contracts

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

which require the payment of royalties by Bayer or its Affiliates with respect to the sales of Licensed Products.  For each contract disclosed on Schedule 6.10.8, Schedule 6.10.8 sets forth the date on which such royalty was first paid and the royalty rate being paid by Bayer as of the Execution Date.

6.10.9          Employees and Consultants.  Except as disclosed on Schedule 6.10.9 and except to the extent Licensed Products include Genzyme Improvements, all current and former employees, agents and consultants of Bayer or its Affiliates who have made material contributions to the development of the Licensed Products or who have had access in any material respect to Bayer’s confidential and proprietary information with respect to the Licensed Products or the Bayer Business, have entered into Enforceable Contractual Obligations with Bayer or its Affiliate whereby (a) Bayer or its Affiliate is entitled to all ownership rights (except to the extent prevented by applicable Legal Requirements related to employees’ rights in and to their own inventions made in the course of their employment) in any Intellectual Property relating to the Bayer Business, that the employee, agent, or consultant may have invented, discovered, originated, made, or conceived while working for Bayer or its Affiliates, and all such ownership rights are duly assigned to Bayer or its Affiliate, and (b) the employee, agent, or consultant agrees, subject to applicable Legal Requirements, to hold and maintain in confidence all confidential and proprietary information of Bayer or its Affiliate (“Invention and Confidentiality Agreements”).  Bayer’s and its Affiliates’ general practice has been to require all employees, agents and consultants who contributed to the development of Licensed Products, except to the extent Licensed Products include Genzyme Improvements, or who have had access to Bayer’s or its Affiliates’ confidential and proprietary information with respect to the Licensed Product to enter into Invention and Confidentiality Agreements.  Schedule 6.10.9 identifies each Business-Specific Licensed Patent which names at least one inventor covered by the German Employee’s Invention Act (“GEIA”) who has not waived his or her rights according to Articles 14 and 16 of the GEIA.  In each such Business-Specific Licensed Patent where Bayer decided to pursue a patent application and/or patent, Bayer has (x) properly claimed the underlying invention in such patent application or patent in compliance with Article 6(1) of the GEIA or (y) entered into a contract with such inventor wherein the rights to the invention are transferred to Bayer.  In each such scheduled Business-Specific Licensed Patent where Bayer has decided not to pursue or to abandon a patent or patent application in any country, Bayer has properly informed any inventor who has not waived his right according to Article 14(2) GEIA in accordance with Article 14(2) of the GEIA.  No such informed inventor has notified Bayer that he or she intends to pursue his or her rights in such invention.

6.10.10       Litigation.  Except as specified on Schedule 6.10.10, to Bayer’s Knowledge, no Actions concerning the Licensed IP or Business Domain Names are currently pending or are, to Bayer’s Knowledge, threatened, that if determined adversely to Bayer would have a Material Adverse Effect on the Contemplated Transactions or would impair in any material respect Genzyme’s rights under the license granted in Section 2.1.1.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

6.10.11       Completeness.  The In-License Agreements that by their terms may be sublicensed (and therefore will be sublicensed) to Genzyme at Closing pursuant to this Agreement are listed in Schedule 6.10.11A.  The In-License Agreements that by their terms may not be sublicensed to Genzyme pursuant to this Agreement without the consent of the licensor are listed in Schedule 6.10.11B.  To Bayer’s knowledge, other than the (a) Intellectual Property licensed pursuant to the In-License Agreements listed on Schedule 6.10.11B, (b) the Business-Specific Licensed IP and (c) the Business Domain Names, there is no other Intellectual Property that is exclusively related to the Licensed Product and is used exclusively in, had been used exclusively in and is currently exclusive to, or was developed exclusively for and is currently exclusive to the Bayer Business.  To Bayer’s knowledge, other than the Intellectual Property (a) in the In-License Agreements listed in Schedule 6.10.11B and (b) the Shared Licensed IP (other than the Business-Specific Licensed IP and the Business Domain Names) there is no other Intellectual Property that relates to the Licensed Products that has been used in or developed with the identified intent that it would be useful in the Bayer Business.

6.11.       Legal Compliance; Permits; Regulatory Matters.

6.11.1          Compliance.  Subject to the qualifications set forth in Sections 6.11.2 and 6.11.3, neither Bayer nor any of its Affiliates, in each case with respect to the Bayer Business, has since January 1, 2008, been in material breach or violation of, or material default under (a) its Organizational Documents or (b) any material Legal Requirement.

6.11.2          Permits.  Except as set forth on Schedule 6.11.2, to Bayer’s knowledge, Bayer and each Affiliate which conducts a portion of the Bayer Business has been duly granted in the Major Market Countries and Other Key Countries, and to Bayer’s Knowledge, in all other countries, all material Permits under all Legal Requirements necessary for the conduct of the Bayer Business.  Schedule 6.11.2 lists as of the Execution Date and shall be updated to list as of the Closing Date each material Permit and pending application therefor used (or intended for use in, in the case of pending applications) in the Bayer Business, including all Permits pursuant to which Bayer or any of its Affiliates is authorized or licensed to manufacture, market or sell a Licensed Product.  Except as disclosed on Schedule 6.11.2, with respect to the Major Market Countries and Other Key Countries, and to Bayer’s Knowledge, all other countries, (a) such Permits are valid and in full force and effect, (b) neither Bayer nor any of its Affiliates is in material breach or violation of, or material default under, any such Permit, (c) Bayer and each Affiliate has filed all material reports, notifications and filings with, and has paid all regulatory fees to, the applicable Governmental Authority necessary to maintain all of such Permits in full force and effect, and (d) since January 1, 2008, neither Bayer nor any of its Affiliates has received written notice to the effect that a Governmental Authority was or is considering the withdrawal, suspension, termination, revocation or cancellation of any such Permit.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

6.11.3           Regulatory and Related Matters.

(a)   Except as disclosed on Schedule 6.11.3, and except with respect to claims made in promotional or advertising materials that have been either withdrawn or are no longer used and for which Genzyme and its Affiliates will not be responsible, neither Bayer nor any of its Affiliates has, since January 1, 2008 and with respect to the Bayer Business, in the Major Market Countries and Other Key Countries, and to Bayer’s Knowledge, in all other countries, received any (i) written notice from the FDA or any other Governmental Authority, including the Office of Inspector General, any United States Attorney, the Department of Justice or any attorney general of any jurisdiction, alleging any violation of any Drug Law, The False Claims Act (31 U.S.C. § 3729—3733) or false claims acts under state Legal Requirements, commencing or indicating an intention to conduct an investigation, audit, or review; (ii) notice of inspectional observation (including those recorded on form FDA 483), establishment inspection report, warning letter, penalty, fine, sanction, request for recall or other remedial action; or (iii) other written documents issued by the FDA or any other Governmental Authority alleging lack of compliance with any Drug Law by Bayer, any of its Affiliates, or Persons who are otherwise performing services for the benefit of Bayer or any of its Affiliates.

(b)   Bayer has, with respect to the Bayer Business, delivered or made available to Genzyme all material correspondence and meeting minutes received from or sent to the FDA and any other similar foreign Governmental Authorities in Major Market Countries and Other Key Countries since January 1, 2008, with respect to the Bayer Business, including any and all notices of inspectional observations, establishment inspection reports and any other material documents received by Bayer or any of its Affiliates since January 1, 2008 from the FDA or similar foreign Governmental Authorities which relate to Bayer’s compliance in any material respect with regulatory requirements of the FDA or similar foreign Governmental Authorities.

(c)   Except with respect to claims made in promotional or advertising materials or statements made by sales representatives to physicians or other customers, that have been either withdrawn, resolved or are no longer used, and for which Genzyme and its Affiliates will not be responsible, neither Bayer nor any of its Affiliates, nor to Bayer’s Knowledge, agent of Bayer or its Affiliates, has, with respect to the Bayer Business, made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Authority or to any physician or customer, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority or to any physician or customer, or committed any material act, made any material statement, or failed to make any material statement, that would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Fact, Bribery, and Illegal Gratuities”, set forth in FDA’s Compliance Policy Guide Sec. 120.100 (CPG 7150.09). Neither Bayer nor any of its Affiliates, nor to Bayer’s Knowledge, any agent, or subcontractor of Bayer or any of its Affiliates has, with

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

respect to the Bayer Business, (i) been convicted of any crime or engaged in any conduct that would reasonably be expected to result in or that has resulted in permanent debarment or disqualification by any Governmental Authority and (ii) any knowledge of facts that would lead to a false claim, or other proceedings or debarment, and to Bayer’s Knowledge there are no proceedings pending or threatened that would result in criminal liability or permanent debarment or disqualification by any Governmental Authority, in each case above, which criminal liability or permanent debarment or disqualification would reasonably be expected to be material to the Bayer Business.  For the avoidance of doubt, the fact that a violation of Drug Laws has been admitted or proved, which violation is related to claims made in promotional or advertising materials or statements made by sales representatives to physicians or other customers, which have been either withdrawn, resolved or are no longer used, will not be considered to be material for the purposes of this Section 6.11.3(c), and will be considered to be material, if at all, only if the said claims will affect Genzyme and/or the conduct of the Business following Closing.

(d)   Neither Bayer nor any of its Affiliates, nor any director, officer, employee or, to Bayer’s Knowledge, agent of Bayer or any of its Affiliates, has, with respect to the Bayer Business, (a) used any funds for contributions, gifts, entertainment or other expenses in violation in any material respect of applicable Legal Requirements, (b) paid any bribe, kickback or other similar payment, directly or indirectly, to any foreign government officials or employees in violation in any material respect of the Foreign Corrupt Practices Act of 1977 or other applicable Legal Requirement, (c) made any other payment of any kind in violation in any material respect of any Legal Requirement, to secure any improper advantage for the Bayer Business, or (d) knowingly incorrectly recorded any transactions in any of the foregoing categories on the books and records of Bayer or any of its Affiliates.

(e)   Bayer and each Affiliate has since January 1, 2008, with respect to the Bayer Business, complied in all material respects with the state marketing code of conduct required by the states of California and Nevada.

(f)    Except as disclosed on Schedule 6.11.3, to Bayer’s Knowledge, as of the Execution Date, no Person has made a filing with (i) a Governmental Authority or (ii) a non-Governmental Authority with authority to issue a Permit to permit the manufacturing, distribution, marketing or sale of a pharmaceutical product seeking approval to manufacture, distribute, market or sell a generic form of Oral Fludara in the Territory.

6.12.        Tax Matters.  Except as set forth on Schedule 6.12:

6.12.1           There are no Encumbrances with respect to Taxes upon any Acquired Asset, the Business-Specific Licensed IP or the Shared Licensed IP (with respect to the

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

Shared Licensed IP, to the extent such Encumbrances affect Genzyme’s rights to such Shared Licensed IP under this Agreement), other than for current Taxes not yet due and payable.

6.12.2           Each of Bayer and its Affiliates has, with respect to the Bayer Business, deducted, withheld and timely paid to the appropriate Governmental Authority all material Taxes required to be deducted, withheld or paid in connection with any amounts paid or owing to any employee, and each of Bayer and its Affiliates has complied in all material respects with all reporting and recordkeeping requirements.

6.12.3           None of the Acquired Assets, the Business-Specific Licensed IP or the Shared Licensed IP (with respect to the Shared Licensed IP, to the extent such Encumbrances affect Genzyme’s rights to such Shared Licensed IP under this Agreement) constitutes a “United States real property interest” within the meaning of Section 897(c) of the Code or the Bayer Affiliate transferring or licensing such Acquired Asset, Business-Specific Licensed IP or Shared Licensed IP is not a “foreign person” within the meaning of Section 1445(a) of the Code.

6.12.4           There are no written proposed reassessments of any of the Acquired Assets, the Business-Specific Licensed IP or the Shared Licensed IP (with respect to the Shared Licensed IP, to the extent such Encumbrances affect Genzyme’s rights to such Shared Licensed IP under this Agreement).

6.13.        Employee Benefit Plans.

6.13.1           Schedule 6.13.1 sets forth a complete and accurate list, as of the Execution Date, of all Employee Benefit Plans maintained, or contributed or required to be contributed to, by Bayer, any of Bayer’s Affiliates or any of their ERISA Affiliates (together, the “Bayer Employee Plans”).  For purposes of this Agreement, the following terms shall have the following meanings:  (i) “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other plan, program, arrangement, scheme or agreement involving direct or indirect compensation or fringe benefits, including all types of insurance coverage, severance benefits, sick/disability benefits, automobile benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation, profit sharing or other forms of incentive compensation, pension or post-retirement compensation, retiree medical or life insurance, social security, savings plans or schemes, vacation, education, adoption, and all unexpired severance agreements, in each case for the benefit of, or relating to, any Business Employee or dependents or beneficiaries thereof; (ii) “ERISA” means the Employee Retirement Income Security Act of 1974; and (iii) “ERISA Affiliate” means any entity which is a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code) or (C) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code),

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

any of which includes or included Bayer.

6.13.2           Bayer has made available to Genzyme (a) a complete and accurate summary of the material terms of each Bayer Employee Benefit Plan, and (b) where applicable, the most recent summary plan description or similar summary and standard terms and conditions referencing any Bayer Employee Plan.

6.13.3           No lien has been imposed on the Acquired Assets pursuant to Section 302 or 4068 of ERISA or Section 412 of the Code, and no fact exists that would reasonably be expected to give rise to any such lien.

6.13.4           All the Bayer Employee Plans that are intended to be qualified under Section 401(a) of the Code have received from the IRS determination or opinion letters (in each case, on which Bayer may rely as to all provisions of the Bayer Employee Plan currently in effect, except with respect to any such provision as to which the remedial amendment period as determined under Section 401(b) of the Code remains open) to the effect that such Bayer Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code; and no such determination letter has been revoked and, to Bayer’s Knowledge, no such revocation has been threatened; and no such Bayer Employee Plan has been amended or to Bayer’s Knowledge operated since the date of its most recent determination letter or application therefor in any manner, which, if not corrected, would reasonably be expected to adversely affect its qualification with respect to Hired Employees.

6.13.5           None of Bayer, any of its Affiliates or any of their ERISA Affiliates has incurred any liability under Title IV of ERISA with respect to any of the following plans that would reasonably be expected to become a liability of Genzyme or any Genzyme Affiliate by reason of the consummation of the Contemplated Transactions: (a)  a “defined benefit plan” (as defined in ERISA §3(35)) or any other Employee Benefit Plan which was ever subject to Section 412 of the Code or Title IV of ERISA, (b)  a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), (c) a “multiple employer plan” (as defined in Section 413 of the Code), or (d) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

6.13.6           Except as otherwise disclosed on Schedule 6.13.6, none of the Bayer Employee Plans promises or provides retiree medical, life or other retiree welfare benefits to any Person, except as required by applicable Legal Requirements.

6.13.7           Except as otherwise disclosed on Schedule 6.13.7, (a) Business Employees who are offered employment by Genzyme in accordance with Section 8.11 and become Hired Employees and (b) Non-U.S. Business Employees who transfer automatically to Genzyme due to any applicable Legal Requirement, are not and would not be eligible for or entitled to severance or any termination-related benefits under any Bayer Employee Plan.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

6.13.8           With respect to each Bayer Employee Plan, Bayer and its Affiliates have complied in all material respects with any contribution, Tax, social security, notification and filing requirements and obligations under applicable Legal Requirements as they relate to Non-U.S. Business Employees, except for failures to so comply that would not become Liabilities of Genzyme.

6.14.        Environmental Matters.  Except as set forth in Schedule 6.14, Bayer and each Affiliate is, and has been, in material compliance with all Environmental Laws with respect to the Bayer Business.

6.15.        Contracts.

6.15.1           Contracts.

(a)        Schedule 6.15(a) sets forth as of the Execution Date and will be updated to set forth as of the Closing Date each Transferred Contract described below:

(i)    any Contractual Obligation (or group of related Contractual Obligations) the performance of which involves annual payments to or by Bayer and its Affiliates in the aggregate in excess of $[**], other than any Contractual Obligation which by its terms can be terminated upon no greater than sixty (60) days’ notice without material penalty or any further obligation or Liability to Bayer or any of its Affiliates;

(ii)   any licenses of Intellectual Property;

(iii)  any Contractual Obligation consisting of a partnership, limited liability company or joint venture agreement;

(iv)  any Contractual Obligation that limits or purports to limit the ability of any Person to compete in any line of business, with any other Person or in any geographic area, other than employment agreements entered into in the Ordinary Course of Business;

(v)   any Contractual Obligation with any Governmental Authority; and

(vi)  any Contractual Obligation not listed above that is material to the Bayer Business; and

(b)        Schedule 6.15(b) sets forth as of the Execution Date and will be updated to set forth as of the Closing Date each Joint Contract described below:

(i)    any Joint Contract in which the aggregate payments attributable to the Bayer Business exceeds $[**] in the aggregate;

(ii)   any Joint Contract that, with regard to the Bayer Business, limits or purports

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

to limit the ability of any Person to compete in the Business, with any other Person or in any geographic area; and

(iii)  any Joint Contract not listed above that is material to the Bayer Business.

Except for the Contractual Obligations described on Schedule 6.15(c), Bayer has made available to Genzyme true, accurate and complete copies of each written Contractual Obligation required to be listed on Schedules 6.15(a) and 6.15(b), in each case, as amended or otherwise modified and in effect.  Bayer has made available to Genzyme a written summary setting forth the terms and conditions of each oral Contractual Obligation required to be listed on Schedules 6.15(a) and 6.15(b).

6.15.2           Enforceability, etc.  Each Contractual Obligation required to be disclosed on Schedule 6.10.1 (Business Domain Names), 6.10.2 (Business-Specific Licensed IP), 6.15 (Contracts) or 6.16 (Customers) and which is a Transferred Contract or Joint Contract (each, a “Disclosed Contract”) is Enforceable against Bayer or its Affiliate (assuming for this purpose that such Contractual Obligation is Enforceable against the counterparties to such Contractual Obligation) and is in full force and effect, and, subject to obtaining any necessary consents disclosed in Schedule 6.3 or Schedule 6.4, will continue to be so Enforceable and in full force and effect on substantially identical terms immediately following the Closing.  To Bayer’s Knowledge, each Disclosed Contract constitutes in all material respects an Enforceable Contractual Obligation of the counterparty or counterparties that are party thereto.

6.15.3           Breach, etc.  Neither Bayer nor any of its Affiliates nor, to Bayer’s Knowledge, any other party to any Disclosed Contract, is in material breach or material violation of, or material default under any Disclosed Contract, or intends to commit any of the foregoing.

6.16.        Customers.  Schedule 6.16 sets forth a complete and accurate list of (a) the top twenty (20) customers in the United States for each of the Licensed Products in 2008; and (b) for each other country in the Territory, the top ten (10) customers for each of the Licensed Products in 2008.  Schedule 6.16 indicates the existing Contractual Obligations (other than purchase orders entered into in the Ordinary Course of Business) with each listed customer.  The relationships of the Bayer Business with the customers in the Major Market Countries and the Other Key Countries and to Bayer’s Knowledge, all other countries, required to be listed on Schedule 6.16 are good commercial working relationships and none of such customers has, since September 30, 2008, canceled, terminated or otherwise materially altered (including any material reduction in the rate or amount of sales or purchases or material increase in the prices charged or paid, as the case may be) or notified the Bayer Business in writing of any intention to do any of the foregoing or otherwise threatened in writing to cancel, terminate or materially alter (including any material reduction in the rate or amount of sales or purchases, as the case may be) its relationship with the Bayer Business.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

6.17.        Employees.

6.17.1           Schedule 6.17.1 sets forth a list, complete and accurate as of the Execution Date, of all Business Employees, showing for each: (a) name, (b) entity by which employed, (c) hire date or adjusted service date, if applicable, (d) current job title, principal place of employment and position classification or grade [**], (e) actual base salary, bonus, commission, and other remuneration (whether cash or in-kind) provided during or otherwise due from calendar year 2008, (f) when available, 2009 annual base salary rate and 2009 target bonus or other incentive compensation, as well as any other remuneration (whether cash or in-kind) due in 2009, (g) whether there[**], (h) whether the Business Employee is [**]; (i) [**]; (j) identification of any [**] and (k) whether the Business Employee is [**].  Schedule 6.17.1 also identifies each Business Employee with managerial or senior administrative responsibilities and [**]. To Bayer’s Knowledge, there are no other current or former employees or consultants of Bayer or its Affiliates having the right to return to work in a Business Employee position or the right to be reinstated or re-engaged in such position or to be regarded as a Business Employee.  Except as disclosed on Schedule 6.17.1, to Bayer’s Knowledge, no Business Employee has any plans to terminate employment with Bayer or its Affiliates.  Schedule 6.17.1 will be updated by Bayer no later than every [**] days between the Execution Date and Closing Date to reflect any changes in the information included therein since the Execution Date or the previous update, as applicable, and finally, [**] Business Days prior to the Closing Date, and each updated list will contain complete and accurate information as of its update.

6.17.2           Schedule 6.17.2 sets forth, as of the Execution Date, (i) a complete list of all independent contractors and temporary employees currently performing services relating to the Bayer Business or under contract to perform such future services relating to the Bayer Business who does or will devote [**] or more of his or her work time to such business, and (ii) the start date, type of services to be provided, estimated completion date, and pay rate of such workers.  All such individuals have acknowledged in writing that they are not employees of Bayer or of any of its Affiliates and are not entitled to any employee Compensation, all in compliance with applicable Legal Requirements.  Accurate and complete copies of all such written agreements with any such independent contractor have been provided to Genzyme.

6.17.3           None of Bayer or any of its Affiliates is the subject of any proceeding asserting that Bayer or any of its Affiliates has committed an unfair or unlawful labor practice or seeking to compel it to bargain with any labor union, trade union, works council, employee representatives group or labor organization (collectively, “Union”) with regard to any Business Employee.  There are no pending or, to Bayer’s Knowledge, threatened labor strikes, disputes, walkouts, work stoppages, slow-downs, lockouts, grievances or complaints involving any Business Employee or any former Non-U.S. Business Employee.  Neither Bayer nor any of its Affiliates presently is, nor has it been since December 1, 2008, a party to or bound by any collective bargaining agreement or Union contract covering any Business Employee other than as set forth in Schedule 6.17.3, and no collective bargaining or Union agreement that would affect any Business Employee is being negotiated by Bayer or any of its Affiliates.  To Bayer’s

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

Knowledge, no Union organizing campaign or activity with respect to non-Union Business Employees is ongoing, pending or threatened.

6.17.4           To Bayer’s Knowledge, Bayer and its Affiliates have timely paid to all Business Employees all Compensation due and payable to such Business Employees.  Bayer and its Affiliates have complied since December 1, 2008 in all material respects and are currently in compliance in all material respects with all applicable Legal Requirements respecting employment, immigration, occupational health and safety, and wages and hours, in each case, with respect to their current and former Business Employees.  There are no Actions pending or, to Bayer’s Knowledge, threatened against Bayer or its Affiliates involving any current or former Business Employee. To Bayer’s Knowledge, there have been no workplace accidents, injuries, or exposures in the last twelve (12) months involving any Business Employee which are likely to result in, but have not yet resulted in, a claim for worker’s compensation payments or benefits.  Bayer and its Affiliates (a) have withheld and reported all amounts required by Legal Requirements or by contract to be withheld and reported with respect to wages, salaries, and other payments to Business Employees and former Business Employees; (b) are not liable for any arrears of wages or any Taxes or any interest, fine, or penalty for failure to comply with any of the foregoing; and (c) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security, or other benefits or obligations for Business Employees or former Business Employees.

6.17.5           Schedule 6.17.5 lists as of the Execution Date and will be updated to list as of the Closing Date each written Contractual Obligation with or relating to any Business Employee, including but not limited to any Contractual Obligation (a) under which the amount or timing of benefits are contingent, or the terms are altered or contingent, upon the occurrence of a transaction involving Bayer or its Affiliates of the nature of any Contemplated Transaction; (b) providing any term of employment, termination notice period, conditions of termination, employment conditions modification requirements, redundancy scheme or Compensation guarantee; or (c) providing severance or other benefits upon or after the termination of employment of such Business Employee or the transfer of such Business Employee to a different employer as a result of any transaction involving Bayer or its Affiliates of the nature of any Contemplated Transaction.  Except as set forth in Schedule 6.17.5, or, with respect to Non-U.S. Business Employees, as otherwise provided by applicable Legal Requirements, all Business Employees are employed at-will by Bayer or its Affiliates.

6.17.6           Within the one (1) year period prior to the Closing Date, Bayer and its Affiliates have not (a) given notice of a redundancy to the relevant authority or body, or consulted any Union under any applicable Legal Requirement with regard to making any Non-U.S. Business Employees redundant or (b) been party to the transfer of an undertaking as defined in the applicable Legal Requirements or failed to comply in any material respect with a duty to inform and consult a Union under applicable Legal Requirements.  The details of any arrangement or practice regarding redundancy

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

payments, with a contractual, customary or discretionary payment above the statutory payment level are set forth on Schedule 6.17.6.

6.17.7           Since December 1, 2008 and as of the Execution Date, Bayer and its Affiliates have not, without the consent of Genzyme, terminated the employment of, or reassigned to another position that does not support the Bayer Business, any employee who was a Non-U.S. Business Employee at the time of such termination or reassignment.

6.18.        Litigation; Governmental Orders.  Except as disclosed on Schedule 6.18, there is no Action to which Bayer or an Affiliate is a party (either as plaintiff or defendant) or to which the Acquired Assets are subject pending, or to Bayer’s Knowledge, threatened, in each case with respect to the Bayer Business.  Except as disclosed on Schedule 6.18, there is no Action which, to Bayer’s Knowledge, Bayer or any of its Affiliates intends to initiate with respect to the Bayer Business.  Except as disclosed on Schedule 6.18, no Governmental Order has been issued and remains in force which is applicable to the Bayer Business or any Acquired Asset.

6.19.        No Brokers.  Neither Bayer nor any of its Affiliates has any Liability of any kind to, or is subject to any claim of, any broker, finder or agent in connection with the Contemplated Transactions other than those which will be borne by Bayer or an Affiliate.

7.          REPRESENTATIONS AND WARRANTIES OF GENZYME.

In order to induce Bayer to enter into and perform this Agreement and to consummate the Contemplated Transactions, Genzyme hereby represents and warrants to Bayer, as of the date hereof and as of the Closing Date, that:

7.1.          Organization.  Genzyme and any Affiliate of Genzyme that will be a party to any Ancillary Agreement is (a) duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (b) is duly qualified to do business and in good standing in each jurisdiction where the nature of the activities conducted by it or the character of the property owned by it make such qualification necessary, except for those jurisdictions where the failure to be so qualified does not have a material adverse effect on Genzyme.

7.2.          Power and Authorization.  The execution, delivery and performance by Genzyme and its Affiliates of this Agreement and each Ancillary Agreement to which Genzyme or such Affiliate is (or will be) a party and the consummation of the Contemplated Transactions are within the power and authority of Genzyme and any such Affiliate and have been duly authorized by all necessary corporate action on the part of Genzyme and any such Affiliate.  This Agreement and each Ancillary Agreement to which Genzyme or an Affiliate is (or will be) a party (a) has been (or, in the case of Ancillary Agreements to be entered into at, prior to or after the Closing, will be) duly executed and delivered by Genzyme or its Affiliate and (b) assuming the due execution and delivery by Bayer is (or in the case of Ancillary Agreements to be entered into at, prior to or after the Closing, will be) a legal, valid and

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

binding obligation of Genzyme or its Affiliate, enforceable against Genzyme or its Affiliate in accordance with its terms, except as that enforceability may be (i) limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and (ii) subject to general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law).  Each of Genzyme and each Affiliate that will be a party to any Ancillary Agreement has the full power and authority necessary to own and use the Acquired Assets and the Licensed IP related to the Business that is held by it as of the Closing Date and carry on its relevant portion of Business.

7.3.          Authorization of Governmental Authorities.  Except as disclosed on Schedule 7.3, no action by (including any authorization, consent or approval), or in respect of, or filing with, any Governmental Authority in any Material Country is required for, or in connection with (a) the authorization, execution, delivery and performance by Genzyme or any of its Affiliates of this Agreement and each Ancillary Agreement to which it is (or will be) a party or (b) the consummation of the Contemplated Transactions by Genzyme or any of its Affiliates.

7.4.          Noncontravention.  Except as disclosed on Schedule 7.4 or as would not reasonably be expected to have a material adverse effect on the ability of Genzyme and its Affiliates to consummate the Contemplated Transactions on a timely basis, neither the execution, delivery and performance by Genzyme or any of its Affiliates of this Agreement or any Ancillary Agreement to which Genzyme or any of its Affiliates is (or will be) a party nor the consummation of the Contemplated Transactions will:

(a)        assuming the taking of any action by (including any authorization, consent or approval) or in respect of, or any filing with, any Governmental Authority, in each case, as disclosed on Schedule 7.3, violate any provision of any Legal Requirement applicable to Genzyme or any of its Affiliates in any Material Country;

(b)        result in a breach or violation of, or default under, any Contractual Obligation of Genzyme or any of its Affiliates;

(c)        require any action by (including any authorization, consent or approval) or in respect of (including notice to), any Person under any Contractual Obligation; or

(d)        result in a breach or violation of, or default under, the Organizational Documents of Genzyme or any of its Affiliates.

7.5.          No Brokers.  Neither Genzyme nor any of its Affiliates has any Liability of any kind to, and is not subject to any claim of, any broker, finder or agent with respect to the Contemplated Transactions other than those which will be borne by Genzyme or any of its Affiliates.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

8.          COVENANTS.

8.1.          Closing.  Bayer will, and will cause its Affiliates to, and Genzyme will, each use commercially reasonable efforts to cause all of the conditions to the consummation of the Contemplated Transactions to be satisfied as soon as practicable.

8.2.          Operation of Bayer Business.

8.2.1             Conduct of Bayer Business.  From the Execution Date until the Closing Date, Bayer will, and will cause its Affiliates to:

(a)   conduct the Bayer Business only in the Ordinary Course of Business;

(b)   use its commercially reasonable efforts to (i) preserve its material contractual and non-contractual business relationships with third parties (including licensors, suppliers, distributors and customers), including the maintenance and renewal of any contractual business relationships with hospitals that purchase Leukine or Fludara, and (ii) to maintain in full force and effect all Permits used in the Bayer Business;

(c)   as it relates to the Bayer Business, inform Genzyme promptly (i) after receipt of any material non-written or any written communication between Bayer and its Affiliates, on the one hand, and the FDA or any similar foreign Governmental Authority, on the other hand, or inspections of any manufacturing facility or clinical trial site and where reasonably practicable before giving any written submission to the FDA or any similar foreign Governmental Authority, and (ii) where possible prior to making any material change to a study protocol, adding new trials, making any material change to a manufacturing plan or process, making a material change to a development timeline or initiating, or making a material change to, promotional or marketing materials or activities;

(d)   (i) not terminate any Business Employee other than termination for cause or for poor performance, (ii) not encourage or incent any Business Employee to leave the employ of Bayer or any of its Affiliates or to transfer to a position such that the individual would no longer be a Business Employee, (iii) not hire any new Business Employee except to replace a former Business Employee who has voluntarily left the employ of Bayer or any of its Affiliates or was terminated for cause or poor performance, (iv) not transfer an employee to the Bayer Business such that such transferred employee becomes a Business Employee, unless to replace a former Business Employee who has voluntarily left the employ of Bayer or any of its Affiliates or was terminated for cause or poor performance and (v) not transfer a Business Employee to another position such that such transferred employee is no longer a Business Employee;

(e)   maintain the level of shipments of each Licensed Product shipped to customers at levels appropriate given prevailing business conditions and Ordinary Course of Business and not release a level of products into the market that would

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

reflect anything other than customer-generated demand in the Ordinary Course of Business;

(f)    consult with Genzyme prior to taking any action or entering into any transaction that could reasonably be expected to be of material strategic importance to the Business; and

(g)   file all clinical trial information and updates and other similar filings required under the Food and Drug Administration Amendments Act of 2007, as amended, and any other national clinical trial registry, on a timely basis, to the extent such filings relate to the Bayer Business.

For the avoidance of doubt, Bayer shall be relieved of any obligations to comply with any pre-Closing covenants in this Agreement to the extent any such failure to comply is due to Bayer’s compliance with the restrictions applicable to Business Employees set forth in Section 8.2.1(d) above.

8.2.2             Genzyme’s Consent.  Without limiting the generality of Section 8.2.1, without the written consent of Genzyme, which consent shall not be unreasonably withheld, between the Execution Date and the Closing Date, Bayer will not, and will cause its Affiliates not to, (except as expressly required by this Agreement) take or omit to take any action which, if taken or omitted to be taken between September 30, 2008 and the Execution Date, would have been required to be disclosed on Schedule 6.7.1.

8.2.3             Control of Bayer Business.  Nothing contained in this Agreement shall give Genzyme, directly or indirectly, the right to control or direct Bayer’s operations prior to the Closing, to the extent such right would violate applicable Legal Requirements.  Prior to the Closing, Bayer shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

8.3.          Notices and Consents.

8.3.1             Bayer.  Bayer will, and will cause its Affiliates to, give all notices to, make all filings with and use its commercially reasonable efforts to obtain all authorizations, consents or approvals from, any Governmental Authority or other Person that are set forth on Schedule 6.3 and Schedule 6.4 or as otherwise reasonably requested by Genzyme.

8.3.2             Genzyme.  Genzyme will give all notices to, make all filings with and use its commercially reasonable efforts to obtain all authorizations, consents or approvals from, any Governmental Authority or other Person that are set forth on Schedule 7.3 and Schedule 7.4 or as otherwise reasonably requested by Bayer.

8.3.3             HSR Act.  In addition to and without limiting the foregoing, Bayer and Genzyme will (a) take promptly all actions necessary to prepare any filings, or cause their “ultimate parent entities” as that term is defined in the HSR Act or relevant regulations to

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

promptly prepare any filings required of any of them under the HSR Act or other antitrust or competiton Legal Requirements or as required by the SOT Order; (b) make such filings at the time directed by Genzyme (with reasonable advance notice to Bayer); (c) use commercially reasonable efforts to comply at the earliest practicable date with any request for additional information received by any of them from the FTC or the Antitrust Division of the Department of Justice or any other Governmental Authority with authority regarding antitrust or competition matters; and (d) reasonably cooperate with each other in connection with the preparation and making of any such filings and the clearance of the Contemplated Transactions under antitrust or competition Legal Requirements.  Notwithstanding the foregoing, nothing in this Agreement shall require Genzyme or Bayer or any of their respective Subsidiaries or Affiliates to sell, hold separate, license or otherwise dispose of any assets or conduct their business in a specified manner, or agree or proffer to sell, hold separate, license or otherwise dispose of any assets or conduct their business in a specified manner, or permit or agree to the sale, holding separate, licensing or other disposition of, any assets of Genzyme or Bayer or any of their respective Subsidiaries or Affiliates, whether as a condition to obtaining any approval from, or to avoid potential litigation or administrative action by, a Governmental Authority or any other Person or for any other reason.  Each party agrees to notify the other party promptly of any material communication from a Governmental Authority regarding the Contemplated Transactions.  Without limiting the generality of the foregoing, each party shall provide to the other party (or its Representatives) upon request copies of all correspondence and written productions between such party and any Governmental Authority relating to the Contemplated Transactions.  The parties may, as they deem advisable, designate any competitively sensitive materials provided to the other party under this Section 8.3.3 as “outside counsel only.”  Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance consent of the party providing such materials.  Subject to Legal Requirements, the parties will consult and cooperate with each other in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, and proposals made or submitted to any Governmental Authority regarding the Contemplated Transactions by or on behalf of any party.

8.3.4             Modifications in Response to Requirements from Governmental Authorities.  Notwithstanding anything else in this Agreement, if (a) a Governmental Authority with authority to administer or make determinations under antitrust or competition Legal Requirements requires as a condition to clearance of the Contemplated Transactions under applicable Legal Requirements that this Agreement and/or an Ancillary Agreement be amended (a “Regulatory Clearance Amendment”) only to (i) reduce the rights licensed or assets transferred to Genzyme hereunder or under an Ancillary Agreement, (ii) increase the payments to Bayer hereunder or under an Ancillary Agreement and/or (iii) increase the obligations of Genzyme hereunder or under an Ancillary Agreement and does not (A) increase the obligations of Bayer hereunder or under an Ancillary Agreement or (B) result in what Bayer determines, in its sole discretion exercised in good faith, is an unacceptable risk of non-compliance by Bayer

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

with applicable Drug Laws and (b) Genzyme requests Bayer to amend this Agreement to implement a Regulatory Clearance Amendment, Bayer agrees to enter into good faith negotiations with Genzyme and amend this Agreement to reflect the Regulatory Clearance Amendment.

8.4.          Genzyme’s Access to Premises; Information.

8.4.1             Access.  Subject to applicable Legal Requirements, from the Execution Date until the Closing Date, Bayer will, and will cause its Affiliates to, permit Genzyme and its Representatives to have access (at reasonable times and upon reasonable notice) to those employees involved in the operation of the Bayer Business and consultants who conduct or have conducted the Bayer Business, all principal suppliers and customers of the Bayer Business, and to all premises, properties, books, records (excluding income Tax records), purchase order records, information and estimates regarding the amounts of each Licensed Product held by wholesalers, distributors and other resellers, contracts, financial and operating data and information and documents pertaining to the Bayer Business and print and make copies of such books, records, contracts, data, information and documents as Genzyme or its Representatives may reasonably request, so long as each such recipient is under an obligation to keep such information confidential.  For the avoidance of doubt, neither Bayer nor its Affiliates will be required to create records nor to compile data that it has not otherwise created or compiled.

8.4.2             Financial Information.  From the Execution Date until the Closing Date, Bayer will, and will cause its Affiliates to, cooperate and provide reasonable assistance to Genzyme in the preparation of financial statements necessary for Genzyme to comply with Legal Requirements related to securities.

8.5.          Notice of Developments.  From the Execution Date until the Closing Date, Bayer will give Genzyme prompt written notice upon Bayer or any of its Affiliates becoming aware of any material development affecting the Acquired Assets, Assumed Liabilities or Bayer Business, or any event or circumstance that has resulted or would reasonably be expected to result in a breach of, or material inaccuracy in, any of Bayer’s representations and warranties; provided, however, that no such disclosure will be deemed to prevent or cure any such breach of, or inaccuracy in, amend or supplement any Schedule to, or otherwise disclose any exception to, any of the representations and warranties set forth in this Agreement.

8.6.          Exclusivity.  From the Execution Date until the Closing, Bayer will not, and will cause its Affiliates and Representatives not to, directly or indirectly: (a) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to, or enter into or consummate any transaction relating to, the acquisition of all or a material portion of the Bayer Business or any of the Licensed Products (to the extent it is not Shared Licensed IP) or any similar transaction or alternative to the Contemplated Transactions or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing.  Bayer will notify Genzyme promptly if any Person makes any

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

proposal, offer, inquiry or contact with respect to any of the foregoing (whether solicited or unsolicited).  For clarity purposes, the restrictions in this Section 8.6 do not apply to any of Bayer’s activities with respect to the Shared Licensed IP, which do not breach the licenses granted in Section 2.1.1(b).

8.7.          Transaction Expenses.  Except as otherwise provided in Section 3.3, with respect to the costs and expenses (including legal, accounting, consulting, advisory and brokerage) incurred in connection with the Contemplated Transactions (such costs and expenses, the “Transaction Expenses”), each party will bear its own Transaction Expenses.

8.8.          Confidentiality.

8.8.1             Existing CDA.  The parties hereby agree that the Confidential Disclosure Agreement shall remain in full force and effect until the earlier of the Closing Date or the date this Agreement is terminated pursuant to Section 12.1 (the “Confidentiality Date”).  In the event the Confidentiality Date occurs before April 14, 2009, the parties hereby agree that the Confidential Disclosure Agreement will terminate upon the consummation of the Closing.  In the event that the Confidentiality Date occurs after April 14, 2009, the parties hereby agree that the one (1) year term referenced in Section 5 of the Confidential Disclosure Agreement shall be extended until the Closing Date.

8.8.2             Confidentiality of Bayer and its Affiliates.  From and after the Closing Date, information contained within the Business-Specific Licensed IP or the Acquired Assets and Assumed Liabilities, will be Genzyme’s Confidential Information and subject to the non-disclosure and non-use restrictions set forth in Section 8.8.3 below and in the Confidential Disclosure Agreement.

8.8.3             Non-Disclosure and Non-Use.

(a)   Confidential Information.  Genzyme and Bayer agree that the terms and conditions of this Agreement and the Ancillary Agreements, any activities conducted in connection with or pursuant to this Agreement or the Ancillary Agreements, and information disclosed by either party in accordance with this Agreement or the Ancillary Agreements or in the course of performance under the Ancillary Agreements, including the performance and receipt of services under the Transition Services Agreement (“Confidential Information”) will be used and disclosed by the receiving party only to perform its obligations and exercise its rights under this Agreement and the Ancillary Agreements and/or to conduct the Business.  Information relating to the Acquired Assets, Licensed Products (to the extent it is not Shared Licensed IP) and Business-Specific Licensed IP will be considered the Confidential Information of Genzyme.  Information relating to the Shared Licensed IP will be considered the Confidential Information of Bayer and its Affiliates.  The terms and conditions of this Agreement will be considered the Confidential Information of the parties to the Agreement, as if all parties were receiving parties.  Notwithstanding the foregoing, “Confidential Information” will

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

not include:

(i)         information (other than information relating to the Acquired Assets, Licensed Products (to the extent it is not Shared Licensed IP) and Business-Specific Licensed IP) that the receiving party can establish was already known by the receiving party (other than under an obligation of confidentiality) at the time of disclosure by the disclosing party;

(ii)        information that the receiving party can establish was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving party; or

(iii)       information that the receiving party can establish became generally available to the public or otherwise part of the public domain after its disclosure or development, as the case may be, other than through any act or omission of the receiving party or any of its Affiliates.

(b)   Authorized Disclosure and Use.  Notwithstanding the foregoing provisions of Subsection (a), each party may disclose Confidential Information belonging to the other party to the extent such disclosure is reasonably necessary to:

(i)         prosecute or defend an Action;

(ii)        comply with applicable Legal Requirements and stock exchange rules (including the rules and regulations of the Securities and Exchange Commission); or

(iii)       make filings and submissions to, or correspond or communicate with, any Governmental Authority.

In the event a party deems it reasonably necessary to disclose Confidential Information belonging to the other party pursuant to clauses (i), (ii) or (iii) of this Section 8.8.3, the disclosing party will (unless prohibited by applicable Legal Requirements) give reasonable advance notice of such disclosure to the other party, consult with the other party with regard to the disclosure of Confidential Information and take all reasonable measures to ensure confidential treatment of such information.  Each party will promptly notify the other party upon becoming aware of any misappropriation or unauthorized disclosure or use of the other party’s Confidential Information.

8.8.4             Enforcement of Confidentiality Agreements.  If Genzyme has a reasonable good faith belief that Bayer or any of its Affiliates may have a written confidentiality agreement with respect to the Bayer Business or a written non-competition agreement that would protect the Bayer Business, in each case other than a Transferred Contract (each, an “Unassigned Confidentiality Agreement”), and that a third party may have breached such agreement, then Genzyme may notify Bayer in writing, specifying the

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

basis of such reasonable good faith belief (with respect to both Bayer or its Affiliate’s confidentiality agreement and with respect to the third party’s breach).  If Bayer does not believe that the basis provided by Genzyme is sufficient, it shall request additional information from Genzyme.  If the parties do not agree on the sufficiency, Genzyme can seek dispute resolution.  If Bayer accepts Genzyme’s basis as sufficient or if after dispute resolution it is determined that Genzyme’s basis is sufficient, Bayer will, and will cause its Affiliates (a) to use commercially reasonable efforts to determine if such an Unassigned Confidentiality Agreement exists; (b) to the extent Bayer is aware that such Unassigned Confidentiality Agreement exists and to the extent permitted by such Unassigned Confidentiality Agreement, Bayer will, and will cause its Affiliates to, confirm for Genzyme that the Unassigned Confidentiality Agreement specified by Genzyme contains such confidentiality and/or non-competition covenants; (c) provide Genzyme with a copy of the Unassigned Confidentiality Agreement (which may be redacted in good faith by Bayer with regard to non-Business-related information), and (d) use commercially reasonable efforts to provide Genzyme with assistance as reasonably requested by Genzyme in order to enjoin, restrain or obtain specific performance against, or for Genzyme to recover damages from, such counterparty or counterparties for any breach, suspected breach or anticipatory breach of such confidentiality or non-compete requirement.  In lieu of providing assistance as reasonably requested by Genzyme as described in the preceding sentence, Bayer may instead elect to seek specific performance against or recover damages (which, if received, would be paid over to Genzyme net of Bayer’s reasonable out-of-pocket enforcement expenses) from such counterparty or counterparties.  If Bayer elects for Genzyme to seek to enforce any such agreement, it will, or will cause its Affiliates to, assign to Genzyme, to the extent they can be assigned, such rights thereunder that are necessary for Genzyme to seek such enforcement.  Notwithstanding the foregoing, nothing in this Section 8.8.4 shall require [**].

8.9.          Publicity.  The parties have agreed to the press releases attached as Exhibit 8.9.  After the date hereof, the parties hereto may make public disclosures regarding the transactions contemplated by this Agreement provided such disclosure is consistent with Exhibit 8.9, as such Exhibit may be amended from time to time by the mutual written consent of Genzyme and Bayer, or other information previously publicly disclosed in compliance herewith.  The provisions of this Section 8.9 will not prohibit (a) any disclosure required by any applicable Legal Requirements, GAAP or the rules of The Nasdaq Global Market (in which case the disclosing party will provide the other parties with the opportunity to review in advance the disclosure) or (b) any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement or the Contemplated Transactions.

8.10.        [**] and Non-Solicitation.

8.10.1           From and after the Closing Date [**] will not, and will cause its Affiliates not to, [**] (including through any [**], either directly or indirectly without the prior written consent of [**] any (a) [**] following the Closing Date, (b) [**] following the Closing Date, or (c) except as expressly permitted in Article 10 of the [**] following

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

first commercial sale of [**] after regulatory approval thereof by the FDA or the EMEA.  [**] hereby represents and warrants that as of the Execution Date and the Closing Date neither [**] nor any of its Affiliates has made a [**] with respect to [**].  If [**] acquires a Person which is in the business of [**] following the consummation of any such acquisition; provided, however, if such business is acquired [**] and its Affiliates shall be required to [**] for its most recently completed fiscal year.

8.10.2           If the Closing does not occur, for a period of [**] from the Execution Date, Genzyme will not, and will cause its Affiliates not to, solicit, recruit, offer employment to, employ, engage as a consultant, lure or entice away, or in any other manner persuade or attempt to persuade, any Business Employee or other employee of Bayer or an Affiliate with whom Genzyme has had contact in connection with the Contemplated Transactions hereby to leave the employ of Bayer or any of its Affiliates, provided, however, that this Section 8.10.2 does not preclude Genzyme or any of its Affiliates from employing any such employee who (a) seeks employment with Genzyme in response to a general advertisement or other similar method not specifically directed towards employees of Bayer or its Affiliates, (b) responds to a solicitation by an independent recruiting firm, (c) has first contacted Genzyme on his or her own initiative or (d) was terminated by Bayer or an Affiliate prior to commencement of subsequent employment discussions between Genzyme and such employee.

8.10.3           Each party acknowledges that the other party could be irreparably harmed by any breach of this Section 8.10 and agrees, on its own behalf and on behalf of its Affiliates, that the limitations set forth in Sections 8.8 (Confidentiality), 8.10.1 ([**]) and 8.10.2 (Non-Solicitation) are reasonable and properly required for the adequate protection of Genzyme and Bayer.  Each party further acknowledge and agrees, on its own behalf and on behalf of its Affiliates, that the remedy at law for any breach or threatened breach by them of the agreements contained in Sections 8.8, 8.10.1 or 8.10.2 will be inadequate and agrees that the other party, in the event of such breach or threatened breach, in addition to all other remedies available for such breach or threatened breach (including a recovery of damages), may seek a preliminary or permanent injunctive relief without being required to prove as an element of its case the lack of an adequate remedy of law or to post a bond or other undertaking.  This Section 8.10.3 constitutes an independent and severable covenant and if any or all of the provisions of this Section 8.10.3 are held to be unenforceable for any reason whatsoever, it will not in any way invalidate or affect the remainder of this Agreement which will remain in full force and effect.  The parties intend for the covenants of Sections 8.8, 8.10.1 and 8.10.2 to be enforceable to the maximum extent permitted by Legal Requirements.  In the event that the covenants contained in Section 8.10.1 and 8.10.2, are more restrictive than permitted by applicable Legal Requirements, the parties agree that the covenants contained in Section 8.10.1 and 8.10.2 shall be enforceable and enforced to the extent permitted by applicable Legal Requirements.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

8.11.        Employment.

8.11.1           Genzyme Employment Offers.

(a)   As soon as practicable after the Execution Date and from time to time thereafter, Bayer will, and will cause its Affiliates to, make reasonable arrangements for Genzyme to contact the Business Employees for the purpose of determining whether Genzyme will offer employment to any such Business Employees following and contingent upon the Closing.  Genzyme, in its sole discretion, will or will cause its Affiliates to, as soon as reasonably practicable after the Execution Date and prior to the anticipated Closing Date, offer employment to (i) any or all Business Employees and (ii) any additional employees of the Bayer Business to the extent mutually agreed by the parties, which offers will be on terms and conditions consistent with Genzyme’s human resources (including compensation and benefits) practices and policies (provided, however, that any employment offers will be contingent upon and may not take effect until the Closing).  Business Employees and other employees of the Bayer Business who are offered employment by Genzyme or its Affiliates are referred to herein as “Offer Employees.”

(b)   All offers to hire by Genzyme or its Affiliates are subject to the Offer Employees’ completion and submission to Genzyme or its Affiliates, as may be applicable, of (A) Genzyme’s or its Affiliates’ agreement relating to confidentiality, nonsolicitation, noncompetition and Intellectual Property; (B) Genzyme’s or its Affiliates’ employment application; (C) Form I-9 or similar document for any non-U.S. employee; and (D) any other documents required to be submitted by other similarly situated employees of Genzyme or its Affiliates as a pre-condition to employment with Genzyme or its Affiliates.  Offer Employees who accept an offer of employment by Genzyme or an Affiliate of Genzyme will become employees of Genzyme or its Affiliates (“Hired Employees”), if at all, on or as of: (x) the date immediately following the Closing Date, if such Offer Employees are then actively at work; (y) the date immediately following the Closing Date, if such Offer Employees are then absent from work due to vacation or jury duty and return to active employment immediately following the end of the vacation or the completion of jury duty, as the case may be; or (z) the date such Offer Employees return to active employment, in the case of Offer Employees who, on the Closing Date, are absent from work due to short-term disability, maternity leave, military leave or other authorized leave of absence with a right to return to their jobs, and who return to active employment within the time required under the original terms and conditions applicable to such absence, and within [**] days after the Closing, subject to any applicable Legal Requirement.  At their expense, Bayer will, and will cause its Affiliates to, continue to provide the applicable leave and related leave benefits to any Offer Employee on a type of leave described in the immediately preceding clause (z) in accordance with the original terms and conditions applicable to such leave and any applicable Legal Requirement.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

(c)   Notwithstanding anything to the contrary contained herein, if the employment of a Non-U.S. Business Employee or any other employee of Bayer or its Affiliates transfers to Genzyme or any of its Affiliates by operation of applicable non-U.S. Legal Requirements as a result of the Contemplated Transactions and Genzyme retains such individual as an employee (such that he/she is not or does not become a Non-Retained Employee, as defined below), then such individual will be deemed to be an Offer Employee and a Hired Employee and Genzyme will comply or cause its Affiliates to comply in all material respects with the provisions of applicable non-Legal Requirements with respect to such transfer of employment status.  With respect to any such transfer of employment, Bayer will, and will cause its Affiliates to, comply in all material respects with all requirements imposed on it or them by applicable non-U.S. Legal Requirements.  Any Non-U.S. Business Employees whose employment transfers to Genzyme or any of its Affiliates by operation of applicable non-U.S. Legal Requirements as a result of the Contemplated Transactions and whose employment is terminated by Genzyme or its Affiliates as of the Closing Date or within [**] days thereafter shall not be Offer Employees or Hired Employees and are referred to herein as “Non-Retained Employees”; provided, however, that in order to be treated as a Non-Retained Employee, Genzyme or its Affiliates must, within [**] Business Days prior to the Closing Date, notify Bayer or its Affiliates in writing of all Business Employees who are or will become Non-Retained Employees.

(d)   Bayer agrees to, and will cause its Affiliates to, (a) not impede or interfere in Genzyme’s recruitment efforts with respect to the Offer Employees, including without limitation, to lure or entice or in any other manner persuade or attempt to persuade any Offer Employees to not accept employment with Genzyme or any of its Affiliates; and (b) on the Closing Date, terminate the employment of the Offer Employees who have accepted employment with Genzyme (except for those Offer Employees on a leave as described in clause (z) of Section 8.11.1(b), whose employment shall be terminated by Bayer or its Affiliates immediately prior to the date, if any, upon which each such Offer Employee becomes a Hired Employee).  Without Genzyme’s written consent, Bayer will not, and will cause its Affiliates not to, solicit, recruit, offer employment to, employ, or engage as a consultant any Offer Employee described in the preceding sentence, or lure or entice or in any other manner persuade or attempt to persuade any Offer Employee described in the preceding sentence to not accept employment with or leave the employ of Genzyme or any of its Affiliates, as applicable, for a period of [**] after the Closing Date.  For the avoidance of doubt, neither Bayer nor its Affiliates will be required to terminate the employment of any Non-U.S. Business Employee who transfers to Genzyme or any of its Affiliates by operation of applicable non-US Legal Requirement.

8.11.2           Payments.

(a)   Subject to Section 8.11.2(b), Bayer and its Affiliates will be solely

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

responsible for and agree to compensate each Business Employee for [**], including (i) any payments due to such Business Employees for any [**]; (ii) [**]], including payments, if any, to any Business Employee relating to [**], as well any payments, [**] of Bayer or any of its Affiliates; and (iii) amounts for any [**] as of the Closing Date. Bayer will also pay, and will cause its Affiliates to pay, (x) [**], and (y) [**], based on each Hired Employee’s [**], in each case when and if any [**].

(b)   If Genzyme and its Affiliates collectively do not make an Employment Offer, (i) Genzyme shall pay to Bayer [**] made by Bayer or its Affiliates, consistent with the severance policy or practice and employee agreements of Bayer and its Affiliates (in each case as set forth on Schedule 6.17.5 or any applicable Legal Requirement, to those Business Employees included on Schedule 6.17.1 (as updated [**] Business Days prior to the Closing Date) who (x) are not Hired Employees, (y) do not transfer to Genzyme or its Affiliates by operation of applicable non-U.S. Legal Requirement, and (z) are terminated by Bayer and its Affiliates as of or within [**] days after the Closing Date (collectively, the “Severed Employees”); provided, however, that Genzyme’s reimbursement obligation will not exceed [**], and (ii) Bayer shall pay to Genzyme [**] made by Genzyme or its Affiliates to Non-Retained Employees for any periods in excess of [**] months following the Closing Date up to any limits under applicable Legal Requirements.  If Genzyme and its Affiliates collectively make an Employment Offer, Bayer shall be solely responsible for any [**] to any Severed Employees and shall pay Genzyme for any [**] paid by Genzyme or its Affiliates to any Non-Retained Employees up to any limits under applicable Legal Requirements.  Bayer agrees to notify Genzyme of each Severed Employee whose employment is terminated by Bayer or its Affiliates during the [**] day period after the Closing Date, within two (2) Business Days after such employee’s termination.  For the purpose of this subparagraph (b) and Section 8.11.1(c), a Non-U.S. Business Employee will be deemed to be terminated within [**] days after the Closing if a party provides notice of termination within such [**]-day period but, because of applicable non-U.S. Legal Requirements, is unable to complete the employment termination process until a date that is after the end of such [**]-day period.  Notwithstanding the foregoing, each of Bayer and Genzyme shall share equally [**] made to any Non-Retained Employees with a principal place of employment in Italy listed on Schedule 6.17.1 as updated [**] Business Days prior to the Closing Date.

(c)   At the Closing, Genzyme and Bayer will prepare an estimate of any Severance Payment payable by Genzyme and any payments owed by Bayer to Genzyme pursuant to this Section 8.11.  The net amount of such estimates will be promptly paid by the party owing the same.  After [**] months after the Closing Date, Genzyme and Bayer will review actual payments made by the parties to Business Employees and adjust the amounts payable by either party pursuant to this Section 8.11.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

8.11.3           Bayer Welfare Plans.  Immediately following the Closing Date, each Hired Employee (and, to the extent applicable, their dependents and beneficiaries) shall cease to be covered by Bayer and its Affiliates’ employee welfare benefit plans (except to the extent the Hired Employee or any covered dependent elects continuation coverage under COBRA), including plans, programs, policies, and arrangements which provide medical, dental hospitalization or drug coverage, life and accident insurance, workers’ compensation coverage, and health care reimbursement and disability coverage, whether or not insured (collectively, the “Bayer Welfare Plans”), in accordance with the applicable Bayer Welfare Plans.  Bayer shall retain responsibility for all welfare benefit claims incurred by Hired Employees on or prior to the Closing Date.  For purposes of this subsection, a claim is deemed incurred for medical, dental, hospital and drug benefits and reimbursement benefits, when the services or products generating such expenses are performed or provided to the Hired Employee or a covered dependent; for life and accident insurance, when the death, injury, or dismemberment of the Hired Employee or other covered dependent occurred; for disability insurance, upon the occurrence of the accident, injury, illness, or disabling effect.

8.11.4           Benefits for Hired Employees. Immediately following the Closing Date, Hired Employees (and, to the extent applicable, their dependents and beneficiaries) shall be eligible to participate in Genzyme Employee Plans (as hereinafter defined) in accordance with the terms of such plans, and in fringe and other employee benefits that are consistent with those offered to similarly situated employees of Genzyme or its Affiliates, as the case may be.  Any modifications or terminations of any Genzyme Employee Plans and other such benefits that may be made by Genzyme and its Affiliates after the Closing Date will be applied to all similarly situated employees of Genzyme or its Affiliates, including Hired Employees and, to the extent applicable, their dependents and beneficiaries, as the case may be.

8.11.5           Genzyme’s Employee Plans.  Immediately following the Closing Date, Genzyme shall cause the Hired Employees to receive full credit for prior service with Bayer and/or its Affiliates to the extent such service was credited under the Bayer Employee Plans as of the Closing Date, for purposes of eligibility and vesting under any comparable Genzyme Employee Plans (as hereinafter defined), and for the purpose of determining benefit levels under any comparable Genzyme Employee Plan or policy relating to vacation, sick time and any other paid-time-off program or severance, except where such credit would result in a duplication of benefits. In addition, Genzyme and its Affiliates shall recognize for purposes of annual deductible and out-of-pocket limits payable during the plan year in which the Closing Date occurs under the Genzyme Employee Plans, all deductible and out-of-pocket expenses paid by such Hired Employee through the Closing Date through medical and dental plans of Bayer or its Affiliates in the plan year in which the Closing Date occurs. Any pre-existing condition exclusions, evidence of insurability provisions, waiting period requirements, or other similar provisions under the Genzyme Employee Plans providing supplemental life insurance or long term disability insurance coverage or benefits shall apply to Hired Employees based in the United States and their covered beneficiaries and dependents to the extent that such

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

conditions or requirements apply to any newly hired U.S. employees of Genzyme or its Affiliates.  All other Genzyme Employee Plans in which Hired Employees based in the United States are eligible to participate do not impose any limitations relating to pre-existing conditions for such Hired Employees and their covered beneficiaries and dependents.  Where required by any applicable non-U.S. Legal Requirement, or where reasonably feasible and permitted by the applicable Genzyme Employee Plan, Genzyme shall waive, and shall cause its Affiliates to waive, any limitations on benefits relating to pre-existing conditions for Hired Employees based outside of the United States and their covered beneficiaries and dependents to the same extent such limitations have been waived or satisfied under any Bayer Employee Plan as of the Closing Date.  For purposes of this Agreement, the term “Genzyme Employee Plan” means, to the extent applicable, any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other plan, agreement or arrangement providing insurance coverage, severance benefits, disability benefits or vacation pay for the benefit of, or relating to, any Hired Employee. If, within [**] months following the Closing Date, Genzyme or any of its Affiliates causes the involuntary termination (other than termination for “cause,” as defined in the applicable agreement, policy or plan of Genzyme or any of its Affiliates, or in good faith by Genzyme or any of its Affiliates) of a Hired Employee’s employment, then the terminated Hired Employee will be entitled to receive cash severance payments that are no less favorable than those described on Schedule 8.11.5.

8.11.6           Genzyme Defined Contribution Plan. Genzyme currently maintains a qualified defined contribution plan (the “Genzyme DC Plan”) that contains provisions necessary for the acceptance of direct rollovers of non-Roth amounts from Hired Employees based in the United States.  The Genzyme DC Plan will accept rollovers (in the form of cash and notes relating to plan participant loans) of “eligible rollover distributions,” as defined in the Code and applicable regulations, that any Hired Employee is eligible to receive from any qualified defined contribution plan that is a Bayer Employee Plan to the extent permitted under the provisions of the Genzyme DC Plan.  The parties will (and will cause their respective applicable Affiliates to) cooperate with each other to enable such direct rollovers to occur before any Hired Employee participant loans under the qualified defined contribution Bayer Employee Plan become defaulted.  Bayer acknowledges that the Genzyme DC Plan accepts rollovers only of non-Roth contributions.  Genzyme will accept rollovers into the Genzyme DC Plan of up to a maximum of three (3) plan loans (based on one plan loan having been initiated per calendar year) per Hired Employee participant from a qualified defined contribution Bayer Employee Plan; provided, however, that Hired Employee participants shall not be permitted to initiate a new loan under the Genzyme DC Plan until all outstanding loans are paid in full.  Genzyme shall not, and nothing in this Agreement shall be construed to, require Genzyme to amend the terms of the Genzyme DC Plan or alter the Genzyme DC Plan’s administration to accept Roth rollover contributions from a qualified defined contribution Bayer Employee Plan.

8.11.7           WARN Act.  Bayer and its Affiliates shall be responsible for providing or

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

discharging any and all notifications, benefits, and liabilities to Business Employees and Governmental Authorities under the Federal Workers Adjustment and Retraining Notification Act (“WARN Act”) or by any other Legal Requirement relating to plant closings, mass layoffs, or employee separations or severance pay that are first required to be provided or discharged on or prior to the Closing Date, and Genzyme and its Affiliates shall be responsible for providing any notice required pursuant to the WARN Act with respect to a plant closing, layoff, or employee separation or severance pay relating to the Hired Employees after the Closing Date.  Bayer and its Affiliates shall retain responsibility for any continuation coverage obligations under COBRA or any other applicable Legal Requirements that are triggered on or prior to the Closing Date with respect to all Business Employees and their covered dependents.  Genzyme and its Affiliates shall be responsible for any continuation coverage obligations under COBRA or any other applicable Legal Requirements that are triggered after the Closing Date with respect to the Hired Employees and their covered dependents.

8.11.8           No Third Party Beneficiaries.  No provision of this Section 8.11 will create any third party beneficiary rights in any Business Employee, Offer Employee, Hired Employee or Scheduled Employee or other Person (including any heir, beneficiary, executor, administrator or representative of, or any Person claiming through, any of the foregoing).

8.11.9           Consultations and Assistance.  Each of Bayer and Genzyme shall use commercially reasonable efforts to timely conduct, and shall cause their respective Affiliates to use commercially reasonable efforts to timely conduct, all consultations with Unions representing Non-U.S. Business Employees and consultations with individual Non-U.S. Business Employees, in each case, to the extent required by applicable non-U.S. Legal Requirements to consummate the Contemplated Transactions.  In addition, Bayer shall use commercially reasonable efforts to promptly provide, and shall cause its Affiliates to use commercially reasonable efforts to promptly provide, any assistance and information reasonably requested by Genzyme or its Affiliates to enable Genzyme and its Affiliates to conduct any such consultations and to otherwise comply with any applicable non-U.S. Legal Requirements with respect to employment matters in connection with the Contemplated Transactions.

8.12.        Transfer of Certain Funds Received Post-Closing.  With respect to any and all amounts received or collected by Bayer or any of its Affiliates from and after the Closing attributable to, or in respect of, the Business (other than with respect to a Retained Asset), Bayer will provide notice of such receipt or collection to Genzyme (including information included with such payment or otherwise within Bayer’s possession with respect to such payment, including invoice and/or remittance information) and pay monthly to Genzyme any and all such amounts so received or collected by wire transfer of immediately available funds to an account specified by Genzyme or by other means acceptable to Genzyme. With respect to any and all amounts received or collected by Genzyme or any of its Affiliates from and after the Closing attributable to, or in respect of, any Retained Asset, Genzyme will provide notice of such receipt or collection to Bayer (including information included with such

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

payment or otherwise within Bayer’s possession with respect to such payment, including invoice and/or remittance information) and pay monthly to Bayer any and all such amounts so received or collected by wire transfer of immediately available funds to an account specified by Bayer or by other means acceptable to Bayer.

8.13.        Access to Records and Employees and Assistance with Financial Statements After Closing.

8.13.1              Access.  Except as agreed in Section 14.4, for a period of [**] years after the Closing Date, the parties will afford one another and their respective Representatives reasonable access to all of the books and records related to the Bayer Business to the extent that such access may reasonably be required by the requesting party or parties in connection with Tax matters or Actions (excluding litigation between Genzyme or any Affiliate of Genzyme, on the one hand, and Bayer or any Affiliate of Bayer, on the other hand) relating to the Bayer Business prior to the Closing Date.  Such access will be afforded upon receipt of reasonable advance notice and during normal business hours, and the requesting party will not be responsible for any costs or expenses incurred by them pursuant to this Section 8.13, except for reasonable out-of-pocket expenses incurred by the party of whom the request was made.  If Genzyme or Bayer desire to dispose of any of such books and records prior to the expiration of such [**] year period, such party will, prior to such disposition, give the other party a reasonable opportunity, at such party’s expense, to segregate and remove such books and records as such party may select.

8.13.2              2008 Financial Statements.  From and after the Execution Date, Bayer will, and will cause its Affiliates to, prepare an unaudited income statement (the “2008 Financial Statements”) for the Blue Business for the full calendar year 2008 in accordance with Regulation S-X and in a manner designed to reflect International Financial Reporting Standards (“IFRS”) as soon as reasonably practicable.  For a period of three (3) years after the Closing Date, Bayer and its Affiliates will provide reasonable assistance to Genzyme in the preparation of financial statements necessary for Genzyme to comply with applicable Legal Requirements.  Genzyme will reimburse Bayer for reasonable costs (which will include the cost of any external support Bayer may utilize to assist or prepare the 2008 Financial Statements) incurred by Bayer for Bayer’s activities pursuant to this Section 8.13.2.  Reasonable supporting documentation for this purpose does not require Bayer to provide detailed time sheets for internal costs, but does require a reasonable break-down of internal costs such that Genzyme may generally substantiate the internal costs for which Bayer seeks reimbursement hereunder.

8.13.3              SEC Financial Statements.  If Genzyme determines in good faith after consultation with Genzyme’s independent auditor that based on the information set forth in the 2008 Financial Statements, Genzyme would be required to file with the SEC pursuant to Rule 3-05 of Regulation S-X audited annual financial statements of the Bayer Business (the “Audited Financial Statements”) and/or unaudited quarterly financial statements of the Bayer Business (the “Unaudited Financial Statements”) for the periods

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

specified by Rule 3-05 of Regulation S-X (any Audited Financial Statements together with any Unaudited Financial Statements, the “SEC Financial Statements”), Bayer will deliver to Genzyme as soon as reasonably practicable the SEC Financial Statements.  The SEC Financial Statements will be (a) prepared in accordance with the books and records of the Bayer Business, (b) prepared in accordance with Regulation S-X and GAAP, unless IFRS is acceptable for Genzyme’s filing of the SEC Financial Statements with the SEC, in which case the SEC Financial Statements will be prepared in accordance with IFRS and (c) in the case of the Audited Financial Statements, accompanied by an opinion (the “Audit Opinion”) of PricewaterhouseCoopers LLP, Deloitte Touche Tohmatsu LLP, KPMG, LLP or Ernst & Young LLP (the “Independent Auditor”), which opinion complies with Regulation S-X.  Bayer will use its commercially reasonable efforts to cause the Independent Auditor to provide to Genzyme the consents requested by Genzyme no later than [**] Business Days prior to the Closing (the “Auditor Consents”) to permit the inclusion of the Audit Opinion with respect to the Audited Financial Statements in Genzyme’s reports and registration statements filed with the SEC for periods required under applicable Legal Requirements. Genzyme will reimburse Bayer for Bayer’s reasonable costs (which will include the cost of any external support Bayer may utilize to assist or prepare the SEC Financial Statements) incurred by Bayer supported by reasonable documentation for Bayer’s activities pursuant to this Section 8.13.3.  Reasonable supporting documentation for this purpose does not require Bayer to provide detailed time sheets for internal costs, but does require a reasonable break-down of internal costs such that Genzyme may generally substantiate the internal costs for which Bayer seeks reimbursement hereunder.

8.14.        Transfer of Permits.

8.14.1           Promptly after the Execution Date, the parties will collaborate to determine a timetable and procedure for the transfer or re-issuance to Genzyme of all Permits used in the Bayer Business.  The parties shall, and shall cause their Affiliates to, use commercially reasonable efforts to (a) provide the required notices to, and/or obtain the authorizations, approvals, consents or waivers from, Governmental Authorities and third parties in order to transfer all Transferred Permits to Genzyme or its Affiliates, and/or to enable Genzyme or its Affiliates to obtain its or their own substitute Permits for the Bayer Business, and (b) to the extent permitted under applicable Legal Requirements and/or the issuing body of a Permit, allow Genzyme or its Affiliates to distribute, market, import and sell Licensed Products from and after the Closing while the applicable Permit remains held by Bayer or an Affiliate or until Genzyme or its Affiliates can obtain its or their own Permit.  With respect to all Permits that relate in part to the Bayer Business and in part to businesses of Bayer and its Affiliates other than the Bayer Business (the “Joint Permits”), each of Genzyme and Bayer shall use commercially reasonable efforts in seeking separate Permits for each such business.

8.14.2           If a Transferred Permit is not transferred at Closing or Genzyme or its designee has not obtained a substitute Permit required to distribute, market, import and sell a Licensed Product in a country at the time of the Closing, then, in accordance with

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

the timetable and procedure determined by the parties, at the request of Genzyme, the parties shall use commercially reasonable efforts to (a) enter into such contractual relationships with one another and/or, as appropriate, their respective Affiliates, and (b) do, execute, acknowledge and deliver all such further acts and other instruments and papers as may be reasonably required or appropriate, to enable the uninterrupted marketing, distribution, importation and sale of Licensed Products after the Closing in each country in which Licensed Products were marketed, distributed or sold prior to the Closing in a manner that allows Genzyme to record the revenue from such sale immediately after Closing, and in which Genzyme has confirmed it or its Affiliate wishes to continue to market, distribute, import and sell following the expiration of the periods referred to below.  Any such contractual arrangement must be consistent with applicable Legal Requirements and the applicable Permit, and not require Bayer to establish new procedures, structures or organizations than those in effect as of Closing and provide for indemnification of Bayer and, as applicable, its Affiliates.

8.14.3           Genzyme will, or will cause its Affiliates to, use commercially reasonable efforts to apply for transfers of Permits or issuances of substitute Permits as promptly as practicable following Closing and in any event, within [**] months after the Closing, provided, however, that in [**], Genzyme will, or will cause its Affiliates to, use commercially reasonable efforts to apply for transfers of Permits or issuances of substitute Permits within [**] months after the Closing; provided, further, that such period in any country may be extended by an additional period [**] months if (a) a delay in transfer, revocation, re-issuance or issuance of a Permit is due to the actions of an unrelated third party or is related to a relationship between Bayer and a third party or Governmental Authority that existed prior to Closing, or (b) Bayer agrees to such extension, such agreement not to be unreasonably withheld.

8.14.4           For the avoidance of doubt, this Section 8.14 shall not apply to Permits necessary for the performance of Bayer and its Affiliates under the Purchase and Sale Agreement, the Leukine Tolling Agreement and the Fludara Supply Agreement, which Permits shall be governed by those agreements.

8.15.        Finished Licensed Products.  After the Closing, Bayer agrees, and shall cause its Affiliates to agree to, destroy all finished Licensed Products Inventory that is not Transferred Inventory under this Agreement, at the sole expense of Bayer, except for any finished Licensed Products Inventory that Bayer or any of its Affiliates is required to retain pursuant to Legal Requirements.  Bayer shall provide Genzyme with a certificate of destruction of such finished Licensed Products Inventory.

8.16.        Rebates, Chargebacks, Returns and Other Adjustments.  Responsibility for returns, rebates, chargebacks, cash discounts and fees for services paid to wholesalers and distributors will be allocated between Bayer and Genzyme in accordance with this Section 8.16, except as may otherwise be required by applicable Legal Requirement.  Sections 8.16.1 through 8.16.5 apply to such items generated in the United States and in each other country where such allocation methods may reasonably be applied.  In each other country where the

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

allocation methods cannot be reasonably applied, the parties will work in good faith to determine an alternative allocation method in accordance with the principles set forth herein.

8.16.1           Rebates.  All rebates calculated against periods entirely preceding the Closing date shall be the sole responsibility of Bayer.  All rebates calculated against periods including or following the Closing Date will be the sole responsibility of Genzyme, except that Bayer will make a payment to Genzyme to account for the portion of the quarter in which the Closing occurred during which Bayer owned the Business and the amount of inventory in the wholesale and distribution channels at the Closing.  Calculation of this payment will be based on the application of a ratio, being the [**], plus the [**], divided by the [**], stated as follows:

[**]

The “Rebate True Up Payment” will be equal to the product of (i) the [**] and (ii) the [**].  The Days of Channel Inventory on the Closing Date will be determined, to the extent practicable, on the basis of appropriate documentation and substantiation and, in circumstances where substantiation is not practicable, the reasonable, good faith estimate of the parties.  If the Parties cannot agree on the Days of Channel Inventory after an exchange of supporting documents and a meeting of the Parties the matter will be resolved in accord with Section 15.10.  The Rebate True Up Payment will be due and payable on the last day of the second quarter which begins after the Closing Date (for example, for a closing that occurs in the second quarter, the Rebate True Up Payment would be the last Business Day of the fourth quarter).  The parties will collaborate in good faith from and after the Execution Date to the date the Rebate True Up Payment is due to determine the Days of Channel Inventory and the amount of the Rebate True Up Payment in accordance with this Section 8.16.1.  This calculation must be performed separately on a Licensed Product-by-Licensed Product basis.

8.16.2           Chargebacks.  The obligations of the parties for chargebacks will be allocated based on the setting of a Chargeback Liability Shift Date with chargebacks on wholesaler invoices to their customers dated before the “Chargeback Liability Shift Date” being the obligation of Bayer, and chargebacks on wholesaler invoices to their customer sent on or after that date being the responsibility of Genzyme.  The Chargeback Liability Shift Date shall be [**].  Whether an invoice falls before or after the Chargeback Liability Shift Date shall be determined by reference to the date on the wholesaler invoice to its customer.  This analysis will be done on an invoice-by-invoice basis for each Licensed Product.  Genzyme will pay all chargebacks which become due after the Closing Date (except to the extent Bayer does so on Genzyme’s behalf under the Transition Services Agreement), and will invoice Bayer [**] for the chargebacks for which Bayer is responsible.

8.16.3           Cash Discounts.  The obligation for cash discounts shall be based on the date of the invoice to the customer.  Each cash discount on invoices which are dated on or before the Closing Date will be the responsibility of Bayer.  Each cash discount on

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

invoices which are dated after the Closing Date are the responsibility of Genzyme.

8.16.4           Fees for Service.  If a wholesaler, distributor or retailer is entitled to a fee-for-service delivered over time (e.g. inventory management services) such fee will be pro-rated between Bayer and Genzyme based on the relative portion of such period falling before or after the Closing Date.

8.16.5           Returns.  Any return from a production lot of Licensed Product, [**] of which was sold by Bayer, will be the sole responsibility of Bayer.  Any return from a production lot of Licensed Product, [**] of which was sold by Genzyme, will be the sole responsibility of Genzyme.  Any return from a production lot sold partially by Bayer and partially by Genzyme shall be shared by Bayer and Genzyme as described below.

(a)                      The average dating of inventory of a Licensed Product manufactured in a production lot sold partially by Bayer and partially by Genzyme at the time of sale by Bayer or an Affiliate over [**] expressed in months to expiry will be determined as of the Closing Date (the “Average Age”) and added to the Closing Date to determine an “Adjusted Expiration Date.”  For example, if the Average Age is [**] months and Closing occurs on [**], the Adjusted Expiration Date will be [**] of the following year.

(b)                     The period extending from [**] months before the Adjusted Expiration Date to [**] months after the Adjusted Expiration Date will be the “Overlap Period.”

Any return of a Licensed Product prior to the Overlap Period will be the sole responsibility of Bayer.  Any return of a Licensed Product after the Overlap Period will be the sole responsibility of Genzyme.  Responsibility for any return of a Licensed Product during the Overlap Period will be [**].  The Average Age will be determined, to the extent practicable, on the basis of appropriate documentation and substantiation, and in circumstances where substantiation is not practicable, the reasonable, good faith estimate of the parties.

8.17.        Joint Transition Team.  Within five (5) Business Days following the Execution Date, Bayer and Genzyme shall establish a joint transition team (the “Joint Transition Team”).  The Joint Transition Team shall be co-chaired by the team leaders of each of Bayer and Genzyme as mutually agreed between the Parties.  The Joint Transition Team will be responsible for global coordination and oversight of transition activities across all functions between the Execution Date and Closing.  Within ten (10) Business Days following the Execution Date, the Joint Transition Team will first meet to establish a schedule of key meetings, milestones and deliverables, a plan for providing Genzyme access to Bayer personnel and information and a schedule of any other tasks related to the transition of the Bayer Business from Bayer to Genzyme.  Between the Execution Date and the Closing, the Joint Transition Team will (1) collaborate to, as soon as practicable, (a) identify any Service (as defined in the Transition Services Agreement) that cannot be provided by Bayer due to Legal Requirements or Contractual Obligations, and (b) identify the Services that Genzyme

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

will utilize, and (2) coordinate to finalize the compensation for Services in accordance with the Transition Services Agreement.  Each of Bayer and Genzyme agrees to cause its respective representatives on the Joint Transition Team to use commercially reasonable efforts to fulfill its obligations under this Section 8.17 and otherwise facilitate the Contemplated Transactions.  The Joint Transition Team shall hold weekly meetings or teleconferences unless otherwise mutually agreed.

8.18.        Transition Assets.  To the extent Bayer or its Affiliates requires the use of any Acquired Asset to perform its obligations under any of the Ancillary Agreements (the “Transition Assets”), Bayer will inform Genzyme of such need and Genzyme will make such Transition Assets available to Bayer for this purpose for the period of time Bayer requires such Transition Assets to perform its obligations under any of the Ancillary Agreements.

8.19.        Leukine Bulk Drug Substance Manufacturing.  From the Execution Date until the Closing Date, Bayer will, and will cause its Affiliates to, use commercially reasonable efforts to manufacture Leukine Bulk Drug Substance in accordance with the amounts and timeline set forth on Schedule 8.19.

8.20.        Joint Contracts.  With respect to any Contractual Obligations with third parties relating in part to the Bayer Business and in part to the businesses of Bayer and its Affiliates other than the Bayer Business (each, a “Joint Contract”), Genzyme will attempt to enter into a separate Contractual Obligation with the counterparty or counterparties to such Joint Contract with respect to the portion of such Joint Contract exclusively related to the Bayer Business on the same terms and conditions applicable to the Bayer Business.  If Genzyme is unable to replace with a separate Contractual Obligation the portion of a Joint Contract exclusively related to the Bayer Business, Bayer will, and will cause its Affiliates to, if permitted by the terms of such Joint Contract, take commercially reasonable efforts to provide to Genzyme the benefits under such Joint Contract exclusively related to the Business and will enforce, at the request of and for the account of Genzyme, any rights of Bayer or any of its Affiliates arising under such Joint Contract exclusively related to the Business, until the stated expiration of such Joint Contract, without regard to any available renewal options with respect to the Business.  In such event, the benefits and obligations under such Joint Contract exclusively related to the Business shall be for the account of Genzyme, and the remaining benefits and obligations shall be retained by Bayer and its Affiliates.  Bayer and each of its Affiliates that are parties to any Joint Contract shall perform their obligations thereunder so as not to create a material default.  Neither Bayer nor its Affiliates will be obligated to extend credit to Genzyme under a Joint Contract.

8.21.        Hospira Agreement Amendment.  Bayer will, and will cause its Affiliates to, use commercially reasonable efforts to negotiate, execute and deliver an amendment to the Hospira Agreement that is not materially inconsistent with the proposed terms shared with Genzyme prior to the Execution Date.  Bayer or its affiliates may make immaterial amendments, modifications or extensions to the Hospira Agreement without Genzyme’s consent.  Bayer will not, and will cause its Affiliates not to, make material amendments, modifications, or extensions to the Hospira Agreement without Genzyme’s consent, such

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

consent not to be unreasonably withheld.

8.22.        Further Assurances.  From and after the Closing Date, upon the request of either Bayer or Genzyme, each of the parties hereto will, and will cause their Affiliates to, do, execute, acknowledge and deliver all such further acts, assurances, deeds, assignments, transfers, conveyances and other instruments and papers as may be reasonably required or appropriate to carry out the Contemplated Transactions.  Bayer will, and will cause its Affiliates to, provide all cooperation reasonably requested by Genzyme in connection with any effort by Genzyme to establish, perfect, defend, or enforce its rights in or to the Acquired Assets, including executing further consistent assignments, transfers, pledges and releases, and causing its Representatives and agents to provide good faith testimony by affidavit, declaration, deposition or other means.  Bayer will, and will cause its Affiliates to, refer all customer inquiries relating to the Bayer Business to Genzyme from and after the Closing.  Bayer will, and will cause its Affiliates and its and their respective Representatives to, cooperate and assist Genzyme with an orderly transition of the Bayer Business and Acquired Assets to Genzyme.  Bayer will not, and will cause its Affiliates not to, take any action that is designed or intended to have the effect of discouraging any lessor, licensor, supplier, distributor or customer of the Bayer Business or other Person with whom the Bayer Business has a relationship from maintaining the same relationship with the Business after the Closing as it maintained prior to the Closing.

8.23.        NewCo.  In order to [**], prior to Closing, Bayer and Genzyme shall form at least one special purpose vehicle (each a “NewCo”) into which Bayer shall immediately prior to Closing (a) contribute the Business-Specific Licensed IP, which at Closing will be licensed by NewCo to Genzyme in accordance with Section 2.1.1(a) of this Agreement (or another license agreement between NewCo and Genzyme); (b) license the Shared Licensed IP to NewCo, which at Closing will be licensed by NewCo to Genzyme in accordance with Section 2.1.1 of this Agreement, and (c) assign the Distribution and Development Agreement, and, in Bayer’s sole discretion, any Ancillary Agreements (subject to the terms and conditions of such Ancillary Agreements).  NewCo shall have the right to claim payments due to Bayer under Article 4 of this Agreement that are associated with the foregoing contributions, licenses and assignment(s).  Bayer may select the Federal Republic of Germany as the jurisdiction of organization or formation of any such NewCo(s) without Genzyme’s consent and/or may select any alternative jurisdiction(s) subject to Genzyme’s consent if the formation of NewCo in such alternative jurisdiction(s) results in [**] as compared to the [**] provided for in a NewCo organized under the laws of the Federal Republic of Germany in accordance with the terms set forth on Schedule 8.23 or would have adverse Tax consequences to Genzyme as compared to the Tax consequences to Genzyme of having NewCo organized in the Federal Republic of Germany.  Should Bayer determine that a NewCo shall be formed or organized under the laws of the Federal Republic of Germany, then such German NewCo shall be organized in accordance with the term sheet set forth in Schedule 8.23.  Should Bayer determine that a NewCo should be organized under the laws of any other country, then such NewCo shall be organized on comparable terms and conditions as set forth in Schedule 8.23.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

9.          INTELLECTUAL PROPERTY AND OTHER COVENANTS.

9.1.          Filing, Prosecution and Maintenance of Licensed Patents and Licensed Trademarks.

9.1.1             Responsibility.

(a)        Business-Specific Licensed IP.  From and after Closing, Genzyme, through counsel of its choosing and at its sole discretion and expense, will be responsible for and have control over obtaining, prosecuting (including any interferences, reissue proceedings, re-examinations and oppositions), and maintaining throughout the Territory the Business-Specific Licensed Patents and Business-Specific Licensed Trademarks.  Genzyme shall keep Bayer informed regarding the prosecution and maintenance of the Business-Specific Licensed Patents and Business-Specific Licensed Trademarks, and Bayer will cooperate with Genzyme in regard to the prosecution and maintenance thereof.  Genzyme may, in its sole discretion, elect not to pursue patent protection for any Business-Specific Licensed Patent or trademark registration for any Business-Specific Licensed Trademark in one or more countries in the Territory.  If Genzyme intends to abandon or let go any Patent Right within the Business-Specific Licensed Patents set forth on Schedule 6.10.9, for which Bayer would have a legal obligation under the German Law on Employee’s Inventions to provide the inventor(s) the right to pursue patent protection for such Patent Right, Genzyme shall provide Bayer written notice of such intent in sufficient time to provide the inventor(s) the opportunity to take over the prosecution and/or maintaining of such Patent Rights.  If the inventor(s) take over such obligations, rights granted to Genzyme with respect to such Patent Right will revert to the inventor(s) to the extent provided under the German Law on Employee’s Inventions.  Except as provided in this Section 9.1.1(a), Bayer will have no right to take any actions to prosecute or maintain throughout the Territory the Business-Specific Licensed Patents and Business-Specific Licensed Trademarks.

(b)        Shared Licensed Patents.  From and after Closing, Bayer, through counsel of its choosing and at its sole discretion and expense, will be responsible for and have control over obtaining, prosecuting (including any interferences, reissue proceedings, re-examinations and oppositions) and maintaining throughout the Territory the Shared Licensed Patents and Shared Licensed Trademarks.  For a Shared Licensed Patent that covers a Licensed Product during the Exclusive Period for such Licensed Product, Bayer shall keep Genzyme informed regarding the prosecution and maintenance of such Shared Licensed Patent and give Genzyme a reasonable opportunity to provide timely comments for Bayer’s consideration on draft filings and correspondence relating to such prosecution or maintenance.  For a Shared Licensed Patent that covers a Licensed Product during the Non-Exclusive Period, Bayer shall have no obligation to keep Genzyme informed regarding the prosecution and maintenance of such Shared Licensed Patent.  Bayer may, in its sole discretion, elect not to pursue patent protection for any Shared Licensed Patent in one or more

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

countries in the Territory.  Genzyme will have no right to take any actions to prosecute or maintain throughout the Territory the Shared Licensed Patents or Shared Licensed Trademarks.

9.1.2             Cooperation.  Bayer will: (a) make its Representatives reasonably available to Genzyme (or to Genzyme’s authorized Representatives), to the extent reasonably necessary to enable Genzyme to undertake patent prosecution and trademark registration of the Business-Specific Licensed Patents and Business-Specific Licensed Trademarks; (b) at the reasonable request of Genzyme, cooperate with Genzyme in gaining patent term extensions and trademark registration renewals wherever applicable to Business-Specific Licensed Patents and Business-Specific Licensed Trademarks that are subject to this Agreement; and (c) use its commercially reasonable and diligent efforts to minimize or avoid interference with the prosecution and maintenance of the Business-Specific Licensed Patents and Business-Specific Licensed Trademarks.  Genzyme will reimburse Bayer for Bayer’s reasonable out-of-pocket expenses in complying with this Section 9.1.2; provided, however, that Bayer provides Genzyme with invoices or other reasonable documentation evidencing such expenses on a timely basis after the incurrence of such expense.

9.1.3             Notwithstanding the rights granted to Genzyme in Section 9.1 related to the filing, prosecution and maintenance of Licensed Patents and Licensed Trademarks, such rights shall be subject to any and all limitations contained in any In-License Agreement related to the Intellectual Property licensed under such In-License Agreement.

9.2.          Enforcement of Licensed IP.

9.2.1             Notification.  Each party will promptly report in writing to the other party any (a) known or suspected third party infringement of any Licensed Patents, Licensed Trademarks, Shared Licensed Trade Dress or Licensed Copyrights, or (b) unauthorized use or misappropriation of any Licensed Know-How or other Confidential Information by a third party of which it becomes aware, and will provide the other party with all available evidence supporting such infringement or unauthorized use or misappropriation.

9.2.2             Right to Enforce.

(a)        Genzyme will have the sole and exclusive right, but not the obligation, to take any reasonable measures it deems appropriate to stop activities in the Territory infringing the Business-Specific Licensed Patents, Business-Specific Licensed Trademarks or Business-Specific Licensed Copyrights or the use without proper authorization of any Business-Specific Licensed Know-How, including (a) initiating or prosecuting an infringement or other appropriate Action against or (b) granting adequate rights and licenses necessary for continuing such activities in the Territory to any third party who at any time has infringed, or is suspected of infringing, any Business-Specific Licensed Patents, Business-Specific Licensed Trademarks or Business-Specific Licensed Copyrights or has used or is suspected of using without

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

proper authorization the Business-Specific Licensed Know-How.  Without the written consent of Genzyme, Bayer will have no right to take any reasonable measures to stop any infringement of the Business-Specific Licensed Patents, Business-Specific Licensed Trademarks or Business-Specific Licensed Copyrights or the use without proper authorization of the Business-Specific Licensed Know-How.

(b)        Bayer will have the first right, but not the obligation, to take any reasonable measures it deems appropriate to stop activities in the Territory infringing the Shared Licensed Patents or Shared Licensed Copyrights or the use without proper authorization of any Shared Licensed Know-How, in each case in connection with a Person’s manufacture, use, sale, offering for sale, or importation of Licensed Products, including (a) initiating or prosecuting an infringement or other appropriate Action against or (b) granting adequate rights and licenses necessary for continuing such activities in the Territory to any such Person.  During the Exclusive Period, if Bayer does not initiate any such measures within [**] days of receiving written notice from Genzyme of such activities (or within a reasonable shorter time period if a shorter period to take action is required by applicable Legal Requirements to avoid the loss of legal rights), then Genzyme will have the second right, but not the obligation, to take any reasonable measures it deems appropriate to stop such activities; provided, however, Genzyme must coordinate and consult with Bayer regarding such measures and will not take any measures, without the written permission of Bayer, which permission will not be unreasonably withheld.  It shall be reasonable for Bayer to withhold such permission if Bayer reasonably believes such measures will affect the protection that any Shared Licensed IP affords Bayer; provided, however, the mere likelihood that a defendant would allege that the asserted Shared Licensed Patents or Shared Licensed Copyrights is invalid or unenforceable shall not be sufficient grounds for Bayer to withhold permission.  If either party brings a suit or action under this Section 9.2.2(b), during the Exclusive Period, the other party will have the right, at its expense, to retain its own counsel to monitor such Action.  Neither party will have the right to settle any infringement or misappropriation Action under this Section 9.2.2(b) in a manner that diminishes the rights or interests of the other party without the express written consent of such other party; provided, however that the grant by Genzyme of a sublicense under the Shared Licensed Patents or Shared Licensed Copyrights in accordance with this Agreement will not be considered to diminish the rights of Bayer, and the grant by Bayer of a license under the Shared Licensed IP that is not in conflict with the exclusive rights granted to Genzyme in Section 2.1.1 will not be considered to diminish the rights of Genzyme.  In addition, (i) Genzyme will not settle any such Action in a manner that admits the invalidity or unenforceability of any Shared Licensed IP without obtaining the prior written consent of Bayer and (ii) during the Exclusive Period, Bayer will not settle any such Action in a manner that admits the invalidity or unenforceability of any Shared Licensed Patents or Shared Licensed Copyrights without obtaining the prior written consent of Genzyme.

(c)        For clarity, all rights to enforce the Shared Licensed Trademarks or Shared

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

Licensed Trade Dress shall be within the sole discretion of Bayer and nothing in this Section 9.2 shall be construed to grant Genzyme any rights to enforce or license any Shared Licensed Trademarks or Shared Licensed Trade Dress.

9.2.3             Procedures and Expenses.  The party with the right to take action pursuant to Section 9.2.2 will have the sole right to select counsel for any Action brought by it and will pay all expenses of such Action, including attorneys’ fees and court costs.  If required under applicable Legal Requirements in order for such party to initiate and/or maintain such Action, or if such party is unable to initiate or prosecute such Action solely in its own name or it is otherwise advisable to obtain an effective legal remedy, in each case, at such party’s request, the other party will join as a party to the Action and will execute and cause its Affiliates to execute all documents necessary for a party to initiate an Action to prosecute and maintain such Action.  In addition, at a party’s request, the other party will provide reasonable assistance in connection with such Action and the reasonable out-of-pocket expenses of the party providing assistance shall be reimbursed by the party requesting such assistance.

9.2.4             Recoveries.  If a party obtains from a third party infringer, in connection with an Action brought pursuant to Section 9.2.2, any damages, license fees, royalties or other compensation (including any amount received in settlement of such Action), then any amounts recovered will first be applied to the reimbursement of each party’s reasonable costs, expenses and legal fees, including amounts one party has reimbursed to the other.  The remaining balance shall be retained by Genzyme, but will be considered Net Sales and subject to Genzyme’s payment obligations under Article 4.  The party bringing such Action pursuant to Section 9.2.2 will bear all payments awarded against or agreed to be paid by such party pursuant to such Action, including any costs or expenses incurred that exceed the amounts recovered by such party.

9.2.5             Notwithstanding the rights granted to Genzyme in Section 9.2 related to the enforcement of Licensed IP, such rights shall be subject to any and all limitations contained in any In-License Agreement related to the Intellectual Property licensed under such In-License Agreement.

9.3.          Claimed Infringement of Third Party Rights.

9.3.1             Notice.  In the event that a third party at any time provides written notice of a claim to, or brings an Action against any party, or any of such party’s respective Affiliates or sublicensees, claiming infringement of its Patent Rights or unauthorized use or misappropriation of its Know-How, based upon the development, manufacture or commercialization of Licensed Products in the Territory (“Infringement Claim”), such party will promptly notify the other party of the Infringement Claim or the commencement of such action, suit or proceeding, enclosing a copy of the Infringement Claim and all papers served.  Each party agrees to make available to the other party its advice and counsel regarding the technical merits of any such claim at no cost to the other party and to offer reasonable assistance to the other party at no cost to the other party.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

9.3.2             Defense of Infringement Claim; Declaratory Judgment Actions.

(a)        As between Bayer and Genzyme, Genzyme will have the sole and exclusive right, but not the obligation, to control the defense of any Infringement Claim brought against Genzyme or any of its Affiliates or sublicensees arising out of the development, manufacture or commercialization of Licensed Products in the Territory.  As between Bayer and Genzyme, Bayer will have the sole and exclusive right, but not the obligation, to control the defense of any Infringement Claim brought against Bayer or any of its Affiliates or licensees (other than Genzyme) arising out of the development, manufacture or commercialization of Licensed Products in the Territory.  Neither party will settle any such Action in a manner that (i) admits that any Licensed Product infringes or misappropriates a third party’s Intellectual Property or (ii) agrees to any injunction or other equitable remedy binding the other party without obtaining the prior written consent of the other party, which consent will not be unreasonably withheld or delayed.  In addition, if applicable prior to the initiation of an Infringement Claim, either party has the right, but not the obligation, to bring a declaratory judgment action relating to any third party Patent Right that such third party has alleged is infringed by the development, manufacture or commercialization of Licensed Products in the Territory; provided, however, neither party shall bring such declaratory judgment action without first consulting with the other party.

(b)        The party controlling the defense of an Infringement Claim or bringing a declaratory judgment action will have the sole and exclusive right to select counsel for such Infringement Claim or such declaratory judgment action.  The party controlling the defense of an Infringement Claim or bringing a declaratory judgment Action will keep the other party informed, and will from time to time consult with the other party regarding the status of any such Action and will upon request provide the other party with copies of all documents filed in, and all written communications relating to, any suit brought in connection with such Action.  The other party will also have the right to participate and be represented in any such Action, at its own expense.

9.4.          Other Infringement Resolutions.  In the event of a dispute or potential dispute that has not ripened into a demand or Action of the types described in Section 9.2 and Section 9.3 (e.g., Actions seeking declaratory judgments and revocation proceedings), the same principles governing control of the resolution of the dispute, consent to settlements of the dispute, and implementation of the settlement of the dispute will apply.  Each party will immediately notify the other party of any certification of which it becomes aware filed pursuant to 21 U.S.C. § 355(b)(2)(A) or § 355(j)(2)(A)(vii) (or any amendment or successor statute thereto) or declaratory judgment action filed by a third party claiming that a Licensed Patent is invalid or that infringement of such Licensed Patent will not arise from the development, manufacture, use or sale of any product by a third party.  The provisions of Section 9.2 will thereafter apply as if such third party were an infringer or suspected infringer.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

9.5.          Diligence.  Genzyme shall, directly and through its Affiliates and sublicensees, to use commercially reasonable efforts to commercialize Fludara, Leukine and Campath, each as a whole, in the Major Market Countries in its approved indications.  For the purposes of this Section 9.5, “commercially reasonable efforts” means, with respect to the commercialization of each Licensed Product, at any given time as the case may be, efforts reasonably used by Genzyme or its Affiliates (giving due consideration to relevant industry standards) for Genzyme’s own products (including internally developed, acquired and in-licensed products) with similar commercial potential at a similar stage in their lifecycle (assuming continuing development of such product), taking into consideration their safety, tolerability and efficacy, [**], the extent of market exclusivity, patent protection, cost to develop the product, promotable claims, health economic claims, the approved indications and the regulatory and reimbursement structure involved.  This Section 9.5 shall have no further force or effect with respect to each of Fludara, Leukine and Campath once Genzyme no longer has any obligation to make payments to Bayer with respect to Net Sales of such Licensed Product under this Agreement.

9.6.          Covenant in Support of License.  Following the Closing, Bayer will not, and will cause its Affiliates not to, take any action that would cause any of the following representations to be false: Sections 6.4 (Non-Contravention) and 6.10.4 (Title).

10.        CONDITIONS TO GENZYME’S OBLIGATIONS AT THE CLOSING.

The obligations of Genzyme to consummate the Closing are subject to the fulfillment of each of the following conditions:

10.1.        Representations and Warranties.  The representations and warranties of Bayer contained in this Agreement and in any document, instrument or certificate delivered hereunder (a) that are not qualified by materiality or Material Adverse Effect will be true and correct at and as of the Execution Date and the Closing with the same force and effect as if made as of the Execution Date or the Closing, as applicable, except where the failure to be true and correct would not be reasonably expected to have a Material Adverse Effect  or a material adverse effect on the ability of Bayer to consummate the Contemplated Transactions or perform its obligations under this Agreement or the Ancillary Agreements, and (b) that are qualified by materiality or Material Adverse Effect will be true and correct in all respects at and as of the Execution Date and the Closing with the same force and effect as if made as of the date hereof or the Closing, as applicable, in each case, other than representations and warranties that expressly speak only as of a specific date or time, which will be true and correct to the extent described above as of such specified date or time.

10.2.        Performance.  Bayer will have performed and complied with, in all material respects, all agreements, obligations and covenants contained in this Agreement that are required to be performed or complied with by it at or prior to the Closing.

10.3.        Compliance Certificate.  Bayer will have delivered to Genzyme a certificate as to the matters set forth in Sections 10.1, 10.2 and 10.4 having been satisfied.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

10.4.        No Material Adverse Change.  Since the Execution Date, there will not have occurred a Material Adverse Effect.

10.5.        Qualifications.  Any applicable waiting periods (and any extensions thereof) under the HSR Act will have expired or otherwise been terminated and any applicable waiting periods (and any extensions thereof), permissions or clearances under the Legal Requirements relating to competition or antitrust relating to the Contemplated Transactions in the Material Countries (including any necessary consent under, modification to or termination of the SOT Order) shall have been terminated or received, as applicable.  No provision of any material applicable Legal Requirement and no Governmental Order, in each case in the Material Countries, will prohibit the consummation of any of the Contemplated Transactions.

10.6.        Absence of Litigation.  No Action brought by a Governmental Authority will be pending or threatened in writing which could result in a Governmental Order (nor will there be any Governmental Order in effect) (a) which would prevent consummation of any of the Contemplated Transactions, (b) which would result in any of the Contemplated Transactions being rescinded following consummation, (c) which would limit or otherwise adversely affect Genzyme’s right to own the Bayer Business or to operate all or any material portion of either the Bayer Business or the Acquired Assets or of Genzyme’s business or assets or that any of its Affiliates or (d) would compel Genzyme or any of its Affiliates to dispose of all or any material portion of either the Bayer Business or the Acquired Assets or the business or assets of Genzyme or any of its Affiliates.

10.7.        Consents, etc.  All actions by (including any authorization, consent or approval) or in respect of (including notice to), or filings with, any Governmental Authority or other Person that are required to consummate the Contemplated Transactions that are set forth on Schedule 10.7 will have been obtained or made, and no such authorization, consent or approval will have been revoked.

10.8.        Permits.  Genzyme will have obtained or otherwise have the right to use or have the benefit of (including pursuant to Section 8.14) all material Permits required to operate the Bayer Business that are not Transferred Permits assigned at the Closing.

10.9.        Ancillary Agreements.  Each of the Ancillary Agreements to which Genzyme and/or any of its Affiliates is party will have been duly executed and delivered to Genzyme by each of the other parties thereto, and each such agreement will be in full force and effect in accordance with its terms.

10.10.      Release.  Genzyme shall have received a release of claims executed by Bayer in the form attached hereto as Exhibit 10.10.

10.11.      Financial Statements.  Genzyme will have received the 2008 Financial Statements and, if Genzyme determines pursuant to Section 8.13.3 that SEC Financial Statements are required, Bayer will have delivered the SEC Financial Statements to Genzyme, and have

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

caused to be delivered to Genzyme the Audit Opinion and Auditor Consents.

11.        CONDITIONS TO BAYER’S OBLIGATIONS AT THE CLOSING.

The obligations of Bayer to consummate the Closing are subject to the fulfillment of each of the following conditions:

11.1.        Representations and Warranties.  The representations and warranties of Genzyme contained in this Agreement and in any document, instrument or certificate delivered hereunder (a) that are not qualified by materiality will be true and correct at and as of the Execution Date and the Closing with the same force and effect as if made as of the Execution Date or the Closing, as applicable, except where the failure to be true and correct would not be reasonably expected to have a material adverse effect on the ability of Genzyme to consummate the Contemplated Transactions or perform its obligations under this Agreement or the Ancillary Agreements and (b) that are qualified by materiality will be true and correct in all respects at and as of the Execution Date and the Closing with the same force and effect as if made as of the Execution Date or the Closing, as applicable, in each case, other than representations and warranties that expressly speak only as of a specific date or time, which will be true and correct to the extent described above as of such specified date or time.

11.2.        Performance.  Genzyme will have performed and complied with, in all material respects, all agreements, obligations and covenants contained in this Agreement that are required to be performed or complied with by Genzyme at or prior to the Closing.

11.3.        Compliance Certificate.  Genzyme will have delivered to Bayer a certificate as to the matters set forth in Sections 11.1 and 11.2.

11.4.        Qualifications.  Any applicable waiting periods (and any extensions thereof) under the HSR Act will have expired or otherwise been terminated and any applicable waiting periods (and any extensions thereof), permissions or clearances under the Legal Requirements relating to competition or antitrust relating to the Contemplated Transactions in the Material Countries shall have been terminated or received, as applicable.  No provision of any material applicable Legal Requirement and no Governmental Order, in each case in the Material Countries, will prohibit the consummation of any of the Contemplated Transactions.

11.5.        Absence of Litigation.  No Action brought by a Governmental Authority will be pending or threatened in writing which could result in a Governmental Order, nor will there be any Governmental Order in effect (except as contemplated by Section 8.3.4), (a) which would prevent consummation of any of the Contemplated Transactions, (b) which would result in any of the Contemplated Transactions being rescinded following consummation (and no such Governmental Order will be in effect), (c) which would prevent or otherwise adversely affect Genzyme’s right to own the Bayer Business or to operate all or any material portion of either the Bayer Business or the Acquired Assets or (d) would compel Genzyme or any of its Affiliates to dispose of all or any material portion of either the Bayer Business or

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

the Acquired Assets.

11.6.        Ancillary Agreements.  Each of the Ancillary Agreements to which Bayer and/or any of its Affiliates is a party will have been duly executed and delivered to Bayer by each of the other parties thereto and each such Agreement will be in full force and effect in accordance with its terms.

11.7.        Confirmation of Release.  Bayer shall have received a release of claims executed by Genzyme in the form attached hereto as Exhibit 11.7.

12.        TERMINATION.

12.1.        Termination of Agreement.  This Agreement may be terminated (the date on which the Agreement is terminated, the “Termination Date”) at any time prior to the Closing:

(a)        by mutual written consent of Genzyme and Bayer;

(b)        by either Genzyme or Bayer by providing written notice to the other at any time after the date that is [**] months after the Execution Date (the “Outside Date”) if the Closing has not occurred by reason of the failure of any condition set forth in Section 10, in the case of Genzyme, or Section 11, in the case of Bayer, to be satisfied (unless such failure is the result of one or more breaches or violations of, or inaccuracy in any covenant, agreement, representation or warranty of this Agreement by the party seeking to terminate the Agreement);

(c)        by either Bayer or Genzyme if a final nonappealable Governmental Order permanently enjoining, restraining or otherwise prohibiting the Closing has been issued by a Governmental Authority of competent jurisdiction;

(d)        by Genzyme if either (i) there has been a breach of, or inaccuracy in, any representation or warranty of Bayer contained in this Agreement as of the Execution Date or as of any subsequent date (other than representations or warranties that expressly speak only as of a specific date or time, with respect to which Genzyme’s right to terminate will arise only in the event of a breach of, or inaccuracy in, such representation or warranty as of such specified date or time), or (ii) Bayer has breached or violated in any material respect any of its covenants and agreements contained in this Agreement, in the case of either (i) or (ii) which breach or violation would give rise, or could reasonably be expected to give rise, to a failure of a condition set forth in Section 10 and cannot be or has not been cured on or before the earlier of (1) [**] Business Days before the Outside Date or (2) [**] days after Genzyme notifies Bayer of such breach or violation, provided, however, that for clause (2), if the parties mutually agree on a plan for cure within such [**] day period, then such date may be extended as set forth in the mutually agreed cure plan.

(e)        by Bayer if either (i) there has been a breach of, or inaccuracy in, any representation or warranty of Genzyme contained in this Agreement as of the Execution

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

Date or as of any subsequent date (other than representations or warranties that expressly speak only as of a specific date or time, with respect to which Bayer’s right to terminate will arise only in the event of a breach of, or inaccuracy in, such representation or warranty as of such specified date or time), or (ii) Genzyme has breached or violated in any material respect any of its covenants and agreements contained in this Agreement, in the case of either (i) or (ii) which breach or violation would give rise, or could reasonably be expected to give rise, to a failure of the condition set forth in Section 11 and cannot be or has not been cured on or before the earlier of (1) [**] Business Days before the Outside Date or (2) [**] days after Bayer notifies Genzyme of such breach or violation, provided, however, that for clause (2), if the parties mutually agree on a plan for cure within such [**] day period, then such date may be extended as set forth in the mutually agreed cure plan.

12.2.        Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 12.1, this Agreement — other than the provisions of Sections 6.19, (No Brokers), 7.5 (No Brokers), 8.7 (Transaction Expenses), 8.8 (Confidentiality), 8.8.4 (Publicity), 8.10.1 (Non-Solicitation), 12.2 (Effect of Termination), 13 (Indemnification), 15 (Miscellaneous) and Section 1 (to the extent any terms defined therein are used in the above listed Sections) — will then be null and void and have no further force and effect and all other rights and Liabilities of the parties hereunder will terminate without any Liability of any party to any other party, except for Liabilities arising in respect of breaches under this Agreement by any party on or prior to the Termination Date.

12.3.        Termination by Bayer For Cause.

12.3.1           Material Default.  After Closing, if a Material Default (as defined below) continues for a period of [**] days after Bayer has delivered written notice to Genzyme stating the specific Material Default and citing this Section 12.3.1, then subject to Section 12.3.2 below, Bayer may terminate this Agreement by providing written notice to Genzyme and all Acquired Assets as defined in this Agreement transferred to Genzyme (to the extent such assets remain in existence and to the extent of the then right, title and interest of Genzyme or its Affiliates in such assets) and all licenses granted to Genzyme under this Agreement or any Ancillary Agreement and all other rights granted to Genzyme hereunder or thereunder shall automatically terminate and revert to Bayer and Genzyme shall, and shall cause its Affiliates to, execute all documents reasonably requested by Bayer to support such reversions.  It shall be a “Material Default” by Genzyme under this Section 12.3 if any of the following occurs:

(a)   Genzyme fails to timely pay any Royalty Payments under Sections 4.1.4, 4.1.5 or 4.2.1 under the terms specified in this Agreement;

(b)   Genzyme fails to timely pay any Milestone Payments under Sections 4.1.6 or 4.2.2 under the terms specified in this Agreement;

(c)   Genzyme files a petition under Chapter 7 of the U.S. Bankruptcy Code

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

seeking to liquidate its assets for the benefit of creditors prior to the date on which Genzyme no longer has any obligation to make royalty and milestone payments to Bayer pursuant to Sections 4.1.6 or 4.2.2;

(d)   (i) Genzyme stops selling an Oncology Product in a country or countries and (ii) such action would eliminate at least [**] of the Net Sales of the Oncology Products Business (calculated as the sales of the Oncology Product in such country or countries as a percentage of total Net Sales of the Oncology Products Business, in each case during the fiscal quarter prior to the fiscal quarter in which Genzyme stopped selling such Oncology Product), unless Genzyme stopped selling such Oncology Product in such country or countries because (A) the Oncology Product in question poses a safety risk to patients; (B) a regulatory authority of competent jurisdiction in the country or countries in question has ordered Genzyme to cease sales or suspended or revoked Genzyme’s authorization to sell such Oncology Product; (C) of a prolonged and continuous disruption of the supply of the Oncology Product in question for reasons beyond Genzyme’s reasonable control and Genzyme is unable, after commercially reasonable efforts, to secure a continued supply; (D) the sale of the Oncology Product in question infringes intellectual property as determined by a court or by mutual agreement of the parties and Genzyme, after commercially reasonable efforts, is unable to obtain a license to such intellectual property, (E) such action is done to [**], or (F) any (I) act of God, act of the public enemy, insurrection, riot, sabotage, strike, work-stoppage or other labor dispute or natural disaster or (II) explosion, fire or flood not resulting from the negligence of Genzyme, any of which prevents Genzyme from selling a Licensed Product; provided, further, that this paragraph (d) will no longer apply after Genzyme has made payments to Bayer aggregating $[**] with respect to Net Sales of Oncology Products; or

(e)   Genzyme fails to purchase the Leukine Plant in material breach of the Purchase and Sale Agreement.

12.3.2           Disputes Regarding Material Defaults. If Genzyme disputes in good faith the existence of a Material Default specified in a notice provided by Bayer pursuant to Section 12.3.1 above, and provides notice to Bayer of such dispute within the [**] day period following the date Bayer notifies Genzyme of the Material Default, Bayer will not have the right to terminate this Agreement unless and until the existence of such Material Default by Genzyme has been determined by a final arbitration award that is no longer subject to appeal or other review in accordance with the dispute resolution provisions of Sections 15.10 and 15.11, and Genzyme fails to cure such Material Default or satisfy the arbitration award or judicial order or judgment within [**] Business Days following such determination.  It is understood and acknowledged that during the pendency of such dispute, all the terms and conditions of this Agreement will remain in effect and the parties will continue to perform all of their respective obligations hereunder.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

12.3.3           Expiration of Termination Clause.  Section 12.3 shall have no further force or effect once Genzyme no longer has any obligation to make payments to Bayer with respect to the Net Sales under this Agreement.

12.3.4           Survival of Sublicenses.

(a)   At the request of Genzyme, and subject to Bayer’s consent, which consent will not be unreasonably withheld, delayed, or conditioned, Bayer will enter into a written agreement with any Genzyme Sublicensee under which Bayer will commit that if this Agreement is terminated under Section 12.3, Bayer will, subject to paragraph (b) below, provide such Sublicensee with a direct license on substantially the same terms as the Sublicensee has as a Sublicensee of Genzyme, so that the Sublicensee would be put in the same position as it was prior to the Agreement being terminated.

(b)   In the event the Agreement is terminated by Bayer under Section 12.3, at the request of the Sublicensee and subject to Bayer’s consent, Bayer will extend such a direct license to the Sublicensee.  Bayer will not unreasonably deny such consent if (i) such Sublicensee (a) is in good standing and (b) is not an Affiliate of Genzyme; (ii) such direct license will not increase Bayer’s obligations; and (iii) such direct license does not adversely affect Bayer’s commercial interests.

12.3.5           Effect of Termination.  In the event of termination pursuant to Section 12.3, the covenants contained in Sections 2.5 (Consents under In-License Agreements), 3.2 (Consents), 8.3.1 (Notice and Consents — Bayer), 8.3.2 (Notices and Consents — Genzyme), 8.4 (Genzyme’s Access to Premises; Information), 8.8 (Confidentiality), 8.14 (Transfer of Permits), 8.16 (Rebates, Chargebacks, Returns and Other Adjustments), 8.20 (Joint Contracts) and 8.22 (Further Assurances) of Bayer and its Affiliates shall become covenants of Genzyme and its Affiliates and vice versa.  Further, in the event this Agreement is terminated pursuant to this Section 12.3 at a time when future payments may become due and payable to Bayer pursuant to Section 4.1.5 or 4.1.6, and if at such time Genzyme has secured continuing supply of Leukine, whether through operation of the production facilities transferred to Genzyme under the Purchase and Sale Agreement, a supply arrangement with a third party or otherwise, at the election of Bayer made within [**] days of such termination, the parties will enter into good faith negotiations with each other for the [**] months following effective delivery of such notice to secure for Bayer continued supply of Leukine on commercially reasonable terms.  Such continued supply shall be accomplished, at the election of Genzyme, through conveyance to Bayer of the Leukine Plant or a supply agreement with Genzyme or a third party.  If Genzyme elects to convey to Bayer the Leukine Plant, then commercially reasonable terms shall include at a minimum a [**]; and if Genzyme elects to enter, or to cause a third party to enter, a supply agreement with Bayer, the commercially reasonable terms shall include at a minimum [**].  Notwithstanding the foregoing, in each case if a significant investment has been made in either capital or process improvements at the Leukine Plant or process improvements with respect to the manufacture of Leukine, then

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

the minimum purchase price or supply terms, respectively, specified in this Section 12.3.5 will be adjusted to reflect such investment.

13.        INDEMNIFICATION.

13.1.        Indemnification by Bayer.

13.1.1           Indemnification.  Subject to the limitations set forth in this Section 13, Bayer will indemnify and hold harmless Genzyme and each of its Affiliates, and the Representatives and Affiliates of each of the foregoing Persons (each, a “Genzyme Indemnified Person”), from, against and in respect of any and all Losses, incurred or suffered by the Genzyme Indemnified Persons or any of them as a result of, arising out of or directly or indirectly relating to:

(a)   any breach of, or inaccuracy in, any representation or warranty made by Bayer in this Agreement;

(b)   any breach or violation of any covenant or agreement of Bayer (including under this Section 13) in this Agreement;

(c)   any Excluded Bayer Liability; or

(d)   any fraud or intentional misrepresentation of Bayer or any of its Affiliates.

13.1.2           Monetary Limitations.  Bayer will have no obligation to indemnify the Genzyme Indemnified Persons in respect of Losses arising from the breach of, or inaccuracy in, any representation or warranty pursuant to Section 13.1.1(a) or breach of any covenant or agreement to be performed prior to the Closing pursuant to Section 13.1.1(b) with respect to claims brought after the Closing, unless the aggregate amount of all such Losses incurred or suffered by the Genzyme Indemnified Persons exceeds $[**] (the “Indemnity Basket”) [**].  Further, Bayer’s aggregate liability in respect of claims for indemnification arising from the breach of, or inaccuracy in, any representation or warranty pursuant to Section 13.1.1(a) and claims brought after the Closing arising from the breach of any covenant or agreement to be performed prior to the Closing pursuant to Section 13.1.1(b), will not exceed [**] (i) [**] or (ii) $[**] (such amount, the “Maximum Indemnity Cap”); and Genzyme Indemnified Persons shall be limited to recovering from Bayer in respect of claims for indemnification arising from the breach of, or inaccuracy in, any representation or warranty pursuant to Section 13.1.1(a) and claims brought after the Closing arising from the breach of any covenant or agreement to be performed prior to the Closing pursuant to Section 13.1.1(b), (x) [**] and (y) [**].  Except as provided in Section 13.1.3, the monetary limitations contained in this Section 13.1.2 will not apply to (1) claims for indemnification pursuant to [**], or (2) claims based upon fraud or intentional misrepresentation.  Except as provided in Section 13.1.3, claims for indemnification pursuant to [**] are not subject to the monetary limitations set forth in this Section 13.1.2.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

13.1.3           Lost Profits.  BAYER AND ITS AFFILIATES SHALL HAVE NO LIABILITY FOR ANY CLAIM BY GENZYME OR ITS AFFILIATES FOR ANY LOST PROFITS ARISING UNDER THIS AGREEMENT, EXCEPT TO THE EXTENT SPECIFICALLY PERMITTED UNDER THIS SECTION 13.1.3.  The recovery for any amounts of lost profits from Bayer and its Affiliates under this Agreement and any Ancillary Agreements shall be applied against the Maximum Liability Cap.  Lost profits will be recoverable under this Agreement and the Ancillary Agreements from Bayer only to the extent the total of (x) [**] plus (y) [**], do not exceed the Maximum Indemnity Cap.  For purposes of this provision, that portion of any Loss arising under the Agreement or any Ancillary Agreement constituting lost profits damages will be subject to the Maximum Indemnity Cap, as provided herein, even in cases where other portions of such Loss will not be subject to the Maximum Indemnity Cap.  The parties acknowledge and agree that the limitations of this Section 13.1.3 will not apply with respect to any Third Party Claim or any Liability with respect to Bayer’s fraud or criminal acts.

13.2.        Indemnification by Genzyme.

13.2.1           Indemnification.  Subject to the limitations set forth in this Section 13, Genzyme will indemnify and hold harmless Bayer and its Affiliates, and the Representatives and Affiliates of each of the foregoing Persons (each, a “Bayer Indemnified Person”), from, against and in respect of any and all Losses incurred or suffered by the Bayer Indemnified Persons or any of them as a result of, arising out of or relating to, directly or indirectly:

(a)   any breach of, or inaccuracy in, any representation or warranty made by Genzyme in this Agreement;

(b)   any breach or violation of any covenant or agreement of Genzyme (including under this Section 13) in or pursuant to this Agreement;

(c)   any Assumed Liability;

(d)   any Excluded Genzyme Liability; or

(e)   any fraud or intentional misrepresentation of Genzyme or any of its Affiliates.

13.2.2           Monetary Limitations.  Genzyme will have no obligation to indemnify the Bayer Indemnified Persons in respect to Losses arising from the breach of, or inaccuracy in, an representation or warranty pursuant to Section 13.2.1(a) and the breach of any covenant or agreement to be performed prior to the Closing pursuant to Section 13.2.1(b) with respect to claims brought after the Closing unless and until the aggregate amount of all such Losses incurred or suffered by the Bayer Indemnified Persons exceeds [**].  Further, Genzyme’s aggregate liability in respect of claims for indemnification arising from the breach of, or inaccuracy in, an representation or warranty pursuant to

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

Section 13.2.1(a) and claims brought after the Closing arising from the breach of any covenant or agreement to be performed prior to the Closing pursuant to Section 13.1.1(b) will not exceed [**]; provided, however, that, except as provided in Section 13.2.3, the foregoing limitations will not apply to (a) claims for indemnification pursuant to [**] or (b) claims based upon fraud or intentional misrepresentation.  Except as provided in Section 13.2.3, claims for indemnification pursuant to [**] are not subject to the limitations set forth in this Section 13.2.2.

13.2.3           Lost Profits.  GENZYME AND ITS AFFILIATES SHALL HAVE NO LIABILITY FOR ANY CLAIM BY BAYER OR ITS AFFILIATES FOR ANY LOST PROFITS ARISING UNDER THIS AGREEMENT, EXCEPT TO THE EXTENT SPECIFICALLY PERMITTED UNDER THIS SECTION 13.2.3.  The recovery for any amounts of lost profits from Genzyme and its Affiliates under this Agreement and any Ancillary Agreements shall be applied against the Maximum Liability Cap.  Lost profits will be recoverable under this Agreement and the Ancillary Agreements from Genzyme only to the extent the total of (x) [**] plus (y) [**], do not exceed the Maximum Indemnity Cap.  For purposes of this provision, that portion of any Loss arising under the Agreement or any Ancillary Agreement constituting lost profits damages will be subject to the Maximum Indemnity Cap, as provided herein, even in cases where other portions of such Loss will not be subject to the Maximum Indemnity Cap.  The parties acknowledge and agree that the limitations of this Section 13.2.3 will not apply with respect to any Third Party Claim or any Liability with respect to Genzyme’s fraud or criminal acts.

13.3.        Time for Claims.  All representations and warranties and all covenants, to the extent required to be performed prior to the Closing, set forth herein will survive the Closing for the time period set forth below, provided, however, that no claim may be made or suit instituted seeking indemnification pursuant to Section 13.1.1(a) or 13.2.1(a) of this Agreement or with respect to breach of covenants or agreements to be performed prior to the Closing pursuant to Sections 13.1.1(b) or 13.2.1(b) of this Agreement, unless the claiming party provides notice as specified in Section 15.1 within the following time periods:

(a)   [**], in the case of any breach of, or inaccuracy in, the representations and warranties set forth in Sections 6.1 (Organization), 6.2 (Power and Authorization), 6.4(e) (Breach of Organizational Documents), 6.8 (Assets), 6.10.4 (Intellectual Property; Title), 6.19 (No Brokers), 7.1 (Organization), 7.2 (Power and Authorization), 7.4(d) (Breach of Organizational Documents) or 7.5 (No Brokers);

(b)   [**], in the case of any claim or suit based upon fraud or intentional misrepresentation;

(c)   [**] in the case of any breach of, or inaccuracy in, the representations and warranties set forth in Section 6.12 (Tax Matters); and

(d)   [**] after the Closing Date, in the case of any breach of, or inaccuracy in,

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

any other representation and warranty in this Agreement or breach of any covenant, to the extent required to be performed prior to the Closing Date (other than covenants relating to Taxes, with are not subject to the limitations of this Section 13.3).

[**].  No claim for Loss by Genzyme shall be deemed to have survived, and shall be deemed waived, if written notice has not been provided to Bayer within one year of actual knowledge of such Loss by the Genzyme individuals set forth on Schedule 13.3(A).  No claim for Loss by Bayer shall be deemed to have survived, and shall be deemed waived, if written notice has not been provided to Genzyme within one year of actual knowledge of such Loss by the Bayer individuals set forth on Schedule 13.3(B).

For avoidance of doubt, claims will be deemed to have been made within the survival period if a reasonably complete description of the claim based upon the facts available at the time is presented by the party seeking indemnification to the Indemnifying Party within the specified time period herein.

13.4.        Third Party Claims.

13.4.1           Notice of Claim.  If any third party notifies an Indemnified Party with respect to any matter (a “Third Party Claim”) that may give rise to an Indemnified Claim against an Indemnifying Party under this Section 13, then the Indemnified Party will promptly give written notice to the Indemnifying Party; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation under this Section 13, except to the extent such delay actually and materially prejudices the Indemnifying Party.

13.4.2           Assumption of Defense, etc.  The Indemnifying Party will be entitled to participate in the defense of any Third Party Claim (including a claim for Taxes) that is the subject of a notice given by the Indemnified Party pursuant to Section 13.4.1.  In addition, the Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (a) the Indemnifying Party gives written notice to the Indemnified Party within [**] calendar days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any and all Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim; (b) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief against the Indemnified Party; (c) the Indemnified Party has not been advised by counsel that an actual or potential conflict exists between the Indemnified Party and the Indemnifying Party in connection with the defense of the Third Party Claim; (d) the Third Party Claim does not relate to or otherwise arise in connection with Taxes or any criminal or regulatory enforcement Action; (e) settlement of an adverse judgment with respect to or the Indemnifying Party’s conduct of the defense of the Third Party Claim is not, in the good faith judgment of the Indemnified

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

Party, reasonably likely to be materially adverse to the Indemnified Party’s reputation or continuing business interests (including its relationships with current or potential customers, suppliers or other parties material to the conduct of its business); and (f) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.  The Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim; provided, however, that the Indemnifying Party will pay the fees and expenses of separate co-counsel retained by the Indemnified Party that are incurred prior to Indemnifying Party’s assumption of control of the defense of the Third Party Claim.

13.4.3           Limitations on Indemnifying Party.  The Indemnifying Party will not consent to the entry of any judgment or enter into any compromise or settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party unless such judgment, compromise or settlement (a) provides for the payment by the Indemnifying Party of money as sole relief for the claimant; (b) results in the full and general release of the Genzyme Indemnified Persons or Bayer Indemnified Persons, as applicable, from all liabilities arising or relating to, or in connection with, the Third Party Claim; and (c) involves no finding or admission of any violation of Legal Requirements or the rights of any Person and no effect on any other claims that may be made against the Indemnified Party.  Notwithstanding any provision to the contrary in Section 13.4.2 and 13.4.3, Bayer shall have the full and unrestricted right to defend, with counsel of its own choosing, any Action and negotiate and settle any Action initiated against it by any Governmental Authority which may in Bayer’s judgment, exercised in good faith, materially affect operations and activities of Bayer beyond the Business, even though such defense or settlement may or will also affect the Business, provided, however, that, if permitted by applicable Legal Requirements, Bayer notifies Genzyme of any such Action, keeps Genzyme apprised of material developments with respect to such Action and consults with Genzyme regarding such Action from time to time and nothing in this sentence excuses Bayer from performing its obligations under this Agreement or under the Ancillary Agreements.

13.4.4           Indemnified Party’s Control.  If the Indemnifying Party does not deliver the notice contemplated by clause (a) of Section 13.4.2 within [**] calendar days after the Indemnified Party has given notice of the Third Party Claim, or otherwise at any time fails to conduct the defense of the Third Party Claim actively and diligently, the Indemnified Party may defend and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith).  If such notice is given on a timely basis and the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently but any of the other conditions in Section 13.4.2 is or becomes unsatisfied, the Indemnified Party may defend, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third Party Claim; provided, however, that the Indemnifying Party will not be bound by the entry of any such judgment consented to, or any such compromise or settlement effected, without

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

its prior written consent (which consent will not be unreasonably withheld or delayed).  In the event that the Indemnified Party conducts the defense of the Third Party Claim pursuant to this Section 13.4.4, the Indemnifying Party will (a) advance the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses) and (b) remain responsible for any and all other Losses that the Indemnified Party may incur or suffer resulting from, arising out of, relating to, in the nature of or caused by the Third Party Claim to the fullest extent provided in this Section 13.

13.4.5           Consent to Jurisdiction Regarding Third Party Claim.  Genzyme and Bayer, each in its capacity as an Indemnifying Party, hereby consents to the non-exclusive jurisdiction of any court in which any Third Party Claim may be brought against any Indemnified Party for purposes of any claim which such Indemnified Party may have against such Indemnifying Party pursuant to this Agreement in connection with such Third Party Claim, and in furtherance thereof, the provisions of Section 15.12 are incorporated herein by reference, mutatis mutandis.

13.5.        Remedies Cumulative.  The rights of each Genzyme Indemnified Person and Bayer Indemnified Person under this Section 13 are cumulative, and each Genzyme Indemnified Person and Bayer Indemnified Person, as the case may be, will have the right in any particular circumstance, in its sole discretion, to enforce any provision of this Section 13 without regard to the availability of a remedy under any other provision of this Section 13.  However, in no event shall either party be entitled to recover the same Loss more than once.

13.6.        Exclusive Remedy.  FROM AND AFTER THE CLOSING, AND EXCEPT AS SET FORTH IN SECTION 8.10.3 AND 15.13, THE INDEMNIFICATION PROVISIONS PROVIDED IN THIS SECTION 13 SHALL BE THE SOLE AND EXCLUSIVE REMEDIES OF THE PARTIES FOR RESOLUTION OF THE MATTERS SPECIFIED IN SECTIONS 13.1.1 AND 13.2.1, EXCEPT FOR INDEMNIFICATION RELATED TO A PARTY’S (A) FRAUD OR (B) CRIMINAL ACTS.

13.7.        Limitation of Liability.  NO PARTY SHALL BE LIABLE TO ANY OTHER PARTY FOR ANY CLAIMS FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, BUSINESS INTERRUPTION, EXEMPLARY OR INDIRECT DAMAGES, ARISING UNDER STATUTE, IN TORT, OR CONTRACT.  NO PARTY SHALL BE LIABLE TO ANY OTHER PARTY FOR ANY CLAIMS FOR LOST PROFITS ARISING UNDER STATUTE, IN TORT, OR IN CONTRACT IF THE CLOSING DOES NOT OCCUR.  THE FOREGOING LIMITATION WILL NOT APPLY TO LIMIT ANY PARTY’S LIABILITY WITH RESPECT TO (A) A THIRD PARTY CLAIM, (B) FRAUD OR (C) CRIMINAL ACTS.

13.8.        Insurance.  During the Term of this Agreement and for a period of at least [**] years following the expiration or earlier termination of the Term of this Agreement, each of Bayer and Genzyme shall maintain, at its sole cost and expense, general liability insurance, including product liability coverage, with bodily injury, death and property damage limits, in

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

such amounts and with such scope of coverage as is consistent with drug industry standards.  Each of Bayer and Genzyme shall have its insurance carrier furnish to the other party certificates stating that all insurance required under this Agreement is in force.  Such certificates shall indicate any deductible and self-insured retention and the effective expiration dates of the policies.  All certificates are to stipulate that the other party shall be given thirty (30) days written notice of all cancellation, non-renewal or material changes in policy.  Each of Bayer and Genzyme shall be named as an additional insured on all insurance policies obtained by the other party in accordance with this Section 13.8.  Each of Bayer and Genzyme also agrees to waive and will use its commercially reasonable efforts to require its insurers to waive all rights of subrogation against each other’s Affiliates and Representatives on all of the foregoing coverages.

13.9.        Insurance Recoveries.  If an Indemnified Party has acquired insurance in compliance with Section 13.8 or otherwise, and such coverage is available to offset Losses incurred or suffered by such Indemnified Party, such Indemnified Party shall not be entitled to indemnification from the Indemnifying Party for such Losses under Article 13 to the extent such Indemnified Party has actually received cash payments from such insurers, net of any reasonably expected increase in premiums resulting therefrom.  In each such instance, the Indemnified Party shall use its commercially reasonable efforts to recover for some or all of such Losses under applicable insurance policies.

13.10.      Disclaimer.  EACH PARTY MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OTHER THAN THOSE EXPRESSLY MADE IN THIS AGREEMENT.  ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ARE HEREBY DISCLAIMED.

14.        TAX MATTERS

14.1.        Tax Sharing Agreements.  All Tax sharing agreements or similar agreements and all powers of attorney that relate in any way to the Acquired Assets, the Business-Specific Licensed IP or the Shared Licensed IP (with regard to the Shared Licensed IP, to the extent they would affect Genzyme’s rights to such Shared Licensed IP under this Agreement) or the Bayer Business will be terminated prior to the Closing or amended so that they no longer apply to the Acquired Assets, the Business-Specific Licensed IP or the Shared Licensed IP (with regard to the Shared Licensed IP, to the extent they would affect Genzyme’s rights to such Shared Licensed IP under this Agreement) or the Business and, after the Closing, no such agreement or power of attorney will have any effect on the Acquired Assets, the Business-Specific Licensed IP or the Shared Licensed IP (with regard to the Shared Licensed IP, to the extent they would affect Genzyme’s rights to such Shared Licensed IP under this Agreement) or the Business.

14.2.        Certain Taxes and Fees.  Subject to Section 4.3.5,  and except as otherwise provided in the Purchase and Sale Agreement, all transfer, documentary, sales, use, stamp,

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

registration, excise and other similar Taxes (but excluding income Taxes), and any conveyance fees or recording charges incurred in connection with the Contemplated Transactions, will be [**].  Bayer will file (or caused to be filed) all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges and, if required by applicable law, Genzyme will (and will cause its Affiliates to) join in the execution of any such Tax Returns and other documentation.  The Parties hereby (a) acknowledge that section 82.04.500 of the Revised Code of Washington expresses the legislative intent that the Washington business and occupation tax be imposed upon persons engaged in business and be considered an item of overhead and (b) agree that section 82.04.500 of the Revised Code of Washington to the contrary notwithstanding, Genzyme shall [**] pursuant to the terms of this Section 14.2.

14.3.        Rev. Proc. 2004-53.  Genzyme will determine whether to implement either the standard or the alternate procedure set forth in Revenue Procedure 2004-53, and Bayer will cooperate in such implementation.

14.4.        Tax Record Retention; Cooperation on Tax Matters.  Each of Genzyme, Bayer and their respective Affiliates will retain all Tax records relating to the Bayer Business, the Acquired Assets, the Business-Specific Licensed IP or the Shared Licensed IP (with regard to the Shared Licensed IP, to the extent they would affect Genzyme’s rights to such Shared Licensed IP under this Agreement) until the expiration of the applicable statute of limitations (including any extensions thereof).  Genzyme, Bayer and their respective Affiliates will cooperate fully, as and to the extent reasonably requested by the other party, in connection with any Tax matters relating to the Bayer Business, the Acquired Assets, the Business-Specific Licensed IP or the Shared Licensed IP (with regard to the Shared Licensed IP, to the extent they would affect Genzyme’s rights to such Shared Licensed IP under this Agreement) (including by the provision of reasonably relevant records or information).  The party requesting such cooperation will pay the reasonable out-of-pocket expenses of the other party.

14.5.        Apportionment of Ad Valorem Taxes.

14.5.1           All real property taxes, personal property taxes, and similar ad valorem obligations levied with respect to the Acquired Assets, the Business-Specific Licensed IP or the Shared Licensed IP (with regard to the Shared Licensed IP, to the extent it would affect Genzyme’s rights to such Shared Licensed IP under this Agreement) for a taxable period that includes (but does not end on) the Closing Date (collectively, the “Apportioned Taxes”) will be apportioned between Bayer and Genzyme (or, as appropriate, their respective Affiliates) based on the number of days of the taxable period prior to the Closing Date and the number of days in the full taxable period.  Bayer, or, as appropriate, its Affiliates, will be liable for the proportionate amount of Apportioned Taxes attributable to days before or on the Closing Date and Genzyme, or, as appropriate, its Affiliates, will be liable for the proportionate amount attributable to days after the Closing Date.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

14.5.2           Apportioned Taxes will be timely paid, and all applicable filings, reports and returns will be filed as provided by applicable Legal Requirements.  The paying party will be entitled to reimbursement from the non-paying party in accordance with Section 14.5.1.  Upon payment of Apportioned Taxes, the paying party will present a statement to the non-paying party setting forth the amount of the reimbursement to which the paying party is entitled under Section 14.5.1 together with such supporting evidence as is reasonably necessary to calculate the amount to be reimbursed.  The non-paying party will reimburse the paying party no later than [**] Business Days after the presentation of  the statement.  Any payment not made within that time will bear interest from the payment due date until, but excluding, the date of the payment at an annual rate equal to the Prime Rate as published in The Wall Street Journal, East Coast Edition, in effect from time to time during the applicable period.  Such interest will be payable at the same time as the payment to which it relates and will be calculated daily on the basis of a year of 365 days without compounding.

14.6.        Assignment of Agreement.  The parties agree that if a party’s assignment of this Agreement or any of its rights, interests or obligations hereunder (or any other designation of another person to perform any payment obligation of the party) creates any additional Tax obligations or Tax Liabilities for the non-assigning party or its Affiliates (including any new or increased Tax withholding obligation by the assigning party or any of its Affiliates on payments made under this Agreement), the assigning party will reimburse the non-assigning party or its Affiliates for any such additional Tax obligations or Liabilities created by the assignment, and shall gross-up the non-assigning party or its Affiliate for additional Taxes resulting from reimbursements, until the non-assigning party or its Affiliates is made whole.  In the case of a new or increased Tax withholding obligation, the assigning party shall pay to the non-assigning party or its Affiliate the full amount of the payment that would have been due prior to the new or increased withholding obligation, and the assigning party shall nevertheless be responsible to withhold and pay the amount to required by applicable Legal Requirements to the appropriate Governmental Authority.  The reimbursement, gross-up and payment obligations pursuant to this Section 14.6 will be reduced by any Tax benefit actually received by the non-assigning party or its Affiliates (whether in the year of payment or a future period).

15.        MISCELLANEOUS

15.1.        Notices.  All notices, requests, demands, claims and other communications required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be delivered, given or otherwise provided:

(a)   by hand (in which case, it will be effective upon delivery);

(b)   by facsimile (in which case, it will be effective upon receipt of confirmation of good transmission); or

(c)   by overnight delivery by a nationally recognized courier service (in which

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

case, it will be effective on the Business Day after being deposited with such courier service);

in each case, to the address (or facsimile number) listed below:

•	If to Bayer, to it at:

Bayer Schering Pharma AG
Berlin 13342 Germany

	Telephone number:	+49-30-468-1111
	Facsimile number:	+49-30-468-15305
	Attention:	Chairman of the Board of Management

•	with a copy to:

Bayer Schering Pharma AG
Berlin 13342 Germany

	Telephone number:	+49-30-468-1111
	Facsimile number:	+49-30-468-15305
	Attention:	General Counsel

•	with a copy to:

Fulbright & Jaworski L.L.P.
801 Pennsylvania Avenue, NW
Washington, DC 20004

	Telephone number:	202-662-0200
	Facsimile number:	202-662-4643
	Attention:	Marilyn Mooney, Esq.

•	If to Genzyme, to it:

Genzyme Corporation
500 Kendall Square
Cambridge, MA 02142

	Telephone number:	617-252-7500
	Facsimile number:	617-252-7600
	Attention:	President, Oncology and Multiple Sclerosis

•	with a copy to:

Genzyme Corporation
500 Kendall Square
Cambridge, MA 02142

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

Telephone number:	617-252-7500
Facsimile number:	617-252-7600
Attention:	General Counsel

Each of the parties to this Agreement may specify different address or facsimile number by giving notice in accordance with this Section 15.1 to each of the other parties hereto.

15.2.        Succession and Assignment.  Subject to subsections (a) through (g) below, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, each of which such successors and permitted assigns will be deemed to be a party hereto for all purposes hereof.

(a)           No party may assign, delegate or otherwise transfer either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties.

(b)           Notwithstanding subsection (a) each party, upon providing the other parties written notice, may without the consent of the other parties, (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and/or designate one or more of its Affiliates to be a purchaser of some or all of the Acquired Assets, an assumer of some or all of the Assumed Liabilities or a licensee of some or all of the Licensed IP, (ii) designate one or more of its Affiliates to perform its obligations hereunder, in each case, so long as the assigning party is not relieved of any Liability hereunder and so long as any such Affiliate remains such party’s Affiliate; provided, however, that such Affiliate assignee(s) provide the other parties with written acknowledgement of and agreement to the assigning party’s obligations under the Agreement that were assigned to it.

(c)           Notwithstanding Subsection (a), Genzyme, upon providing Bayer prior written notice, may without the consent of Bayer, assign and delegate to a third party the licenses to the Business-Specific Licensed IP granted in Section 2.1.1(a), and all rights and obligations related to the Business-Specific Licensed IP, so long as Genzyme is not relieved of any Liability hereunder and such assignment is a Qualified Assignment.

(d)           Notwithstanding Subsection (a) each party (or its permitted successive assignees or transferees hereunder), upon providing the other parties prior written notice, may without the consent of the other parties, assign or transfer this Agreement as a whole to an entity that succeeds to all or substantially all of the business or assets of such party or in the case of Genzyme, substantially all of the Licensed Products, in each case, so long as the assigning party is not relieved of any Liability hereunder and such assignment is a Qualified Assignment.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

(e)           For the purposes of this Agreement, a “Qualified Assignment” means any transaction that:

(i)                             is made in compliance with applicable Legal Requirements, including securities, tax and corporation laws;

(ii)                          includes the assignee’s written acknowledgement of and agreement to all of the assigning party’s obligations under the Agreement;

(iii)                       is made to an assignee that is, and will be after giving effect to the relevant assignment will be, Solvent;

(iv)                      is made to an assignee that is not subject at the time of such assignment to any order, decree or petition providing for (A) the winding-up or liquidation of such Person, (B) the appointment of a receiver over the whole or part of the assets of such Person or (C) the bankruptcy or administration of such Person; and

(v)                         is not a voidable fraudulent conveyance; and

(vi)                      has been made in compliance with Section 14.6.

(f)            Notwithstanding subsections (e)(i) through (v) above, (i) each party may at any time assign its rights, interests and obligations provided for hereunder to any Person by merger or (ii) with the prior written consent of the other parties.

(g)           For purposes of this Section 15.2, “Solvent” means, with respect to any Person as on any date of determination, that as of such date, (i) the value of the assets of such Person is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, (ii) such Person is able to pay all liabilities of such Person as such liabilities mature and (iii) such Person does not have unreasonably small capital.  In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represent the amount that can reasonably be expected to become an actual or matured liability.  In computing the value of the assets of a Person, the value shall be determined in the context of current facts and circumstances affecting such Person.

15.3.        Amendments and Waivers.  No amendment or waiver of any provision of this Agreement will be valid and binding unless it is in writing and signed, in the case of an amendment, by each party hereto, or in the case of a waiver, by the party against whom the

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

waiver is to be effective.  No waiver by any party of any breach or violation or, default under or inaccuracy in any representation, warranty, agreement or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation, default of, or inaccuracy in, any such representation, warranty, agreement or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.  No delay or omission on the part of any party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof.

15.4.        Entire Agreement.  This Agreement, together with the other Ancillary Agreements and any documents, instruments and certificates explicitly referred to herein, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, with respect thereto.

15.5.        Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument.  This Agreement will become effective when duly executed by each party hereto.

15.6.        Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  In the event that any provision hereof would, under applicable Legal Requirements, be invalid or unenforceable in any respect, each party hereto intends that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable Legal Requirements.

15.7.        Headings.  The headings contained in this Agreement are for convenience purposes only and will not in any way affect the meaning or interpretation hereof.

15.8.        Construction.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  The parties intend that each representation, warranty and covenant contained herein will have independent significance.  If any party has breached or violated, or if there is an inaccuracy in, any representation, warranty, agreement or covenant contained herein in any respect, the fact that there exists another representation, warranty, agreement or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached or violated, or in respect of which there is not an inaccuracy, will not detract from or mitigate the fact that the party has breached or violated, or there is an inaccuracy in, the first representation, warranty, agreement or covenant.  Provisions in this Agreement relating to jurisdiction, venue, governing law or other aspects of dispute resolution that expressly refer to the negotiation or

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

performance of this Agreement are not intended to alter the application of principles under New York law relating to the construction or interpretation of contracts.

15.9.        Governing Law.  Except as otherwise expressly provided for in this Agreement, this Agreement, the rights of the parties and all Actions arising in whole or in part under or in connection with this Agreement or the negotiation or performance hereof, will be governed by and construed in accordance with the domestic substantive laws of the State of New York, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

15.10.      Dispute Resolution.

15.10.1         Prior to initiating arbitration, Genzyme and Bayer will negotiate in good faith to resolve, pursuant to the procedures described in Section 15.10.2, any dispute, controversy, difference or Action asserted by a Bayer Indemnified Person against Genzyme or by a Genzyme Indemnified Person against Bayer arising out of or related to this Agreement or the negotiation or performance hereof (a “Claim”), including any Claim for indemnification pursuant to Article 13 hereof, but excluding any Claim for indemnification between the Parties governed by Section 13.4.5.  Notwithstanding the foregoing, either party may apply to any court having jurisdiction pursuant to Section 15.12 without negotiating to resolve the Claim pursuant to Section 15.10.2 with respect to any Action seeking preliminary or emergency injunctive relief in accordance with Section 15.11.11 or any Action seeking equitable relief as contemplated by Sections 8.10.3 or 15.13.

15.10.2         Bayer or Genzyme may give the other party written notice of a Claim not resolved in the normal course of business (“Notice of Dispute”).  Within [**] Business Days after delivery of such Notice of Dispute, executives of Bayer and Genzyme who have authority to settle the Claim shall agree to meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to such parties.  If the Claim has not been resolved within [**] days of the first meeting of such executives (or, if the parties are unable to mutually agree upon an acceptable time and place to meet, within [**] days of the disputing party’s Notice of Dispute), Genzyme or Bayer may, by notice to the other party (“Dispute Escalation Notice”), refer the Claim to the respective officers of the parties designated below.

For Bayer:	Chief Executive Officer

For Genzyme:	Chief Executive Officer

Such officers shall negotiate in good faith to resolve the Claim in a manner satisfactory to Genzyme and Bayer within [**] days of the Dispute Escalation Notice.  In the event the

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

Claim is not resolved within such [**] day period, either party may initiate arbitration pursuant to Section 15.11.

15.11.      Arbitration.

15.11.1         Subject to Sections 15.10.1 and 15.10.2, any Claim required pursuant to Section 15.10.1 to be negotiated pursuant to Section 15.10.2, or any other claim or dispute that the parties agree in writing to arbitrate, shall be settled by arbitration administered by the American Arbitration Association in accordance with the then current Commercial Rules of the American Arbitration Association including the Procedures for Large, Complex Commercial Disputes (including the Optional Rules for Emergency Measures of Protection) (“AAA Rules”), except that any such arbitration must be conducted in accordance with the remainder of this Section 15.11.  Except as expressly limited by Section 15.11.7, the arbitrators shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a disputed matter.

15.11.2         Number and Selection of Arbitrators.  The number of arbitrators shall be three (3), who shall be selected as follows:  each of Bayer, on the one hand, and Genzyme on the other hand, shall choose one (1) arbitrator within [**] Business Days of either initiating or receiving notice of an arbitration (as the case may be), and those party-appointed arbitrators shall unanimously select one (1) chairman arbitrator within [**] Business Days of the appointment of the last party-appointed arbitrator, who shall be a lawyer admitted to practice in New York for at least fifteen (15) years, and who is experienced with disputes in merger and acquisition transactions (“Qualifications”).  If the party-appointed arbitrators are unable to agree upon the selection of the third arbitrator within [**] Business Days of the appointment of the last party appointed arbitrator, such chairman arbitrator shall be selected by the AAA within [**] Business Days and shall have Qualifications.

15.11.3         Place and Language of Arbitration.  The place of arbitration shall be New York, New York, at a suitable venue to be agreed by the parties and arbitrators within [**] Business Days of the appointment of the chairman arbitrator.  The proceedings shall be conducted in the English language.

15.11.4         Binding Decision.  The decision and award of the arbitral tribunal shall be made by majority decision and shall be final, nonappealable and binding on the parties hereto and their successors and assigns.  The arbitral award shall be accompanied by a reasoned opinion.

15.11.5         Allocation of Costs.  The decision and award of the arbitral tribunal shall include a decision regarding the allocation of costs relating to any such arbitration.  For purposes of this subsection, “costs” shall include reasonable attorneys’ fees and reasonable experts’ fees actually incurred with respect to the arbitration proceeding.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

15.11.6         Interest.  The arbitral award may include both pre-and post-award interest, at a rate to be determined by the arbitral tribunal.

15.11.7         Limitation of Damages.  The arbitral tribunal shall be empowered to award damages only to the extent of actual damages suffered, and only to the extent consistent with Section 13.7.

15.11.8         Period for Arbitration.

(a)   The arbitration shall be completed no later than [**] after the selection of the chairman arbitrator, unless the chairman arbitrator determines, at the request of any party or on his or her own initiative, that such time period should be extended, in which case such time period may not be extended beyond an additional [**] months.

(b)   Notwithstanding any provision of the AAA Rules: (i) each of Genzyme and Bayer shall be permitted to serve up to twenty (20) interrogatories, and to take at least five (5) depositions of the other party, in addition to exchange of documents, exhibits and information as provided for in the AAA Rules, on dates and locations to be mutually agreed upon (or, failing such agreement, as the chairman arbitrator shall select after hearing from the parties); (ii) any documents not in English that are produced by a party shall be accompanied by a translation into English, which translation shall not be binding upon the other party or the arbitrators; (iii) each of Genzyme and Bayer covenant and agree that it shall produce documents, information, and deposition and hearing witnesses, as required by this Section 15.11.8 and as otherwise required by the AAA Rules; and (iv) subpoenas to non-parties, for production of documents and/or for testimony, shall be issued at the request of a party, up to ten (10) subpoenas per party.  The parties will make their respective employees, and will use commercially reasonable efforts to make their former employees, available for depositions and hearing testimony as requested by the other parties.

15.11.9         Enforcement of Judgment.  Judgment on the arbitral award may be entered in any court having jurisdiction thereof.

15.11.10       Confidentiality.  Except as required by Legal Requirements or as required for recognition and enforcement of the arbitral decision and award, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the parties.  Any documents submitted to the arbitrators shall be kept confidential and shall not be disclosed, except that any such documents may be disclosed in connection with any Action to collect the award, or if any such documents are discoverable or admissible in any Action in court contemplated by this Agreement.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

15.11.11       Enforcement; Interim Measures; Equitable Relief.  Notwithstanding the provisions of Section 15.11, each party may apply to any court having jurisdiction pursuant to Section 15.12.1 (a) to enforce the arbitration provisions of this Agreement, (b) to seek provisional injunctive relief so as to maintain the status quo (including, but not limited to, maintaining the confidentiality of any arbitration proceedings and non-public information) until the final arbitration award is rendered and is finally judicially confirmed if challenged judicially, or the dispute is otherwise resolved, or (c) to seek equitable relief as contemplated by Section 8.10.3 or 15.13.

15.12.      Jurisdiction; Venue; Service of Process.

15.12.1         Jurisdiction.  Subject to the provisions of Sections 13.4.5, 15.10.1, 15.11 and 15.13, each party to this Agreement, by its execution hereof, unless otherwise prohibited by applicable Legal Requirements (a) hereby irrevocably submits to the exclusive jurisdiction of the state courts of the State of New York in the Borough of Manhattan and to the United States District Court for the Southern District of New York for the purpose of any Action between the parties arising in whole or in part under or in connection with this Agreement or the negotiation or performance hereof, (b) hereby waives and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (c) to the extent that an Action can be commenced in a court and not an arbitration, agrees not to commence any such Action in any court other than before one of the above-named courts.  Notwithstanding the previous sentence, a party may commence any Action in a court other than the above-named courts (i) for the purpose of enforcing an order or judgment issued by one of the above-named courts and (ii) for the purposes of asserting a cross-claim, counterclaim, third party action or similar forms of action for indemnification under this Agreement in any Action commenced by the other parties (subject to this Section 15.12.1), by any third party, or by any Governmental Authority.

15.12.2         Venue.  Each party waives any claim and will not assert that venue should properly lie in any other location within the selected jurisdiction.

15.12.3         Service of Process.  Each party hereby (a) consents to service of process in and commencement of any arbitration as permitted under the AAA Rules; (b) consents to service of process in any Action between the parties arising in whole or in part under or in connection with this Agreement in any manner permitted by New York law, (c) agrees that service of process made in accordance with clause (a) or (b) or made pursuant to Section 15.1, will constitute good and valid service of process in any Action and (d) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

Action any claim that service of process made in accordance with clause (a), (b) or (c) does not constitute good and valid service of process.

15.13.      Specific Performance.  Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated.  Accordingly, each of the parties agrees that, without posting a bond or other undertaking, the other parties may seek an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any Action instituted in any court specified in Section 15.12.1 or in an arbitration proceeding pursuant to Section 15.11.  An Action for specific performance as provided herein shall not preclude a party from pursuing any other remedy to which such party may be entitled, at law or in equity, in accordance with the terms of this Agreement.  Each party further agrees that, in the event of any Action for specific performance in respect of such breach or violation, it will not assert that the defense that a remedy at law would be adequate provided, however, each party also agrees that any party can assert any other defense it may have other than the defense of adequate remedy at law.  The provisions of this Section 15.13 shall not apply to any Action based upon any Section of this Agreement where the remedy sought is the payment of money.

15.14.      Waiver of Jury Trial.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE NEGOTIATION OR PERFORMANCE HEREOF OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.  THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS AND THAT ANY SUCH TRIAL WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

15.15.      Certain Rules of Construction.  Except as otherwise explicitly specified to the contrary, (a) references to a Section, Article, Exhibit or Schedule means a Section or Article of, or Schedule or Exhibit to this Agreement, unless another agreement is specified, (b) the word “including” will be construed as “including without limitation,” (c) references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case as amended or otherwise modified from time to time, (d) words in the singular or plural form include the plural and

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

singular form, respectively, (e) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement and (f) the words “shall” and “will” will have the same meaning.

15.16.      Third Party Beneficiaries.  Except as specifically provided herein, all rights, benefits and remedies under this Agreement are solely intended for the benefit of Genzyme and Bayer, and no third party shall have any rights whatsoever to (i) enforce any obligation contained in this Agreement; (ii) seek a benefit or remedy for any breach of this Agreement; or (iii) take any other action relating to this Agreement under any legal theory, including but not limited to, actions in contract, tort (including but not limited to negligence, gross negligence and strict liability), or as a defense, setoff or counterclaim to any action or claim brought or made by the parties.

[Remainder of Page is Intentionally Blank.]

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as an agreement under seal as of the date first above written.

BAYER SCHERING PHARMA AG

By:	/s/ Andreas Fibig
Name: Andreas Fibig
Title: Chief Executive Officer

By:	/s/ Gunnar Rieman
Name: Gunnar Rieman
Title: Member of the Board

GENZYME CORPORATION

By:	/s/ Mark J. Enyedy
Name: Mark J. Enyedy
Title: President, Oncology & Multiple Sclerosis

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

Omitted Schedules to License and Asset Purchase Agreement

Schedule 1A — Bayer’s Knowledge

Schedule 1B — Business Domain Names

Schedule 1C — Business-Specific Licensed Patents

Schedule 1D — Business-Specific Licensed Trademarks

Schedule 1E — Fully Loaded Standard Costs

Schedule 1F — Retained Contracts

Schedule 1G — Scheduled Employees

Schedule 1H — Shared Licensed Patents

Schedule 1I — Shared Licensed Trade Dress

Schedule 1J — Shared Licensed Trademarks

Schedule 2.1.2(a) — In-License Agreements Limiting Sublicensing of Business-Specific Licensed IP

Schedule 2.1.2(b) — In-License Agreements Limiting Sublicensing of Shared Licensed IP

Schedule 2.1.3(b) — Business-Specific Licensed IP Retained Rights

Schedule 2.1.5(c) — Retained Names and Marks

Schedule 2.1.5(e) — Retained Marks

Schedule 2.1.5(f) — Retained Trade Dress

Schedule 2.5 — Consents Under In-License Agreements

Schedule 6.3 — Authorization of Governmental Authorities (Bayer)

Schedule 6.4 — Noncontravention (Bayer)

Schedule 6.5 — Financial Information

Schedule 6.6 — Inventory

Schedule 6.7.1 — Absence of Certain Developments

Schedule 6.7.2 — Advertising and Promotion Spending and Sales FTEs

Schedule 6.8 — Assets

Schedule 6.10.1 — Business Domain Names

Schedule 6.10.2 Part A — Business-Specific Licensed IP

Schedule 6.10.2 Part B — Shared Licensed IP

Schedule 6.10.5 — Validity and Enforceability

Schedule 6.10.6 — Orders

Schedule 6.10.7A — Infringement and Misappropriation

Schedule 6.10.7B — Third Party Infringement and Misappropriation

Schedule 6.10.8 — Royalties

Schedule 6.10.9 — Employees and Consultants

Schedule 6.10.10 — Litigation

Schedule 6.10.11A — Completeness (In-Licenses That May Be Sublicensed Without Consent)

Schedule 6.10.11B — Completeness (In-Licenses That May Not Be Sublicensed Without Consent)

Schedule 6.11.2 — Permits

Schedule 6.11.3 — Regulatory and Related Matters

Schedule 6.12 — Tax Matters

Schedule 6.13.1 — Employee Benefit Plans

Schedule 6.13.6 — Bayer Employee Plans

Schedule 6.13.7 — Severance and Termination-Related Benefits

Schedule 6.14 — Environmental Matters

Schedule 6.15(a) — Transferred Contracts

Schedule 6.15(b) — Joint Contracts

Schedule 6.15(c) — Contractual Obligations Not Provided

Schedule 6.16 — Customers

Schedule 6.17.1 — Business Employees

Schedule 6.17.2 — Independent Contractors and Temporary Employees

Schedule 6.17.3 — Union Contracts

Schedule 6.17.5 — Business Employee Contracts

Schedule 6.17.6 — Redundancy Payments

Schedule 6.18 — Litigation; Governmental Orders

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

Schedule 7.3 — Authorization of Governmental Authorities (Genzyme)

Schedule 7.4 — Noncontravention (Genzyme)

Schedule 8.11.5 — Hired Employee Severance

Schedule 8.19 — Leukine Bulk Drug Substance Manufacturing Plan

Schedule 8.23 — NewCo Term Sheet

Schedule 10.7 — Consents

Schedule 13.3A — Time for Claims (Genzyme)

Schedule 13.3B — Time for Claims (Bayer)

Genzyme Corporation agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

GENZYME CORPORATION

500 KENDALL STREET

CAMBRIDGE, MA  02142

Amended and Restated as of December 7, 2009 and Effective as of May 29, 2009

Bayer Schering Pharma AG

Berlin 13342 Germany

Re:                    License and Asset Purchase Agreement (the “License Agreement”), dated as of March 30, 2009, between Genzyme Corporation (“Genzyme”) and Bayer Schering Pharma AG (“Bayer”)

Ladies and Gentlemen:

As we have discussed, several changes to the License Agreement and the Fludara Commercial Supply Agreement, dated the date hereof, by and between Bayer Schering Pharma AG and Genzyme (the “Fludara Supply Agreement”), are necessary to reflect, among other things, the recent agreement of Genzyme and Bayer regarding the transfer of Inventory to Genzyme at and after the Closing, including with respect to the countries listed on Exhibit A to this letter (each, an “Agency Model Country”).  Terms capitalized but not defined in this letter agreement are used as defined in the License Agreement.

A.                                   Inventory Other than Agency Model Inventory

Any payment made by Genzyme Limited (for Ex-US-inventory) and any payment made by Genzyme (for US-inventory) to Bayer at Closing pursuant to Section 4.1.2 of the License Agreement made at [**] with respect to Inventory other than Agency Model Inventory (as defined below) (such Inventory is referred to as “Non Agency Inventory”) will not be a payment made for the purchase of such Inventory, but will instead serve as a deposit (the “Non Agency Inventory Deposit”) held by Bayer to secure the payment obligations of Genzyme and Genzyme’s Affiliates to Bayer and Bayer’s Affiliates described below with respect to such Inventory.  These payments and respective repayments shall be made in USD for US-inventory and in EUR for inventory of all other countries.  On or promptly following the Closing (and in any event, no later than the fifth day after the Closing), Bayer shall and shall cause each Bayer Affiliate which holds Non Agency Inventory to deliver to Genzyme or a Genzyme Affiliate (as designated on Exhibit B) an invoice with respect to the Non Agency Inventory it transferred to Genzyme or a Genzyme Affiliate at the Closing.  The price for Non Agency Inventory as set forth on such invoice shall be [**] of such Inventory as reflected on the local books and records of Bayer or the applicable Bayer Affiliate in the applicable local currency as of the Closing Date (the “Local Prices”).  Such invoices shall require payment by Genzyme or the applicable Genzyme Affiliate by the 30th day following the Closing Date.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

•               On or before the 30th day after the Closing Date, Genzyme shall, and shall cause each Genzyme Affiliate designated on Exhibit B to, pay the Local Prices set forth on each invoice plus any value-added or similar Tax (“VAT”) set forth thereon to Bayer or the applicable Bayer affiliate.

•               Upon payment in full of the invoices by Genzyme and its Affiliates, Bayer shall release the Non Agency Inventory Deposit to Genzyme Limited (for Ex-US-inventory) and Genzyme Corp. (for US-inventory).

•               Bayer shall then pay to Genzyme Limited (for Ex-US-inventory) and Genzyme Corp. (for US-inventory) an amount equal to the difference (“Difference Amount”) between (a) the [**] set forth on the invoices described above and (b) the [**] of the Non Agency Model Inventory invoiced as described above, in the case of both (a) and (b) converted into Euros (except USA) as of the Closing Date at the exchange rates published by Bloomberg or the European Central Bank (consistent with the procedures described in Section 4.3.3 of the License Agreement) or vice versa.

•               In any country where the Parties agree that a local purchase agreement is required by law or is advantageous under local law and enter into a definitive local purchase agreement on or after the Closing Bayer shall pay to Genzyme Limited any amount (excluding VAT) paid by a Genzyme Affiliate to a Bayer Affiliate according to such local purchase agreement at Local Prices converted into Euro as of the Closing Date at the exchange rates published by Bloomberg or the European Central Bank (consistent with the procedures described in Section 4.3.3 of the License Agreement) except to the extent the local purchase price pertains to the purchase of any assets other than Acquired Assets.   After the Closing if either Party determines in good faith that a local agreement would be of reasonable benefit to it under the requirements of any country, it may request that the other Party execute such an agreement provided the agreement has commercially reasonable terms and is consistent with this Agreement, the License Agreement, and the Fludara Supply Agreement, such request not to be unreasonably refused.   All agreements executed after the Closing consistent with this provision shall be subject to approval of Genzyme and Bayer, such approval not to be unreasonably withheld.

At the time the Inventory Schedules become final, conclusive and binding pursuant to Section 4.1.3 of the License Agreement, and in lieu of the payments described in Section 4.1.3(h) of the License Agreement, Bayer/ Bayer affiliates shall provide Genzyme/ Genzyme affiliates with a revised invoice setting forth the final amount of Non Agency Inventory transferred and the Local Prices.  Genzyme/ Genzyme affiliates and Bayer/ Bayer affiliates shall, promptly pay the additional amount due on such invoices to Bayer/ Bayer affiliates or repay to Genzyme/ Genzyme affiliates the overpayment indicated on such invoices.  In addition, the “Difference Amount” described in the third bullet above will be recomputed based on the final [**] paid by Genzyme and its Affiliates to Bayer/ Bayer affiliates and the final [**] for Non Agency Inventory transferred to Genzyme and its Affiliates at the Closing.  Following such recomputation, Genzyme shall pay or shall require Genzyme Limited (for Ex-US-inventory) to pay and Genzyme Corp. (for US-inventory) shall pay to Bayer, or Bayer shall pay to Genzyme Limited (for Ex-US-inventory) and Genzyme Corp. (for US-inventory), as applicable, the

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

difference between the recomputed “Difference Amount” described above and the original “Difference Amount” that was paid initially.  For avoidance of doubt the Parties agree that in the event of a dispute under this Agreement the Inventory Referee shall address only issues he or she is permitted to address under the License Agreement.

Any payments of invoices that have to be made from Bayer/Bayer Affiliate to Genzyme/ Genzyme Affiliate under the parties’ planned transition procedure whereby after the Closing, in certain countries, Genzyme or an Affiliate of Genzyme will sell inventory of the Business to Bayer or an Affiliate of Bayer and Bayer or an Affiliate of Bayer will immediately then resell such inventory to the customer of the Business (the “Buy/Sell-Model”) due to the purchase of inventory for resale to any final customer shall not become due prior to receipt of the respective invoice payment from such final customer.

For avoidance of doubt, all provisions as agreed under this section A. (other than the preceding paragraph, which apply only to countries employing the “Buy/Sell-Model”) shall apply for all inventory transfers both for countries where the “Buy/Sell-Model” applies and for countries under “Genzyme Direct Model” and the United States.

For the avoidance of doubt, the gross invoiced sales amount billed by either Genzyme, Bayer or any of their Affiliates to any final customer under the Buy/Sell-Model (but not the amount billed to Genzyme by Bayer) shall be within the definition of Net Sales in the License Agreement and in that certain License Agreement between Alcafleu Management GmbH & Co. KG (“Alcafleu”) and Genzyme (“Alcafleu License Agreement”) (such amount adjusted as set forth in the definition of “Net Sales”).

B.                                     Agency Model Inventory

Notwithstanding Section 3.1.1 of the License Agreement, Bayer’s and its Affiliates’ rights, title and interest (referred to as “legal title”) in all Inventory intended for sale in an Agency Model Country (“Agency Model Inventory”) will not be transferred to Genzyme or an Affiliate of Genzyme at Closing.  Although legal title to Agency Model Inventory will not be transferred at the Closing, Agency Model Inventory will be included within the definition of “Transferred Inventory” for the purposes of the inventory count provisions of Section 4.1.3 (but not the payment adjustment provisions thereof).  Physical custody of such Inventory may transfer to Genzyme at or after the Closing at a different time than legal title transfers.  In case of physical cross border transfer this is subject to Bayer’s approval which shall not be unreasonably withheld.

At Closing, Genzyme shall pay or shall have Genzyme Limited (for Ex-US-inventory) pay to Bayer EUR [**], which represents Bayer’s good faith estimate of the Inventory balance in the Agency Model Countries as of [**] (the “Agency Inventory Deposit”), and neither party will make the payments described in Section 4.1.2 and 4.1.3 with respect to Agency Model Inventory.  Exhibit C sets forth on country-by-country basis, the components of the Agency Inventory Deposit.  The Agency Inventory Deposit will serve as a deposit held by Bayer to secure Genzyme’s/ Genzyme affiliates payment obligations to Bayer/ Bayer affiliates on the Hand Over Date (as defined below) with respect to Agency Model Inventory.  At the time the Inventory Schedules are delivered to Genzyme pursuant to Section 4.1.3 of the License

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

Agreement, the Agency Inventory Deposit will be increased (Genzyme/Genzyme Limited pays Bayer) or decreased (Bayer pays Genzyme/Genzyme Limited), as appropriate, to an amount equal to the aggregate [**] of Agency Model Inventory as set forth on the Inventory Schedules.

From and after the Closing, Bayer will remit to Genzyme Limited any amounts actually collected by Bayer and its Affiliates from customers (excluding VAT) of the Business with respect to net sales made by Bayer and its Affiliates after the Closing consistent with the procedures outlined in Section 8.12 of the License Agreement.  Bayer may deduct from such payments the following amounts:

a)                          with respect to Agency Model Country Inventory in existence at the Closing Date that is sold to generate such net sales (with such deductions being taken in the month of the sale, not the month of the collection), the [**] of such Inventory sold;

b)                         with respect to Agency Model Supplied Product supplied after the Closing Date under the Fludara Supply Agreement that is sold to generate such net sales (with such deductions being taken in the month of the sale, not the month of the collection), the amount which would be due and owing Bayer under the Fludara Supply Agreement with respect to such product had delivery been made to Genzyme or Genzyme Limited in accordance with such agreement at the Packaging Facilities (as defined under the Fludara Supply Agreement) plus all [**] the Agency Model Country;

c)                          all [**] (as defined in the Transition Services Agreement) incurred in making the sale of Inventory referred to in (a) and (b) above [**] that would otherwise be due and payable to Bayer by Genzyme under the Transition Services Agreement;

d)                         all [**] incurred in providing any labeling, packaging or other manufacturing services or other services (other than mentioned in letter c)) [**] with regard to Campath supplied after the Closing Date that is sold to generate such net sales (with such deductions being taken in the month of the sale, not the month of the collection), plus the [**] if such Campath product was [**] after the Closing Date; and

e)                          any applicable withholding taxes (Section 4.3.4. License Agreement applies mutatis mutandis).

Any costs deducted by Bayer under this paragraph shall not be included in costs Bayer seeks to recover under the Transition Services Agreement.  In the event the foregoing deductions result in a negative amount (i.e. a payment owed to Bayer by Genzyme) in any month before or after the Hand Over Date, Genzyme will or will cause an affiliate to instead remit such amount to Bayer.

In the case of Agency Model Supplied Product supplied under the Fludara Supply Agreement, notwithstanding anything to the contrary in the Fludara Supply Agreement, prior to the Hand Over Date for a country, legal title to Fludara that would otherwise be purchased by Genzyme or Genzyme Limited under the Fludara Supply Agreement and which is designated by Genzyme as being intended for sale in an Agency Model Country will not pass to Genzyme or

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

Genzyme Limited, but will instead pass to the local Bayer Affiliate or local distributor, as applicable, and Genzyme or Genzyme Limited, as applicable, shall not be required to pay for such product at that time.  Except as described above, any Fludara Agency Model Supplied Product will still be treated as Product delivered to and sold to Genzyme or an Affiliate under the Fludara Supply Agreement and Product sold by Bayer on behalf of Genzyme shall be treated as Product sold by Genzyme into the market for purposes of the Fludara Supply Agreement, and for the avoidance of doubt, Genzyme and Bayer respectively shall have all rights and obligations with respect to such Products as set forth therein.

After consultation with Bayer, Genzyme will designate the date at which it will accept to purchase Inventory then held by Bayer / Bayer Affiliate (the “Hand Over Date”) for each Agency Model Country by delivery of written notice thereof to Bayer as soon as reasonably practicable prior to the applicable Hand Over Date.  Thereafter, Bayer will, and will cause its Affiliates to, sell to Genzyme or its designated Affiliate at the applicable Hand Over Date, all Inventory then held by Bayer or an Affiliate (including any Fludara supplied by Bayer and any Campath supplied by Genzyme after the Closing as described below — such Fludara and Campath Inventory is referred to as “Agency Model Supplied Product”) intended for sale in the applicable Agency Model Country, free and clear of any Encumbrances, other than Permitted Encumbrances.  The provisions of Section 4.1.2 and 4.1.3 of the License Agreement, as modified above with respect to Non Agency Model Inventory, will apply with respect to the count associated with any such transfer of Agency Model Inventory as if the applicable Hand Over Date was the Closing Date (provided that in the last sentence of Section 4.1.3(c) of the License Agreement, Closing Date shall mean May 29, 2009 and not the Hand Over Date) and the Agency Model Inventory being transferred on such Hand Over Date to Genzyme constituted all of the Inventory described in such sections.  Notwithstanding the above, if the Hand Over Date occurs later than the adjustment dates set forth in Section 4.1.3(i) of the License Agreement that would entitle Genzyme to a refund, then Genzyme shall not be obligated to purchase any Agency Model Inventory to which Genzyme would otherwise be entitled to receive a refund under Section 4.2.3(i).  At the Hand Over Date, Genzyme will be required to pay: (i) for any Agency Model Supplied Product supplied under the Fludara Supply Agreement that is transferred to Genzyme at such time and with respect to which Bayer has not taken a deduction referred in paragraph b) above, and (ii) for any Agency Model Supplied Product that is Campath that is transferred to Genzyme at such time and with respect to which Bayer has not taken a deduction referred to in paragraph d) above.  Further, on the applicable Hand Over Date, the portion of the Agency Model Deposit that pertained to the applicable Agency Model Country will be repaid to Genzyme Limited.

To ensure that the intent of the parties as set forth in the License Agreement is properly implemented in the Agency Model Countries and the Buy/Sell Model Countries after the modifications described above:

•                              paragraphs (f) and (g) in the definition of “Excluded Genzyme Liabilities” will include all Liabilities that are attributable to sales of all Products and inventory, including those made by Bayer, or an Affiliate of Bayer after the Closing for the benefit of Genzyme pursuant to the Transition Services Agreement, the License Agreement, or this Agreement;

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

•                              paragraph (h) in the definition of “Excluded Genzyme Liabilities” will refer to “the conduct of the Business by Genzyme or Bayer on Genzyme’s behalf after Closing”;

•                              in the event that Bayer is determined by a taxing authority to be liable for income tax, or tax in lieu of income tax such as gross receipts tax, and Bayer and/or its Affiliates did not actually receive the income or gross receipts on which such tax was based, and such tax would not have arisen but for the Agency Model, then Genzyme shall reimburse Bayer for such tax.  Notwithstanding the foregoing, Genzyme shall not reimburse Bayer in connection for any transfer pricing adjustments imposed by taxing authorities that arise from Bayer’s internal transfer pricing; and

•                              the gross invoiced sales amount of Agency Model Inventory and Agency Model Supplied Products billed by either Genzyme or Bayer or any of their Affiliates shall be included within the definition of Net Sales (adjusted as set forth in the definition of “Net Sales”) in the License Agreement and the Alcafleu License Agreement.

In the case of any casualty or other insured loss of Agency Model Inventory for which Genzyme has paid Bayer, Bayer will remit to Genzyme any insurance proceeds it receives in respect thereof.

Prior to the applicable Hand Over Date, Bayer will, and will cause its Affiliates to, keep Genzyme reasonably informed of the amount of Campath and Fludara Inventory they hold that is intended for sale in Agency Model Countries from time to time in accordance with the reporting requirements under the Transition Services Agreement.

Prior to the Hand Over Date, Genzyme will, from time to time, supply additional Campath inventory to Bayer at no charge such that such Bayer or Bayer Affiliate may satisfy its obligations under the Transition Services Agreement and hereunder.

Genzyme or Genzyme Limited shall place orders under the Fludara Supply Agreement for the supply of Fludara to all countries, including the Agency Model Countries, in accordance with the terms of that Fludara Supply Agreement.

In accordance with Section 3.6 of the Transition Services Agreement, Bayer and Genzyme acknowledge that, regardless of the circumstances or the sales model that may be relied upon by the parties, any sales activities conducted after the Closing must comply with Legal Requirements (including without limitation United States trade compliance rules and regulations) applicable to Genzyme and Bayer.  In this regard, Bayer confirms that it will not engage in any sales activities relating to any Oncology Product in the countries of Cuba, Iran, Sudan and Syria, with the sole exception of sales activities in Iran involving Campath Oncology with the parties listed on Exhibit D to this letter agreement following prior authorization from Genzyme that such sales may be made.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

C.                                     Application Provisions

1.                                       Allocation of Risks.  Aspects of this letter agreement are being executed by Bayer as an accommodation for Genzyme and its affiliates.  As a result Genzyme and Genzyme Limited, jointly and severally, have agreed that except as set forth below, it will bear all risks of loss or liability under the License Agreement, the Ancillary Agreements or otherwise, associated with or arising from Bayer’s and Genzyme’s or their Affiliates’ conduct hereunder with respect to the Agency Model as if Genzyme or its Affiliates had taken legal and physical possession of all of Inventory on the Closing Date (or Fludara Inventory purchased under the Fludara Supply Agreement prior to the Hand Over Date upon delivery of such Inventory to the specified location) and had thereafter sold or otherwise transferred that Product in its own name.  The risks and liabilities assumed by Genzyme and Genzyme Limited, jointly and severally, under this Agreement with respect to the Agency Model and Buy/Sell-Model arrangements, include but are not limited to risks of product loss, spoilage, damage or destruction, product liability risks, regulatory risks, and commercial risks (including the risk of customer failure to take delivery or pay for product).  For avoidance of doubt, except as set forth below, the Parties agree that any Liabilities or Loss arising from sales of Licensed Product to third parties by Bayer or any Affiliate of Bayer under the terms of this Agreement shall be treated as sales by Genzyme for purposes of the License Agreement and all Ancillary Agreements.  Except as set forth below, Genzyme shall fully indemnify and hold harmless Bayer and its Affiliates, their officers, employees, directors and agents from all Liabilities and Losses arising from Bayer’s performance of the activities specified in this Letter Agreement with respect to the Agency Model and the Buy/Sell Model.  Nothing set forth herein will be deemed to waive Genzyme’s rights to indemnification from Bayer under the License Agreement or an Ancillary Agreement provided however any Genzyme claim for indemnification from Bayer shall not arise merely because Bayer now acts in the capacity of seller of Product in accordance with the terms of this Agreement.  Further, nothing set forth herein shall require Genzyme to indemnify Bayer for its or its Affiliate’s breach of this Agreement, the License Agreement or any Ancillary Agreement or Bayer’s or its Affiliate’s gross negligence, willful misconduct or criminal act in performance of its obligations under this Agreement the License Agreement, or any Ancillary Agreement.

2.                                       Regulatory Matters.  Nothing in Letter Agreement shall be deemed to restrict or prevent Bayer from taking any action it regards as reasonably necessary to comply with all applicable Legal Requirements.  Bayer will not be required to make any filing, present any request, nor to undertake any action or to omit to take any action under this Agreement with respect to any Governmental Authority in any country, that in Bayer’s judgment, exercised in good faith, would likely have the effect of damaging Bayer’s or Bayer’s Affiliates’ existing or future business reputation or commercial interests in any country.

3.                                       Term.  The obligations of Bayer and its Affiliates to sell Licensed Products under the Buy/Sell Model or in Agency Model Countries as described above shall terminate by country on the applicable Hand Over Date with respect to such

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

country; provided that all such obligations shall terminate no later than May 29, 2010, unless otherwise expressly agreed by the parties in writing.

D.                                    Section 12.3 of the License Agreement

The parties agree that:

•                  references to “this Agreement” in subsections (a) and (b) of Section 12.3.1 of the License Agreement shall be replaced by references to the “License Agreement (“Alcafleu License Agreement”) between Genzyme and Alcafleu Management GmbH & Co. KG (“Alcafleu”)”;

•                  the reference “to Bayer pursuant to Sections 4.1.6 or 4.2.2” in subsection (c) of Section 12.3.1 shall be replaced with “to Alcafleu pursuant to Sections 4.1.6 or 4.2.2 of the Alcafleu License Agreement”;

•                  the reference to “payments to Bayer aggregating $[**] with respect to Net Sales of Oncology Products” in the proviso at the end of subsection (d) of Section 12.3.1 shall be replaced with “payments to Alcafleu aggregating $[**] with respect to Net Sales of Oncology Products”;

•                  references to “Bayer with respect to the Net Sales under this Agreement” in Section 12.3.3 of the License Agreement shall be replaced with “Alcafleu with respect to the Net Sales under the Alcafleu License Agreement”;

•                  the reference to “future payments may become due and payable to Bayer pursuant to Section 4.1.5 or 4.1.6” in Section 12.3.5 shall be replaced with “future payments may become due and payable to Alcafleu pursuant to Section 4.1.5 or 4.1.6 of the Alcafleu License Agreement”; and

•                  the following definitions are added to Section 1 of the License Agreement:

15.17.                  “Alcafleu” is defined in Section 12.3.1.”

15.18.                  “Alcafleu License Agreement” is defined in Section 12.3.1.”

E.                                      Indemnification

The parties desire to have the right to indemnification under the Alcafleu License Agreement that is identical to their right to recovery under the License Agreement.  Accordingly, the parties agree to amend Article 13 of the License Agreement as follows:

In Section 13.1 of the License Agreement:

•                  the phrase, “or by Alcafleu in the Alcafleu License Agreement” shall be added at the end of subsection (a) of Section 13.1.1 of the License Agreement;

•                  the phrase, “or of Alcafleu in the Alcafleu License Agreement” shall be added to the end of subsection (b) of Section 13.1.1 of the License Agreement;

•                  references “to Bayer” in Section 13.1.2 of the License Agreement shall be replaced by references “to Bayer or Alcafleu”; and

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

•                  Section 13.1.2 of the License Agreement shall be further amended at the end of clause (1) of the second-to-last sentence thereof by adding the phrase, “or the corresponding sections of the Alcafleu License Agreement”.

In Section 13.2 of the License Agreement:

•                  the phrase, “or by Genzyme in the Alcafleu License Agreement” shall be added at the end of subsection (a) of Section 13.2.1 of the License Agreement;

•                  the phrase, “or of Genzyme in the Alcafleu License Agreement” shall be added to the end of subsection (b) of Section 13.2.1 of the License Agreement; and

•                  Section 13.2.2 of the License Agreement shall be further amended at the end of clause (a) of the second-to-last sentence thereof by adding the phrase, “or the corresponding sections of the Alcafleu License Agreement”.

In Section 13.1.3 of the License Agreement:

•                  the reference to “Bayer’s fraud or criminal acts” in the last sentence of Section 13.1.3 shall be replaced with “Bayer’s or Alcafleu’s fraud or criminal acts”.

The parties further agree that references to “PARTY” or “PARTIES” under Sections 13.6, 13.7, and 13.10 shall be deemed to include Alcafleu.

F.                                      Miscellaneous

A breach of this Letter Agreement shall be treated as a breach of the License Agreement.

Nothing in this Agreement shall be construed to relieve Genzyme of any obligations under the Leukine Tolling Agreement and the Fludara Commercial Supply Agreement to comply with the minimum volume requirements and the forecast and purchase requirements.

This Letter Agreement will automatically terminate upon termination of the License Agreement.

The notice, assignment, and dispute resolution provisions of Section 15 (Sections 15.1, 15.2, 15.3, 15.9, 15.10, 15.11, 15.12, 15.13, and 15.14) of the License Agreement shall apply to this letter agreement.

[Remainder of Page Intentionally Left Blank]

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

If the foregoing is in accordance with our agreement, please acknowledge the same by signing below.

GENZYME CORPORATION

By:	/s/ Mark J. Enyedy
Name: Mark J. Enyedy
Title: President, Oncology and Multiple Sclerosis

Accepted and agreed:

BAYER SCHERING PHARMA AG

By:	/s/ Joachim Neipp
Name: Joachim Neipp
Title: President Financial Operations

By:	/s/ Steffen Schroeder
Name: Steffen Schroeder
Title: Legal Counsel

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

GENZYME CORPORATION

500 KENDALL STREET

CAMBRIDGE, MA  02142

May 29, 2009

Bayer Schering Pharma AG

Berlin 13342 Germany

Re:                    License and Asset Purchase Agreement (the “License Agreement”), dated as of March 30, 2009, between Genzyme Corporation (“Genzyme”) and Bayer Schering Pharma AG (“Bayer”)

Ladies and Gentlemen:

The following arrangements reflect the agreements of each of Bayer and Genzyme with respect to the formation of Alcafleu Management GmbH & Co. KG (“Alcafleu”).

Each of Bayer and Genzyme approves the  License Agreement between Alcafleu and Genzyme (“Alcafleu License Agreement”) in the form attached hereto.

Bayer agrees that Genzyme’s performance of an obligation under the Alcafleu License Agreement shall constitute performance of the identical obligation under the License Agreement.  For example, and without limiting the generality of the foregoing, Genzyme’s payment to Alcafleu of amounts due under Section 4.1.4, 4.1.5, 4.1.6, 4.2, and 4.3 shall constitute performance of Genzyme’s obligations under the same sections of the License Agreement.

Bayer will cause Alcafleu and Lilienthalstraße Nr. 4 GmbH, the general partner of Alcafleu, to comply with the SPV Documents; provided however, if such compliance requires an action that may not be taken without the consent of Genzyme or one of its Affiliates, then Bayer will not be obligated to cause Alcafleu or Alcafleu GmbH to take such action until such consent is obtained.  For the purposes of this letter agreement, the “SPV Documents” mean (i) the Partnership Agreement of Alcafleu, (ii) the Shareholders Agreement dated as of May 29, 2009 among Bayer, Genzyme, and Genzyme Luxembourg S.a.r.l. relating to Alcafleu (the “Shareholders Agreement”), (iii) the Articles of Association of Lilienthalstraße Nr. 4 GmbH, (iv) the Partnership Interest Sale and Purchase Agreement between Bayer and Genzyme Luxembourg S.a.r.l. relating to Alcafleu, (v) the Contribution and License Agreement dated as of May 29, 2009 between Bayer and Alcafleu, and (vi) the Alcafleu License Agreement.  In addition, subject to the rights of Alcafleu under Section 8.7 of the Partnership Agreement, Bayer shall cause Alcafleu not to assign the Alcafleu License Agreement or the Distribution and Development Agreement to any Person (including any Bayer Affiliate) without the prior written approval of Genzyme, so long as Genzyme or any of its Affiliates (or their successors or permitted assigns) is a party to such agreements.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

Bayer and Genzyme further agree to execute the Distribution and Development Agreement set forth at Exhibit 5.2(g)(i) of the License Agreement immediately prior to Bayer’s execution of the Contribution and License Agreement between Bayer and Alcafleu and thus immediately prior to Closing of the License Agreement.  In the event Closing of the License Agreement does not occur within one business day of the execution of the Distribution and Development Agreement, then such agreement shall be null and void.

In addition, Genzyme approves and consents to the assignment as of the Closing Date by Bayer to Alcafleu of Bayer’s rights and obligations under Article 4 of the License Agreement.

[Remainder of Page Intentionally Left Blank]

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

If the foregoing is in accordance with our agreement, please acknowledge the same by signing below.

GENZYME CORPORATION

By:	/s/ Earl M. Collier, Jr.
Name: Earl M. Collier, Jr.
Title: Executive Vice President

Accepted and agreed:

BAYER SCHERING PHARMA AG

By:	/s/ Joachim Neipp
Name: Joachim Neipp
Title: Vice President Financial Operations

By:	/s/ Martin Eisenhauer
Name: Martin Eisenhauer
Title: Legal Counsel

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

LICENSE AGREEMENT

DATED AS OF MAY 29, 2009

BETWEEN

GENZYME CORPORATION

AND

ALCAFLEU MANAGEMENT GMBH & CO. KG

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

i

(continued)

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

(continued)

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

(continued)

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

(continued)

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

v

(continued)

		Page

15.13.	Specific Performance	55

15.14.	Waiver of Jury Trial	56

15.15.	Certain Rules of Construction	56

15.16.	Third Party Beneficiaries	56

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

LICENSE AGREEMENT

This License Agreement (the “Agreement”), dated as of May 29, 2009 (the “Effective Date”), is between Genzyme Corporation (“Genzyme”) and Alcafleu Management GmbH & Co. KG (“Alcafleu”).

RECITALS

WHEREAS, Bayer Schering Pharma AG (“Bayer”) and Genzyme entered into that certain License and Asset Purchase Agreement on March 30, 2009 (the “LAPA “) in which section 8.23 required Bayer to form Alcafleu and to assign certain assets to Alcafleu and to license certain assets to Alcafleu; and

WHEREAS, as part of such transaction, Alcafleu would subsequently license both the assigned assets and licensed assets to Genzyme under the exact same terms and conditions that Genzyme was licensed under the LAPA.

AGREEMENT

NOW THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, Genzyme and Alcafleu hereby agree as follows:

1.             DEFINITIONS.

Terms not otherwise defined herein shall have those meanings set forth in the LAPA.  As used herein, the following terms will have the following meanings:

“AAA Rules” is defined in Section 15.11.1.

“Action” means any claim, action, cause of action, chose in action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, arbitration, examination, audit, investigation, hearing, charge, complaint, demand, notice or proceeding to, from, by or before any Governmental Authority or arbitrator(s).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries controls, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or general partnership or managing member interests, by contract or otherwise.  Without limiting the generality of the foregoing, a Person shall be deemed to control any other Person in which it owns, directly or indirectly, a majority of the ownership interests.  Alcafleu shall be deemed to be an Affiliate of Bayer.

“Agreement” is defined in the Preamble.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

1

“Alcafleu “ is defined in the Preamble.

“Alemtuzumab MS” means Campath intended for use in multiple sclerosis.

“Alemtuzumab MS Business” means any research, development, manufacturing, marketing, distribution and selling of Alemtuzumab MS and its Improvements.

“Alemtuzumab MS Milestone Payments” is defined in Section 4.2.2.

“Alemtuzumab MS Royalty Payments” is defined in Section 4.2.1.

“Ancillary Agreements” means (a) the Distribution and Development Agreement, (b) the Purchase and Sale Agreement, (c) the Fludara Supply Agreement, (d) the Leukine Tolling Agreement, (e) the Transition Services Agreement, (f) the Pharmacovigilance Agreement, (g) the Marketing Authorization Agency Agreement, (h) the Quality Assurance Agreement, (i) the Alcafleu Agreement(s) and (j) IT Services Agreement and any other Contractual Obligation by and between Bayer or its Affiliates on the one hand and Genzyme or its Affiliates on the other hand related to or in furtherance of the transactions contemplated by this Agreement.

“Apportioned Taxes” is defined in Section 14.5.1.

“Approved Alemtuzumab MS” means Alemtuzumab MS after approval by a Governmental Authority for use in multiple sclerosis.

“Bayer” means Bayer Schering Pharma AG.

“Bayer Business” means the Business to the extent conducted by Bayer and its Affiliates prior to or as of the Closing Date, either directly or indirectly through an extension of rights that Bayer Controls to contractors (including distributors) or licensees.

“Bayer Improvements” means any of the following:

(a)           with respect to Fludara, any [**] prior to the Closing Date;

(b)           with respect to Leukine, any [**] with the corresponding [**], that (i) was [**] or (ii) [**] and the Closing Date; and

(c)           with respect to Campath, any [**] prior to the Closing Date [**], that (i) has [**], (ii) has [**],  (iii) has [**], and (iv) that [**].

“Business” means the Campath Business, the Fludara Business, the Leukine Business and the Alemtuzumab MS Business.

“Business Day” means any weekday other than a weekday on which banks in New York, New York or Frankfurt, Germany are authorized or required to be closed.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

2

“Business-Specific Licensed Copyrights” means all works of authorship (including advertising, marketing and promotional materials, artwork, labeling, and other works of authorship), and all copyrights, moral rights and other rights and interests thereto throughout the Territory, whether or not registered, that are Controlled by Bayer or any of its Affiliates, that are exclusively related to the Licensed Products and that are used exclusively in, had been used exclusively in and are currently exclusive to, or were developed exclusively for and are currently exclusive to, the Bayer Business.

“Business-Specific Licensed IP” means the Business-Specific Licensed Copyrights, Business-Specific Licensed Know-How, Business-Specific Licensed Patents and Business-Specific Licensed Trademarks.

“Business-Specific Licensed Know-How” means Know-How Controlled by Bayer or any of its Affiliates that (a) is exclusively related to the inventions claimed in the Business-Specific Licensed Patents, or (b) is exclusively related to the Licensed Products and is used exclusively in, had been used exclusively in and is currently exclusive to, or was developed exclusively for and are currently exclusive to, the Bayer Business, or (c) was developed exclusively for the Licensed Products in the course of performance of the development plan under the DDA.  For clarity purposes any [**] as defined in the [**] is included in the Business-Specific Licensed Know-How.

“Business-Specific Licensed Patents” means any Patent Rights Controlled by Bayer or its Affiliates that are exclusively related to the Licensed Products and (a) claim inventions that are used exclusively in, had been used exclusively in and are currently exclusive to, or were developed exclusively for and are currently exclusive to, the Bayer Business or (b) claim inventions developed in the course of performance of the development plan under the DDA.  The Business-Specific Licensed Patents include those Patent Rights set forth on Schedule 1C of the LAPA and any Patent Rights that directly or indirectly claim priority to such Patent Rights (including continuations-in-part, but only to the extent the claims in the continuations-in-part claim inventions to subject matter that is exclusively related to the Licensed Products and used exclusively in, had been used exclusively in and is as of the Closing Date exclusive to, or was developed exclusively for and is currently exclusive to, the Bayer Business and to the extent such inventions either (a) were disclosed and described in the Patent Rights filed prior to the Closing Date or (b) are included in Business-Specific Licensed Know-How as such Know-How existed on the Closing Date).

“Business-Specific Licensed Trademarks” means the United States or foreign trademarks and service marks, the goodwill associated therewith, and all registrations and applications relating thereto, that are Controlled by Bayer or any of its Affiliates, that are exclusively related to the Licensed Products and that are used exclusively in, had been used exclusively in and are currently exclusive to, or were developed exclusively for and are currently exclusive to, the Bayer Business.  The Business-Specific Licensed Trademarks include those trademarks set forth on Schedule 1D of the LAPA.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

3

“Campath” means the humanized antibody directed against CD-52 known as Campath 1H, and any product containing such antibody as an active ingredient.

“Campath Business” means the research, development, manufacturing, marketing, distribution and selling of Campath and its Improvements for all fields of use except for the field of treatment of multiple sclerosis.

“Campath Oncology” means Campath excluding Approved Alemtuzumab MS.

“Claim” is defined in Section 15.10.1.

“Closing” shall have the meaning given that term in the LAPA.

“Closing Date” shall have the meaning given that term in the LAPA.

“Combination Product” means any product that comprises a Licensed Product and at least one of the following, either packaged together or in the same formulation:  a drug delivery device or a clinically active therapeutic, prophylactic or diagnostic ingredient or component that is not a Licensed Product.

“Combination Sale” is defined in the definition of “Net Sales”.

“Confidential Information” is defined in Section 8.8.3.

“Contractual Obligation” means, with respect to any Person, any contract, agreement, plan, mortgage, lease, license, commitment, promise, undertaking, arrangement or understanding, whether written or oral and whether express or implied, or other document or instrument to which or by which such Person is a party or otherwise subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

“Control” or “Controlled” means, with respect to any Intellectual Property right, possession by a party (including its Affiliates) of the right (whether by ownership, license or otherwise) to grant to another party a license or a sublicense under such Intellectual Property right without violating the terms of any agreement or other arrangement with any third party.

“Dispute Escalation Notice” is defined in Section 15.10.2.

“Effective Date” is defined in the Preamble.

“EMEA” means the European Medicines Agency, or any successor agency with responsibilities comparable to those of the European Medicines Agency.

“Encumbrance” means any charge, claim, condition, equitable interest, lien, license, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first offer or first refusal, buy/sell agreement and any other restriction or covenant with respect to, or condition governing the use, construction, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

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“Exclusive Period” means, for a product, that period for which Bayer has a non-competition obligation under Section 8.10.1 of the LAPA for such product.

“FDA” means the United States Food and Drug Administration, or any successor agency in the United States with responsibilities comparable to those of the United States Food and Drug Administration.

“First Oncology Milestone Threshold” is defined in Section 4.1.6.

“Fludara” means products containing fludarabine phosphate as an active ingredient.

“Fludara Business” means any research, development, manufacturing, marketing, distribution and selling of Fludara and its Improvements for all fields of use.

“Fludara Supply Agreement” is defined in Section 5.2(g)(iii) of the LAPA.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Genzyme” is defined in the Preamble.

“Genzyme Improvements” means any of the following made or acquired by or on behalf of Genzyme or its Affiliates:

(a)           with respect to Fludara, any [**];

(b)           with respect to Leukine, any [**] with the corresponding [**]; and

(c)           with respect to Campath, any [**], that (i) has [[**], (ii) has [**], (iii) has [**], and (iv) that [**].

“Governmental Authority” means any government or any agency, bureau, board, commission, court, department, political subdivision, tribunal, or other instrumentality of any government (including any regulatory or administrative agency), whether federal, state or local, domestic or foreign, and including any multinational authority or non-governmental authority which licenses or authorizes or may license or authorize the manufacturing, distribution, marketing or sale of a Licensed Product.  The term, Governmental Authority, shall not include medical facilities or institutions of higher education including colleges or universities.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, ruling, determination or award entered by or with any Governmental Authority or arbitrator(s).

“Improvements” means Bayer Improvements and Genzyme Improvements.

“In-License Agreement” means any Contractual Obligation entered into prior to the Closing Date under which a third party has granted Bayer or its Affiliate any Intellectual Property rights related to the Licensed Products.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

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“In-Licensed IP” is defined in Section 2.1.4(b).

“Infringement Claim” is defined in Section 9.3.1.

“Intellectual Property” means intellectual property rights of every kind and nature throughout the world, however denominated, including all rights and interests pertaining to or deriving from:

(a)           Patent Rights and Know-How;

(b)           trademarks, trade names, service marks, service names, brands, trade dress and logos, domain names, and the goodwill and activities associated therewith;

(c)           copyrights, works of authorship, rights of privacy and publicity, moral rights, and similar proprietary rights of any kind or nature, in all media now known or hereafter created; and

(d)           any and all registrations, applications, recordings, licenses, statutory rights, common-law rights and rights under Contractual Obligations relating to any of the foregoing.

“Inventory” means (a) all labeled or unlabeled vials of Campath, wherever located, (b) all finished goods inventory of Fludara and Leukine, wherever located, that has been Released by Bayer or its Affiliates and, (c) in the case of Leukine, all raw materials, work-in-process, packed/not released products, purchased goods, goods in transit (not including goods in transit to third parties), goods off premises (including materials subject to process and goods held in storage), goods on consignment and other materials and supplies used exclusively for Leukine, including packaging.

“Joint Transition Team” shall have the meaning given such term in the LAPA.

“Know-How” means inventions, business and technical information, know-how and materials, including technology, software, instrumentation, devices, data, compositions, formulas, biological materials, assays, reagents, constructs, compounds, discoveries, procedures, processes, practices, protocols, methods, techniques, results of experimentation or testing, knowledge, trade secrets, skill and experience, in each case whether or not patentable or copyrightable.

“LAPA” is defined in the first Whereas clause.

“Legal Requirement” means any United States federal, state or local or foreign law, statute, standard, ordinance, code, rule, regulation, resolution or promulgation, or any Governmental Order, or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law.

“Leukine” means the product that contains the active ingredient generically known as Sargramostim (i.e., that contains modified human granulocyte macrophage-colony stimulating factor produced by recombinant DNA technology).

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

6

“Leukine Business” means any research, development, marketing, manufacturing, distribution and selling of Leukine and its Improvements for all fields of use.

“Liability” means, with respect to any Person, any liability or obligation of such Person whether known or unknown, whether asserted or unasserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential, whether due or to become due and whether or not required under GAAP to be accrued on the financial statements of such Person.

“Licensed Copyrights” means the Business-Specific Licensed Copyrights and the Shared Licensed Copyrights.

“Licensed IP” means the Business-Specific Licensed IP and the Shared Licensed IP.

“Licensed Know-How” means the Business-Specific Licensed Know-How and the Shared Licensed Know-How.

“Licensed Patents” means the Business-Specific Licensed Patents and the Shared Licensed Patents.

“Licensed Products” means Fludara and any Improvements thereto; Leukine and any Improvements thereto; and Campath and any Improvements thereto.

“Licensed Trademarks” means the Business-Specific Licensed Trademarks and the Shared Licensed Trademarks.

“Material Country” means the Major Market Countries and Japan, China, Brazil, Poland, Canada, Romania, Hungary, Turkey, Czech Republic, Australia, Netherlands and Mexico.

“Material Default” is defined in Section 12.3.1.

“Milestone Buyout Payment” is defined in Section 4.2.3.

“Milestone Payments” means, collectively, the Alemtuzumab MS Milestone Payments and the Oncology Product Milestone Payments.

“NDC” means National Drug Code.

“Net Combination Sale Amount” is defined in the definition of “Net Sales.”

“Net Sales” means the gross invoiced sales amount of Licensed Products billed by Genzyme or its Affiliates or Sublicensees, in each case to independent third parties, including to distributors and end-users, for the sale or other commercial disposition of Licensed Products in the Territory, plus the amounts of any royalties paid to Genzyme pursuant to any Out-License Agreement included in the Transferred Contracts, less the following items as applicable to such Licensed Products to the extent actually taken or incurred with respect to such sale (the “Permitted Deductions”) and all in accordance with standard allocation procedures, allowance

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

7

methodologies and accounting methods consistently applied, in accordance with GAAP (except as otherwise provided below):

(a)           credits or allowances for returns, rejections or recalls (due to spoilage, damage, expiration of useful life or otherwise), retroactive price reductions or billing corrections;

(b)           separately itemized invoiced freight, postage, shipping and insurance, handling and other transportation costs;

(c)           sales, use, value added and other similar taxes (excluding income taxes), tariffs, customs duties, surcharges and other governmental charges levied on the production, sale, transportation, delivery or use of the Licensed Products in the Territory that are incurred at time of sale or are directly related to the sale;

(d)           any quantity, cash or other trade discounts, rebates, returns, refunds, charge backs, fees, credits or allowances (including amounts incurred in connection with government-mandated rebate and discount programs, third party rebates and charge backs, and hospital buying group/group purchasing organization administration fees and payor organizations), distribution fees, sales commissions paid to third parties, retroactive price reductions and billing corrections; and

(e)           deductions for bad debts.

In the case of deductions for bad debts, the adjustment amount will be based on actual bad debts incurred and written off as uncollectible by Genzyme in a quarter, net of any recoveries of previously written off bad debts from current or prior quarters.

Notwithstanding the foregoing, the following will not be included in Net Sales: (i) Genzyme’s transfer of Licensed Product to an Affiliate (unless such sale is a final sale), (ii) Licensed Product provided by Genzyme or its Affiliate for administration to patients enrolled in clinical trials or distributed through a not-for-profit foundation at no or nominal charge to eligible patients, (iii) commercially reasonable quantities of Licensed Product used as samples to promote additional Net Sales and (iv) Transplant Sales as defined in the Distribution and Development Agreement.

Notwithstanding the foregoing, in the event a Licensed Product is sold as a Combination Product or together with one or more products for a single invoiced amount (in each case, a “Combination Sale”), the Net Sales amount for the Licensed Product sold in such a Combination Sale shall be that portion of the gross amount invoiced for such Combination Sale (less all Permitted Deductions) determined as follows:

Except as provided below, the Net Sales amount for a Combination Sale will equal the gross amount invoiced for the Combination Sale, reduced by the Permitted Deductions (the “Net Combination Sale Amount”), multiplied by the fraction A/(A+B), where A is the wholesale acquisition cost charged by Genzyme, its Affiliates or Sublicensees, as applicable, in the country where such Combination Sale occurs, of the Licensed Product contained in the Combination

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

8

Product if sold as a separate product in such country by Genzyme, its Affiliates or Sublicensees, as applicable, and B is the aggregate of the wholesale acquisition cost charged by Genzyme, its Affiliates or Sublicensees, as applicable, in such country, of such other products or active ingredients/components, as the case may be, included in the Combination Product if sold separately in such country by Genzyme, its Affiliates or Sublicensees, as applicable.

In the event that Genzyme, its Affiliates or Sublicensees sell the Licensed Product included in a Combination Sale as a separate product in a country, but do not separately sell all of the other products or active ingredients/components, as the case may be, included in such Combination Sale in such country, the calculation of Net Sales resulting from such Combination Sale shall be determined by multiplying the Net Combination Sale Amount by the fraction A/C where A is the wholesale acquisition cost charged by Genzyme, its Affiliates or its Sublicensees, as applicable, in the country where such Combination Sale occurs, of the Licensed Product contained in the Combination Product if sold as a separate product in such country by Genzyme, its Affiliates or its Sublicensees, as applicable, and C is the wholesale acquisition cost charged by Genzyme, its Affiliates or its Sublicensees, as applicable, in such country for the entire Combination Sale.

In the event that Genzyme, its Affiliates or its Sublicensees do not sell the Licensed Product included in a Combination Sale as a separate product in the country where such Combination Sale occurs, but do separately sell all of the other products or active ingredients/components, as the case may be, included in the Combination Sale in such country, the calculation of Net Sales resulting from such Combination Sale shall be determined by multiplying the Net Combination Sale Amount by the fraction (C-D)/C, where C is the wholesale acquisition cost charged by Genzyme, its Affiliates or its Sublicensees, as applicable, in the country where such Combination Sale occurs, of the entire Combination Sale, and D is the aggregate of the wholesale acquisition cost charged by Genzyme, its Affiliates or Sublicensees, as applicable, in such country, of such other products or active ingredients/components, as the case may be, included in the Combination Product if sold separately in such country by Genzyme, its Affiliates or its Sublicensees, as applicable.

If the calculation of Net Sales resulting from a Combination Sale in a country cannot be determined by any of the foregoing methods, the calculation of Net Sales for such Combination Sale shall be determined between the parties in good faith negotiations.

“Non-Exclusive Period” means, for a product, that period after which Bayer’s non-competition obligation under Section 8.10.1 of the LAPA for such product has expired.

“Notice of Dispute” is defined in Section 15.10.2.

“Oncology Product” means each of (a) Fludara and any Improvements thereto, (b) Leukine and any Improvements thereto and (c) Campath Oncology and any Improvements thereto.

“Oncology Product Milestone Payments” is defined in Section 4.1.6.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

9

“Oncology Product Royalty Payments” is defined in Section 4.1.5.

“Oncology Products Business” means the Campath Business, the Fludara Business and the Leukine Business taken as a whole.

“Oncology Year One” is defined in Section 4.1.6.

“Oncology Year Two” is defined in Section 4.1.6.

“Oncology Year Three” is defined in Section 4.1.6.

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of incorporation or organization and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all by-laws and similar instruments relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Patent Rights” means (a) all patents, patent applications and similar government-issued rights (e.g., utility models) protecting inventions in any country or jurisdiction however denominated, (b) all priority applications, international applications, divisionals, continuations, substitutions, continuations-in-part of and any applications claiming priority to any of the foregoing and (c) all patents and similar government-issued rights (e.g., utility models) protecting inventions issuing on any of the foregoing applications, together with all registrations, reissues, renewals, re-examinations, confirmations, supplementary protection certificates, and extensions of any of (a), (b) or (c).

“Payment Period” is defined in Section 4.3.1.

“Permitted Deductions” is defined in the definition of “Net Sales”.

“Person” means any individual or corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, university, college, Governmental Authority or other entity of any kind.

“Qualifications” is defined in Section 15.11.2.

“Qualified Assignment” is defined in Section 15.2(e).

“Representative” means, with respect to any Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Retained Marks” is defined in Section 2.1.5(e).

“Retained Names and Marks” is defined in Section 2.1.5(c).

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

10

“Retained Trade Dress” is defined in Section 2.1.5(f)

“Royalty Payments” is defined in Section 4.3.1.

“Second Oncology Milestone Threshold” is defined in Section 4.1.6.

“Shared Licensed Copyrights” means all works of authorship (including advertising, marketing and promotional materials, artwork, labeling, and other works of authorship) and all copyrights, moral rights and other rights and interests thereto throughout the Territory, except for the Shared Licensed Trade Dress, whether or not registered, that are Controlled by Bayer or any of its Affiliates other than Business-Specific Licensed Copyrights that are related to the Licensed Products and that have been used in, or developed with the identified intent that it would be useful in, the Bayer Business.

“Shared Licensed IP” means the Shared Licensed Copyrights, Shared Licensed Know-How, Shared Licensed Patents, Shared Licensed Trade Dress and Shared Licensed Trademarks.

“Shared Licensed Know-How” means Know-How Controlled by Bayer or any of its Affiliates, other than Business-Specific Licensed Know-How, that are related to the Licensed Products and that have been used in, or developed with the identified intent that it would be useful in, the Bayer Business.

“Shared Licensed Patents” means any Patent Rights Controlled by Bayer or its Affiliates, other than Business-Specific Licensed Patents that claim inventions that are related to the Licensed Products and that have been used in, or developed with the identified intent that it would be useful in, the Bayer Business.  The Shared Licensed Patents include those Patent Rights set forth on Schedule 1H of the LAPA and any Patent Rights that directly or indirectly claim priority to such Patent Rights (including continuations-in-part but only to the extent the claims in the continuations-in-part claim inventions to the subject matter that is related to the Licensed Products and that as of the Closing Date has been used in, or developed with the identified intent that it would be useful in, the Bayer Business and to the extent such inventions either (a) were disclosed and described in the Patent Rights filed prior to the Closing Date or (b) are included in Shared Licensed Know-How as such Know-How existed on the Closing Date).

“Shared Licensed Trade Dress” means the trade dress design that is Controlled by Bayer or its Affiliates, and that is used in the Bayer Business on the packaging as is shown in Schedule 1I of the LAPA.  The trade dress design is a gentle (flat) concave horizontal wave, said wave (i) begins on the edge of one side of the package and proceeds to the opposite edge of said side of the package, wherein the wave ends at the edges of the package; (ii) the end of the wave at one edge of the package is higher than at the other edge; (iii) said wave covers only the lower part of the package; (iv) the bottom of the wave is in a dark color and the upper part of the wave is in a lighter color; (v) the wave is crisscrossed horizontally with a white strip design; and wherein the trade dress can be of any color and does not include the wording or other symbols or marks on the package.  For clarity, color alone does not constitute Shared Licensed Trade Dress.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

11

“Shared Licensed Trademarks” means all United States or foreign trademarks, and all registrations and applications relating thereto, that are Controlled by Bayer or any of its Affiliates, other than Business-Specific Licensed Trademarks, and that are used in the Bayer Business.  The Shared Licensed Trademarks include those trademarks set forth on Schedule 1J of the LAPA.

“Solvent” is defined in Section 15.2(g).

“SOT Order” is defined in Section 2.6.

“Sublicensee” means any third party to which Genzyme or its Affiliates grants, after the Closing Date, any or all of the rights licensed by Alcafleu to Genzyme under Section 2.1.1; provided, however, that distributors who purchase Licensed Products from Genzyme, its Affiliates or its Sublicensees in order to resell such Licensed Product shall not be considered Sublicensees.

“Tax” or “Taxes” means (a) any and all federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, escheat obligation, value added, alternative or add-on minimum, estimated, or other tax of any kind or any charge of any kind in the nature of (or similar to) taxes whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and (b) any liability for the payment of any amounts of the type described in clause (a) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any tax sharing, tax allocation indemnification agreement, arrangement or understanding, or as a result of being liable for another Person’s Taxes as a transferee or successor, by contract or otherwise.

“Term” means the period commencing on the Closing Date and continuing until Genzyme is no longer required to make any payments to Alcafleu in accordance with Section 4 hereof.

“Territory” means all the countries of the world.

“Third Oncology Milestone Threshold” is defined in Section 4.1.6.

“Third Party Agreement” means any In-License Agreement or Out-License Agreement other than In-License Agreements and Out-License Agreements that are Transferred Contracts.

“Third Party Claim” is defined in Section 13.4.1.

“Transferred Inventory” means Inventory included within the Acquired Assets.

“VAT” is defined in Section 4.3.5(a).

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

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[**] means the [**], dated as of [**], between [**]

2.             LICENSE OF ASSETS

2.1.          Licenses and Related Provisions.

2.1.1.       Licenses.  Subject to Section 2.1.2, 12.3 and 15.2, effective at the time of, and contingent upon the occurrence of, the Closing:

(a)           For the Business-Specific Licensed IP:  Alcafleu hereby grants to Genzyme an exclusive (even as to Alcafleu), perpetual, irrevocable (subject to Section 12.3 and, with respect to the Business-Specific Licensed Trademarks, Section 2.1.5), transferable (as specified in Section 15.2), license, with the right to sublicense through multiple tiers (except to the extent such sublicensing in prevented in any In-License Agreement, and as provided in Section 2.1.2(a)), under the Business-Specific Licensed IP, as it exists on the Closing Date, to research, develop, make, have made, use, sell, offer for sale, have sold, import and export Licensed Products and to otherwise practice and exploit the Business-Specific Licensed IP, as it exists on the Closing Date, in the Territory for all fields of use.  For clarity and without limitation, the foregoing license is granted only to the extent Alcafleu and its Affiliates have rights in the Business-Specific Licensed IP.

(b)           For the Shared Licensed IP:

(i)            Alcafleu hereby grants to Genzyme a perpetual, irrevocable (subject to Section 12.3), transferable (as specified in Section 15.2), license, with the right to sublicense (except to the extent such sublicensing is prevented in any In-License Agreement, and as provided in Section 2.1.2(b)), under the Shared Licensed Patents, Shared Licensed Know-How, and Shared Licensed Copyrights, as they all exist on the Closing Date, solely to research, develop, make, have made, use, sell, offer for sale, have sold, import and export Licensed Products in the Territory.  The license granted in this Section 2.1.1(b)(i) shall be exclusive for a Licensed Product during the Exclusive Period for such Licensed Product, and such license shall convert, without any further action by any party, to a non-exclusive license during the Non-Exclusive Period for such Licensed Product.  For clarity and without limitation, the foregoing license is granted only to the extent Alcafleu and its Affiliates have rights in the Shared Licensed Patents, Shared Licensed Know-How, and Shared Licensed Copyrights.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

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(ii)           Subject to the terms and conditions of Section 2.1.5, Alcafleu hereby grants to Genzyme a limited, non-exclusive, non-transferable license, without the right to sublicense, under the Shared Licensed Trademarks and Shared Licensed Trade Dress solely to market, distribute and sell Licensed Products in the Territory for the time period specified and as further set forth in Section 2.1.5.  Notwithstanding any grant of a license to use the terms “Schering” or “Scher” alone or in combination with another term, these terms cannot, by Genzyme be used in or imported into the United States or Canada under any conditions.

(c)           Notwithstanding paragraphs (a) and (b) above, no Prohibited Asset will be licensed to Genzyme hereunder, and to the extent a Prohibited Asset is excluded from the license to Genzyme pursuant to this paragraph (c), such asset shall be excluded from the definition of Licensed IP and the various individual definitions comprising the Licensed IP.

2.1.2.       Sublicensee Obligation.

(a)           For the Business-Specific Licensed IP, Genzyme may grant sublicenses (including multiple tier sublicenses) without Alcafleu’s consent; provided, however, that (i) Genzyme will be fully responsible for the performance of such Sublicensees hereunder, (ii) each such sublicense shall permit Alcafleu to audit the Sublicensee on substantially the same terms as those set forth in Section 4.4 and (iii) each Sublicensee of any commercial rights shall agree to diligence requirements no less than those specified in Section 9.5 to the extent applicable to the activities to be undertaken by such Sublicensee.  Notwithstanding the foregoing, Genzyme shall not have the right to grant sublicenses through multiple tiers to the extent such sublicenses are limited pursuant to the In-License Agreements set forth on Schedule 2.1.2(a) of the LAPA.

(b)           For the Shared Licensed Patents, Shared Licensed Know-How, and Shared Licensed Copyrights, Genzyme may grant sublicenses (i) with Alcafleu’s prior written consent, (ii) without Alcafleu’s consent to a Genzyme Affiliate, or (iii) without Alcafleu’s consent only if the Shared Licensed Patents, Shared Licensed Know-How, and Shared Licensed Copyrights is sublicensed with and to no greater scope than a sublicense of the Business-Specific Licensed IP through a [**]; provided, however, that in either case (A) Genzyme shall be fully responsible for the performance of such Sublicensees hereunder, (B) each such sublicense shall permit Alcafleu to audit the Sublicensee on substantially the same terms as those set forth in Section 4.4, (C) each Sublicensee of any commercial rights shall agree to diligence requirements no less than those specified in

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

14

Section 9.5 to the extent applicable to the activities to be undertaken by such Sublicensee and (D) Genzyme provides notice to Alcafleu of said sublicense, including the names and contact information of each Sublicensee and the scope and purpose of the sublicense.  Notwithstanding the foregoing, Genzyme shall not have the right to grant sublicenses through multiple tiers to the extent such sublicenses are limited pursuant to the In-License Agreements set forth on Schedule 2.1.2(b) of the LAPA.

(c)           Notwithstanding Section 12.3.4, any sublicense granted by Genzyme to an Affiliate will automatically terminate upon termination of this Agreement.

2.1.3.       Retained Rights.

(a)           Alcafleu retains the non-exclusive, non-transferable (except for the right to license Bayer) right under the Business-Specific Licensed IP only to the extent necessary for Alcafleu or its Affiliates to perform their obligations under this Agreement, the LAPA and the Ancillary Agreements.  This retained right may be licensed by Alcafleu or Bayer as reasonably necessary in Alcafleu’s or Bayer’s sole discretion for Alcafleu or its Affiliates to perform their obligations under this Agreement, the LAPA and the Ancillary Agreements, provided, however, that (i) Alcafleu will, or will cause its Affiliates to, be fully responsible for the performance of such sublicensees and (ii) Alcafleu promptly provides notice to Genzyme of each such sublicense, including the names and contact information of each sublicensee and the scope and purpose of the sublicense.

(b)           Alcafleu retains the non-exclusive, non-transferable right under the Business-Specific Licensed IP related to the manufacturing and supply of Fludara to the extent necessary for Alcafleu or its Affiliates to perform their supply obligations and grant the rights granted by Bayer under the agreements entered into by Bayer prior to the execution date of the LAPA as set forth in Schedule 2.1.3(b) of the LAPA.

(c)           For the purpose of clarity, subject to the [**] of the LAPA, and notwithstanding anything else to the contrary in this Agreement, Alcafleu and its Affiliates may use the inventions claimed in the Business-Specific Licensed Patents to the same extent as a non-licensed third party would be legally permitted to use such inventions.

(d)           Subject to the [**] of the LAPA, Bayer and its Affiliates retains all rights to use, license and commercially exploit the Shared Licensed IP for all purposes other than those exclusively licensed to Genzyme during the Exclusive Period, and for all purposes, without limitation, during the Non-Exclusive Period.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

15

2.1.4.      Third Party Agreements.

(a)           Generally.  Alcafleu covenants that it will not, and will cause its Affiliates not to, in each case, without Genzyme’s prior written consent (which consent, with regard to the Shared Licensed IP, shall not be unreasonably withheld) agree, consent or acquiesce to any amendment, supplement or other modification to or any termination of any existing Third Party Agreement, or take any action under a Third Party Agreement with respect to: (i) the Business-Specific Licensed IP licensed thereunder and (ii) the Shared Licensed IP licensed thereunder (to the extent such actions affect Genzyme’s exclusive rights in the Shared Licensed IP).  Alcafleu will, and will cause its Affiliates, to exercise its rights relating to the Business-Specific Licensed IP and to the Shared Licensed IP (with regard to the Shared Licensed IP, to the extent such actions affect Genzyme’s exclusive rights in the Shared Licensed IP) under any Third Party Agreement in consultation with Genzyme and in a manner that is consistent with the terms of this Agreement, and in consultation with Genzyme, take all commercially reasonable actions necessary to maintain and enforce such rights with respect to the Business-Specific Licensed IP and to the Shared Licensed IP (with regard to the Shared Licensed IP, to the extent such actions affect Genzyme’s exclusive rights in the Shared Licensed IP) under Third Party Agreements.

(b)           In-Licenses.  Alcafleu agrees to keep Genzyme fully informed of the rights that Alcafleu or any of its Affiliates has with respect to the any Business-Specific Licensed IP and to the Shared Licensed IP (with regard to the Shared Licensed IP, to the extent such rights affect Genzyme’s exclusive rights in the Shared Licensed IP) that has been licensed to Alcafleu or its Affiliates under an In-License Agreement that is not a Transferred Contract (the “In-Licensed IP”).  Alcafleu will, and will cause its Affiliates to, take all actions reasonably requested by Genzyme in respect of these rights, as well as provide to Genzyme all material information and copies of material correspondence and other material documents received from the other parties to such In-License Agreements.  Alcafleu will, and will cause its Affiliates to, immediately notify Genzyme of (i) any event of which Alcafleu is aware that affects in any material respect the rights granted to Alcafleu under an In-License Agreement that are, in turn, sublicensed to Genzyme pursuant to this Agreement or (ii) receipt by Alcafleu of any written notice received under any Third Party Agreement, including any of breach or termination of any Third Party Agreement.  Alcafleu will, and will cause its Affiliates to, promptly furnish Genzyme with copies of all reports and other communications that Alcafleu or any of its Affiliates furnishes to the other parties to the In-License Agreements that relate in any material respect to the Business or the rights granted to Genzyme under this Agreement, and to the extent any

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

16

such reports or communication relate to the efforts of Genzyme under this Agreement, Alcafleu will, and will cause its Affiliates to, give Genzyme a reasonable opportunity to review and comment upon such reports or communications before they are transmitted to the other parties to the In-License Agreements.

2.1.5.      Trademark and Trade Dress Control.

(a)           Quality Control.  The quality of the Licensed Products sold by Genzyme under or in connection with the Licensed Trademarks and Shared Licensed Trade Dress must be of a sufficiently high quality to be generally comparable to the quality of products sold by Bayer under the Licensed Trademarks and Shared Licensed Trade Dress prior to the Closing Date.  At the reasonable request of Alcafleu or Bayer, not more frequently than annually, Genzyme will send Alcafleu and Bayer samples of the Licensed Products sold by Genzyme under the Licensed Trademarks and Shared Licensed Trade Dress.

(i)            In the event that Genzyme materially breaches this Section 2.1.5(a) with respect to a Business-Specific Licensed Trademark and fails to cure such breach within sixty (60) days after Alcafleu and/or Bayer notifies Genzyme in writing of such breach, Alcafleu and/or Bayer may terminate the license to such Business-Specific Licensed Trademark under Section 2.1.1 by delivery to Genzyme of a written notice of termination.  If Genzyme disputes in good faith the existence or materiality of an alleged breach specified in a notice provided by Alcafleu and/or Bayer pursuant to this Section 2.1.5, and provides notice to Alcafleu and Bayer of such dispute within the sixty (60) day period following the date that Alcafleu and/or Bayer notified Genzyme of the breach, Alcafleu and Bayer will not have the right to terminate the license to such Business-Specific Licensed Trademark unless and until the existence of such material breach has been finally determined in accordance with the dispute resolution provisions of Sections 15.10 and 15.13 and Genzyme fails to cure such breach within twenty (20) Business Days following such determination.  It is understood and acknowledged that during the pendency of such dispute, the license to such Business-Specific Licensed Trademark will remain in effect.  The foregoing termination right will be Alcafleu’s and Bayer’s sole and exclusive remedy for a breach of this Section 2.1.5(a)(i) to the extent it relates to a Business-Specific Licensed Trademark.

(ii)           In the event that Genzyme materially breaches this Section 2.1.5 with respect to a Shared Licensed Trademark or

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

17

Shared Licensed Trade Dress and fails to cure such breach within sixty (60) days after Alcafleu and/or Bayer notifies Genzyme in writing of such breach, Alcafleu and/or Bayer may terminate the license to such Shared Licensed Trademark and Shared Licensed Trade Dress under Section 2.1 by delivery to Genzyme of a written notice of termination.  In addition to the foregoing termination rights, Alcafleu and Bayer shall retain any other rights and remedies either has in law and/or equity with respect to a breach related to a Shared Licensed Trademark and Shared Licensed Trade Dress.

(b)           Special Rights.  Genzyme’s license to use the Shared Licensed Trademarks and Shared Licensed Trade Dress that are the corporate names of Bayer or any of its Affiliates or any other name, logo, trade dress, abbreviation, word or combination thereof of corporate identification is subject to the terms, conditions, and limitations set forth below.  It is hereby agreed that Genzyme may utilize, at its sole option, the following items:

(i)            Without limitation of time, Genzyme may use manuals, technical specifications, descriptive literature and catalogs and similar materials related to the Bayer Business and bearing the name or marks or trade dress of Bayer or any of its Affiliates; provided, however, that the name, marks and trade dress shall be stamped or overprinted with one or more names or marks or trade dress of Genzyme not confusingly similar thereto as soon as practicable, and in any event, no later than (A) [**] days after delivery by Bayer or its Affiliates of such materials to be used by Genzyme in the U.S., and (B) [**] days after delivery by Bayer or its Affiliates of such materials to be used by Genzyme outside the U.S.

(ii)           Genzyme shall, subject to applicable Legal Requirements, have a period of [**] months after the Closing Date within which to use the corporate names, trade dress and identification (including NDC numbers) of Bayer and its Affiliates pertaining to the Bayer Business.

(iii)          Notwithstanding the foregoing, Genzyme shall, subject to applicable Legal Requirements, have the right to sell any products of the Business in the [**] month period after the Closing Date that are in bags or other containers bearing any of the corporate names or trade dress or identification (including NDC numbers) of Bayer or any of its Affiliates, so long as such products are not outdated and so long as products sold by Genzyme after

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

18

[**] months following the Closing Date are not packaged in bags or other containers that bear such names, marks, trade dress or codes; provided, however, that Genzyme may continue to use the corporate names or trade dress or identification (including NDC numbers) of Bayer or its Affiliates beyond such period to the extent required by applicable Legal Requirements as a result of Bayer (or its Affiliate) manufacturing a Licensed Product or holding a Permit relating to a Licensed Product.

(iv)          Notwithstanding the foregoing, Genzyme shall diligently pursue in good faith obtaining its own names, marks, trade dress and NDC numbers pertaining to the Business.

(c)           Use of Retained Names and Marks.  Notwithstanding any other provision of this Agreement to the contrary (except for the limited rights granted in Section 2.1.1(b)(ii) and the rights specified in Section 2.1.5(b)), no interest in or right to use the name “Bayer” or “Scher” or any other corporate indication of Bayer or its Affiliates (including any logo, trademark, trade dress, trade name or domain name containing the component “Bayer” or “Bay” or “Scher” or any derivation thereof, including but not limited to the wave line design and the logo “Bayer-Cross” consisting of the word Bayer written in the shape of a cross (with or without a circle)) and the representative samples of the trademarks, trademark applications and trade dress set forth on Schedule 2.1.5(c) of the LAPA, as such Schedule shall be amended for additions as of the Closing Date consistent with the foregoing description (collectively, the “Retained Names and Marks”), is being transferred pursuant to the Contemplated Transactions and the use of any Retained Names and Marks shall cease as provided in Section 2.1.5, and Genzyme promptly thereafter will remove or obliterate and cease to use all the Retained Names and Marks from its signs and unused inventory of purchase orders, invoices, sales orders, labels, letterheads, shipping documents, and other items and materials of the Business and otherwise, and will not use or put into use after the Closing Date any such items and materials that bear any Retained Names and Marks (or any name, mark, trade dress or logo confusingly similar thereto), except as provided in Section 2.1.5.  Furthermore, except as contemplated by the Transition Services Agreement, Genzyme will not use the name “Bayer” as a domain or e-mail address component without undue delay after the Closing Date; provided, however, that incoming emails shall be forwarded by Bayer or its Affiliates to new email addresses for a period of ninety (90) days after the Closing Date.  The parties agree that neither Bayer nor its Affiliates shall has any responsibility for claims by third parties arising out of, or relating to, the use of any Retained Names and Marks by Genzyme after the Closing Date.  This Agreement shall not preclude Genzyme from making non-trademark use of the

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

19

Retained Names and Marks for purposes of historical reference, or as required by Legal Requirements, or as reasonably necessary in connection with activities before Governmental Authorities.

(d)           Use of Retained Names and Marks.  Genzyme shall not change or modify the Retained Names and Marks or use the Retained Names and Marks in any modified form.  The authorization set forth in Section 2.1.5 in no way provides Genzyme any rights in or authorization to use any other confusingly similar trademarks, service marks, trade names, trade dress or other similar property or rights of Alcafleu or Bayer.

(e)           Genzyme shall not at any time, (i) knowingly use any logo, trademark, trade name or domain name containing the component “Bayer” or “Bay” or “Scher” or any derivation thereof, including but not limited to the logo “Bayer-Cross” consisting of the word Bayer written in the shape of a cross (with or without a circle) all as set forth on Schedule 2.1.5(e) of the LAPA (collectively the “Retained Marks”) in any way that would impair the validity of such Retained Marks as proprietary trademarks, service marks, trade names and/or trade dress in any jurisdiction, (ii) take any action which would impair Alcafleu’s or Bayer’s ownership of any Retained Marks or their legality or enforceability, (iii) register, or cause to be registered, in Genzyme’s name or the name of another, any of the Retained Marks or any other trademarks, names, logos, symbols, trade dress or designs they know to be confusingly similar to the Retained Marks, (iv) use, display, advertise or promote any trademarks, names, logos, symbols, trade dress or designs they know to be confusingly similar to any of the Retained Marks in any jurisdiction, or (v) use any of the Retained Marks as part of a corporate or trade name of any business organization.  Genzyme shall not challenge the validity of the Retained Marks or Alcafleu’s or Bayer’s ownership thereof in any form or manner.  All goodwill deriving from the use of the Retained Marks by Genzyme pursuant to the terms of Section 2.1.5 of this Agreement or arising out of the terms of Section 2.1.5 of this Agreement shall accrue solely and exclusively to Bayer and its Affiliates.

(f)            For a period of [**] years from the Closing Date, Genzyme shall not, (i) knowingly use any logo or trade dress containing the wave line design or any derivation thereof, as set forth in the definition of Shared Licensed Trade Dress and on Schedule 2.1.5(f) of the LAPA (collectively the “Retained Trade Dress”) in any way that would impair the validity of such Retained Trade Dress as proprietary trademarks, service marks, trade names and/or trade dress in any jurisdiction, (ii) take any action which would impair Alcafleu’s or Bayer’s ownership of any Retained Trade Dress or their legality or enforceability, (iii) register, or cause to be registered, in Genzyme’s name or the name of another, any of

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

20

the Retained Trade Dress or any other trademarks, names, logos, symbols, trade dress or designs they know to be confusingly similar to the Retained Trade Dress, (iv) use, display, advertise or promote any trademarks, names, logos, symbols, trade dress or designs they know to be confusingly similar to any of the Retained Trade Dress in any jurisdiction, (v) use any of the Retained Trade Dress as part of a corporate or trade name of any business organization, or (vi) challenge the validity of the Retained Trade Dress or Alcafleu’s or Bayer’s ownership thereof in any form or manner.  All goodwill deriving from the use of the Retained Trade Dress by Genzyme pursuant to the terms of Section 2.1.5 of this Agreement or arising out of the terms of Section 2.1.5 of this Agreement shall accrue solely and exclusively to Bayer and its Affiliates.  For avoidance of doubt, upon expiration of the [**] year period in this Section 2.1.5(f), Genzyme shall have no greater rights in the wave line design than any unrelated third party would have.

2.1.6.      No Implied Rights; Future IP.  Genzyme acknowledges and agrees that:

(a)           No rights or licenses of Intellectual Property rights are conveyed to Genzyme other than those expressly provided in this Agreement, the LAPA and the Ancillary Agreements, and except as expressly provided in this Agreement, the LAPA and the Ancillary Agreements, no such conveyance or license of rights will be implied or deemed to have been made.

(b)           Except as provided in Section 2.5 of the LAPA, no rights or licenses are conveyed to Genzyme with respect to any Intellectual Property rights owned or Controlled by any third party that is not an Affiliate of Alcafleu or Bayer as of the Closing Date (regardless of whether such third party later becomes an Affiliate of Alcafleu or Bayer).

(c)           For purposes of clarity:

(i)            The license granted in Section 2.1.1(a) under the Business-Specific Licensed IP is granted as the Business-Specific Licensed IP exists at the Closing Date, and does not grant any license to Genzyme with respect to a Patent Right claiming an invention made after the Closing Date, Know-How developed after the Closing Date, any copyright to a work created after the Closing Date, or any trademark adopted after the Closing Date.  For further clarity, (A) the license granted by Alcafleu under the Business-Specific Licensed Patents does include Patent Rights filed and issued after the Closing Date (1) if such Patent Rights directly or indirectly claim priority to a Business-Specific Licensed Patents

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

21

that was filed prior to the Closing Date (including continuations-in-part but only to the extent the claims in the continuations-in-part claim inventions to subject matter that is exclusively related to the Licensed Products and used exclusively in, had been used exclusively in and are as of the Closing Date exclusive to, or was developed exclusively for and is currently exclusive to, the Bayer Business and that was disclosed and described in a Business-Specific Licensed Patents that was filed prior to the Closing Date) or (2) to the extent such Patent Rights claim an invention that was contained within Business-Specific Licensed Know-How as the Business-Specific Licensed Know-How existed prior to the Closing Date; (B) the license granted under the Business-Specific Licensed Copyrights does include any registrations filed and issued after the Closing Date that relate to copyrightable works created prior to the Closing Date, and (C) the license granted under the Business-Specific Licensed Trademarks does include any applications and registrations filed and issued after the Closing Date that relate to Business—Specific Licensed Trademarks adopted prior to the Closing Date.

(ii)           The license granted in Section 2.1.1(b) under the Shared Licensed IP is granted as the Shared Licensed IP exists at the Closing Date, and does not grant any license with respect to a Patent Right claiming an invention made after the Closing Date, Know-How developed after the Closing Date, any copyright to a work created after the Closing Date, or any trademark adopted after the Closing Date.  For further clarity, (A) the license granted under the Shared Licensed Patents does include Patent Rights filed and issued after the Closing Date (1) if such Patent Rights directly or indirectly claim priority to a Shared Licensed Patents that was filed prior to the Closing Date (including continuations-in-part but only to the extent the claims in the continuations-in-part claim inventions to subject matter that is related to the Licensed Products and that as of the Closing Date has been used in, or disclosed with the identified intent that it would be useful in, the Bayer Business and that is disclosed and described in a Shared Licensed Patents that was filed prior to the Closing Date or (2) to the extent that such Patent Rights claim any inventions contained within Shared Licensed Know-How as the Shared Licensed Know-How existed prior to the Closing Date); and (B) the license granted under the Shared Licensed Copyrights does include any registrations filed and issued after the Closing Date that relate to copyrightable works created prior to the Closing Date.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

22

2.2.         Know-How Transfer.  To enable Genzyme to exercise the rights granted under this Agreement, Alcafleu shall cause Bayer to promptly deliver or otherwise provide to Genzyme and its Representatives Licensed Know-How within the possession or Control of Bayer or any of its Affiliates.  Without limiting the generality of the foregoing, and without limiting the delivery and provision of Licensed Know-How pursuant to the Purchase and Sale Agreement, Leukine Tolling Agreement or Fludara Supply Agreement, as described in the Transition Services Agreement, Alcafleu shall cause Bayer to promptly deliver, make available or otherwise provide to Genzyme Licensed Know-How in accordance with the requirements and timelines determined by the Joint Transition Team.  Additionally, on a commercially reasonable schedule and in a commercially reasonable format to be agreed upon by the parties, Alcafleu shall cause Bayer to deliver to Genzyme copies of documents, files, diagrams, specifications, designs, schematics, reports, records, laboratory notebooks, data, materials, prototypes, test devices, models and simulations, or other written, graphic, biologic, or other tangible material in Bayer’s or its Affiliates’ possession in any media, to the extent it discloses or embodies Licensed Know-How.  For a period of [**] months after the Closing Date, as requested by Genzyme from time to time, qualified personnel from Bayer familiar with the applicable Licensed Know-How, to the extent Bayer still employs such personnel, will meet or participate in telephone conference calls with personnel from Genzyme at such times, and in the case of in-person meetings, at such venues, to be agreed upon by the parties as reasonably necessary to exchange knowledge necessary to fully transfer all Licensed Know-How.

2.3.         Transfer of Licensed IP.  During the Term, neither Alcafleu nor any of its Affiliates will transfer or assign its right, title or interest in any Business-Specific Licensed IP to any third party, other than in connection with an assignment of this Agreement as a whole in accordance with Section 15.2.

2.4.         [INTENTIONALLY OMITTED]

2.5.         [INTENTIONALLY OMITTED]

2.6.         No Rights in SOT Assets.  Notwithstanding anything to the contrary in this Agreement, Genzyme is not acquiring any right, title or interest in the Campath SOT Assets (as such term is defined in the Decision and Order of the FTC relating to the resolution of the case known as In the Matter of Gorilla Corporation and ILEX Oncology, Inc. (FTC File No. 041-0083) (the “SOT Order”)) and Alcafleu is not licensing or transferring to Genzyme any of Alcafleu’s right, title or interest, if any, in the Campath SOT Assets (as such term is defined in the SOT Order), under this Agreement or any of the Ancillary Agreements.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

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3.             [INTENTIONALLY OMITTED]

4.             CONSIDERATION

4.1.         Oncology Products.

4.1.1.      [Intentionally Omitted]

4.1.2.      [Intentionally Omitted]

4.1.3.      [Intentionally Omitted]

4.1.4.      Royalties under In-License Agreements.  From and after the Closing Date, Genzyme or its Affiliate hereby agrees to make the monetary payments owed to third parties pursuant to the In-License Agreements (other than payments attributed to sales made or reimbursement of development activities performed prior to the Closing), by either making such payments directly to such third parties or reimbursing Alcafleu for making such payments.

4.1.5.      Royalty Payments.  In accordance with the terms and conditions of this Agreement, Genzyme or its Affiliate will make royalty payments to Alcafleu by paying a percentage of Net Sales in the Territory of the Oncology Products as set forth below (collectively, the “Oncology Product Royalty Payments”):

Oncology Product	Percentage of Net Sales
Fludara	[**]% through calendar year [**]; [**]% during and after calendar year [**]

Leukine	[**]% through calendar year [**]; [**]% during and after calendar year [**]

Campath Oncology	[**]%

Genzyme will make such Oncology Product Royalty Payments until the earlier of (a) the aggregate of all Oncology Product Royalty Payments equalling US $500 million or (b) eight (8) years from the Closing Date, at which time Genzyme’s obligation to make any such Oncology Product Royalty Payments will terminate.

4.1.6.      Milestone Payments.  In accordance with the terms and conditions of this Agreement, within [**] days after the achievement of each of the following indicated events collectively by Genzyme, its Affiliate or Sublicensee, Genzyme will pay to Alcafleu the following milestone payments (the “Oncology Product Milestone Payments”):

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

24

Event	Amount
If Net Sales of the Oncology Products in the Territory collectively reach US $[**] (“First Oncology Milestone Threshold”) in Oncology Year One	US $	[**]

If Net Sales of the Oncology Products in the Territory collectively reach US $[**] (“Second Oncology Milestone Threshold”) in Oncology Year Two	US $	[**]

If Net Sales of the Oncology Products in the Territory collectively reach US $[**] (“Third Oncology Milestone Threshold”) in Oncology Year Three	US $	[**]

Wherein for Section 4.1.6:

(a)           If the First Oncology Milestone Threshold is reached in any contiguous twelve (12) month period between [**] and [**], “Oncology Year One” will be the first twelve (12) month period between [**] and [**] in which the First Oncology Milestone Threshold is reached.  If the First Oncology Milestone Threshold is not met in any contiguous twelve (12) month period between [**] and [**], then Oncology Year One will be designated as calendar year [**].

(b)           If the First Oncology Milestone Threshold is reached in Oncology Year One, then “Oncology Year Two” will be the twelve (12) month period following Oncology Year One.  If the First Oncology Milestone Threshold is not reached in Oncology Year One, Oncology Year Two will be the first contiguous twelve (12) month period between [**] and [**] in which the Second Oncology Milestone Threshold is reached; provided, however, if the Second Oncology Milestone Threshold is not reached in any contiguous twelve (12) month period between [**] and [**], then Oncology Year Two will be designated as calendar year [**].

(c)           If the First Oncology Milestone Threshold is reached in Oncology Year One, then “Oncology Year Three” will be the contiguous twelve (12) month period following Oncology Year Two.  If the First Oncology Milestone Threshold is not reached in Oncology Year One and the Second Oncology Milestone Threshold is reached in Oncology Year Two, then Oncology Year Three will be the contiguous twelve (12) month period following Oncology Year Two.  If the First Oncology Milestone Threshold is not reached in Oncology Year One and the Second Oncology Milestone Threshold is not reached in Oncology Year Two, then Oncology Year Three will be the first contiguous twelve (12) month

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

25

period between [**] and [**] in which the Second Oncology Milestone Threshold is reached.

(d)           Each of the three (3) Oncology Product Milestone Payments under this Section 4.1.6 will only be payable the first time such milestone is reached.

4.2.         Alemtuzumab MS.

4.2.1.      Royalty Payments.  In accordance with the terms and conditions of this Agreement, Genzyme will make royalty payments to Alcafleu by paying a percentage of Net Sales in the Territory of Approved Alemtuzumab MS as set forth below (collectively, the “Alemtuzumab MS Royalty Payments”):

Aggregate Payments to Alcafleu	Percentage of Net Sales
Aggregate royalty payments to Alcafleu on Net Sales of Approved Alemtuzumab MS is less than or equal to US $[**]	[**]	%

Aggregate royalty payments to Alcafleu on Net Sales of Approved Alemtuzumab MS is greater than US $[**] and less than or equal to US $[**]	[**]	%

Genzyme will not be obligated to make any Alemtuzumab MS Royalty Payments or record any Net Sales in the Territory of Approved Alemtuzumab MS until the earlier of (i) FDA approval or (ii) marketing approval by the EMEA of Alemtuzumab MS.  Genzyme will make such Alemtuzumab MS Royalty Payments until the earlier of (a) the aggregate of all Alemtuzumab MS Royalty Payments equalling US $1.25 billion or (b) ten (10) years from the date of first commercial sale of Alemtuzumab MS after FDA approval or marketing approval by the EMEA, at which time Genzyme’s obligation to make such Alemtuzumab MS Royalty Payments will terminate.

4.2.2.      Milestone Payments.  In accordance with the terms and conditions of this Agreement, including Section 4.2.3 below, within [**] days after the end of the calendar year in which the following indicated events are achieved collectively by Genzyme, its Affiliates or Sublicensees, Genzyme will pay to Alcafleu the following milestone payments (the “Alemtuzumab MS Milestone Payments”):

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

26

Event	Amount
If Net Sales of Approved Alemtuzumab MS in the Territory reach US $[**] in any contiguous twelve (12) month period between [**] and [**]	[**]% of Net Sales of Approved Alemtuzumab MS in the Territory in the first such twelve (12) month period

If Net Sales of Approved Alemtuzumab MS in the Territory reach US $[**] in any contiguous twelve (12) month period between [**] and [**]	[**]% of Net Sales of Approved Alemtuzumab MS in the Territory in the first such twelve (12) month period

If Net Sales of Approved Alemtuzumab MS in the Territory reach US $[**] in any contiguous twelve (12) month period from [**] and [**]	[**]% of Net Sales of Approved Alemtuzumab MS in the Territory in the first such twelve (12) month period

If Net Sales of Approved Alemtuzumab MS in the Territory reach US $[**] in any contiguous twelve (12) month period from [**]and [**]	[**]% of Net Sales of Approved Alemtuzumab MS in the Territory in the first such twelve (12) month period

If any of the four (4) milestones in Section 4.2.2 is met in [**] during the [**] time period specified for such milestone, then the [**] where such milestone is reached shall be used to determine Net Sales with regard to the applicable Alemtuzumab MS Milestone Payment.  Each of the four (4) Alemtuzumab MS Milestone Payments under this Section 4.2.2 will only be payable the first time such milestone is reached.

4.2.3.       Milestone Buyout Option.  In lieu of paying the Alemtuzumab MS Milestone Payments under Section 4.2.2, Genzyme has the option exercisable in its sole discretion within [**] days of the end of calendar year 2020, to make a one-time payment to Alcafleu equal to [**]of the annual Net Sales in the Territory of Approved Alemtuzumab MS in calendar year 2020 (the “Milestone Buyout Payment”); provided, however, that the Milestone Buyout Payment will not be less than US $[**] nor greater than US $900 million, regardless of the actual annual Net Sales in the Territory of Approved Alemtuzumab MS in calendar year 2020.  Upon paying the Milestone Buyout Payment, Genzyme’s obligation to make any Alemtuzumab MS Milestone Payments under Section 4.2.2 will terminate.

4.3.          Payment Provisions.

4.3.1.       Royalty Payment Reports and Payments.  For as long as Genzyme is obligated to make Oncology Product Royalty Payments pursuant to Section 4.1.5 or Alemtuzumab MS Royalty Payments pursuant to Section 4.2.1 (collectively, the “Royalty Payments”), within [**] days after the last day of each

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

27

calendar quarter, Genzyme will deliver to Alcafleu a report of Net Sales of each respective Licensed Product by Genzyme, its Affiliates and Sublicensees during the preceding quarterly period (any such period, a “Payment Period”), with all Royalty Payments, if any, due for the Payment Period covered by such report being due no later than [**] days after the last day of such Payment Period.  Such reports shall be Genzyme’s Confidential Information and subject to Alcafleu’s non-disclosure and non-use obligations under Section 8.8.3.

4.3.2.       Payment Method.

(a)           Royalty Payments under this Agreement will be made by Genzyme or its Affiliates in (i) U.S. Dollars for the portion of such Royalty Payment attributable to Net Sales invoiced by Genzyme or its Affiliates in a currency other than Euros and (ii) Euros for the portion of such Royalty Payment attributable to Net Sales invoiced by Genzyme or its Affiliates in Euros, by wire transfer to a bank account designated by Alcafleu.

(b)           Milestone Payments under this Agreement will be made by Genzyme or its Affiliates in (i) U.S. Dollars for the portion of the applicable milestone threshold attributable to Net Sales invoiced by Genzyme or its Affiliates in a currency other than Euros and (ii) Euros for the portion of the applicable milestone threshold attributable to Net Sales invoiced by Genzyme or its Affiliates in Euros, by wire transfer to a bank account designated by Alcafleu.

(c)           The Milestone Buyout Payment, if any, will be made by Genzyme or its Affiliates in (i) U.S. Dollars for the portion of the underlying Net Sales that are invoiced by Genzyme or its Affiliates in a currency other than Euros and (ii) Euros for the portion of the underlying Net Sales that are invoiced by Genzyme or its Affiliates in Euros, by wire transfer to a bank account designated by Alcafleu.

(d)           [Intentionally Omitted]

4.3.3.       Exchange Rate.  Net Sales calculated under this Agreement will be computed for each calendar quarter with Net Sales invoiced in a currency other than Euro or U.S. Dollars converted into U.S. Dollars in accordance with GAAP, using the average of the relevant exchange rates for each month of such quarter based on the rates published by Bloomberg for such month.  In the event that Bloomberg does not publish an exchange rate for the conversion of any given currency into U.S. Dollars or Euros for any given month or longer period, or if Bloomberg ceases to publish such rate, then the rates published by the European Central Bank on its web site (http://www.ecb.int) shall be used for the purposes of calculating rates for the currency conversion.  For purposes of calculating (a) the U.S. Dollar-based payment limitations and thresholds for Royalty Payments,

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

28

(b) the U.S. Dollar-based milestone thresholds and limitations and (c) the U.S. Dollar-based amount of the Milestone Buyout Payment, Net Sales invoiced in Euro will be converted into U.S. Dollars in the same manner as described for non-Euro currencies in the first sentence of this Section 4.3.3.  With each quarterly Royalty Payment, Genzyme will provide to Alcafleu a report detailing, with respect to the applicable quarter, the contribution of Net Sales invoiced (x) during such quarter and (y) during such quarter and all previous quarters to the Net Sales thresholds for determination of when Milestone Payments are payable pursuant to Sections 4.1.6, 4.2.2 or 4.2.3 and for determination of when royalties will no longer be payable pursuant to Section 4.1.5 or 4.2.1, in each case converted into U.S. Dollars in accordance with this Agreement.  The computation and determination of U.S. Dollar based payment limitations and thresholds, Milestone Payments, if any, and the Milestone Buyout Payment, if any, will be based on the exchange rates used in such reports and not at those of the day of payment.

4.3.4.       Withholdings.  Any income Tax or other Tax which Genzyme is required by applicable Legal Requirements to withhold or pay to a Governmental Authority with respect to monies payable under this Agreement will be deducted from the amount of such payments and paid to the relevant Governmental Authority.  Any amounts actually deducted, withheld or paid pursuant to the foregoing sentence will be treated for all purposes of this Agreement as paid to the Person in respect of which such withholding, deduction or payment was made.  If Genzyme or any of its Affiliates is required to make any such payment, deduction or withholding, Genzyme will notify Alcafleu of such requirement thirty (30) days prior to the first time any particular type of payment requires such payment, deduction or withholding, and thereafter with respect to each subsequent payment of that type, indicate the details of the payment, deduction or withholding in its report to Alcafleu accompanying the payment with respect to which such payment, deduction or withholding has been made.  Upon written request from Alcafleu, Genzyme will promptly provide (or cause to be provided) to Alcafleu a certificate or other documentary evidence establishing the payment to the relevant Governmental Authority of any amount withheld or deducted by Genzyme or its Affiliates.  No deduction shall be made or a reduced amount shall be deducted if Genzyme or its paying Affiliate is timely furnished with the necessary documents prescribed by applicable Legal Requirement in a form reasonably satisfactory to Genzyme identifying that the payment is exempt from Tax or subject to a reduced Tax rate.  Genzyme (and its Affiliates) and Alcafleu will reasonably cooperate in completing and filing documents required under the provisions of any applicable Tax treaty or under any other applicable Legal Requirement, in order to enable Genzyme to make such payments to Alcafleu without any deduction or withholding, or any reduced deduction or withholding, if possible.

4.3.5.       VAT.  All agreed remunerations are considered to be net of value added tax (“VAT”).  VAT applies additionally as legally owed, payable after

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

29

receipt of a correct invoice, which meets all requirements according to the applicable VAT Legal Requirements.  For the avoidance of doubt, Alcafleu and Genzyme’s current understanding of the Legal Requirements is that VAT does not apply under current Legal Requirements to transfers to Genzyme or a Luxembourg Affiliate of Genzyme (including a Swiss branch of a Luxembourg Affiliate) in connection with the Contemplated Transactions.  Alcafleu and Genzyme agree to cooperate in finding and implementing acceptable solutions for all parties that mitigate or eliminate VAT costs, including administrative and compliance costs.

4.4.          Records; Audit.  Genzyme will, and will cause its Affiliates to, keep and maintain for [**] years after the relevant calendar quarter complete and accurate books and records in sufficient detail so that Net Sales and payments made hereunder can be properly calculated.  No more frequently than once during each calendar year during the Term and once during the [**] year period thereafter, Genzyme will permit Alcafleu’s auditors from Ernst & Young, KPMG, Deloitte, PricewaterhouseCoopers or any other auditing firm to which Genzyme has no reasonable objection, and with at least [**] days advance notice at any time during normal business hours, accompanied at all times, to inspect, audit and copy reasonable amounts of relevant accounts and records of Genzyme and its Affiliates and reports submitted to Genzyme and its Affiliates from Sublicensees, for the sole purpose of verifying the accuracy of the calculation of payments to Alcafleu pursuant to this Section 4.  The accounts, records and reports related to any particular period of time may only be audited one time under this Section 4.4.  Alcafleu will cause its auditors not to provide Alcafleu with any copies of such accounts, records or reports and not to disclose to Alcafleu any information other than information relating solely to the accuracy of the accounting and payments made by Genzyme pursuant to this Section 4.  Alcafleu will cause its auditors to promptly provide a copy of their report to Genzyme.  If such audit determines that payments are due to Alcafleu, Genzyme will pay to Alcafleu any such additional amounts within [**] days after the date on which such auditor’s written report is delivered to Genzyme and Alcafleu, unless such audit report is disputed by Genzyme, in which case the dispute will be resolved in accordance with Section 15.10.  If such audit determines that Genzyme has overpaid any amounts to Alcafleu, Alcafleu will refund any such overpaid amounts to Genzyme within [**] days after the date on which such auditor’s written report is delivered to Genzyme and Alcafleu.  Any such inspection of records will be at Alcafleu’s expense unless such audit discloses a deficiency in the payments made by Genzyme (whether for itself or on behalf of its Affiliates) of more than [**] of the aggregate amount payable for the relevant period, in which case Genzyme will bear the cost of such audit.  Each of the parties agrees that all information subject to review under this Section 4.4 is Genzyme’s Confidential Information that is subject to Alcafleu’s confidentiality and non-use obligations under Section 8.8.3, and Alcafleu agrees that it will cause its accounting firm to also retain all such information subject to the non-disclosure and non-use restrictions of Section 8.8.3 or similar (but no less stringent) obligations of confidentiality and non-use customary in the accounting industry.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

30

5.             [INTENTIONALLY OMITTED]

6.             REPRESENTATIONS AND WARRANTIES OF ALCAFLEU.

In order to induce Genzyme to enter into and perform this Agreement, Alcafleu hereby represents and warrants to Genzyme, as of the Effective Date, as follows:

6.1.          Organization.  Alcafleu is (a) duly organized, validly existing and to the extent such concept is applicable in a jurisdiction, is in good standing under the laws of the jurisdiction of its organization and (b) duly qualified to do business and to the extent such concept is applicable in a jurisdiction, in good standing in each jurisdiction where the nature of the activities conducted by it or the character of the property owned by it make such qualification necessary, except for those jurisdictions where the failure to be so qualified would not have a material adverse effect on Alcafleu.

6.2.          Power and Authorization.  The execution, delivery and performance by Alcafleu of this Agreement is within the power and authority of Alcafleu and have been duly authorized by all necessary entity action on the part of Alcafleu.  This Agreement (a) has been duly executed and delivered by Alcafleu and (b) assuming the due execution and delivery by Genzyme is  a legal, valid and binding obligation of Alcafleu, enforceable against Alcafleu in accordance with its terms, except as that enforceability may be (i) limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and (ii) subject to general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law).

6.3.          Authorization of Governmental Authorities.  No action by (including any authorization, consent or approval), or in respect of, or filing with, any Governmental Authority in any Material Country is required for, or in connection with the authorization, execution, delivery and performance by Alcafleu of this Agreement.

6.4.          Noncontravention.  Except with respect to the In-License Agreements, the execution, delivery and performance by Alcafleu will not:

(a)           assuming the taking of any action by (including any authorization, consent or approval), or in respect of, or any filing with, any Governmental Authority violate any Legal Requirement applicable to Alcafleu in any Material Country;

(b)           result in a breach or violation of, or default under, any Contractual Obligation of Alcafleu;

(c)           require any action by (including any authorization, consent or approval) or in respect of (including notice to) any Person under any Contractual Obligation of Alcafleu or its Affiliates;

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

31

(d)           result in the creation or imposition of a material Encumbrance upon, or the forfeiture of, any Business-Specific Licensed IP or Shared Licensed IP (with regard to the Shared Licensed IP, to the extent it would affect Genzyme’s rights to such Shared Licensed IP under this Agreement); or

(e)           result in a breach or violation of, or default under, the Organizational Documents of Alcafleu or its Affiliates.

6.5.          [Intentionally Omitted]

6.6.          [Intentionally Omitted]

6.7.          [Intentionally Omitted]

6.8.          [Intentionally Omitted]

6.9.          [Intentionally Omitted]

6.10.        Intellectual Property.

6.10.1.     [Intentionally Omitted]

6.10.2.     [Intentionally Omitted]

6.10.3.     [Intentionally Omitted]

6.10.4.     Title.  Except as specified on Schedule 6.10.2 of the LAPA, Alcafleu owns and possesses all rights, title, and interests in and to the Business-Specific Licensed IP to the same extent as Bayer or its Affiliates owned the Business Specific Licensed IP prior to the contribution of the Business Specific Licensed IP to Alcafleu pursuant to the Contribution and License Agreement between Bayer and Alcafleu entered into immediately prior to the execution of this Agreement, without Encumbrances other than Permitted Encumbrances, except to the extent the Business-Specific Licensed IP identified on Schedule 6.10.2 of the LAPA is subject to an In-License Agreement as indicated on Schedule 6.10.2 of the LAPA.  Except as specified on Schedule 6.10.2 of the LAPA, Alcafleu or its Affiliate identified on Schedule 6.10.2 of the LAPA, as applicable, possesses all rights, title and interests in the Shared Licensed IP necessary for Alcafleu and its Affiliates to grant Genzyme the licenses granted in Section 2.1.1 under the Shared Licensed IP.  The license to Genzyme in Section 2.1.1 does not violate in any material respect the terms of any Third Party Agreement or any other agreement Alcafleu or any of its Affiliates has with a third party.  Alcafleu or Bayer Controls all Know-How developed or received by Bayer or any of its Affiliates from a third party that is used in the Bayer Business and Alcafleu has sufficient legal and/or beneficial title and rights to grant the

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

32

license set forth in Section 2.1.1 to Genzyme under such Know-How and the grant of such license does not violate in any material respect any agreements Alcafleu or any of its Affiliates has with any third party.

6.10.5.          [Intentionally Omitted]

6.10.6.          [Intentionally Omitted]

6.10.7.          [Intentionally Omitted]

6.10.8.          [Intentionally Omitted]

6.10.9.          [Intentionally Omitted]

6.10.10.        [Intentionally Omitted]

6.10.11.        [Intentionally Omitted]

6.11.        [Intentionally Omitted]

6.12.        [Intentionally Omitted]

6.13.        [Intentionally Omitted]

6.14.        [Intentionally Omitted]

6.15.        [Intentionally Omitted]

6.16.        [Intentionally Omitted]

6.17.        [Intentionally Omitted]

6.18.        [Intentionally Omitted]

6.19.        [Intentionally Omitted]

7.             REPRESENTATIONS AND WARRANTIES OF GENZYME.

In order to induce Alcafleu to enter into and perform this Agreement, Genzyme hereby represents and warrants to Alcafleu, as of the Effective Date, that:

7.1.          Organization.  Genzyme is (a) duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (b) duly qualified to do business and in good standing in each jurisdiction where the nature of the activities conducted by it or the character of the property owned by it make such qualification necessary, except for those jurisdictions where the failure to be so qualified does not have a material adverse effect on Genzyme.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

33

7.2.          Power and Authorization.  The execution, delivery and performance by Genzyme of this Agreement is within the power and authority of Genzyme and has been duly authorized by all necessary corporate action on the part of Genzyme.  This Agreement (a) has been duly executed and delivered by Genzyme and (b) assuming the due execution and delivery by Alcafleu is a legal, valid and binding obligation of Genzyme enforceable against Genzyme in accordance with its terms, except as that enforceability may be (i) limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and (ii) subject to general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law).  Genzyme has the full power and authority necessary to use the Licensed IP related to the Business that is held by it as of the Closing Date and carry on its relevant portion of Business.

7.3.          Authorization of Governmental Authorities.  Except as disclosed on Schedule 7.3 of the LAPA, no action by (including any authorization, consent or approval), or in respect of, or filing with, any Governmental Authority in any Material Country is required for, or in connection with the authorization, execution, delivery and performance by Genzyme.

7.4.          Noncontravention.  Except as disclosed on Schedule 7.4 of the LAPA, the execution, delivery and performance by Genzyme of this Agreement will:

(a)           assuming the taking of any action by (including any authorization, consent or approval) or in respect of, or any filing with, any Governmental Authority, in each case, as disclosed on Schedule 7.3 of the LAPA, violate any provision of any Legal Requirement applicable to Genzyme or any of its Affiliates in any Material Country;

(b)           result in a breach or violation of, or default under, any Contractual Obligation of Genzyme or any of its Affiliates;

(c)           require any action by (including any authorization, consent or approval) or in respect of (including notice to), any Person under any Contractual Obligation; or

(d)           result in a breach or violation of, or default under, the Organizational Documents of Genzyme or any of its Affiliates.

7.5.          [Intentionally Omitted]

8.             COVENANTS.

8.1.          [Intentionally Omitted]

8.2.          [Intentionally Omitted]

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

34

8.3.          [Intentionally Omitted]

8.4.          [Intentionally Omitted]

8.5.          [Intentionally Omitted]

8.6.          [Intentionally Omitted]

8.7.          [Intentionally Omitted]

8.8.          Confidentiality.

8.8.1.       [Intentionally Omitted]

8.8.2.       [Intentionally Omitted]

8.8.3.       Non-Disclosure and Non-Use.

(a)           Confidential Information.  Genzyme and Alcafleu agree that the terms and conditions of this Agreement, any activities conducted in connection with or pursuant to this Agreement, the LAPA or the Ancillary Agreements, and information disclosed by either party in accordance with this Agreement, the LAPA or the Ancillary Agreements or in the course of performance under the LAPA or Ancillary Agreements, including the performance and receipt of services under the Transition Services Agreement (“Confidential Information”) will be used and disclosed by the receiving party only to perform its obligations and exercise its rights under this Agreement, the LAPA and the Ancillary Agreements and/or to conduct the Business.  Information relating to Licensed Products (to the extent it is not Shared Licensed IP) and Business-Specific Licensed IP will be considered the Confidential Information of Genzyme.  Information relating to the Shared Licensed IP will be considered the Confidential Information of Alcafleu and its Affiliates.  The terms and conditions of this Agreement will be considered the Confidential Information of the parties to the Agreement, as if all parties were receiving parties.  Notwithstanding the foregoing, “Confidential Information” will not include:

(i)            information (other than information relating to the Licensed Products (to the extent it is not Shared Licensed IP) and Business-Specific Licensed IP) that the receiving party can establish was already known by the receiving party (other than under an obligation of confidentiality) at the time of disclosure by the disclosing party;

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

35

(ii)           information that the receiving party can establish was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving party; or

(iii)          information that the receiving party can establish became generally available to the public or otherwise part of the public domain after its disclosure or development, as the case may be, other than through any act or omission of the receiving party or any of its Affiliates.

(b)           Authorized Disclosure and Use.  Notwithstanding the foregoing provisions of Subsection (a), each party may disclose Confidential Information belonging to the other party to the extent such disclosure is reasonably necessary to:

(i)            prosecute or defend an Action;

(ii)           comply with applicable Legal Requirements and stock exchange rules (including the rules and regulations of the Securities and Exchange Commission); or

(iii)          make filings and submissions to, or correspond or communicate with, any Governmental Authority.

In the event a party deems it reasonably necessary to disclose Confidential Information belonging to the other party pursuant to clauses (i), (ii) or (iii) of this Section 8.8.3, the disclosing party will (unless prohibited by applicable Legal Requirements) give reasonable advance notice of such disclosure to the other party, consult with the other party with regard to the disclosure of Confidential Information and take all reasonable measures to ensure confidential treatment of such information.  Each party will promptly notify the other party upon becoming aware of any misappropriation or unauthorized disclosure or use of the other party’s Confidential Information.

8.8.4.       [Intentionally Omitted]

8.9.          [Intentionally Omitted]

8.10.        [Intentionally Omitted]

8.11.        [Intentionally Omitted]

8.12.        [Intentionally Omitted]

8.13.        [Intentionally Omitted]

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

36

8.14.        [Intentionally Omitted]

8.15.        [Intentionally Omitted]

8.16.        [Intentionally Omitted]

8.17.        [Intentionally Omitted]

8.18.        [Intentionally Omitted]

8.19.        [Intentionally Omitted]

8.20.        [Intentionally Omitted]

8.21.        [Intentionally Omitted]

8.22.        Further Assurances.  From and after the Effective Date, upon the request of either Alcafleu or Genzyme, each of the parties hereto will, and will cause their Affiliates to, do, execute, acknowledge and deliver all such further acts, assurances, deeds, assignments, transfers, conveyances and other instruments and papers as may be reasonably required or appropriate to carry out the transactions contemplated by this Agreement.

8.23.        [Intentionally Omitted]

9.             INTELLECTUAL PROPERTY AND OTHER COVENANTS.

9.1.          Filing, Prosecution and Maintenance of Licensed Patents and Licensed Trademarks.

9.1.1.       Responsibility.

(a)           Business-Specific Licensed IP.  From and after Closing, Genzyme, through counsel of its choosing and at its sole discretion and expense, will be responsible for and have control over obtaining, prosecuting (including any interferences, reissue proceedings, re-examinations and oppositions), and maintaining throughout the Territory the Business-Specific Licensed Patents and Business-Specific Licensed Trademarks.  Genzyme shall keep Alcafleu informed regarding the prosecution and maintenance of the Business-Specific Licensed Patents and Business-Specific Licensed Trademarks, and Alcafleu will cooperate with Genzyme in regard to the prosecution and maintenance thereof.  Genzyme may, in its sole discretion, elect not to pursue patent protection for any Business-Specific Licensed Patent or trademark registration for any Business-Specific Licensed Trademark in one or more countries in the Territory.  If Genzyme intends to abandon or let go any Patent Right

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

37

within the Business-Specific Licensed Patents set forth on Schedule 6.10.9 of the LAPA, for which Alcafleu and/or Bayer would have a legal obligation under the German Law on Employee’s Inventions to provide the inventor(s) the right to pursue patent protection for such Patent Right, Genzyme shall provide Alcafleu and Bayer written notice of such intent in sufficient time to provide the inventor(s) the opportunity to take over the prosecution and/or maintaining of such Patent Rights.  If the inventor(s) take over such obligations, rights granted to Genzyme with respect to such Patent Right will revert to the inventor(s) to the extent provided under the German Law on Employee’s Inventions.  Except as provided in this Section 9.1.1(a), Alcafleu will have no right to take any actions to prosecute or maintain throughout the Territory the Business-Specific Licensed Patents and Business-Specific Licensed Trademarks.

(b)           [Intentionally Omitted]

9.1.2.       Cooperation.  Alcafleu will: (a) make its Representatives reasonably available to Genzyme (or to Genzyme’s authorized Representatives), to the extent reasonably necessary to enable Genzyme to undertake patent prosecution and trademark registration of the Business-Specific Licensed Patents and Business-Specific Licensed Trademarks; (b) at the reasonable request of Genzyme, cooperate with Genzyme in gaining patent term extensions and trademark registration renewals wherever applicable to Business-Specific Licensed Patents and Business-Specific Licensed Trademarks that are subject to this Agreement; and (c) use its commercially reasonable and diligent efforts to minimize or avoid interference with the prosecution and maintenance of the Business-Specific Licensed Patents and Business-Specific Licensed Trademarks.  Genzyme will reimburse Alcafleu for Alcafleu’s reasonable out-of-pocket expenses in complying with this Section 9.1.2; provided, however, that Alcafleu provides Genzyme with invoices or other reasonable documentation evidencing such expenses on a timely basis after the incurrence of such expense.

9.1.3.       Notwithstanding the rights granted to Genzyme in Section 9.1 related to the filing, prosecution and maintenance of Licensed Patents and Licensed Trademarks, such rights shall be subject to any and all limitations contained in any In-License Agreement related to the Intellectual Property licensed under such In-License Agreement.

9.2.          Enforcement of Licensed IP.

9.2.1.       Notification.  Each party will promptly report in writing to the other party any (a) known or suspected third party infringement of any Licensed Patents, Licensed Trademarks, Shared Licensed Trade Dress or Licensed Copyrights, or (b) unauthorized use or misappropriation of any Licensed Know-How or other Confidential Information by a third party of which it becomes

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

38

aware, and will provide the other party with all available evidence supporting such infringement or unauthorized use or misappropriation.

9.2.2.       Right to Enforce.

(a)           Genzyme will have the sole and exclusive right, but not the obligation, to take any reasonable measures it deems appropriate to stop activities in the Territory infringing the Business-Specific Licensed Patents, Business-Specific Licensed Trademarks or Business-Specific Licensed Copyrights or the use without proper authorization of any Business-Specific Licensed Know-How, including (a) initiating or prosecuting an infringement or other appropriate Action against or (b) granting adequate rights and licenses necessary for continuing such activities in the Territory to any third party who at any time has infringed, or is suspected of infringing, any Business-Specific Licensed Patents, Business-Specific Licensed Trademarks or Business-Specific Licensed Copyrights or has used or is suspected of using without proper authorization the Business-Specific Licensed Know-How.  Without the written consent of Genzyme, Alcafleu will have no right to take any reasonable measures to stop any infringement of the Business-Specific Licensed Patents, Business-Specific Licensed Trademarks or Business-Specific Licensed Copyrights or the use without proper authorization of the Business-Specific Licensed Know-How.

(b)           Alcafleu and/or Bayer will have the first right, but not the obligation, to take any reasonable measures it deems appropriate to stop activities in the Territory infringing the Shared Licensed Patents or Shared Licensed Copyrights or the use without proper authorization of any Shared Licensed Know-How, in each case in connection with a Person’s manufacture, use, sale, offering for sale, or importation of Licensed Products, including (a) initiating or prosecuting an infringement or other appropriate Action against or (b) granting adequate rights and licenses necessary for continuing such activities in the Territory to any such Person.  During the Exclusive Period, if Alcafleu and/or Bayer does not initiate any such measures within [**] days of receiving written notice from Genzyme of such activities (or within a reasonable shorter time period if a shorter period to take action is required by applicable Legal Requirements to avoid the loss of legal rights), then Genzyme will have the second right, but not the obligation, to take any reasonable measures it deems appropriate to stop such activities; provided, however, Genzyme must coordinate and consult with Alcafleu and Bayer regarding such measures and will not take any measures, without the written permission of Bayer, which permission will not be unreasonably withheld.  It shall be reasonable for Alcafleu and/or Bayer to withhold such permission if Alcafleu and/or Bayer reasonably believes such measures will affect the

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

39

protection that any Shared Licensed IP affords Alcafleu and/or Bayer; provided, however, the mere likelihood that a defendant would allege that the asserted Shared Licensed Patents or Shared Licensed Copyrights is invalid or unenforceable shall not be sufficient grounds for Alcafleu and/or Bayer to withhold permission.  If either party brings a suit or action under this Section 9.2.2(b), during the Exclusive Period, the other party will have the right, at its expense, to retain its own counsel to monitor such Action.  Neither party will have the right to settle any infringement or misappropriation Action under this Section 9.2.2(b) in a manner that diminishes the rights or interests of the other party without the express written consent of such other party; provided, however that the grant by Genzyme of a sublicense under the Shared Licensed Patents or Shared Licensed Copyrights in accordance with this Agreement will not be considered to diminish the rights of Alcafleu and/or Bayer, and the grant by Alcafleu of a license under the Shared Licensed IP that is not in conflict with the exclusive rights granted to Genzyme in Section 2.1.1 will not be considered to diminish the rights of Genzyme.  In addition, (i) Genzyme will not settle any such Action in a manner that admits the invalidity or unenforceability of any Shared Licensed IP without obtaining the prior written consent of Bayer and (ii) during the Exclusive Period, Alcafleu will not settle any such Action in a manner that admits the invalidity or unenforceability of any Shared Licensed Patents or Shared Licensed Copyrights without obtaining the prior written consent of Genzyme.

(c)           [Intentionally Omitted]

9.2.3.       Procedures and Expenses.  The party with the right to take action pursuant to Section 9.2.2 will have the sole right to select counsel for any Action brought by it and will pay all expenses of such Action, including attorneys’ fees and court costs.  If required under applicable Legal Requirements in order for such party to initiate and/or maintain such Action, or if such party is unable to initiate or prosecute such Action solely in its own name or it is otherwise advisable to obtain an effective legal remedy, in each case, at such party’s request, the other party will join as a party to the Action and will execute and cause its Affiliates to execute all documents necessary for a party to initiate an Action to prosecute and maintain such Action.  In addition, at a party’s request, the other party will provide reasonable assistance in connection with such Action and the reasonable out-of-pocket expenses of the party providing assistance shall be reimbursed by the party requesting such assistance.

9.2.4.       Recoveries.  If a party obtains from a third party infringer, in connection with an Action brought pursuant to Section 9.2.2, any damages, license fees, royalties or other compensation (including any amount received in settlement of such Action), then any amounts recovered will first be applied to the

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

40

reimbursement of each party’s reasonable costs, expenses and legal fees, including amounts one party has reimbursed to the other.  The remaining balance shall be retained by Genzyme, but will be considered Net Sales and subject to Genzyme’s payment obligations under Article 4.  The party bringing such Action pursuant to Section 9.2.2 will bear all payments awarded against or agreed to be paid by such party pursuant to such Action, including any costs or expenses incurred that exceed the amounts recovered by such party.

9.2.5.       Notwithstanding the rights granted to Genzyme in Section 9.2 related to the enforcement of Licensed IP, such rights shall be subject to any and all limitations contained in any In-License Agreement related to the Intellectual Property licensed under such In-License Agreement.

9.3.          Claimed Infringement of Third Party Rights.

9.3.1.       Notice.  In the event that a third party at any time provides written notice of a claim to, or brings an Action against any party, or any of such party’s respective Affiliates or sublicensees, claiming infringement of its Patent Rights or unauthorized use or misappropriation of its Know-How, based upon the development, manufacture or commercialization of Licensed Products in the Territory (“Infringement Claim”), such party will promptly notify the other party of the Infringement Claim or the commencement of such action, suit or proceeding, enclosing a copy of the Infringement Claim and all papers served.  Each party agrees to make available to the other party its advice and counsel regarding the technical merits of any such claim at no cost to the other party and to offer reasonable assistance to the other party at no cost to the other party.

9.3.2.       Defense of Infringement Claim; Declaratory Judgment Actions.

(a)           As between Alcafleu and Genzyme, Genzyme will have the sole and exclusive right, but not the obligation, to control the defense of any Infringement Claim brought against Genzyme or any of its Affiliates or sublicensees arising out of the development, manufacture or commercialization of Licensed Products in the Territory.  As between Alcafleu and Genzyme, Alcafleu will have the sole and exclusive right, but not the obligation, to control the defense of any Infringement Claim brought against Alcafleu or any of its Affiliates or licensees (other than Genzyme) arising out of the development, manufacture or commercialization of Licensed Products in the Territory.  Neither party will settle any such Action in a manner that (i) admits that any Licensed Product infringes or misappropriates a third party’s Intellectual Property or (ii) agrees to any injunction or other equitable remedy binding the other party without obtaining the prior written consent of the other party, which consent will not be unreasonably withheld or delayed.  In addition, if applicable prior to the initiation of an Infringement Claim, either party has

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

41

the right, but not the obligation, to bring a declaratory judgment action relating to any third party Patent Right that such third party has alleged is infringed by the development, manufacture or commercialization of Licensed Products in the Territory; provided, however, neither party shall bring such declaratory judgment action without first consulting with the other party.

(b)           The party controlling the defense of an Infringement Claim or bringing a declaratory judgment action will have the sole and exclusive right to select counsel for such Infringement Claim or such declaratory judgment action.  The party controlling the defense of an Infringement Claim or bringing a declaratory judgment Action will keep the other party informed, and will from time to time consult with the other party regarding the status of any such Action and will upon request provide the other party with copies of all documents filed in, and all written communications relating to, any suit brought in connection with such Action.  The other party will also have the right to participate and be represented in any such Action, at its own expense.

9.4.          Other Infringement Resolutions.  In the event of a dispute or potential dispute that has not ripened into a demand or Action of the types described in Section 9.2 and Section 9.3 (e.g., Actions seeking declaratory judgments and revocation proceedings), the same principles governing control of the resolution of the dispute, consent to settlements of the dispute, and implementation of the settlement of the dispute will apply.  Each party will immediately notify the other party of any certification of which it becomes aware filed pursuant to 21 U.S.C. § 355(b)(2)(A) or § 355(j)(2)(A)(vii) (or any amendment or successor statute thereto) or declaratory judgment action filed by a third party claiming that a Licensed Patent is invalid or that infringement of such Licensed Patent will not arise from the development, manufacture, use or sale of any product by a third party.  The provisions of Section 9.2 will thereafter apply as if such third party were an infringer or suspected infringer.

9.5.          Diligence.  Genzyme shall, directly and through its Affiliates and sublicensees, to use commercially reasonable efforts to commercialize Fludara, Leukine and Campath, each as a whole, in the Major Market Countries in its approved indications.  For the purposes of this Section 9.5, “commercially reasonable efforts” means, with respect to the commercialization of each Licensed Product, at any given time as the case may be, efforts reasonably used by Genzyme or its Affiliates (giving due consideration to relevant industry standards) for Genzyme’s own products (including internally developed, acquired and in-licensed products) with similar commercial potential at a similar stage in their lifecycle (assuming continuing development of such product), taking into consideration their safety, tolerability and efficacy, [**], the extent of market exclusivity, patent protection, cost to develop the product, promotable claims, health economic claims, the approved indications and the regulatory and reimbursement structure involved.  This Section 9.5 shall have no further force or effect with respect to

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

42

each of Fludara, Leukine and Campath once Genzyme no longer has any obligation to make payments to Alcafleu with respect to Net Sales of such Licensed Product under this Agreement.

9.6.          Covenant in Support of License.  Covenant in Support of License.  Following the Closing, Alcafleu will not, and will cause its Affiliates not to, take any action that would cause any of the following representations to be false: Sections 6.4 (Non-Contravention) and 6.10.4 (Title).

10.           CONDITIONS TO GENZYME’S OBLIGATIONS AT THE CLOSING.

11.           [INTENTIONALLY OMITTED]

12.           TERMINATION.

12.1.        [Intentionally Omitted]

12.2.        [Intentionally Omitted]

12.3.        Termination by Alcafleu For Cause.

12.3.1.     [Intentionally Omitted]

12.3.2.     [Intentionally Omitted]

12.3.3.     [Intentionally Omitted]

12.3.4.     Survival of Sublicenses.

(a)           At the request of Genzyme, and subject to Alcafleu’s consent, which consent will not be unreasonably withheld, delayed, or conditioned, Alcafleu will enter into a written agreement with any Genzyme Sublicensee under which Alcafleu will commit that if this Agreement is terminated under Section 12.3 of the LAPA, Alcafleu will, subject to paragraph (b) below, provide such Sublicensee with a direct license on substantially the same terms as the Sublicensee has as a Sublicensee of Genzyme, so that the Sublicensee would be put in the same position as it was prior to the Agreement being terminated.

(b)           In the event the Agreement is terminated by Alcafleu under Section 12.3 of the LAPA, at the request of the Sublicensee and subject to Alcafleu’s consent, Alcafleu will extend such a direct license to the Sublicensee.  Alcafleu will not unreasonably deny such consent if (i) such Sublicensee (a) is in good standing and (b) is not an Affiliate of Genzyme; (ii) such direct license will not increase Alcafleu’s obligations; and

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

43

(iii) such direct license does not adversely affect Alcafleu’s and/or Bayer’s commercial interests.

12.3.5.     [Intentionally Omitted]

13.           INDEMNIFICATION.

Any indemnification for claims or losses hereunder shall be governed by Article 13 of the LAPA.

13.1.        [Intentionally Omitted]

13.2.        [Intentionally Omitted]

13.3.        [Intentionally Omitted]

13.4.        [Intentionally Omitted]

13.5.        [Intentionally Omitted]

13.6.        [Intentionally Omitted]

13.7.        [Intentionally Omitted]

13.8.        [Intentionally Omitted]

13.9.        [Intentionally Omitted]

13.10.      Disclaimer.  EACH PARTY MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OTHER THAN THOSE EXPRESSLY MADE IN THIS AGREEMENT.  ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ARE HEREBY DISCLAIMED.

14.           TAX MATTERS

14.1.        Tax Sharing Agreements.  All Tax sharing agreements or similar agreements and all powers of attorney that relate in any way to the Business-Specific Licensed IP or the Shared Licensed IP (with regard to the Shared Licensed IP, to the extent they would affect Genzyme’s rights to such Shared Licensed IP under this Agreement) will be terminated prior to the Closing or amended so that they no longer apply to the Business-Specific Licensed IP or the Shared Licensed IP (with regard to the Shared Licensed IP, to the extent they would affect Genzyme’s rights to such Shared Licensed IP under this Agreement) and, after the Closing, no such agreement or power of attorney will have any effect on the Business-Specific Licensed IP or the Shared

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

44

Licensed IP (with regard to the Shared Licensed IP, to the extent they would affect Genzyme’s rights to such Shared Licensed IP under this Agreement) or the Business.

14.2.        Certain Taxes and Fees.  Subject to Section 4.3.5,  and except as otherwise provided in the Purchase and Sale Agreement, all transfer, documentary, sales, use, stamp, registration, excise and other similar Taxes (but excluding income Taxes), and any conveyance fees or recording charges incurred in connection with the Contemplated Transactions, will be [**].  Alcafleu and/or Bayer will file (or caused to be filed) all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges and, if required by applicable law, Genzyme will (and will cause its Affiliates to) join in the execution of any such Tax Returns and other documentation.

14.3.        [Intentionally Omitted]

14.4.        Tax Record Retention; Cooperation on Tax Matters.  Each of Genzyme, Alcafleu and their respective Affiliates will retain all Tax records relating to the Business-Specific Licensed IP or the Shared Licensed IP (with regard to the Shared Licensed IP, to the extent they would affect Genzyme’s rights to such Shared Licensed IP under this Agreement) until the expiration of the applicable statute of limitations (including any extensions thereof).  Genzyme, Alcafleu and their respective Affiliates will cooperate fully, as and to the extent reasonably requested by the other party, in connection with any Tax matters relating to the Alcafleu Business, the Business-Specific Licensed IP or the Shared Licensed IP (with regard to the Shared Licensed IP, to the extent they would affect Genzyme’s rights to such Shared Licensed IP under this Agreement) (including by the provision of reasonably relevant records or information).  The party requesting such cooperation will pay the reasonable out-of-pocket expenses of the other party.

14.5.        Apportionment of Ad Valorem Taxes.

14.5.1.     All real property taxes, personal property taxes, and similar ad valorem obligations levied with respect to the Business-Specific Licensed IP or the Shared Licensed IP (with regard to the Shared Licensed IP, to the extent it would affect Genzyme’s rights to such Shared Licensed IP under this Agreement) for a taxable period that includes (but does not end on) the Closing Date (collectively, the “Apportioned Taxes”) will be apportioned between Alcafleu and/or Bayer and Genzyme (or, as appropriate, their respective Affiliates) based on the number of days of the taxable period prior to the Closing Date and the number of days in the full taxable period.  Alcafleu, or, as appropriate, its Affiliates, will be liable for the proportionate amount of Apportioned Taxes attributable to days before or on the Closing Date and Genzyme, or, as appropriate, its Affiliates, will be liable for the proportionate amount attributable to days after the Closing Date.

14.5.2.     Apportioned Taxes will be timely paid, and all applicable filings, reports and returns will be filed as provided by applicable Legal Requirements.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

45

The paying party will be entitled to reimbursement from the non-paying party in accordance with Section 14.5.1.  Upon payment of Apportioned Taxes, the paying party will present a statement to the non-paying party setting forth the amount of the reimbursement to which the paying party is entitled under Section 14.5.1 together with such supporting evidence as is reasonably necessary to calculate the amount to be reimbursed.  The non-paying party will reimburse the paying party no later than [**] Business Days after the presentation of  the statement.  Any payment not made within that time will bear interest from the payment due date until, but excluding, the date of the payment at an annual rate equal to the Prime Rate as published in The Wall Street Journal, East Coast Edition, in effect from time to time during the applicable period.  Such interest will be payable at the same time as the payment to which it relates and will be calculated daily on the basis of a year of 365 days without compounding.

14.6.        Assignment of Agreement.  The parties agree that if a party’s assignment of this Agreement or any of its rights, interests or obligations hereunder (or any other designation of another person to perform any payment obligation of the party) creates any additional Tax obligations or Tax Liabilities for the non-assigning party or its Affiliates (including any new or increased Tax withholding obligation by the assigning party or any of its Affiliates on payments made under this Agreement), the assigning party will reimburse the non-assigning party or its Affiliates for any such additional Tax obligations or Liabilities created by the assignment, and shall gross-up the non-assigning party or its Affiliate for additional Taxes resulting from reimbursements, until the non-assigning party or its Affiliates is made whole.  In the case of a new or increased Tax withholding obligation, the assigning party shall pay to the non-assigning party or its Affiliate the full amount of the payment that would have been due prior to the new or increased withholding obligation, and the assigning party shall nevertheless be responsible to withhold and pay the amount to required by applicable Legal Requirements to the appropriate Governmental Authority.  The reimbursement, gross-up and payment obligations pursuant to this Section 14.6 will be reduced by any Tax benefit actually received by the non-assigning party or its Affiliates (whether in the year of payment or a future period).

15.           MISCELLANEOUS

15.1.        Notices.  All notices, requests, demands, claims and other communications required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be delivered, given or otherwise provided:

(a)           by hand (in which case, it will be effective upon delivery);

(b)           by facsimile (in which case, it will be effective upon receipt of confirmation of good transmission); or

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

46

(c)           by overnight delivery by a nationally recognized courier service (in which case, it will be effective on the Business Day after being deposited with such courier service);

in each case, to the address (or facsimile number) listed below:

•	If to Alcafleu, to it at:

Alcafleu Management GmbH & Co KG
Lilienthalstraße Nr. 4
15732 Schönefeld, Ortsteil Waltersdorf
Germany

Telephone number:
Facsimile number:
Attention:

•	with a copy to:

Fulbright & Jaworski L.L.P.
801 Pennsylvania Avenue, NW
Washington, DC 20004

	Telephone number:	202-662-0200
	Facsimile number:	202-662-4643
	Attention:	Marilyn Mooney, Esq.

•	If to Genzyme, to it:

Genzyme Corporation
500 Kendall Square
Cambridge, MA 02142

	Telephone number:	617-252-7500
	Facsimile number:	617-252-7600
	Attention:	President, Oncology and Multiple Sclerosis

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

47

•	with a copy to:

Genzyme Corporation
500 Kendall Square
Cambridge, MA 02142

	Telephone number:	617-252-7500
	Facsimile number:	617-252-7600
	Attention:	General Counsel

Each of the parties to this Agreement may specify different address or facsimile number by giving notice in accordance with this Section 15.1 to each of the other parties hereto.

15.2.       Succession and Assignment.  Subject to subsections (a) through (g) below, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, each of which such successors and permitted assigns will be deemed to be a party hereto for all purposes hereof.

(a)           No party may assign, delegate or otherwise transfer either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties.

(b)           Notwithstanding subsection (a) each party, upon providing the other parties written notice, may without the consent of the other parties, (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates, (ii) designate one or more of its Affiliates to perform its obligations hereunder, in each case, so long as the assigning party is not relieved of any Liability hereunder and so long as any such Affiliate remains such party’s Affiliate; provided, however, that such Affiliate assignee(s) provide the other parties with written acknowledgement of and agreement to the assigning party’s obligations under the Agreement that were assigned to it; and provided further, however, that subject to the rights of Alcafleu under Section 8.7 of the Partnership Agreement of Alcafleu, Alcafleu shall not assign this Agreement to any Affiliate without the prior written approval of Genzyme.

(c)           Notwithstanding Subsection (a), Genzyme, upon providing Alcafleu prior written notice, may without the consent of Alcafleu, assign and delegate to a third party the licenses to the Business-Specific Licensed IP granted in Section 2.1.1(a), and all rights and obligations related to the Business-Specific Licensed IP, so long as Genzyme is not relieved of any Liability hereunder and such assignment is a Qualified Assignment.

(d)           Notwithstanding Subsection (a), and subject to the restrictions in the Partnership Agreement of Alcafleu and the

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

48

Sharedholders Agreement dated as of May 29, 2009 among Bayer, Genzyme and Genzyme Luxembourg S.a.r.l. related to Alcafleu, each party (or its permitted successive assignees or transferees hereunder), upon providing the other parties prior written notice, may without the consent of the other parties, assign or transfer this Agreement as a whole to an entity that succeeds to all or substantially all of the business or assets of such party or in the case of Genzyme, substantially all of the Licensed Products, in each case, so long as the assigning party is not relieved of any Liability hereunder and such assignment is a Qualified Assignment.

(e)           For the purposes of this Agreement, a “Qualified Assignment” means any transaction that:

(i)            is made in compliance with applicable Legal Requirements, including securities, tax and corporation laws;

(ii)           includes the assignee’s written acknowledgement of and agreement to all of the assigning party’s obligations under the Agreement;

(iii)          is made to an assignee that is, and will be after giving effect to the relevant assignment will be, Solvent;

(iv)          is made to an assignee that is not subject at the time of such assignment to any order, decree or petition providing for (A) the winding-up or liquidation of such Person, (B) the appointment of a receiver over the whole or part of the assets of such Person or (C) the bankruptcy or administration of such Person; and

(v)           is not a voidable fraudulent conveyance; and

(vi)          has been made in compliance with Section 14.6.

(f)            Notwithstanding subsections (e)(i) through (v) above, (i) subject to the restrictions in the Partnership Agreement of Alcafleu and the Shareholders Agreement dated as of May 29, 2009 among Bayer, Genzyme and Genzyme Luxembourg S.a.r.l related to Alcafleu, each party may at any time assign its rights, interests and obligations provided for hereunder to any Person by merger or (ii) with the prior written consent of the other parties.

(g)           For purposes of this Section 15.2, “Solvent” means, with respect to any Person as on any date of determination, that as of such date, (i) the value of the assets of such Person is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

49

Person, (ii) such Person is able to pay all liabilities of such Person as such liabilities mature and (iii) such Person does not have unreasonably small capital.  In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represent the amount that can reasonably be expected to become an actual or matured liability.  In computing the value of the assets of a Person, the value shall be determined in the context of current facts and circumstances affecting such Person.

15.3.       Amendments and Waivers.  No amendment or waiver of any provision of this Agreement will be valid and binding unless it is in writing and signed, in the case of an amendment, by each party hereto, or in the case of a waiver, by the party against whom the waiver is to be effective.  No waiver by any party of any breach or violation or, default under or inaccuracy in any representation, warranty, agreement or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation, default of, or inaccuracy in, any such representation, warranty, agreement or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.  No delay or omission on the part of any party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof.

15.4.       Entire Agreement.  This Agreement, together with the LAPA, other Ancillary Agreements and any documents, instruments and certificates explicitly referred to herein, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, with respect thereto.

15.5.       Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument.  This Agreement will become effective when duly executed by each party hereto.

15.6.       Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  In the event that any provision hereof would, under applicable Legal Requirements, be invalid or unenforceable in any respect, each party hereto intends that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable Legal Requirements.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

50

15.7.       Headings.  The headings contained in this Agreement are for convenience purposes only and will not in any way affect the meaning or interpretation hereof.

15.8.       Construction.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  The parties intend that each representation, warranty and covenant contained herein will have independent significance.  If any party has breached or violated, or if there is an inaccuracy in, any representation, warranty, agreement or covenant contained herein in any respect, the fact that there exists another representation, warranty, agreement or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached or violated, or in respect of which there is not an inaccuracy, will not detract from or mitigate the fact that the party has breached or violated, or there is an inaccuracy in, the first representation, warranty, agreement or covenant.  Provisions in this Agreement relating to jurisdiction, venue, governing law or other aspects of dispute resolution that expressly refer to the negotiation or performance of this Agreement are not intended to alter the application of principles under New York law relating to the construction or interpretation of contracts.

15.9.       Governing Law.  Except as otherwise expressly provided for in this Agreement, this Agreement, the rights of the parties and all Actions arising in whole or in part under or in connection with this Agreement or the negotiation or performance hereof, will be governed by and construed in accordance with the domestic substantive laws of the State of New York, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

15.10.     Dispute Resolution.

15.10.1. Prior to initiating arbitration, Genzyme and Alcafleu will negotiate in good faith to resolve, pursuant to the procedures described in Section 15.10.2, any dispute, controversy, difference or Action asserted by Alcafleu against Genzyme or by Genzyme against Alcafleu arising out of or related to this Agreement or the negotiation or performance hereof (a “Claim”).  Notwithstanding the foregoing, either party may apply to any court having jurisdiction pursuant to Section 15.12 without negotiating to resolve the Claim pursuant to Section 15.10.2 with respect to any Action seeking preliminary or emergency injunctive relief in accordance with Section 15.11.11 or any Action seeking equitable relief as contemplated by Section 15.13.

15.10.2. Alcafleu or Genzyme may give the other party written notice of a Claim not resolved in the normal course of business (“Notice of Dispute”).  Within [**] Business Days after delivery of such Notice of Dispute, executives of Alcafleu and Genzyme who have authority to settle the Claim shall

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

51

agree to meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to such parties.  If the Claim has not been resolved within [**] days of the first meeting of such executives (or, if the parties are unable to mutually agree upon an acceptable time and place to meet, within [**] days of the disputing party’s Notice of Dispute), Genzyme or Alcafleu may, by notice to the other party (“Dispute Escalation Notice”), refer the Claim to the respective officers of the parties designated below.

For Alcafleu:	Chairman of the Board of Management,
Bayer Schering Pharma AG

For Genzyme:	Chief Executive Officer

Such officers shall negotiate in good faith to resolve the Claim in a manner satisfactory to Genzyme and Alcafleu within [**] days of the Dispute Escalation Notice.  In the event the Claim is not resolved within such [**] day period, either party may initiate arbitration pursuant to Section 15.11.

15.11.     Arbitration.

15.11.1. Subject to Sections 15.10.1 and 15.10.2, any Claim required pursuant to Section 15.10.1 to be negotiated pursuant to Section 15.10.2, or any other claim or dispute that the parties agree in writing to arbitrate, shall be settled by arbitration administered by the American Arbitration Association in accordance with the then current Commercial Rules of the American Arbitration Association including the Procedures for Large, Complex Commercial Disputes (including the Optional Rules for Emergency Measures of Protection) (“AAA Rules”), except that any such arbitration must be conducted in accordance with the remainder of this Section 15.11.  Except as expressly limited by Section 15.11.7, the arbitrators shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a disputed matter.

15.11.2. Number and Selection of Arbitrators.  The number of arbitrators shall be three (3), who shall be selected as follows:  each of Alcafleu, on the one hand, and Genzyme on the other hand, shall choose one (1) arbitrator within [**] Business Days of either initiating or receiving notice of an arbitration (as the case may be), and those party-appointed arbitrators shall unanimously select one (1) chairman arbitrator within [**] Business Days of the appointment of the last party-appointed arbitrator, who shall be a lawyer admitted to practice in New York for at least fifteen (15) years, and who is experienced with disputes in merger and acquisition transactions (“Qualifications”).  If the party-appointed arbitrators are unable to agree upon the selection of the third arbitrator within [**] Business Days of the appointment of the last party appointed arbitrator, such

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

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chairman arbitrator shall be selected by the AAA within [**] Business Days and shall have Qualifications.

15.11.3. Place and Language of Arbitration.  The place of arbitration shall be New York, New York, at a suitable venue to be agreed by the parties and arbitrators within [**] Business Days of the appointment of the chairman arbitrator.  The proceedings shall be conducted in the English language.

15.11.4. Binding Decision.  The decision and award of the arbitral tribunal shall be made by majority decision and shall be final, nonappealable and binding on the parties hereto and their successors and assigns.  The arbitral award shall be accompanied by a reasoned opinion.

15.11.5. Allocation of Costs.  The decision and award of the arbitral tribunal shall include a decision regarding the allocation of costs relating to any such arbitration.  For purposes of this subsection, “costs” shall include reasonable attorneys’ fees and reasonable experts’ fees actually incurred with respect to the arbitration proceeding.

15.11.6. Interest.  The arbitral award may include both pre-and post-award interest, at a rate to be determined by the arbitral tribunal.

15.11.7. Limitation of Damages.  The arbitral tribunal shall be empowered to award damages only to the extent of actual damages suffered, and only to the extent consistent with Section 13.7 of the LAPA.

15.11.8. Period for Arbitration.

(a)           The arbitration shall be completed no later than [**] after the selection of the chairman arbitrator, unless the chairman arbitrator determines, at the request of any party or on his or her own initiative, that such time period should be extended, in which case such time period may not be extended beyond an additional [**] months.

(b)           Notwithstanding any provision of the AAA Rules: (i) each of Genzyme and Alcafleu shall be permitted to serve up to twenty (20) interrogatories, and to take at least five (5) depositions of the other party, in addition to exchange of documents, exhibits and information as provided for in the AAA Rules, on dates and locations to be mutually agreed upon (or, failing such agreement, as the chairman arbitrator shall select after hearing from the parties); (ii) any documents not in English that are produced by a party shall be accompanied by a translation into English, which translation shall not be binding upon the other party or the arbitrators; (iii) each of Genzyme and Alcafleu covenant and agree that it shall produce documents, information, and deposition and hearing witnesses, as required by this Section 15.11.8 and as otherwise required by

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

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the AAA Rules; and (iv) subpoenas to non-parties, for production of documents and/or for testimony, shall be issued at the request of a party, up to ten (10) subpoenas per party.  The parties will make their respective employees, and will use commercially reasonable efforts to make their former employees, available for depositions and hearing testimony as requested by the other parties.

15.11.9. Enforcement of Judgment.  Judgment on the arbitral award may be entered in any court having jurisdiction thereof.

15.11.10.               Confidentiality.  Except as required by Legal Requirements or as required for recognition and enforcement of the arbitral decision and award, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the parties.  Any documents submitted to the arbitrators shall be kept confidential and shall not be disclosed, except that any such documents may be disclosed in connection with any Action to collect the award, or if any such documents are discoverable or admissible in any Action in court contemplated by this Agreement.

15.11.11.               Enforcement; Interim Measures; Equitable Relief.  Notwithstanding the provisions of Section 15.11, each party may apply to any court having jurisdiction pursuant to Section 15.12.1 (a) to enforce the arbitration provisions of this Agreement, (b) to seek provisional injunctive relief so as to maintain the status quo (including, but not limited to, maintaining the confidentiality of any arbitration proceedings and non-public information) until the final arbitration award is rendered and is finally judicially confirmed if challenged judicially, or the dispute is otherwise resolved, or (c) to seek equitable relief as contemplated by Section 15.13.

15.12.     Jurisdiction; Venue; Service of Process.

15.12.1. Jurisdiction.  Subject to the provisions of Sections 15.10.1, 15.11 and 15.13, each party to this Agreement, by its execution hereof, unless otherwise prohibited by applicable Legal Requirements (a) hereby irrevocably submits to the exclusive jurisdiction of the state courts of the State of New York in the Borough of Manhattan and to the United States District Court for the Southern District of New York for the purpose of any Action between the parties arising in whole or in part under or in connection with this Agreement or the negotiation or performance hereof, (b) hereby waives and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

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some other proceeding in any court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (c) to the extent that an Action can be commenced in a court and not an arbitration, agrees not to commence any such Action in any court other than before one of the above-named courts.  Notwithstanding the previous sentence, a party may commence any Action in a court other than the above-named courts (i) for the purpose of enforcing an order or judgment issued by one of the above-named courts and (ii) for the purposes of asserting a cross-claim, counterclaim, third party action or similar forms of action for indemnification under this Agreement in any Action commenced by the other parties (subject to this Section 15.12.1), by any third party, or by any Governmental Authority.

15.12.2. Venue.  Each party waives any claim and will not assert that venue should properly lie in any other location within the selected jurisdiction.

15.12.3. Service of Process.  Each party hereby (a) consents to service of process in and commencement of any arbitration as permitted under the AAA Rules; (b) consents to service of process in any Action between the parties arising in whole or in part under or in connection with this Agreement in any manner permitted by New York law, (c) agrees that service of process made in accordance with clause (a) or (b) or made pursuant to Section 15.1, will constitute good and valid service of process in any Action and (d) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any Action any claim that service of process made in accordance with clause (a), (b) or (c) does not constitute good and valid service of process.

15.13.     Specific Performance.  Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated.  Accordingly, each of the parties agrees that, without posting a bond or other undertaking, the other parties may seek an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any Action instituted in any court specified in Section 15.12.1 or in an arbitration proceeding pursuant to Section 15.11.  An Action for specific performance as provided herein shall not preclude a party from pursuing any other remedy to which such party may be entitled, at law or in equity, in accordance with the terms of this Agreement.  Each party further agrees that, in the event of any Action for specific performance in respect of such breach or violation, it will not assert that the defense that a remedy at law would be adequate provided, however, each party also agrees that any party can assert any other defense it may have other than the defense of adequate remedy at law.  The provisions of this Section 15.13 shall not apply to any Action based upon any Section of this Agreement where the remedy sought is the payment of money.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

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15.14.     Waiver of Jury Trial.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE NEGOTIATION OR PERFORMANCE HEREOF OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.  THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS AND THAT ANY SUCH TRIAL WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

15.15.     Certain Rules of Construction.  Except as otherwise explicitly specified to the contrary, (a) references to a Section, Article, Exhibit or Schedule means a Section or Article of, or Schedule or Exhibit to this Agreement, unless another agreement is specified, (b) the word “including” will be construed as “including without limitation,” (c) references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case as amended or otherwise modified from time to time, (d) words in the singular or plural form include the plural and singular form, respectively, (e) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement and (f) the words “shall” and “will” will have the same meaning.

15.16.     Third Party Beneficiaries.  Bayer shall be considered a third party beneficiary of this Agreement.  Except as specifically provided herein, all rights, benefits and remedies under this Agreement are solely intended for the benefit of Genzyme and Alcafleu, and no third party shall have any rights whatsoever to (i) enforce any obligation contained in this Agreement; (ii) seek a benefit or remedy for any breach of this Agreement; or (iii) take any other action relating to this Agreement under any legal theory, including but not limited to, actions in contract, tort (including but not limited to negligence, gross negligence and strict liability), or as a defense, setoff or counterclaim to any action or claim brought or made by the parties.

[Remainder of Page is Intentionally Blank.]

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

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IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as an agreement under seal as of the date first above written.

ALCAFLEU MANAGEMENT GMBH & CO. KG

By:	/s/ Michael Fredrich
Name: Michael Fredrich
Title: Managing Director

By:	/s/ Wolfgang Abmus
Name: Wolfgang Abmus
Title: Managing Director

GENZYME CORPORATION

By:	/s/ Earl M. Collier
Name: Earl M. Collier
Title: Executive Vice President

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

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